Exhibit 2.1

Execution Version

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

BUSINESS COMBINATION AGREEMENT

by and between

IB Acquisition Corp.

and

GNQ Insilico Inc.

dated as of March 16, 2026

- i -

- ii -

Exhibits

- iii -

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of March 16, 2026 (this “Agreement”), is made and entered into by and between IB Acquisition Corp., a Nevada corporation (“SPAC”), and GNQ Insilico Inc., a corporation formed under the federal laws of Canada (the “Company”).

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Arrangement Effective Time, pursuant to the Plan of Conversion set forth in Section 6.14 (the “Plan of Conversion”) and subject to the other terms and conditions of this Agreement, SPAC shall convert from a Nevada corporation to a Delaware corporation in accordance with Section 265 of the DGCL and NRS 92A.105 and NRS 92A.205 (the “Conversion”);

WHEREAS, concurrently with the Conversion, SPAC shall (a) file a certificate of incorporation with the Secretary of State of the State of Delaware in a form mutually agreed to by the parties hereto (the “SPAC Charter Upon Conversion”); and (b) adopt bylaws in a form mutually agreed to by the parties hereto (the “SPAC Bylaws Upon Conversion”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company and SPAC desire to enter into a business combination transaction pursuant to which, among other things, by means of an Arrangement pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”) involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) the Company Electing Shareholders will exchange their respective Company Common Shares for ExchangeCo Exchangeable Shares (and, pursuant to a separate subscription, and the SPAC Certificate of Designation, will indirectly, pursuant to the Voting and Exchange Agency Agreement, subscribe for the SPAC Special Voting Share for par value (the “SPAC Special Voting Share Subscription”)), (b) the Company Non-Electing Shareholders will exchange their respective Company Common Shares for shares of SPAC Class A Common Stock (the “Company U.S. Shareholder Exchange” and, together with the other exchanges and subscriptions described in clauses (a) and (b) the “Share Exchanges”), (c) the Company Options shall be exchanged for Replacement Options, (d) the Company Convertible Notes shall be automatically converted into Company Common Shares immediately prior to the Arrangement Effective Time, (e) the Company Warrants shall be exchanged for shares of SPAC Class A Common Stock (the “Company Warrants Exchange”), (f) following the Share Exchanges, SPAC will contribute any Company Common Shares held by it to CallCo in exchange for all of the CallCo Common Shares, and (g) following the contribution described in the immediately preceding clause (h), CallCo will contribute any Company Common Shares held by it to ExchangeCo in exchange for ExchangeCo Common Shares;

WHEREAS, prior to the Closing, SPAC, the Company and the Key Company Shareholders will enter into a voting and support agreement in the form attached hereto as EXHIBIT C (the “Shareholder Support Agreement”) pursuant to which, among other things, the Key Company Shareholders (a) will not transfer, and will vote, their Company Common Shares in favor of the Company Arrangement Resolution and any other resolutions necessary to effect this Agreement, the Plan of Arrangement and the other Transactions, and (b) will not exercise, and will waive, rights in respect of Dissent Rights;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is receiving an initial amount of $250,000 of the Bridge Financing, which is being arranged by SPAC and I-B Good Works 4, LLC (the “Sponsor”), with the remainder to also be arranged by the SPAC and Sponsor prior to Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and the Sponsor have entered into a Sponsor Support Agreement in the form attached hereto as EXHIBIT D (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (a) will not transfer, and will vote, its shares of SPAC Capital Stock or any additional shares of SPAC Capital Stock it acquires prior to the SPAC Stockholder Meeting in favor of this Agreement and each of the Transaction Proposals, (b) will not redeem any shares of SPAC Capital Stock in connection with the Transactions, and (c) waives its anti-dilution rights under the SPAC Charter;

WHEREAS, prior to the Closing, SPAC and certain holders of Company Securities will enter into a lock-up agreement in the form attached hereto as EXHIBIT E (the “Lock-Up Agreement”) pursuant to which, among other things, such holders of Company Securities will not sell, for the period set forth in the Lock-Up Agreement, the shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares (as applicable) that they will receive in the Transactions or upon exercise of any Replacement Options;

WHEREAS, at the Closing, the Registration Rights Agreement (the “Original RRA”), dated March 25, 2024, by and among SPAC, Sponsor and the other stockholders of SPAC party thereto, will be amended and restated substantially in the form attached hereto as EXHIBIT F (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, SPAC will agree to provide the Key Company Shareholders and the other Persons party to the Original RRA with certain registration rights;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that for the Plan of Conversion, the Conversion and other transaction contemplated by this Agreement are advisable, fair to and in the best interests of SPAC and its stockholders, (b) adopted, approved and declared advisable this Agreement , the Plan of Conversion, the Conversion and the other Transactions, in accordance with the requirement of the NRS, (c) directed that this Agreement, the Plan of Conversion and the Conversion be submitted to the stockholders of SPAC for adoption and approval, and (d) determined to recommend to its stockholders the approval and adoption of this Agreement, the Plan of Arrangement, the Conversion and the Transactions contemplated hereby and thereby (the “SPAC Board Recommendation”), and, as of the date of this Agreement, none of such resolutions has been amended, rescinded or modified;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Arrangement is in the best interests of the Company, and that it is fair to, advisable for and in the best interests of the Company and its shareholders to enter into this Agreement, to undertake the Conversion and to consummate the Transactions, and (b) approved this Agreement and Conversion and agreed to recommend that eligible Company Shareholders vote in favor of the Company Arrangement Resolution to be approved by the Company Shareholders at the Company Shareholders Meeting, on the terms and subject to the conditions contained in this Agreement; and

WHEREAS, for U.S. federal (and, as applicable, state and local) income tax purposes, (i) it is intended that the Conversion will (A) be completed prior to the transactions described in (ii) and (B) qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated under Section 368 of the Code and (ii) it is expected that the Company U.S. Shareholder Exchange, and the PIPE Investments, taken together, would qualify as an exchange under Section 351 of the Code (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“2026 TCV Threshold” means Total Contract Value Revenues of the GNQ Companies of at least $100,000,000 for the fiscal year ended December 31, 2026.

“Acquisition Proposal” means, as to the Company or SPAC, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any take-over bid, issuer bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, amalgamation, consolidation, share exchange, business combination, arrangement, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person, whether through one or more intermediaries or otherwise.

“Alternative Transaction” means, (i) as to the Company, a transaction (other than any Transaction and except for (w) the issuance of Company Common Shares upon the exercise or conversion of Company Convertible Notes, Company Options or the Company Warrants, (x) repurchases of Company Common Shares acquired upon the exercise of equity interests in the Ordinary Course in connection with a termination of employment or other services, and (y) grants of the options permitted to be granted under Section 5.2(i) concerning the sale or transfer of (a) all or any material part of the business or assets of the GNQ Companies, taken as a whole, or (b) any of the Company Common Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any GNQ Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to SPAC, a transaction (other than any Transaction, including any issuance of additional shares of SPAC Class A Common Stock pursuant to Section 5.1) involving the issuance, sale or transfer of SPAC Class A Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and for certainty, any Business Combination other than the Transactions.

“Ancillary Agreements” means, collectively, (i) the Plan of Arrangement, (ii) the Shareholder Support Agreement, (iii) the Sponsor Support Agreement, (iv) the Lock-Up Agreement, (v) the PIPE Subscription Agreements, (vi) the SPAC Charter Upon Conversion, (vii) the SPAC Bylaws Upon Conversion; (viii) the New SPAC Governing Documents, (ix) the CallCo Governing Documents, (x) the ExchangeCo Governing Documents (xi) the New Company Governing Documents, (xii) the Incentive Plan, (xiii) the Amended and Restated Registration Rights Agreement, and (xiv) the Voting and Exchange Agency Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the Corruption of Foreign Public Officials Act (Canada), U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Arrangement” means an arrangement under Section 192 of the CBCA involving the parties hereto, on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments, supplements or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or as may be required by the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Consideration” means the sum of $500,000,000 (five hundred million U.S. dollars) plus any amount paid under the Revenue Earnout or the Share Price Earnout.

“Arrangement Effective Time” means 12:01 a.m. (Eastern Time) on the Closing Date, or such other time on the Closing Date as the parties hereto agree to in writing before the Closing Date.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and substance satisfactory to the Company and SPAC, each acting reasonably.

“Articles of Conversion” means the articles of conversion of SPAC to be filed with the Secretary of State of the State of Nevada in connection with the Conversion, in form and substance reasonably acceptable to SPAC and the Company.

“Bridge Financing” means the debt financing of the Company arranged by SPAC and Sponsor pursuant to which the Company has issued (concurrently with the execution and delivery of this Agreement) convertible notes (the “Company Convertible Notes”) in substantially the form attached hereto as EXHIBIT N and certain warrants in the Company for initial gross cash proceeds of $250,000 and may issue additional Company Convertible Notes for aggregate gross cash proceeds up to $2.0 million as set forth in the Company Convertible Notes and as described in that certain Letter Agreement, dated of even date herewith, between SPAC and the Company, which Company Convertible Notes shall, upon the earlier to occur of the Closing and the maturity date, at each holder’s election, either (a) convert into Company Common Shares immediately prior to the Arrangement Effective Time and be treated in accordance with Section 2.10(d), or (b) be repaid in cash by the Company.

“Bridge Warrants” means the common share purchase warrants to purchase Company Common Shares issued in connection with the Bridge Financing.

“Business Combination” has the meaning set forth in Article II of the Existing SPAC Charter.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario, are authorized or required by Law to close.

“CallCo” means GNQ Call Inc., a newly formed corporation formed by SPAC under the laws of the Province of Ontario as a direct subsidiary of SPAC.

“CallCo Common Shares” means common shares in the capital of CallCo.

“CallCo Governing Documents” means the articles of incorporation of CallCo and the by-laws of CallCo, each to be adopted before the date of this Agreement in connection with the formation of CallCo (and each in form and substance reasonably acceptable to the Company and SPAC), as the same may be further amended and/or restated from time to time with the consent of the Company and SPAC.

“Cash and Cash Equivalents” means (a) U.S. dollars or Canadian dollars, including all money held in checking or savings accounts or held as demand deposits, and (b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States or Canada, as applicable), in each case maturing within one year from the date of this Agreement.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Certificate of Conversion” means the certificate of conversion of SPAC to be filed with the Secretary of State of the State of Delaware in connection with the Conversion pursuant to Section 265 of the DGCL, in form and substance reasonably acceptable to SPAC and the Company.

“Change of Control Event” means any of the following events or series of related events occurring following the Closing: (1) any “Person” or “Group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act, but not including SPAC, GNQ or their Subsidiaries, and as used herein “Person” or “Group”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) or otherwise acquires control, directly or indirectly, of securities of SPAC, any Subsidiary of SPAC directly or indirectly owning all or substantially all of the assets of SPAC and its Subsidiaries, taken as a whole, or a direct or indirect parent thereof (each a “SPAC Entity”) representing fifty percent (50%) or more of the voting power of the outstanding securities of (or, if such SPAC Entity does not have voting securities, fifty percent (50%) or more of the ownership interest representing the right to make decisions for) a SPAC Entity, (2) the acquisition by any Person or Group in any manner of the ability to elect, or to control the election, of a majority of the members of the board of directors (or similar governing body) of any SPAC Entity; (3) the merger of a SPAC Entity into another entity or vice versa, in any such case with the result that the ultimate beneficial owners of such SPAC Entity’s outstanding securities immediately prior to such transaction do not beneficially own securities representing more than fifty percent (50%) of such SPAC Entity’s or the surviving company’s or the direct or indirect parent’s, as applicable, voting power after the consummation of such transaction, or (4) any SPAC Entity sells, assigns or transfers in one or a series of related transactions, all or substantially all of the assets of SPAC and its Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of SPAC if substantially all of the assets of SPAC and its Subsidiaries taken as a whole are held by such Subsidiaries, except where such sale, assignment or transfer is to a wholly-owned subsidiary of SPAC.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Arrangement Resolution” means a special resolution of the holders of Company Common Shares, voting as a single class on an as-converted to Company Common Shares basis, in respect of the Arrangement to be considered at the Company Shareholders Meeting, substantially in the form attached hereto as EXHIBIT J.

“Company Articles” means the articles of incorporation of the Company, dated August 30, 2023, as amended and/or restated from time to time.

“Company Benefit Plan” means each compensation or benefits plan, policy, program, or arrangement and each other stock purchase, stock option, restricted stock, profit sharing, pension, retirement, savings, severance, retention, employment, consulting, commission, change-of-control, vacation, holiday pay, paid time off, employee loan, educational assistance, bonus, incentive, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, disability, accident, sick pay, sick leave, termination, severance and other benefit plan, policy, program or arrangement, whether oral or written, insured or self-insured, registered or unregistered, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any of the GNQ Companies on behalf of current or former employees, officers, individual independent contractors or directors of any of the GNQ Companies or their spouses, beneficiaries or dependents, or under which any of the GNQ Companies has or could reasonably be expected to have any material liability, contingent or otherwise, other than any such plan, policy, program or arrangement sponsored by a Governmental Authority.

“Company Bylaws” means By-Law No. 1 of the Company dated August 30, 2023 and By-Law No. 2 of the Company dated January 30, 2026, each as may be amended and/or restated from time to time.

“Company Closing Cash” means (a) all Cash and Cash Equivalents of the GNQ Companies as of the Reference Time less (b) any indebtedness for borrowed money incurred by the GNQ Companies that has not been repaid as of the Closing and in each case as determined in accordance with IFRS; provided, that, for purposes of the definition of “Arrangement Consideration,” in no event will the Company Closing Cash be less than $0 (zero dollars). For the avoidance of doubt, Company Closing Cash will be calculated to include uncleared checks, wires and drafts received or deposited by the GNQ Companies and to exclude issued but uncleared checks, wires and drafts written, sent or issued by the GNQ Companies, in each case, before and as of the Reference Time.

“Company Common Shares” means the common shares in the capital of the Company.

“Company Electing Shareholder” means an Eligible Canadian Shareholder who has duly elected, in accordance with the Plan of Arrangement, to receive ExchangeCo Exchangeable Shares in exchange for his, her or its Company Common Shares pursuant to the Plan of Arrangement.

“Company Exchange Ratio” means the quotient obtained by dividing 50,000,000 by the Fully-Diluted Company Common Shares. For the avoidance of doubt, the Company Exchange Ratio shall be applied to determine adjustments to the number of shares and exercise price for assumed Company Options under Section 2.10(c), and shall not be used to include unvested options in the allocation of Arrangement Consideration.

“Company Existing Equity Holders” means, collectively, the Company Shareholders as of immediately prior to the Arrangement Effective Time.

“Company Governing Documents” means, collectively, the Company Articles and the Company Bylaws.

“Company Incentive Plan” means the 2025 Equity Incentive Plan of the Company, as approved by the Company Board on January 1, 2025, as may be further amended and/or restated from time to time.

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) Licensed Intellectual Property.

“Company Intellectual Property Agreements” means any Contract pursuant to which the GNQ Companies are a party and any Intellectual Property that is licensed by or to, or the subject of a covenant to sue granted by or to, the GNQ Companies, except for Standard Inbound IP Licenses.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the GNQ Companies, taken as a whole or (ii) the ability of the GNQ Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any GNQ Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the GNQ Companies operate, (h) any matter existing as of the date of this Agreement, to the extent expressly set forth in the Company Disclosure Letter, (i) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 5.2, unless otherwise agreed by SPAC to be subject to this clause (i)) of, SPAC (other than actions contemplated by this Agreement or any Ancillary Agreement), (j) any Events that are cured by the GNQ Companies prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (l) solely to the extent related to the identity of the SPAC and its Affiliates, the announcement of this Agreement, or the consummation of the Transactions (provided that the exceptions in this clause (l) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 3.5, Section 3.10 and Section 3.15, or to the extent related thereto, the condition in Section 8.2(a)), or (m) any worsening of the Events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the GNQ Companies, taken as a whole, relative to other participants in the industries or geographical areas in which the GNQ Companies operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect (for the avoidance of doubt and without limiting the effect of any other disproportionate impact as provided in this proviso, it is understood and agreed that any cyber-attack primarily directed at a GNQ Company shall be deemed to disproportionately affect the GNQ Companies).

“Company Non-Electing Shareholder” means a Company Shareholder who is not a Company Electing Shareholder.

“Company Options” means any outstanding options granted under the Company Incentive Plan to purchase Company Common Shares.

“Company Products” means each product, service, solution or offering sold, distributed or made available to third parties by any of the GNQ Companies as of the date of this Agreement.

“Company Required Approval” means, unless varied by the Interim Order, approval by the affirmative vote of the holders of at least 66 2/3% of the votes cast at the Company Shareholders Meeting by the holders of the Company Common Shares, present in person or represented by proxy and entitled to vote at the Company Shareholders Meeting, pursuant to the terms and subject to the conditions of the Plan of Arrangement, applicable Law and the Company Governing Documents.

“Company Securities” means, collectively, the Company Common Shares, Company Options, Company Convertible Notes, the Company Warrants and any other issued and outstanding securities of the Company.

“Company Shareholder” means any holder of any Company Common Shares.

“Company Shareholders Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Source Code” shall mean, collectively, any software source code of any Software included in the Owned Intellectual Property.

“Company Superior Proposal” means a bona fide written Acquisition Proposal (solely with respect to the Company) (with all references to “15%” in the definition of Acquisition Proposal deemed to be references to “50%”) which the Company Board determines in good faith would result in a transaction (i) that, if consummated, is more favorable to the Company Shareholders than the Transactions, including from a financial point of view (taking into account, at the time of determination (A) all relevant circumstances the Company Board deems proper, including the various legal, financial and regulatory aspects of such proposal, (B) all the terms and conditions of such proposal (including any termination or break-up fees, expense reimbursement provisions and any conditions, potential time delays or other risks to consummation), (C) this Agreement and the other Ancillary Agreements, and (D) any changes to the terms of this Agreement offered by SPAC in writing in response to such Acquisition Proposal), and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such proposal.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the GNQ Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the GNQ Companies at or after the Closing pursuant to any agreement to which any of the GNQ Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions; and (iii) any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 7.1(c).

“Company Warrants” means the outstanding warrants to purchase Company Common Shares, other than any warrants issued in connection with the Bridge Financing.

“Company Websites” means all websites owned, operated or hosted by the GNQ Companies or through which the GNQ Companies conduct their business, including gnqin.com.

“Computer Security Incident” means any incident or occurrence of unlawful or unauthorized access, modification, disclosure, misuse, destruction, loss, or unavailability that jeopardizes the confidentiality, integrity or availability of critical business information or systems, including Personal Information, Confidential Information, or IT Systems.

“Confidential Information” means any non-public information of or concerning the GNQ Companies or any of their respective businesses, including (in each case to the extent maintained on a confidential basis) business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Intellectual Property, whether existing or being developed.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of September 23, 2025, between SPAC and the Company.

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of the GNQ Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2 or T4, as applicable.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“Control” of an entity means, for purposes of the Sanctioned Person definition, that (a) a Person holds, directly or indirectly, 50% or more of the shares or ownership interests in the entity or 50% or more of the voting rights in the entity, (b) a Person is able, directly or indirectly, to (i) appoint or remove, or has appointed or removed, a majority of the members of the entity’s board of directors or similar governing body, (ii) alter the powers of the entity’s board of directors or similar governing body, or (iii) for purposes of the Special Economic Measures Act (Canada) only, change the composition or powers of the entity’s board of directors or (c) it is reasonable to conclude, having regard to all the circumstances, that a Person is able, directly or indirectly and through any means, to direct the entity’s activities.

“Conversion Effective Time” means the date and time at which the Certificate of Conversion and the SPAC Charter Upon Conversion are filed with the Secretary of State of the State of Delaware (or such later time as may be specified in such filings), provided that the effective date and time of the Certificate of Conversion shall in all events be the same effective date and time as the SPAC Charter Upon Conversion.

“Copyrights” means all rights in copyrights (whether registered or unregistered) of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, or improvement (and any contribution to the foregoing), whether independently or jointly.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“DTC” means The Depository Trust Company.

“Earnout Payment Spreadsheet” means the schedule delivered by the Company to SPAC prior to the Closing Date setting forth the allocation of the Earnout Shares among the Earnout Recipients.

“Eligible Canadian Shareholder” means a Company Shareholder that is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act.

“Environmental Laws” means all applicable Laws as in effect on the date of this Agreement arising out of or relating to: (a) Releases of any Hazardous Material into the natural environment (including ambient air, surface water, ground water, land surface or subsurface strata); (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material, and (c) the protection of the natural environment (including ambient air, surface water, ground water, land surface or subsurface strata).

“Environmental Permits” means the Permits required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, each entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange” means The Nasdaq Stock Market LLC or, if applicable, the New York Stock Exchange.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“ExchangeCo” means GNQ Exchange Inc., a newly formed corporation formed by SPAC under the laws of the Province of Ontario as an indirect subsidiary of SPAC.

“ExchangeCo Common Shares” means common shares in the capital of ExchangeCo.

“ExchangeCo Exchangeable Shares” means exchangeable shares in the capital of ExchangeCo, exchangeable for shares of SPAC Class A Common Stock pursuant to the terms of the ExchangeCo Governing Documents and the New SPAC Governing Documents, such exchangeable shares to have the terms set out in the Exchangeable Share provisions attached hereto as EXHIBIT G.

“ExchangeCo Governing Documents” means the articles of incorporation of ExchangeCo and the by-laws of ExchangeCo, each to be adopted before the date of this Agreement in connection with the formation of ExchangeCo (and each in form and substance reasonably acceptable to the Company and SPAC), as the same may be further amended and/or restated from time to time with the consent of the Company and SPAC.

“ExchangeCo Shares” means, collectively, the ExchangeCo Common Shares, the ExchangeCo Exchangeable Shares, and any other shares in the capital of ExchangeCo from time to time.

“Existing SPAC Bylaws” means the bylaws of SPAC in effect as of the date of this Agreement, as amended and/or restated from time to time.

“Existing SPAC Charter” means the Amended and Restated Articles of Incorporation of SPAC, dated February 7, 2024, as amended and/or restated from time to time.

“Existing SPAC Governing Documents” means, collectively, the Existing SPAC Charter and the Existing SPAC Bylaws.

“Export Laws” means all Laws applicable to the Company or SPAC relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, the Export and Import Permits Act and Defence Production Act.

“Final Order” means the final order of the Court pursuant to Section 192(4) of the CBCA, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court with the consent of SPAC and the Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of SPAC and the Company.

“Fully-Diluted Company Common Shares” means the total number of Company Common Shares outstanding immediately prior to the Arrangement Effective Time (including Company Common Shares issued upon conversion of Company Convertible Notes), plus (a) the Company Common Shares issuable upon exercise of the Company Warrants on a cashless basis under Section 2.10(e), and (b) the Company Common Shares issuable upon exercise of vested Company Options outstanding immediately prior to the Arrangement Effective Time (calculated in accordance with the treasury-stock method) less Dissenting Shares, but for certainty excluding any shares issuable upon exercise of unvested Company Options. For the avoidance of doubt, unvested Company Options shall not reduce or dilute the number of Arrangement Consideration Shares and shall be addressed exclusively under Section 2.10(c).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GNQ Companies” means, collectively, the Company and its Subsidiaries.

“GNQ Company Interests” means all of the outstanding equity interests of the GNQ Companies.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Act and the “Governing Documents” of a Canadian company are its articles and by-laws, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed, identified, or regulated under Environmental Laws as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant”, a “contaminant”, a “waste”, or “deleterious”, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means International Financial Reporting Standards, as issued by the International Account Standards Board.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under IFRS 16 or GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Independent Accounting Firm” means a nationally recognized independent public accounting firm that is not, and has not in the preceding two (2) years been, the regular auditor of either the SPAC or the Company or any of their respective Affiliates, and that is mutually agreed upon in writing by the Company and SPAC.

“Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information; (e) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (f) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (g) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (h) all rights and powers to assert, defend and recover title to any of the foregoing; (i) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; and (j) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Interim Order” means the interim order of the Court contemplated by Section 2.3 and made pursuant to Section 192(4) of the CBCA, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended, modified, supplemented or varied by the Court with the consent of the Company and SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IT Systems” means, collectively, the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, Company Websites, and other information technology equipment, facilities, infrastructure and documentation owned or controlled by any of the GNQ Companies and used in their business as currently conducted.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Key Company Shareholders” means the persons and entities listed in Section 1.1(a) of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the GNQ Companies or to which the GNQ Companies otherwise has a right to use.

“Licensed Intellectual Property” means the Intellectual Property licensed by another Person to any of the GNQ Companies pursuant to a written Contract.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecs, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Minimum Cash Amount” means $15,000,000; provided, that for purposes of Section 5.1 and Section 8.3(c), Available Cash shall be calculated after giving effect to (i) payments in respect of SPAC Share Redemptions, (ii) the payment of deferred underwriting fees, (iii) the payment of SPAC Transaction Expenses and Company Transaction Expenses required to be paid at Closing, and (iv) any accrued Taxes relating to the SPAC Share Redemptions, and shall include the proceeds of the Bridge Financing, the PIPE Investments, and any financings for equity or equity-linked securities of the Company completed after the date of this Agreement and on or prior to the Closing Date.

“Nasdaq” means the Nasdaq Stock Market.

“New SPAC” means the SPAC, as it exists from and after the Arrangement Effective Time.

“NRS” means the Nevada Revised Statutes.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation).

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in ARTICLE III or ARTICLE IV as to the period prior to the date of this Agreement); and (ii) such action complies with, in all material respects, all applicable Laws.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the GNQ Companies.

“Owned Registered IP” means any and all Registered IP included in the Owned Intellectual Property.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, industrial designs, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty and (b) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration, letter, regulatory agreement, clearance, consent, waiver, closure, exemption, decision or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted Liens” means (i) mechanic’s, materialmen’s, construction, and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with IFRS, (iii) defects or imperfections of title, any easements or rights of way in favour of a Governmental Authority, any private or public utility, any railway company or any adjoining owner, including easements for drainage, storm or sanitary sewers, public utility lines, telephone lines, cable television lines or other services which do not materially affect the present use of the Real Property, encroachments, municipal agreements, subdivision agreements, site plan control agreements, servicing or industrial agreements, utility agreements, airport zoning regulations and other similar agreements with a Governmental Authority or private or public utilities affecting the development or use of the Leased Real Property, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the real property of which the Leased Real Property is a part, and (D) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property that an accurate up-to-date survey would show, in each case of clauses (A)-(D), that do not materially interfere with the present use of the Leased Real Property, (v) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) Standard Inbound IP Licenses, (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or finance lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the GNQ Companies, (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the GNQ Companies, (xi) Liens identified in the Company Year-End Financial Statements, (xii) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions; (xiii) such other imperfections of title or Liens, if any, arising in the Ordinary Course that in the aggregate are not material to the GNQ Companies, and (xiv) Liens existing on the date of this Agreement and listed in Section 3.7 of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means the same as the terms “personal information,” “personal data,” or similar terms under Privacy Laws.

“PIPE Investments” means a private investment in SPAC in the aggregate amount of $10,000,000 (including, for the avoidance of doubt, the proceeds from the Bridge Financing) (the “PIPE Investment Amount”) to purchase, pursuant to subscription agreements substantially in the form attached hereto as EXHIBIT B (the “PIPE Subscription Agreements”), an aggregate of up to 1,000,000 shares of SPAC Class A Common Stock at a price per share equal to $10.00 (ten dollars) at the Closing (the “PIPE Investments”).

“PIPE Investors” means those Persons who will participate in the PIPE Investments pursuant to a PIPE Subscription Agreement entered into with SPAC following the date of this Agreement in accordance with Section 5.1 or Section 6.8.

“PIPE Subscription Agreements” means the subscription agreements, substantially in the form attached hereto as EXHIBIT B, to be entered into by the PIPE Investors in connection with the PIPE Investments.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as EXHIBIT A, subject to any amendments or variations to such plan made in accordance with the terms thereof and this Agreement, or made at the direction of the Court in the Final Order with the prior written consent of the Company and SPAC, each acting reasonably.

“Privacy Laws” means all applicable Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident reporting requirements.

“Private Units Purchase Agreement” means the Private Placement Units Purchase Agreement, dated March 25, 2024, by and between Sponsor and SPAC.

“Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaptation, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means trade secrets and other confidential information, including designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, reports, analyses, protocols, schematics, pricing, customer and user lists, market studies, business plans and databases.

“Reference Time” means 12:01 a.m. (Eastern Time) on the Closing Date.

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Release” means a release, spill, discharge, emission, leak, pumping, pouring, emptying, escape, leaching, abandonment, dumping, incineration, spraying, injecting, depositing, or burying of Hazardous Materials into the natural environment (including ambient air, surface water, ground water, land surface or subsurface strata) or as defined in any Environmental Laws.

“Replacement Option” means a Company Option exchanged for an option to purchase shares of SPAC Class A Common Stock under the Incentive Plan under the Plan of Arrangement, as set out in Section 2.10(c).

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person identified in any Sanctions-related list of designated Persons maintained by the United States (including OFAC or the United States Department of State), the United Nations Security Council, Canada (including through Global Affairs Canada), the European Union, any European Union member state or the United Kingdom (including His Majesty’s Treasury), (b) any Person located, domiciled, organized or resident in a Sanctioned Territory or (c) any Person directly or indirectly owned (50% or more) or Controlled by, or acting for or on behalf of, or at the direction of, any such Person or Persons described in the foregoing clauses (a), (b) or (c).

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (as of the date of this Agreement, Cuba (U.S. Persons only), Iran, North Korea, Syria, the Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine and the non-government controlled areas of Ukraine in the oblasts of the Kherson and Zaporizhzhia regions).

“Sanctions” means trade, economic or financial sanctions, requirements, regulations, restrictive measures or embargoes imposed, administered or enforced by the United States (including through OFAC or the United States Department of State), the United Nations Security Council, Canada, the European Union, any European Union member state or the United Kingdom (including His Majesty’s Treasury).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Software” means all computer software, programs, applications, scripts, middleware, firmware or other software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing).”SPAC” has the meaning specified in the preamble hereto. For the avoidance of doubt, the term “SPAC” shall include from and after the Conversion and the Closing.

“SPAC Capital Stock” means, collectively, the SPAC Common Stock and the SPAC Preferred Stock.

“SPAC Certificate of Designation” means the Certificate of Designation of the SPAC Special Voting Share, in the form attached hereto as EXHIBIT M.

“SPAC Class A Common Stock” means Class A common stock of SPAC, par value $0.0001 per share, from and after the Arrangement Effective Time.

“SPAC Common Stock” means (i) prior to the Conversion Effective Time, common stock of SPAC, as a Nevada corporation, par value $0.0001 per share, (ii) from and after the Conversion Effective Time and prior to the Arrangement Effective Time, common stock of SPAC as a Delaware corporation, par value $0.0001 per share, and (iii) from and after the Arrangement Effective Time, the SPAC Class A Common Stock.

“SPAC Governing Documents” means, (i) prior to the Conversion, collectively, the Existing SPAC Charter, as amended and in effect on the date hereof, and the Existing SPAC Bylaws, as amended and in effect on the date hereof, (ii) following the Conversion and prior to the Arrangement Effective Time, collectively, the SPAC Charter Upon Conversion and the SPAC Bylaws Upon Conversion, and (iii) from and after the Arrangement Effective Time, collectively, the New SPAC Governing Documents.

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter existing as of the date of this Agreement, to the extent expressly set forth in the SPAC Disclosure Letter, (g) any action taken by or at the express written request of an authorized officer of, or with the prior written approval or consent (except with respect to the matters requiring consent set forth in Section 6.4, unless otherwise agreed by the Company to be subject to this exception (g)) of, the Company (other than actions contemplated by this Agreement or any Ancillary Agreement), (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) the consummation and effects of any SPAC Share Redemptions or the failure to obtain the SPAC Stockholders’ Approval, (j) any Events generally applicable to blank check companies or the market in which blank check companies operate; (k) any Events that are cured by SPAC prior to the Closing, (l) solely to the extent related to the identity of the Company and its Affiliates, the announcement of this Agreement, or the consummation of the Transactions (provided that the exceptions in this clause (l) shall not be deemed to apply to references to “SPAC Material Adverse Effect” in the representations and warranties set forth in Section 4.5 and Section 4.9, and, to the extent related thereto, the condition in Section 8.3(a)) or (m) any worsening of the Events referred to in clauses (b), (d), (e), (h) or (j) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), (h) and (j), any such Event to the extent it disproportionately affects SPAC relative to other participants in the industries in which SPAC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

“SPAC Miscellaneous Agreement” means any financial advisory agreement, PIPE placement agent agreement or any similar agreement in respect of the Transactions to which Sponsor or any of its Affiliates may be a party.

“SPAC Preferred Stock” means preferred stock of SPAC, par value $0.0001 per share.

“SPAC Rights” means rights to purchase shares of SPAC Common Stock.

“SPAC Rights Agreement” means that certain Rights Agreement, dated March 25, 2024, by and between SPAC and Continental Stock Transfer & Trust Company, as the rights agent.

“SPAC Share Redemption” means the election (not validly withdrawn or cancelled prior to the Closing) of an eligible (as determined in accordance with the SPAC Governing Documents) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.

“SPAC Share Redemption Amount” means the aggregate amount actually payable from the Trust Account to redeeming SPAC Stockholders with respect to all SPAC Share Redemptions.

“SPAC Special Voting Share” means the special voting share in the capital of SPAC, having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Agency Agreement and the SPAC Certificate of Designation.

“SPAC Stockholder” means any holder of any shares of SPAC Capital Stock prior to the Arrangement Effective Time.

“SPAC Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Stockholder Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) Transfer Taxes and (C) any and all filing fees paid to Governmental Authorities in connection with the Transactions.

“Sponsor Promote Shares” means, collectively, (a) the shares of SPAC Common Stock received by Sponsor upon the conversion at Closing of the shares of SPAC Common Stock held by Sponsor.

“Standard Inbound IP License” means nonexclusive licenses granted to the GNQ Companies (a) for commercially available software, products or applications that are licensed for a license fee of less than $500,000 per annum, (b) for Open Source Software, (c) for Intellectual Property provided under licenses in employee, consulting, contractor and other service provider agreements, or (d) in nondisclosure agreements entered into in the Ordinary Course.

“Stockholder Arrangement Consideration” means, collectively, (a) all shares of SPAC Class A Common Stock receivable by Company Non-Electing Shareholders pursuant to the Arrangement in exchange for their Company Common Shares in accordance with Section 2.10(b), (b) all ExchangeCo Exchangeable Shares receivable by Company Electing Shareholders pursuant to the Arrangement in exchange for their Company Common Shares in accordance with Section 2.10(b), and Section 2.10(c), (c) all Replacement Options receivable by holders of Company Options pursuant to the Arrangement in exchange for the Company Options in accordance with Section 2.9(c), and (d) all shares of SPAC Class A Common Stock receivable by the holders of the Company Warrants pursuant to the Arrangement in exchange for the Company Warrants in accordance with Section 2.10(e), in each case as allocated in accordance with the Payment Spreadsheet.

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Act” means the Income Tax Act (Canada).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority (including the Canada Revenue Agency) with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, provincial, territorial, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, goods and services tax (GST), harmonized sales tax (HST), inventory, franchise, profits, withholding, social security, Canada Pension Plan, Employment Insurance, unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Total Contract Value Revenues” means, for any period, the aggregate value (in USD at the Bloomberg FX rate on the contract execution date) of all legally binding customer contracts for products and services entered into by the GNQ Companies during such period, excluding taxes, shipping and pass-through charges. The Independent Accounting Firm shall confirm Total Contract Value Revenues for the Earnout Period at the parties’ joint request, whose determination shall be final.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, product and service names, logos, brand names, Internet domain names, social media accounts, and other indicia of source or origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trading Day” means any day on which the Trading Market is open for trading.

“Trading Market” means the national stock exchange on which the shares of SPAC Class A Common Stock are listed for trading, which shall be either Nasdaq or NYSE.

“Transactions” means, collectively, the Conversion, the Arrangement (including the Share Exchanges) and the other transactions contemplated by this Agreement, the Plan of Arrangement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration, land transfer tax (including Ontario Land Transfer Tax), goods and services tax (GST), harmonized sales tax (HST), and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Voting and Exchange Agency Agreement” means an agreement to be made by and among SPAC, ExchangeCo and such other person as may be appointed by the Company and SPAC (each acting reasonably), as agent, in connection with the Plan of Arrangement, substantially in the form of EXHIBIT L.

“VWAP” means, with respect to any trading day, the volume-weighted average price per share of SPAC Class A Common Stock as reported by Bloomberg (or, if not so reported, as reported by another nationally recognized source mutually acceptable to SPAC and the Company) for such trading day.

“Working Capital Loans” mean loans from Sponsor or an affiliate of Sponsor defined in the Prospectus as “Working Capital Loans.”

Section 1.2 Other Definitions.

Additional SEC Reports	Section 6.6
Agreement	Preamble
Agreement End Date	Section 9.1(h)
Amended and Restated Registration Rights Agreement	Recitals
Anti-Money Laundering Laws	Section 3.25
Arrangement Consideration Shares	Section 2.10(b)(i)
Author	Section 3.6(x)
Available Cash	Section 5.1
Break-Up Fee	Section 9.3(a)
Business Combination Period	ExtensionSection 7.11
CBCA	Recitals
Change of Control Price	Section 2.15(e)
Closing	Section 2.10(a)
Closing Date	Section 2.10(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 7.2(c)(i)

Company Certificates	Section 2.12(a)
Company Cure Period	Section 9.1(h)
Company Disclosure Letter	ARTICLE III
Company Financial Statements	Section 3.4(a)
Company Interim Financial Statements	Section 3.4(a)
Company Intervening Event	Section 7.2(c)(ii)
Company Intervening Event Change in Recommendation	Section 7.2(c)(ii)
Company Intervening Event Notice Period	Section 7.2(c)(ii)
Company Modification in Recommendation	Section 7.2(c)(i)
Company Non-Recourse Party	Section 10.16(b)
Company Related Parties	Section 9.3(b)
Company Transaction Expenses and Cash Certificate	Section 2.9(a)
Company U.S. Shareholder Exchange	Recitals
Company Warrants Exchange	Recitals
Company Year-End Financial Statements	Section 3.4(a)
Constituent Entity	Section 6.14(a)
Conversion	Recitals
D&O Indemnified Parties	Section 6.7(b)
Designated Entity	Section 3.6(c)
Dissenting Shares	Section 2.13(a)
Earnout Milestone	Section 2.15(c)
Earnout Payment Date	Section 2.14(a)
Earnout Period	Section 2.15(a)
Earnout Recipients	Section 2.15(b)
Earnout Shares	Section 2.15(c)
Exchange Agent	Section 2.12(a)
Extension Amendment	Section 7.11
Extension Date	Section 7.11
FCPA	Section 3.24
GNQ Data Commitments	Section 3.6(t)
Incentive Plan	Section 6.9
Intended Tax Treatment	Recitals
Interim Period	Section 5.2
Intervening Event	Section 7.2(b)(iii)
Intervening Event Change in Recommendation	Section 7.2(b)(iii)
Intervening Event Notice Period	Section 7.2(b)(iii)
IPO	Section 4.15
Letter of Transmittal	Section 2.12(a)
Lock-Up Agreements	Recitals
Lost Certificate Affidavit	Section 2.12(d)
Material Contract	Section 3.5(a)
New Company Governing Documents	Section 2.10(i)(ii)
New SPAC Board	Section 6.3(a)
New SPAC Bylaws	Section 2.10(i)(i)
New SPAC Charter	Section 2.10(i)(i)
New SPAC Governing Documents	Section 2.10(i)(i)
Note Conversion	Section 2.10(d)(i)
Original RRA	Recitals
Payment Spreadsheet	Section 2.9(c)
PCAOB 2025 Audited Financials	Section 5.5
PEO	Section 3.21(a)
Plan of Conversion	Recitals
Pre-Closing Period	Section 7.5(c)
Privacy Policies	Section 3.6(s)
Prospectus	Section 10.1
Proxy/Registration Statement	Section 7.2(a)(i)

Public Stockholders	Section 10.1
Q1 Financials	Section 5.5
Real Property Lease	Section 3.5(a)(iii)
Recipient	Section 7.9
Regulatory Approvals	Section 7.1(a)
Replacement Option	Section 2.10(c)(i)
Related Party	Section 3.19(a)
Released Claims	Section 10.1
Resulting Entity	Section 6.14(a)
Revenue Earnout	Section 2.15(b)
SEC Financials	Section 5.5
Share Price Earnout	Section 2.15(c)
Share Price Target	Section 2.15(c)
Shareholder Support Agreement	Recitals
SPAC Assumed Bridge Warrant	Section 2.10(f)
SPAC Board	Recitals
SPAC Board Recommendation	Recitals
SPAC Bylaws Upon Conversion	Recitals
SPAC Charter Upon Conversion	Recitals
SPAC Cure Period	Section 9.1(i)
SPAC Disclosure Letter	ARTICLE IV
SPAC Financial Statements	Section 4.4(a)
SPAC Information	Section 2.4(d)
SPAC Modification in Recommendation	Section 7.2(b)(ii)
SPAC Non-Recourse Party	Section 10.16(b)
SPAC SEC Filings	Section 4.14
SPAC Special Voting Share Subscription	Recitals
SPAC Stockholder Meeting	Section 7.2(a)(i)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Litigation	Section 7.6
Terminating Company Breach	Section 9.1(h)
Terminating SPAC Breach	Section 9.1(i)
Transaction Personal Information	Section 7.9
Transaction Proposals	Section 7.2(a)(i)
Transferor	Section 7.9
Transmittal Documents	Section 2.12(a)
Triggering Event	Section 2.15(c)
Trust Account	Section 10.1
Trust Agreement	Section 4.15
Trustee	Section 4.15

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive unless the context clearly indicates otherwise; and (ix) references to “written” or “in writing” include in electronic form.

(b) Unless the context of this Agreement otherwise requires, references to statutes in this Agreement shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on either Disclosure Letter, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter.

(d) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America. For purposes of calculating the total Cash and Cash Equivalents, Company Closing Cash, or other terms herein applying currency other than U.S. dollars, such foreign currencies shall be converted into U.S. dollars at the applicable Bloomberg exchange rate as of the time of calculation.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(g) The parties hereto and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 1.4 Knowledge. As used herein, (a) the phrases “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified in Section 1.4(a) of the Company Disclosure Letter; and (b) the phrase “to the knowledge of SPAC” or “to SPAC’s knowledge” shall mean the knowledge of the individuals identified in Section 1.4(b) of the SPAC Disclosure Letter, in each case of clauses (a) and (b), after reasonable inquiry of their respective direct reports.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1 Closing Transactions.

(a) Conversion. At least one (1) Business Day prior to the Closing Date, SPAC shall cause the Conversion to occur in accordance with Section 265 of the DGCL and Chapter 92A.105 and 92A.205 of the NRS, including by filing with the Delaware Secretary of State a Certificate of Conversion with respect to the Conversion, in form and substance reasonably acceptable to SPAC and the Company, together with the SPAC Charter Upon Conversion, and completing and making all filings required to be made with the Nevada Secretary of State to effect the Conversion. In connection with (and as part of) the Conversion, SPAC shall cause:

(i) each share of SPAC Common Stock (of SPAC as organized under the laws of the Nevada) that is issued and outstanding immediately prior to the Conversion to be converted into one share of SPAC Common Stock (of SPAC as incorporated under the laws of Delaware);

(ii) the Rights Agreement to be amended such that each SPAC Right that is outstanding immediately prior to the Conversion will entitle the holder thereof to receive one-twentieth of one share of Common Stock (of SPAC as incorporated under the laws of Delaware); and

(iii) SPAC to have a certificate of incorporation and bylaws substantially in the forms of the SPAC Charter Upon Conversion and the SPAC Bylaws Upon Conversion, respectively.

SPAC shall cause the Conversion to be consummated in accordance with applicable Law.

Section 2.2 The Arrangement. The Company and SPAC shall implement the Arrangement in accordance with and subject to the terms and conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. From and after the Arrangement Effective Time, the parties hereto shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

Section 2.3 The Interim Order. No later than three (3) Business Days after the Proxy/Registration Statement is declared effective by the SEC, the Company shall apply pursuant to Section 192 of the CBCA in a manner reasonably acceptable to SPAC and, in cooperation with SPAC, shall prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(i) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting and for the manner in which such notice is to be provided, such notices to include, inter alia, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement is to be adjudged upon filing notices of appearance;

(ii) that the record date for the holders of Company Common Shares entitled to receive notice of and to vote at the Company Shareholders Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Shareholders Meeting, unless required by Law or the CBCA, or with the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed);

(iii) that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(iv) that the Company Shareholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all Company Shareholders may join virtually;

(v) that, in all other respects, the terms, restrictions and conditions of the Company Governing Documents, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(vi) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vii) that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(viii) for the grant of Dissent Rights as set forth in the Plan of Arrangement to holders of Company Common Shares, in each case who are registered Company Shareholders; and

(ix) for such other matters as the parties hereto may agree are reasonably necessary to complete the Transactions.

Section 2.4 The Company Shareholders Meeting.

(a) Subject to the terms of this Agreement, the Interim Order and the provision of the SPAC Information in accordance with Section 2.5(d), the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Company Governing Documents, applicable Laws and the Interim Order as promptly as practicable, and in any event on or before the date that is thirty (30) days following the receipt of the Interim Order, unless a later date is required by the Court or agreed to in writing by SPAC, and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes (in which case the Company Shareholders Meeting shall be adjourned and not cancelled) or as required by Law. The Company shall consult with SPAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to SPAC of the Company Shareholders Meeting and allow SPAC’s representatives and legal counsel to attend the Company Shareholders Meeting. Subject to the other terms of this Agreement, the Company shall use its commercially reasonable efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary proxy submitted by shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Company Arrangement Resolution; provided that neither the Company nor any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Required Approval. Unless required by applicable Law or by order of the Court, the Company shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Arrangement Effective Time with respect to any claims regarding the Arrangement or Dissent Rights without the prior written consent of SPAC. The Company shall not change the record date for the Company Common Shares entitled to vote at the Company Shareholders Meeting in connection with any adjournment or postponement of the Company Shareholders Meeting, unless required by Law.

(b) Subject to the Company’s obligations under Law, the Company shall (i) provide SPAC with periodic updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (ii) provide SPAC with periodic updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement, including with respect to written notice from any Company Shareholder of the exercise or withdrawal of Dissent Rights, (iii) to the extent reasonably practicable and subject to applicable Law, provide SPAC with an opportunity to review and comment upon any written communications sent by or on behalf of the Company to any such Person, and the Company will provide SPAC with periodic updates regarding any discussions, negotiations or proceedings involving any such Person and (iv) provide SPAC with the opportunity to review and comment on all communications sent to Company Shareholders in connection with the Company Shareholders Meeting.

Section 2.5 The Company Information Circular.

(a) As promptly as reasonably practicable after the execution of this Agreement, and in conjunction with the preparation of the Proxy/Registration Statement in accordance with Section 7.2, the Company shall prepare and complete (but taking into account the need for SPAC to provide the SPAC Information in accordance with Section 2.5(d) within ten (10) Business Days of the Company’s written request), in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other Person as required by the Interim Order and applicable Law, in each case so as to permit the Company Shareholders Meeting to be held by the date specified in Section 2.4(a).

(b) The Company shall ensure that the Company Information Circular (i) complies in all material respects with the Company Governing Documents, the Interim Order and applicable Law, (ii) does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except with respect to SPAC Information included in the Company Information Circular, which SPAC will ensure does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading), and (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting.

(c) The Company shall, subject to the terms of this Agreement (including, for the avoidance of doubt, Section 7.2(c)), ensure that the Company Information Circular includes: (i) a statement that the Company Board has unanimously determined that the Arrangement is in the best interests of the Company and unanimously recommends that the eligible Company Shareholders vote in favor of the Company Arrangement Resolution; and (ii) a statement that each of the Key Company Shareholders has entered into the Shareholder Support Agreements pursuant to which, among other things, the Key Company Shareholders (A) will not transfer (other than certain permitted transfers), and will vote, their Company Common Shares in favor of the Company Arrangement Resolution and any other resolutions necessary to effect this Agreement, the Plan of Arrangement and the other Transactions, and (B) will not exercise, and will waive, rights in respect of Dissent Rights.

(d) SPAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company, on a timely basis, any information with respect to SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”), including using its commercially reasonable efforts to cause SPAC’s independent accountants to cooperate with the Company in a manner consistent with customary practice and to provide customary consents to the inclusion of audit reports if historical financial statements or other financial information are included in the Company Information Circular, and ensuring that the SPAC Information does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SPAC Information shall include, but is not limited to, all information relating to SPAC and the Stockholder Arrangement Consideration. The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents and shall give reasonable consideration to any comments made by SPAC and its legal counsel. For the avoidance of doubt, the final form and content of the Company Information Circular shall be determined by the Company, acting reasonably. The Company shall provide SPAC with a final copy of the Company Information Circular in connection with its mailing to the Company Shareholders.

(e) Each party hereto shall promptly notify the other party if it becomes aware that the Company Information Circular (i) contains any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) otherwise requires an amendment or supplement. The parties hereto shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders in a manner provided in the Interim Order.

Section 2.6 The Final Order. The Company shall, in consultation with SPAC, take all steps reasonably necessary or desirable to submit the Arrangement to the Court and shall diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA as soon as reasonably practicable, but in any event not later than five (5) Business Days after the date on which the Company Arrangement Resolution is passed at the Company Shareholders Meeting as provided for in the Interim Order.

Section 2.7 Court Proceedings.

(a) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (i) diligently and expeditiously pursue, and cooperate with SPAC in diligently and expeditiously pursuing, the Interim Order and the Final Order; (ii) provide SPAC’s legal counsel with a reasonable opportunity (being not less than three (3) Business Days prior to filing, except in cases of urgency where such shorter period as is reasonably practicable shall apply) to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments; (iii) provide SPAC copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that SPAC is not required to agree or consent to any increase or variation in the form of the Stockholder Arrangement Consideration or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, SPAC; and (vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel reasonably considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b) Subject to the terms of this Agreement, SPAC will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information (i) required by applicable Law to be supplied by SPAC in connection therewith or (ii) reasonably requested by the Company in writing.

Section 2.8 Implementation Steps. Subject to the terms of this Agreement, SPAC will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in this Agreement (excluding conditions that by their terms cannot be satisfied until the Arrangement Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Arrangement Effective Date) as soon as reasonably practicable thereafter (and in any event no later than two (2) Business Days thereafter), take any and all steps and actions, and if applicable, making all filings with Governmental Authorities necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to SPAC prior to the Agreement End Date.

Section 2.9 Company Transaction Expenses and Cash Certificate; Payment Spreadsheet.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), along with its estimate of the Company Closing Cash and reasonable detail regarding the components of such estimate (the “Company Transaction Expenses and Cash Certificate”). The Company shall give reasonable consideration to any comments made by SPAC to its estimate of the Company Closing Cash, and the Company shall make the final determination of Company Closing Cash, acting reasonably.

(b) No later than three (3) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption; (B) a written report setting forth a list of all of the SPAC Transaction Expenses invoiced and/or incurred as of such date (together with written invoices and wire transfer instructions for the payment thereof).

(c) Promptly following delivery by the Company of the Company Transaction Expenses and Cash Certificate pursuant to Section 2.9(a) and, in any event, not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth the portion of the Stockholder Arrangement Consideration payable to each Company Shareholder and the holders of the Company Warrants (including the allocation of shares of SPAC Class A Common Stock and ExchangeCo Exchangeable Shares and the Replacement Options, in each case, in accordance with the terms of this Agreement and the Company Governing Documents. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. If the parties cannot agree on the final Payment Spreadsheet, any disputed items shall be resolved by an Independent Accounting Firm mutually agreed upon by the parties hereto within three (3) Business Days, and the costs of such resolution shall be borne equally by the parties hereto. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that SPAC and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein. The Payment Spreadsheet shall expressly exclude unvested Company Options from Fully-Diluted Company Common Shares for purposes of allocating the Arrangement Consideration and shall reflect the treasury-stock method treatment of vested Company Options.

Section 2.10 Closing Transactions.

(a) Closing Transactions. In accordance with the terms and subject to the conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order, the closing of the Arrangement and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at such closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 10.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. The Company shall file the Articles of Arrangement with the Director on the Closing Date at a time mutually agreed by the parties hereto (and in any event no later than 5:00 p.m. Eastern Time on the Closing Date), unless another date is agreed to in writing by the parties hereto. The Arrangement shall become effective at the Arrangement Effective Time on the Closing Date and will have all of the effects provided by Law. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective as of the Arrangement Effective Time.

(b) Effect of the Arrangement on Company Common Shares.

(i) Company Common Shares. Pursuant to the Arrangement, (A) each Company Common Share that is issued and outstanding immediately prior to the Arrangement Effective Time (other than any Dissenting Shares), shall automatically be exchanged for the right to receive, upon delivery of the Transmittal Documents in accordance with Section 2.12 and the Plan of Arrangement, such number of newly issued (1) shares of SPAC Class A Common Stock (in the case of Company Non-Electing Shareholders), or (2) ExchangeCo Exchangeable Shares (in the case of Company Electing Shareholders) that is equal to the Company Exchange Ratio, as such calculations are set forth in the Payment Spreadsheet as to each holder set forth therein (the “Arrangement Consideration Shares”), without interest, subject to rounding pursuant to Section 2.12(g). No portion of the Arrangement Consideration Shares shall be designated for escrow or holdback. As of the Arrangement Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company (other than the rights set forth in Section 2.13(a) to the extent applicable to each such Company Shareholder). For the avoidance of doubt, from and after the Arrangement Effective Time, all issued and outstanding Company Common Shares shall be owned, directly or indirectly, by SPAC and its Subsidiaries, and SPAC shall, directly or indirectly, own one hundred percent (100%) of the outstanding equity of the Company. The Arrangement Consideration Shares exchanged for Company Common Shares that are subject to service vesting requirements shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding former Company Common Shares immediately prior to the Arrangement Effective Time, as applicable. For the avoidance of doubt, the aggregate consideration ascribed to the Company Existing Equity Holders in the Transactions shall be the Arrangement Consideration, which shall be paid in the form of the Arrangement Consideration Shares issuable to the Company Existing Equity Holders at a per share price of $10.00, subject to the terms of this Agreement (including Section 2.15 below).

(ii) Company Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, pursuant to the Arrangement, if there are any Company Common Shares that are owned by the Company as treasury shares or any Company Common Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Arrangement Effective Time, such Company Common Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Treatment of Company Options.

(i) Vested Options. Each Company Option that is vested and outstanding immediately prior to the Arrangement Effective Time shall be included for purposes of calculating the figure representing the Fully-Diluted Company Common Shares, and shall thereupon be exchanged for a Replacement Option in accordance with the terms of the Plan of Arrangement. The exchange of each Company Option for each Replacement Option, including application of the Company Exchange Ratio to the exercise price and number of shares of SPAC Class A Common Stock underlying such Replacement Option (as applicable), shall be effected by the SPAC in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Section 2.10(c) shall be construed consistent with this intent.

(ii) Unvested Options. Each Company Option that is unvested and outstanding immediately prior to the Arrangement Effective Time shall be exchanged for a Replacement Option in accordance with the terms of the Plan of Arrangement. The exchange of each Company Option for each Replacement Option, including application of the Company Exchange Ratio to the exercise price and number of shares of SPAC Class A Common Stock underlying such Replacement Option (as applicable), shall be effected by the SPAC in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Section 2.10(c) shall be construed consistent with this intent. For greater certainty, unvested Company Options shall not be included in the Fully-Diluted Company Common Shares for allocation of the Arrangement Consideration and shall not reduce or dilute the Arrangement Consideration Shares.

(iii) Mechanics; Fractional Shares. No fractional shares of SPAC Class A Common Stock will be issued upon exercise of any assumed option. Any fractional interest shall be rounded down to the nearest whole share in accordance with the Incentive Plan.

(iv) Company Actions. At or prior to the Arrangement Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this Section 2.10(c).

(v) SPAC Actions. SPAC shall take all actions that are necessary for the assumption and exchange of the Company Options convertible into Company Common Shares pursuant to this Section 2.10(c), including the reservation, issuance and listing of shares of SPAC Class A Common Stock as necessary to effect the transactions contemplated by this Section 2.10(c).

(d) Treatment of Company Convertible Notes.

(i) In connection with the Arrangement, each Company Convertible Note that is outstanding immediately prior to the Arrangement Effective Time shall, automatically and without any required action on the part of the holder thereof, convert into Company Common Shares immediately prior to the Arrangement Effective Time at the conversion price set forth in such Company Convertible Note (the “Note Conversion”). Following the Note Conversion and pursuant to the Arrangement, each share of Company Common Shares issued upon conversion of a Company Convertible Note shall be exchanged for a number of shares of SPAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Shares issued upon conversion of such Company Convertible Notes and (y) the Company Exchange Ratio. No fractional shares of SPAC Class A Common Stock will be issued in connection with the exchange of Company Common Shares issued upon conversion of Company Convertible Notes, and the number of shares of SPAC Class A Common Stock issued shall be rounded down to the next lowest whole number. Except as specifically provided herein, the Company Common Shares issued upon conversion of Company Convertible Notes shall be treated in the same manner as all other shares of Company Common Shares for purposes of the Arrangement.

(ii) Company Actions. At or prior to the Arrangement Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Convertible Notes pursuant to this Section 2.10(d).

(e) Treatment of Company Warrants. Pursuant to the Arrangement, at the Arrangement Effective Time, the Company Warrants shall cease to represent a warrant or other right to acquire Company Common Shares and shall be exchanged for a number of shares of SPAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of:

(i) the number of Company Common Shares equal to the value of the Company Warrant immediately prior to the Arrangement Effective Time, being the number computed using the formula X = (Y(A-B))/A, where:

X = the number of Company Common Shares;

Y = the aggregate number of Company Common Shares into which the Company Warrant may be exercised;

A = the fair market value of one Company Common Share (as determined by the Board of Directors of the Company); and

B = the exercise price per Company Common Share pursuant to the terms of the Company Warrant; and

(ii) the Company Exchange Ratio.

(f) Treatment of Bridge Warrants. Each issued and outstanding Bridge Warrant shall automatically, without any action on the part of the holder thereof, be converted into a warrant to purchase SPAC Class A Common Stock (each, a “SPAC Assumed Bridge Warrant”) determined in accordance with the terms of such Bridge Warrants. At the Arrangement Effective Time, the Bridge Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the SPAC Assumed Bridge Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Bridge Warrants, except that in each case they shall represent the right to acquire SPAC Class A Common Stock in lieu of Company Common Shares, in each case, determined in accordance with the terms of such Bridge Warrant. At or prior to the Arrangement Effective Time, New SPAC shall take all corporate action necessary to reserve for future issuance and shall maintain such reservation for so long as any of the SPAC Assumed Bridge Warrants remain outstanding, a sufficient number of SPAC Class A Common Stock for delivery upon the exercise of such SPAC Assumed Bridge Warrants.

(g) Dissenting Shares. At the Arrangement Effective Time, each of the Dissenting Shares issued and outstanding immediately prior to the Arrangement Effective Time shall be cancelled and cease to exist in accordance with Section 2.13(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.13(a) and the Plan of Arrangement.

(h) Effect of the Arrangement on SPAC Capital Stock.

(i) SPAC Common Stock. At the Arrangement Effective Time, concurrently with the Arrangement and conditioned on the consummation of the Arrangement and the other Transactions and without any action on the part of either party hereto or the holders of SPAC Capital Stock, each share of SPAC Common Stock shall automatically convert into SPAC Class A Common Stock in accordance with the SPAC Charter Upon Conversion. Each share of SPAC Class A Common Stock that is issued and outstanding immediately prior to the Arrangement Effective Time shall remain issued and outstanding in accordance with the terms of the New SPAC Governing Documents.

(ii) SPAC Treasury Stock. Notwithstanding any other provision of this Agreement to the contrary, at the Arrangement Effective Time, if there are any shares of SPAC Capital Stock that are owned by SPAC as treasury shares or any shares of SPAC Capital Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the Arrangement Effective Time, such shares of SPAC Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iii) SPAC Rights. At the Arrangement Effective Time, concurrently with the Arrangement and without any action on the part of any holder of a SPAC Right, each SPAC Right that is issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be converted into the number of shares of SPAC Class A Common Stock that would have been received by the holder thereof if the SPAC Right had been converted in accordance with the SPAC Charter Upon Conversion into shares of SPAC Common Stock. At the Arrangement Effective Time, the SPAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing SPAC Rights outstanding immediately prior to the Arrangement Effective Time shall cease to have any rights with respect to such SPAC Rights, except as provided herein or by applicable Law. Each certificate formerly representing SPAC Rights shall thereafter represent only the right to receive shares of SPAC Class A Common Stock as set forth herein.

(i) Governing Documents of SPAC and the Company.

(i) At the Arrangement Effective Time, the SPAC Charter Upon Conversion and the SPAC Bylaws Upon Conversion, each as in effect immediately prior to the Arrangement Effective Time, shall be amended and restated in the forms attached hereto as EXHIBIT H (the “New SPAC Charter”) and EXHIBIT I (the “New SPAC Bylaws”, and together with the New SPAC Charter, the “New SPAC Governing Documents”), respectively, and as so amended and restated shall be the certificate of incorporation and bylaws of SPAC until thereafter amended as provided therein and under the DGCL.

(ii) At the Arrangement Effective Time, the Company Articles and the Company Bylaws, each as in effect immediately prior to the Arrangement Effective Time, shall be amended and restated in form and substance reasonably satisfactory to the Company and SPAC (such documents, together, the “New Company Governing Documents”), and as so amended and restated shall be the articles and bylaws of the Company until thereafter amended as provided therein and under the CBCA.

(j) Directors and Officers of SPAC and the Company.

(i) At the Conversion Effective Time, the directors and officers of SPAC immediately prior to the Conversion Effective Time shall continue as directors and officers, respectively, of SPAC as a Delaware corporation, each to hold office in accordance with the SPAC Charter Upon Conversion and the SPAC Bylaws Upon Conversion until the earlier of the Arrangement Effective Time or until such director’s or officer’s successor is duly elected or appointed and qualified, or until such director’s or officer’s earlier death, resignation, or removal.

(ii) From and after the Arrangement Effective Time, the officers of the Company holding such positions as set forth in Section 6.3(b) of the Company Disclosure Letter (or such other persons who shall be designated by the Company prior to the Closing) shall be the officers of the Company and shall be appointed as the officers of SPAC, each such officer to hold office in accordance with the New SPAC Governing Documents or New Company Governing Documents, as applicable.

(iii) From and after the Arrangement Effective Time, the Persons identified as the directors of SPAC as of immediately following the Arrangement Effective Time in accordance with the provisions of Section 6.3(a) shall be appointed as the directors of SPAC, each to hold office in accordance with the New SPAC Governing Documents.

Section 2.11 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to SPAC:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(ii) the Payment Spreadsheet;

(iii) duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at the Closing by the Company or any of its Subsidiaries; and

(iv) duly executed employment agreements as described in Section 6.3(b) for the Chief Executive Officer and any such other key executives, each effective as of the Closing.

(b) At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled;

(ii) copies of the written resignation and releases of all the directors and officers of SPAC and its Subsidiaries (including, for the avoidance of doubt, CallCo and ExchangeCo), effective as of the Closing; and

(iii) duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at the Closing by Sponsor, SPAC or any of SPAC’s Subsidiaries (including, for the avoidance of doubt, CallCo and ExchangeCo).

(c) On the Closing Date, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in the Company Transaction Expenses and Cash Certificate pursuant to Section 2.9(a), which shall include the respective amounts and wire transfer instructions for the payment thereof.

(d) At the Closing, SPAC shall repay in full the aggregate outstanding amount due under all Working Capital Loans to the payee designated by Sponsor by wire transfer of immediately available funds to the account designated by Sponsor.

Section 2.12 Surrender of Company Securities and Disbursement of Stockholder Arrangement Consideration.

(a) Prior to the Arrangement Effective Time, SPAC shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging and/or verifying the cancellation of share certificates (where share certificates were issued) representing (or, in the case of the Company, shareholders’ ledger entries recording ownership of) Company Common Shares (“Company Certificates”). At the Closing, SPAC shall deposit, or cause to be deposited, a copy of the shareholders’ ledger of the Company (and/or the Payment Spreadsheet) with the Exchange Agent updated to reflect, effective immediately following the Arrangement Effective Time, the issuance of the Stockholder Arrangement Consideration receivable by the Company Shareholders and the holders of the Company Warrants in accordance with the Payment Spreadsheet. Upon consummation of the Arrangement, and subject to ARTICLE V of the Plan of Arrangement, the Stockholder Arrangement Consideration shall be duly issued to the former holders of Company Common Shares and the former holders of the Company Warrants upon the entry of the names of such former holders on the stockholders’ ledger of SPAC. Prior to the Arrangement Effective Time, substantially concurrently with the mailing of the Company Information Circular to the Company Shareholders, SPAC shall send, or shall cause the Exchange Agent to send, to each Company Shareholder a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and SPAC (a “Letter of Transmittal”), which shall specify that the delivery and/or cancellation of Company Certificates in respect of the Stockholder Arrangement Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery and/or cancellation of the applicable Company Certificates (or a Lost Certificate Affidavit in lieu thereof) and such other documents as may be reasonably requested by the Exchange Agent or SPAC in connection therewith (the Letters of Transmittal, the Company Certificates (or Lost Certificate Affidavits in lieu thereof), and such other documents, collectively, the “Transmittal Documents”).

(b) Each Company Shareholder and the holders of the Company Warrants shall be entitled to receive his, her or its Stockholder Arrangement Consideration in accordance with the Payment Spreadsheet in respect of the Company Common Shares (or Company Warrants, as applicable) represented by such Company Shareholder’s Company Certificate(s) or Company Warrants (excluding any Dissenting Shares), as soon as reasonably practicable after the Arrangement Effective Time, subject to the prior delivery to the Exchange Agent of the Transmittal Documents in respect of such Company Common Shares or Company Warrants. Until so surrendered and/or cancelled, each such Company Certificate or Company Warrants shall represent after the Arrangement Effective Time for all purposes only the right to receive such Stockholder Arrangement Consideration (or portion thereof) attributable to such Company Certificate or Company Warrants in accordance with the Payment Spreadsheet and the Plan of Arrangement.

(c) If any Stockholder Arrangement Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered and/or cancelled Company Certificate is registered, or who is registered as the shareholder in the shareholders’ ledger of the Company’s, immediately prior to the Arrangement Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Common Shares shall have been permitted in accordance with the terms of the Company Governing Documents, each as in effect immediately prior to the Arrangement Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Arrangement Consideration (or portion thereof), or the Person in whose name such Stockholder Arrangement Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or SPAC and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or provide to the Exchange Agent evidence reasonably satisfactory to the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Shareholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to SPAC (a “Lost Certificate Affidavit”), which at the reasonable discretion of SPAC may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond or other security in such sum as SPAC may reasonably direct, provided that such sum shall not exceed 150% of the fair market value of the shares represented by such lost, stolen or destroyed Company Certificate as indemnity against any claim that may be made against SPAC or the Company with respect to the Company Common Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.12(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Arrangement Effective Time, there shall be no further registration of transfers of Company Common Shares except as specifically provided for in the Plan of Arrangement. If, after the Arrangement Effective Time, (i) Company Certificates are presented to SPAC or the Exchange Agent, then, in each case, they shall be canceled and exchanged for the Stockholder Arrangement Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.12 and the Plan of Arrangement. No dividends or other distributions declared or made after the date of this Agreement with respect to shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares with a record date after the Arrangement Effective Time will be paid to the holders of any Company Certificates that, as of such record date, have not yet been surrendered with respect to the shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, Section 2.15 and the Plan of Arrangement, following the Arrangement Effective Time and surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit) and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Arrangement Consideration (or portion thereof) to be delivered in exchange therefor and the amount of any such dividends or other distributions with a record date after the Arrangement Effective Time theretofore paid with respect to such shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares.

(f) All securities issued upon the surrender of Company Certificates (or delivery of a Lost Certificate Affidavit) or otherwise issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Shares represented by such Company Certificates.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Common Stock or ExchangeCo Share will be issued by virtue of the Arrangement (including the Share Exchanges) or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of SPAC Common Stock or ExchangeCo Share (after aggregating all fractional shares of SPAC Common Stock or ExchangeCo Shares, as applicable, that otherwise would be received by such holder) shall instead have the number of shares of SPAC Common Stock or ExchangeCo Shares issued to such Person rounded down to the nearest whole share of SPAC Common Stock or ExchangeCo Share, as applicable, without payment in lieu of such fractional shares.

Section 2.13 Dissent Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CBCA, Company Common Shares that are outstanding immediately prior to the Arrangement Effective Time and that are held by Company Shareholders who have not voted in favor of the Arrangement nor consented thereto in writing and who have exercised their dissent rights pursuant to Section 190 of the CBCA and otherwise complied with all of the provisions of the CBCA relevant to the exercise and perfection of dissenters’ rights with respect to such Company Common Shares (the “Dissenting Shares” ) shall not be exchanged for, and any such Company Shareholder shall have no right to receive, any Stockholder Arrangement Consideration pursuant to the Arrangement, and any holder of Dissenting Shares shall cease to have any of the rights as a shareholder of the Company save for the right to be paid fair value for such holder’s Dissenting Shares in accordance with the Plan of Arrangement. Any Company Shareholder who prior to the Arrangement Effective Time fails to perfect or validly withdraws a written objection or otherwise loses his, her or its rights to payment for their Company Common Shares pursuant to section 190 of the CBCA shall be treated in the same manner as a Company Shareholder who did not exercise their dissent rights pursuant to Section 190 of the CBCA.

(b) Prior to the Arrangement Effective Time, the Company shall give SPAC (i) prompt notice of any written objection to the Company Arrangement Resolution pursuant to Section 190 of the CBCA received by the Company and any withdrawals of such objection, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of Dissent Rights. Subject to the requirements of Section 190 of the CBCA (as the same may be amended by the Interim Order or the Plan of Arrangement), the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Dissenting Shares or offer to settle or settle any demand made pursuant to Section 190 of the CBCA.

Section 2.14 Withholding. Each of the Company, SPAC, ExchangeCo, the Exchange Agent, and their respective agents shall be entitled to deduct and withhold from amounts payable to any persons pursuant to this Agreement or the Arrangement and the consideration otherwise payable pursuant to this Agreement or the Arrangement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Tax Act or any provision of provincial, state, local or foreign Tax Law. Without limiting the foregoing, the Company, SPAC, ExchangeCo, the Exchange Agent, and their respective agents may give effect to withholding hereunder by withholding any consideration issued in the form of shares of SPAC Common Stock or ExchangeCo Exchangeable Shares or other consideration issued in kind, and then selling such portion of such shares of SPAC Common Stock or ExchangeCo Exchangeable Shares (which shall first be converted into shares of SPAC Class A Common Stock in accordance with the terms of the ExchangeCo Exchangeable Shares and the Exchange and Support Agreement) or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. Any such sales shall be conducted in compliance with applicable securities laws and the policies of any stock exchange on which such shares are listed. To the extent that amounts are so withheld by SPAC, the Company, ExchangeCo, the Exchange Agent, or their respective agents, as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.15 Earnout Arrangements.

(a) Earnout Period; Earnout Recipients. For purposes of this Section 2.15, the “Earnout Period” means the period beginning on the Closing Date and ending on the date that is twenty-four (24) months thereafter, and “Earnout Payment Date” means the 10th Business Day after the last day of the Earnout Period.

(b) Revenue Earnout. Subject to Section 2.15(d), if the GNQ Companies achieve the 2026 TCV Threshold, then SPAC shall issue on the Earnout Payment Date additional consideration in an amount equal to 7,500,000 shares of SPAC Class A Common Stock (valued at $10.00 per share) to the Persons and in the pro rata amounts set forth on the Earnout Payment Spreadsheet (the “Earnout Recipients”).

(c) Share Price Earnout. Subject to Section 2.15(d), during the Earnout Period, subject to the terms and conditions set forth herein, SPAC shall issue on the Earnout Payment Date additional shares of SPAC Class A Common Stock up to an aggregate of 7,500,000 shares (the “Share Price Earnout”, and together with such shares issued under the Revenue Earnout or the Share Price Earnout, the “Earnout Shares;” provided that if the Earnout Recipient is a Company Electing Shareholder, then such Earnout Shares shall be paid in the form of ExchangeCo Exchangeable Shares in lieu of SPAC Class A Common Stock), to the Persons set forth on the Earnout Payment Spreadsheet, with each Earnout Recipient receiving its pro rata portion of such shares as set forth on the Earnout Payment Spreadsheet. SPAC shall issue the Earnout Shares as soon as commercially practicable and in any event within ten (10) Business Days following the occurrence of the following circumstances during the Earnout Period (each, a “Triggering Event”):

(i) 2,500,000 shares if the VWAP of the SPAC Class A Common Stock equals or exceeds $15.00 for any twenty (20) Trading Days (which need not be consecutive) within any period of forty (40) consecutive Trading Days, or SPAC is acquired in a Change of Control Event at a per-share price equal to or greater than $15.00; and

(ii) an additional 1,250,000 shares for each $2.50 increment above $15.00 (i.e., at $17.50, $20.00 and $22.50), in each case if the VWAP equals or exceeds such threshold for any twenty (20) Trading Days (which need not be consecutive) within any period of forty (40) consecutive Trading Days during the Earnout Period, or SPAC is acquired in a Change of Control Event at a per-share price equal to or greater than such threshold; provided, that (A) no shares shall be earned for any threshold above $25.00 and (B) the aggregate number of shares earned under this Section 2.15(c) shall not exceed 7,500,000 shares (each of the milestones listed in Section 2.15(c)(i) and Section 2.15(c)(ii), an “Earnout Milestone”).

Subject to Section 2.15(d), once earned under this Section 2.15(c), such shares shall not be subject to forfeiture based on subsequent decreases in share price. The share price threshold set forth above is referred to herein as the “Share Price Target”, and such Share Price Target shall be subject to equitable adjustment for any share split, reverse share split, share dividend, combination, recapitalization, reorganization, reclassification, combination, exchange of shares or and the like after the Closing related to SPAC Common Stock, occurring on or after the date hereof and prior to the time any such Earnout Shares are delivered to the Earnout Recipients.

(d) Higher-of; No Double-Counting. If both Section 2.15(b) and Section 2.15(c) would be satisfied, the Company Shareholders shall be entitled only to the earnout with the greater aggregate value, and the other shall be disregarded for purposes of this Section 2.15. Earnouts under this Section 2.15 shall not be cumulative.

(e) Change of Control. In the event that during the Earnout Period SPAC is subject to a Change of Control at an express or implied price per share in the applicable transaction as determined in good faith by the Board of directors of SPAC (taking into account any issuance of Earnout Shares pursuant to this Section 2.15(e) in connection therewith) (the “Change of Control Price”) that is equal to or greater than the applicable Share Price Target, then, subject to the terms and conditions of this Agreement, a Triggering Event shall be considered to have occurred pursuant to the applicable subsection of Section 2.15(c).

(f) Contractual Rights. Following the Closing (including during the Earnout Period), SPAC and its Subsidiaries will be entitled to operate their respective businesses based upon their respective business requirements. Each of SPAC and its Subsidiaries will be permitted, following the Closing (including during the Earnout Period), to make changes at their sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their business, including actions that may have an impact on the price per share of SPAC Class A Common Stock, the achievement of the Revenue Earnout, the occurrence of a Change of Control and any related Change of Control Price and ability of the Earnout Recipients to earn the Earnout Shares, and the Earnout Recipients will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. The rights to the Earnout Shares (i) are solely contractual rights, (ii) will not be evidenced by a certificate, do not constitute securities or other instruments and are not readily marketable, and (iii) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part. Notwithstanding anything to the contrary in this Agreement, in the event that any Earnout Recipient who is an individual dies, or any Earnout Recipient that is any entity is dissolved or otherwise ceases to exist, prior to the occurrence of a Triggering Event and the issuance of any Earnout Shares to such Earnout Recipient, all rights of such Earnout Recipient to receive any Earnout Shares under this Section 2.14 shall immediately terminate and be of no further force or effect, and no Earnout Shares shall be issuable or payable to such Earnout Recipient, its estate, heirs, successors, assigns, or any other person or entity claiming by, through, or under such Earnout Recipient.

(g) Availability of Earnout Funds. At all times during the Earnout Period, SPAC shall (i) keep available for issuance a sufficient number of unissued shares of SPAC Class A Common Stock to permit SPAC to satisfy its obligations set forth in this Section 2.15; (ii) take all actions required to increase the authorized number of shares of SPAC Class A Common Stock if at any time there are insufficient authorized but unissued shares of SPAC Class A Common Stock to permit it to satisfy its obligations set forth in this Section 2.15; and (iii) if, at the time the Earnout Shares are issued, SPAC is listed as a public company on, and the SPAC Class A Common Stock is tradeable over, the Exchange, SPAC shall use commercially reasonable efforts to cause Earnout Shares, when issued, to be approved for listing on the Exchange or such other securities exchange on which the shares of SPAC Common Stock are then listed, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except (a) as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 10.9 (and any reference in this Agreement or any Ancillary Agreement to this ARTICLE III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Letter in accordance with Section 10.9) or (b) as otherwise contemplated by the Arrangement with respect to the reasonably apparent effects of any such actions on the matters contemplated by Section 3.2, Section 3.3, Section 3.4(a), and Section 3.12:

Section 3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Governing Documents. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company Governing Documents and the governing documents of each other GNQ Company, including all amendments thereto as in effect as of the date of this Agreement.

Section 3.2 Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth in Section 3.2(a) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate or other entity power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. One hundred percent (100%) of the shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens and Liens arising from the applicable GNQ Company’s Governing Documents and applicable securities Laws), have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the applicable GNQ Company’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right.

(b) As of the date of this Agreement, the maximum number and the classes of shares the Company is authorized to issue and the number and the classes of shares the Company has issued is an unlimited number of Company Common Shares, of which 21,656,850 shares are issued and outstanding.

(c) As of the date of this Agreement the only warrant to purchase Company Common Shares outstanding is the Company Warrants.

(d) All Company Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the Company Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The Company Common Shares have the rights, preferences, privileges and restrictions set forth in the Company Governing Documents.

(e) As of the date of this Agreement, the Company has reserved (i) 1,420,134 Company Common Shares upon exercise of Company Options and (ii) 360,880 Company Common Shares upon exercise of the Company Warrants.

(f) Other than the Company Required Approval, there is no consent required of the Company Shareholders in connection with the approval of the Transactions.

(g) Except as set forth in Section 3.2(g) of the Company Disclosure Letter and for (i) the Company Options, (ii) the Company Convertible Notes, (iii) the Company Warrants, and (iv) the shares or other equity securities owned by the Company in its Subsidiaries, there are no authorized or outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company or any Company Subsidiary of any Company Common Shares or other equity securities, and there are no promises or commitments (whether oral or written) to grant any options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any Company Common Shares (or other equity securities in its Subsidiaries). Except as set forth in Section 3.2(g) of the Company Disclosure Letter and the Company Governing Documents, no GNQ Company is a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting, transfers or giving of written consents with respect to any security or by a director of any GNQ Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of a GNQ Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2, except for employment offer letters entered into in the Ordinary Course, copies of which have been provided to SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of a GNQ Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such GNQ Company’s equityholders may vote. The Company has not adopted any shareholder rights plan or similar agreement to which any GNQ Company would be or become subject, party or otherwise bound.

(h) Section 3.2(h) of the Company Disclosure Letter sets forth the Company Options and Company Convertible Notes ledger dated as of the date of this Agreement, which reflects all then outstanding Company Options and Company Convertible Notes and lists the applicable exercise prices and vesting schedules therefor as of such date, and whether such vesting accelerates in connection with the transactions contemplated by the Agreement.

(i) The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means, except for customary adjustments in connection with stock splits and the like. Except for the Company Common Shares, the Company has no obligation (contingent or otherwise) to purchase or redeem any of the Company Common Shares.

(j) The only Company Common Shares that will be outstanding immediately after the Closing will be such share(s) owned by ExchangeCo following the Arrangement Effective Time. Following the Arrangement Effective Time, each Company Option (whether vested or unvested) and each Company Convertible Note outstanding immediately prior to the Arrangement Effective Time, shall have automatically and without any required action on the part of the Company, SPAC or any holder or beneficiary thereof, been converted into Replacement Options or Company Common Shares, as applicable, in accordance with Section 2.10(c).

Section 3.3 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Company Required Approval, the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, distribution of the Company Information Circular, and approval by the Court of the Arrangement and entry of the Interim Order and the Final Order, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of each of the GNQ Companies and their respective directors, officers and shareholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Required Approval, (ii) the receipt of the Interim Order and the Final Order and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4 Financial Statements.

(a) The Company has made available to SPAC (a) the unaudited consolidated balance sheet of GNQ Insilico Inc. as of December 31, 2024 and the period from incorporation to December 31, 2023, and the related unaudited consolidated statements of comprehensive loss, shareholders’ equity (deficit) and cash flows for the year then ended (collectively, the “Company Year-End Financial Statements”), and (b) the unaudited condensed consolidated interim balance sheet of GNQ Insilico Inc. as of September 30, 2025 and the related unaudited statements of comprehensive income (loss), shareholders’ equity and cash flows for the period ended September 30, 2025 (the “Company Interim Financial Statements” and together with the Company Year-End Financial Statements and SEC Financials following delivery, collectively, the “Company Financial Statements”). The Company Financial Statements, including, in the case of the year-end financial statements, the notes thereto, are true and correct in all material respects and present fairly the financial condition, operating results, shareholders’ equity and cash flows of the GNQ Companies as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated, except as otherwise noted therein and, in the case of the Company Interim Financial Statements, subject to the absence of notes and to normal recurring year-end adjustments that, individually or in the aggregate, would not be material in amount or effect. The books of account, ledgers, order books, records and other financial documents of the GNQ Companies accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has in place disclosure controls and procedures that are designed to provide reasonable assurances that material information relating to the GNQ Companies (including any fraud that involves management or other employees who have a significant role in the internal controls of the GNQ Companies) is made known to the management of the Company by others within any of the GNQ Companies and are effective in recording, processing, summarizing and reporting financial data. The GNQ Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the date of incorporation, neither the Company nor, to the knowledge of the Company, any Representative of any of the GNQ Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the GNQ Companies with respect to the Company Financial Statements or the internal accounting controls of any of the GNQ Companies, including any written complaint, allegation, assertion or claim that any of the GNQ Companies has engaged in questionable accounting or auditing practices. Since the date of incorporation, to the knowledge of the Company, no attorney representing any of the GNQ Companies, whether or not employed by any of the GNQ Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the GNQ Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of any of the GNQ Companies.

Section 3.5 Material Contracts.

(a) Section 3.5(a) of the Company Disclosure Letter lists all Contracts (other than Company Benefit Plans) to which any GNQ Company is a party, by which any GNQ Company is bound or to which any GNQ Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) obligations of, or payments to, any of the GNQ Companies of $200,000 or more in any twelve-month period or $500,000 or more over the term of the Contract;

(ii) any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $100,000 or more, including any convertible debt/equity instruments;

(iii) any real property leasehold interest (“Real Property Lease”);

(iv) any Contract (A) pursuant to which the GNQ Companies grant any right or license to material Owned Intellectual Property to any Person (excluding non-exclusive licenses granted in the Ordinary Course), (B) pursuant to which the GNQ Companies obtain the right to use any material Licensed Intellectual Property (excluding licenses for commercial off the shelf computer software, software-enabled services or data services for which the GNQ Companies pay less than $500,000 on an annual basis), or (C) that constitutes a concurrent use agreement, settlement agreement or co-existence agreement with respect to any material Owned Intellectual Property;

(v) Contracts between the GNQ Entities and any Governmental Authority;

(vi) Contracts which (A) remain in effect immediately following the Closing and limit the right of any GNQ Company to engage in any line of business or in any geographic area, or to Develop, license or sell any products or services (including the Company Products), or to compete with any Person; (B) grant any exclusive license of material Owned Intellectual Property to any Person that is not a GNQ Company or (C) involve any joint or collaborative Development or contribution of any material Owned Intellectual Property by any GNQ Company;

(vii) Contracts between (A) on the one hand, any of the GNQ Companies, and (B) on the other hand, any Company Shareholder or any of his, her or its Affiliates;

(viii) Contracts with content creators which provide for guaranteed commitments and/or payments by the Company in excess of $50,000 in any fiscal year;

(ix) the grant of material rights to Develop, license, market or sell any material Company Products; and

(x) Contracts that in the Company’s determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) True, correct and complete copies of the Contracts required to be listed in Section 3.5(a) of the Company Disclosure Letter, have been delivered to or made available to SPAC prior to the date of this Agreement, together with all amendments thereto.

(c) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, all Contracts to which any of the GNQ Companies is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the GNQ Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be, in default under any Contract to which any of the GNQ Companies is a party or by which its assets are bound.

(d) Since the date of their incorporation, none of the GNQ Companies has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock or other equity interests or made any loans or advances to any Person, other than advances to employees for expenses in the Ordinary Course.

Section 3.6 Intellectual Property.

(a) Section 3.6(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each item of Owned Registered IP, enumerating specifically, as applicable, the serial, registration or application number, title, jurisdiction, date of filing, date of issuance, and the names and addresses of the current applicant(s) or registered owners(s).

(b) Each item of Owned Registered IP is, as of the date of this Agreement, subsisting and, solely with respect to issued or registered items included therein, valid and enforceable. All registration, maintenance and renewal fees currently due in connection with Owned Registered IP have been paid and all documents, recordations and certificates in connection with such Registered IP currently required to be filed have been filed with the relevant Patent, Copyright, Trademark or other authorities in Canada or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Owned Registered IP and recording the GNQ Companies’ ownership interests therein. None of the Owned Registered IP has been or are subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or covered business method (CBM) review), cancellation, abandonment, invalidation, expungement or opposition proceeding.

(c) Except as set forth in Section 3.6(c) of the Company Disclosure Letter, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, Governmental Authority (each a “Designated Entity”) were used in the Development or commercialization, in whole or in part, of any Owned Intellectual Property in such a manner that any Designated Entity has any right, title or interest (including any usage, license, ownership, co-ownership or other rights) in or to any Owned Intellectual Property.

(d) There are no Actions currently before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world with jurisdiction over Intellectual Property (including before U.S. Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office, or similar authority anywhere in the world) to which any of the GNQ Companies is a party and in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any material Owned Intellectual Property.

(e) The GNQ Companies (i) are the sole and exclusive owner of, and possess all right, title, and interest in and to, any and all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) are duly licensed or otherwise possess the lawful right to use any and all Licensed Intellectual Property used or held for use by, for, or on behalf of the GNQ Companies in the operation of or in connection with the business or in connection with the Company Products. Except as set forth in Section 3.6(e) of the Company Disclosure Letter, the Company Intellectual Property constitutes all of the Intellectual Property materially necessary for the operation of the business of the GNQ Companies as conducted as of the date of this Agreement. The GNQ Companies have taken commercially reasonable actions to maintain and protect each item of Owned Intellectual Property material to the business of the GNQ Companies, including with respect to the validity and enforceability thereof. The GNQ Companies have not transferred ownership of, or granted any exclusive rights in or to any Owned Intellectual Property to any other Person.

(f) None of the GNQ Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the GNQ Companies prepared in accordance with IFRS applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement or the Ancillary Agreements to which it is or will be a party (other than due to a breach hereunder or thereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder or thereunder), and (v) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.6(f) of the Company Disclosure Letter. Except as set forth in Section 3.6(f) of the Company Disclosure Letter or to the extent de minimis (individually and in the aggregate), as of the date of this Agreement, no GNQ Company has any indebtedness for borrowed money nor has incurred any guarantees in respect of indebtedness for borrowed money. No GNQ Company has any material off-balance sheet arrangements that are not disclosed in Section 3.6(f) of the Company Disclosure Letter.

(g) To the knowledge of the GNQ Companies, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation, dilution or other violation of any Owned Intellectual Property by any other Person, and the GNQ Companies have not brought any proceeding or sent any notices to any other Person regarding the foregoing. The operation of the GNQ Companies’ business as currently conducted, including the use of any Company Product in accordance with the terms and conditions under which the GNQ Companies license or otherwise provide such Company Products to their customers as of the date of this Agreement or Company Intellectual Property as used by the GNQ Companies as of the date of this Agreement, does not infringe (directly or indirectly, including via contribution or inducement), misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, any Intellectual Property owned by any other Person, and does not constitute unfair competition or unfair trade practices under the Law of any jurisdiction in which the GNQ Companies conduct their business or in which Company Products are manufactured, marketed, distributed, licensed or sold. Except as set forth in Section 3.6(g) of the Company Disclosure Letter, since the date of their incorporation, the GNQ Companies have not been sued in any proceeding or received any written communications alleging that the GNQ Companies have infringed, misappropriated, or otherwise violated or, by conducting its business, would infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person, inviting the GNQ Companies to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any Company Product or the conduct of the business, or challenging the ownership, use, validity or enforceability of any Owned Intellectual Property. To the knowledge of the GNQ Companies, no Owned Intellectual Property or Company Product is subject to any proceeding, order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the GNQ Companies, or that may affect the validity, use or enforceability of any Owned Intellectual Property.

(h) Section 3.6(h) of the Company Disclosure Letter lists all material Company Products. Except in accordance with the applicable Privacy Policies and Law, none of the Company Products (i) sends personal information of a user to another Person without the user’s consent, which may be implied depending on the circumstances (ii) records a user’s actions without such user’s knowledge or (iii) employs a user’s Internet connection without such user’s knowledge to gather or transmit information regarding such user or such user’s behavior. To the knowledge of the GNQ Companies, since the date of their incorporation, there have not been any claims asserted against the GNQ Companies related to the Company Products.

(i) Except as set forth in Section 3.6(j)(i) of the Company Disclosure Letter, the GNQ Companies have not granted any options or licenses to any material Company Intellectual Property other than customer and end-user licenses granted in the Ordinary Course. All customer and end user licenses to the Company Products have been granted solely on a software-as-a-service basis, and no such licensee has been provided with direct access to the GNQ Companies’ confidential Proprietary Information. Except as set forth in Section 3.6(j)(ii) of the Company Disclosure Letter, the GNQ Companies are not obligated to pay any sales or revenue-based royalties to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any material Company Products or Owned Intellectual Property.

(j) With respect to the Company Intellectual Property Agreements:

(i) Each Company Intellectual Property Agreement is valid and subsisting, and, to the knowledge of the GNQ Companies, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(ii) The GNQ Companies are not (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of their obligations hereunder or thereunder), in breach of any Company Intellectual Property Agreement;

(iii) There are no disputes or proceedings (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the GNQ Companies thereunder; and

(iv) No Company Intellectual Property Agreement requires the GNQ Companies to include any Intellectual Property owned by another Person in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product.

(k) The execution, delivery or performance of this Agreement, including the consummation of the Transactions, will not result in, pursuant to any Contract to which the GNQ Companies are a party as of the date of this Agreement: (i) the GNQ Companies granting to any other Person any right to or with respect to any Intellectual Property owned by the GNQ Companies or Licensed Intellectual Property; (ii) the GNQ Companies being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of its business; (iii) the GNQ Companies being obligated to pay any sales or revenue-based royalties or other material amounts to any other Person in excess of those payable by any of them, respectively, in the absence of this Agreement; or (iv) any termination of the ability to use any of the Company Intellectual Property.

(l) Following Closing, none of the GNQ Companies will retain any rights in or have any right to use any of the Owned Intellectual Property.

(m) To the Company’s knowledge, the IT Systems (i) perform in material conformance with their documentation; (ii) have not suffered any material persistent substandard performance, breakdown or failure; (iii) are free from any material defects or vulnerabilities; (iv) to the knowledge of the GNQ Companies do not contain any virus, malware, bugs, worms, software bombs, software routine or hardware component which could permit unauthorized access or disable or otherwise harm any computer, systems or Software, or any software routine which could disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software; and (v) are protected by regular testing and assessments to identify the potential for items listed in (ii) to (iv).

(n) Except as set forth in Section 3.6(n) of the Company Disclosure Letter, no Open Source Software has been used in connection with the development of, is incorporated into or has been distributed with, in whole, or in part, any Owned Intellectual Property in a manner that (i) requires the licensing, disclosure or distribution of any Owned Intellectual Property (other than any Open Source Software included therein) to any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing or distribution of any Owned Intellectual Property, or imposes contractual restrictions on the rights of licensees or other recipients to decompile, disassemble or otherwise reverse engineer any Owned Intellectual Property (other than any Open Source Software included therein), or (iii) grants, or purports to grant, to any Person, any rights or immunities under any Owned Intellectual Property (other than with respect to any Open Source Software included therein). Each of the GNQ Companies is in material compliance with all material notice, attribution and other requirements applicable to any and all Open Source Software used in the business of the GNQ Companies.

(o) Except as set forth in Section 3.6(o) of the Company Disclosure Letter, the GNQ Companies have not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any other Person of, any Company Source Code, other than disclosures to employees, Contract Workers and other service providers of the GNQ Companies involved in Software or IT Systems development or maintenance for or on behalf of the GNQ Companies and subject to a written confidentiality agreement. No event has occurred, and, to the knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the GNQ Companies of any Company Source Code, other than disclosures to employees, Contract Workers and other service providers of the GNQ Companies involved in Software or IT Systems development or maintenance for or on behalf of the GNQ Companies and subject to a written confidentiality agreement. Without limiting the foregoing, neither the execution nor performance of this Agreement or any of the transactions contemplated by this Agreement will result in delivery to another Person of any Company Source Code pursuant to any Contract to which the GNQ Companies are a party as of the date of this Agreement.

(p) Except as set forth in Section 3.6(p) of the Company Disclosure Letter, since the date of their incorporation, to the Company’s knowledge based on reasonable diligence: (i) no Computer Security Incident has occurred that would require notification of individuals, other affected parties, law enforcement, or any Governmental Authority pursuant to Privacy Laws; (ii) no material violation of Privacy Laws by the GNQ Companies or their agents has occurred that would require notification to individuals or any Governmental Authority; and (iii) no material violation by the GNQ Companies or their third party Contract Workers or vendors of obligations relating to processing of Confidential Information has occurred that would require notification to third parties.

(q) The GNQ Companies have established and maintain appropriate technical, physical and organizational measures, in material compliance with Privacy Laws and Privacy Policies. The GNQ Companies take appropriate steps designed to protect Personal Information and Confidential Information and prevent Computer Security Incidents. The GNQ Companies have taken steps designed to ensure that third party Contract Workers or vendors with access to Personal Information have been appropriately vetted and, where required by Privacy Laws, are contractually bound to provide the same level of protection as required of the GNQ Companies herein. The GNQ Companies have taken commercially reasonable steps designed to ensure that employees or Contract Workers with the right to access Personal Information, Confidential Information or IT Systems are subject to appropriate written obligations of confidentiality.

(r) The GNQ Companies have implemented and maintain commercially reasonable and adequate security, disaster recovery, incident response and business continuity plans, procedures and measures that are appropriate for the nature and scope of the GNQ Companies’ business operations and the sensitivity and volume of the Personal Information processed by the GNQ Companies.

(s) Section 3.6(r) of the Company Disclosure Letter identifies all current privacy policies regarding the Processing of Personal Information by the GNQ Companies, including the GNQ Companies’ policies concerning the Processing of Personal Information on behalf of the GNQ Companies (collectively, “Privacy Policies”). True, correct and complete copies of each such Privacy Policy have been made available to SPAC.

(t) The GNQ Companies and their agents, as applicable, have (i) provided adequate notice and obtained any necessary consents from data subjects as required by Privacy Laws for the Processing of Personal Information as conducted by or for the GNQ Companies, and (ii) since the date of their incorporation, materially complied with: (a) Privacy Laws, and (b) the terms of any Contracts by which any GNQ Companies are bound relating to the Processing of Personal Information or Confidential Information, (c) any privacy choices (including opt-out preferences), to the extent provided by an Privacy Law, of data subjects relating to Personal Information, and (d) the GNQ Companies’ Privacy Policies, (collectively, “GNQ Data Commitments”). The GNQ Companies take reasonable steps designed to ensure their material compliance with all GNQ Data Commitments.

(u) No Actions, or order, warrant, regulatory opinion, audit result, notice, complaint, or claim for compensation by any Governmental Authority, or by any Person including a data subject, are pending or, to the knowledge of the Company, threatened against any of the GNQ Companies relating to the Processing of Personal Information or Confidential Information or Computer Security Incidents. To the knowledge of the Company, the GNQ Companies have not been involved in any judicial proceeding or arbitration relating to Privacy Laws, Personal Information, Confidential Information or Computer Security Incidents.

(v) The GNQ Companies maintain and protect the confidentiality of all Proprietary Information constituting material Owned Intellectual Property. In addition to the foregoing, to the knowledge of the GNQ Companies, (i) there has been no misappropriation by any Person of any Confidential Information of the GNQ Companies, (ii) no employee, agent or other Contract Worker of the GNQ Companies has misappropriated any Confidential Information of any other Person in the course of performance as an employee, agent or other Contract Worker of the GNQ Companies, and (iii) no employee, agent or other Contract Worker of the GNQ Companies is in default or breach of any term of any Contract relating in any way to the protection, ownership, development, use or transfer of Owned Intellectual Property as a result of their performance of their duties for the GNQ Companies.

(w) Except as set forth in Section 3.6(w)(i) of the Company Disclosure Letter, all current and former employees, Contract Workers, of the GNQ Companies having access to material Proprietary Information included in the Owned Intellectual Property has executed and delivered to the GNQ Companies, as applicable, written agreements regarding their contractual obligations to protect such material Proprietary Information. Except as set forth in Section 3.6(w)(ii) of the Company Disclosure Letter, each current and former employee of the GNQ Companies who works or worked in connection with any part of the business of the GNQ Companies and each current and former Contract Worker who provides or provided services to the GNQ Companies, in each case, that was or is involved in the Development of any material Intellectual Property for or on behalf of the GNQ Companies (each, an “Author”) has executed a written agreement expressly assigning to the GNQ Companies all of such Person’s right, title and interest in and to all Intellectual Property Developed within the scope of employment with and during the term of such Author’s work for the GNQ Companies (or, solely with respect to Contract Workers, expressly granting to the GNQ Companies a license or right to use such Intellectual Property), except to the extent that the GNQ Companies have waived, in writing, all moral rights therein to the extent applicable and legally permissible. No such Person has claimed an ownership interest in any of the Owned Intellectual Property. The Company has provided copies of all forms of such Intellectual Property assignment documents currently used by the GNQ Companies. To the knowledge of the Company, no current or former Author (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such Author’s being employed by, or performing services for, the GNQ Companies, or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the GNQ Companies that is subject to any agreement under which such Author has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(x) Except as set forth in Section 3.6(x) of the Company Disclosure Letter, the GNQ Companies do not actively operate any social media accounts with respect to their business.

Section 3.7 Title to Properties and Assets; Liens. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the GNQ Companies has good and marketable title to its properties, assets and rights, including the Owned Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens. With respect to the properties, assets and rights leased by the GNQ Companies, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the GNQ Companies is in material compliance with such leases and has a valid leasehold interest free of any Liens, other than Permitted Liens. Such properties, assets and rights constitute all the properties, assets and rights necessary for the GNQ Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted except as has not had or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Real Property.

(a) None of the GNQ Companies own, and none of the GNQ Companies has ever owned, any real property.

(b) No GNQ Company is in material default under the Real Property Leases, and, to the knowledge of the Company, there is no material default by any lessor under the Real Property Leases. As of the date of this Agreement, there are no disputes or forbearance programs in effect as to any such Real Property Lease.

(c) All material buildings, structures, improvements, fixtures, building systems and equipment included in the Leased Real Property are in reasonable operating condition and repair in all material respects.

(d) Each GNQ Company has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the applicable GNQ Company that is the lessee thereunder, enforceable against such GNQ Company in accordance with its terms.

(e) To the knowledge of the Company, there are no pending condemnation, eminent domain, expropriation, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Leased Real Properties. To the knowledge of the Company, no notice of such a proposed condemnation has been received by any GNQ Company.

(f) Each GNQ Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

(g) Each GNQ Company is the owner of all of its personal property and assets with good and marketable title thereto except for (i) Permitted Leins and (ii) as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Environmental Matters. As of the date of Closing, each GNQ Company has, to their knowledge, materially complied with and is currently in material compliance with all applicable Environmental Laws. If applicable, each GNQ Company possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, and such material Environmental Permits are to their knowledge in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any GNQ Company have been made available to SPAC. No GNQ Company has received any written notice, order, directive, claim or demand from any Governmental Authority with respect to (a) the generation, storage, use, handling, transportation, treatment, Release or removal of any Hazardous Materials that has not been fully cured, remediated, or resolved; or (b) any actual violation or failure to comply with any Environmental Law that has not been fully cured or resolved. The representations and warranties set forth in this section are the sole and exclusive representations and warranties concerning the environment or Environmental Laws.

Section 3.10 Compliance with Other Instruments. None of the GNQ Companies is in material violation of any term of its Governing Documents. None of the GNQ Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or (except for obtaining the Company Required Approval, the filing of the Plan of Arrangement, the obtaining of the Interim Order and the Final Order and the receipt of the Regulatory Approvals) require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the GNQ Companies is a party or by which any of the GNQ Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, or (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Compliance with Laws. Each of the GNQ Companies has, since the date of their incorporation, been in compliance with, all applicable Laws, except where such failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to the GNQ Companies, taken as a whole. Since the date of their incorporation, none of the GNQ Companies has received any written notice of or been charged with the violation of any Laws, except where such violation is not, and would not reasonably be expected to be, individually or in the aggregate, material to the GNQ Companies, taken as a whole.

Section 3.12 Absence of Changes. Except as set forth in Section 3.12 of the Company Disclosure Letter, since the date of the most recent Company Year-End Financial Statements (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the GNQ Companies have conducted their businesses in all material respects in the Ordinary Course, other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby and (c) none of the GNQ Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $500,000 individually or $1,000,000 in the aggregate to any Person other than the Company or any of its Subsidiaries, other than non-exclusive licenses in the Ordinary Course.

Section 3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Letter, as of the date of this Agreement (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the GNQ Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the GNQ Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any GNQ Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in a material change in the current equity ownership of the Company; (b) none of the GNQ Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the GNQ Companies currently pending or which any of the GNQ Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Insurance. Set forth in Section 3.14 of the Company Disclosure Letter are the insurance policies maintained in full force and effect by the GNQ Companies. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to SPAC. All premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by any of the GNQ Companies with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months.

Section 3.15 Governmental Consents. Assuming the accuracy of the representations made by SPAC in ARTICLE IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the GNQ Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals, (iii) the approval by the Court of the Plan of Arrangement and entry of the Interim Order and the Final Order,(iv) filing with the Delaware Secretary of State the SPAC Certificate of Incorporation and completing and making all filings required to be made with the Nevada Secretary of State to effect the Conversion and (v) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the aggregate value of the assets in Canada of the Company and any entities controlled by the Company, nor the gross revenues from sales in, from or into Canada generated from all assets of the Company and any entities controlled by the Company, exceeds CAD$93 million, all as determined in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.

Section 3.16 Permits. Each of the GNQ Companies has all Permits necessary for the conduct of its business as now being conducted by it, except for any Permits the lack of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the GNQ Companies is or, with the giving notice, the lapse of time or otherwise, would be, in default in any material respect under any of such Permits.

Section 3.17 Registration and Voting Rights. Except as set forth in Section 3.17 of the Company Disclosure Letter and other than with respect to actions contemplated by this Agreement, the Plan of Arrangement and the Ancillary Agreements, (a) none of the GNQ Companies is presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no shareholder of any of the GNQ Companies has entered into any agreements with respect to the voting of Company Common Shares.

Section 3.18 Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.18 of the Company Disclosure Letter, none of the GNQ Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the GNQ Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.19 Related-Party Transactions. Except as set forth in Section 3.19 of the Company Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement, any of the Ancillary Agreements, the Plan of Arrangement or any Company Benefit Plan):

(a) No director, officer, employee, shareholder, warrant holder or Affiliate of any of the GNQ Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the GNQ Companies, nor is any of the GNQ Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party, other than with respect to advances to employees for expenses in the Ordinary Course.

(b) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the GNQ Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the GNQ Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the GNQ Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the GNQ Companies, other than any such Contracts related to such Person’s (i) ownership of Company Common Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other employment benefits provided by the Company to such Person.

Section 3.20 Employment and Labor.

(a) The GNQ Companies are and have been at all times in compliance, in all material respects, with all applicable Laws relating to employees and employment or engagement of labor, including all applicable Laws relating to wages, vacation pay, hours, overtime, collective bargaining, employment discrimination, accessibility, privacy, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, immigration, and the collection and payment of income tax withholding payroll taxes, Canada Pension Plan remittances, and/or social security Taxes or other similar Taxes. All amounts due and owing to any employee as of the date of this Agreement, including for wages, vacation pay, hours, overtime, have been paid in full, or if accrued are reflected in the books of account, ledgers, order books, records and other financial documents of the GNQ Companies.

(b) None of the GNQ Companies is a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council or similar employee organization applicable to any employees and, to the knowledge of the Company, there are no threatened or apparent activities or proceedings of any labor union, works council or similar organization to organize any such employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the GNQ Companies or any of their respective employees; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting any of the GNQ Companies, and none of the GNQ Companies has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any of their respective employees since the date of their incorporation; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no charges with respect to or relating to any of the GNQ Companies pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c) To the knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made against any executive officer or director of the Company since the date of incorporation. There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving the employment of any employee of the GNQ Companies or the termination of any former employee of the GNQ Companies, in each case, other than routine claims for benefits under any Company Benefit Plan. To the knowledge of the Company, there are no material charges, investigations or administrative proceedings pending against any of the GNQ Companies pursuant to which any current or former employee of any of the GNQ Companies has alleged illegal discrimination or harassment, violations of health and safety laws, workplace injuries, or whistleblower retaliation.

(d) To the knowledge of the Company as of the date of this Agreement, no officer of any of the GNQ Companies intends to terminate his or her employment with any of the GNQ Companies, nor do the GNQ Companies have any present intention to terminate the employment of any of the forgoing.

(e) Set forth on Section 3.20(e)(i) of the Company Disclosure Letter is a complete and accurate list, as of March 16, 2026, of (i) all employees of the GNQ Companies, together with each employee’s (ii) location of employment; (iii) original start date; (iv) cumulative length of service; (v) annual base salary; (vi) annual bonus target, if any; (vii) employment status (full-time, part-time, temporary, or on leave); and (viii) whether the employee is subject to a written employment agreement. Set forth on Section 3.20(e)(ii) of the Company Disclosure Letter is a complete and accurate list, as of March 16, 2026, of all individual independent contractors engaged by any of the GNQ Companies to provide consulting or similar services (other than individual independent contractors whose principal services to the GNQ Companies consist of the posting of video content to any platforms maintained by any of the GNQ Companies).

Section 3.21 Company Benefit Plans.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan (whether written or unwritten). With respect to each material Company Benefit Plan (other than a Company Benefit Plan maintained by a PEO for the benefit of employee of the GNQ Companies based in the United States), the Company has made available to SPAC or its counsel a true, complete and correct copy, to the extent applicable, of (i) each document constituting a part of such Company Benefit Plan (or a complete and accurate description of any unwritten Company Benefit Plan); (ii) the most recent member booklet or summary plan description, including any summary of material modifications; (iii) the most recent actuarial report or other financial report or statements relating to such Company Benefit Plan; and (iv) evidence of registration of such Company Benefit Plan. All representations pursuant to this Section 3.21 in respect of any Company Benefit Plan that is sponsored by a professional employer organization, co-employer organization, human resources or benefits outsourcing entity, or similar vendor or provider (a “PEO”) under which an employee of any of the GNQ Companies based in the United States may be eligible to receive benefits in connection with the engagement by the applicable GNQ Company of a PEO shall only be made to the knowledge of the Company; provided, however, that the Company shall use commercially reasonable efforts to obtain and provide accurate information regarding such PEO-sponsored plans.

(b) Each Company Benefit Plan has been, to the extent applicable, established, administered, operated and funded in all material respects in accordance with its terms, and in all material respects in compliance with all applicable Laws, including ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits by any Person against or relating to the Company Benefit Plans (other than routine benefits claims). To the knowledge of the Company, no Company Benefit Plan is presently under audit or examination by, nor has the Company received written notice of a potential investigation, audit or examination from, any Governmental Authority. No event has occurred and no condition exists that would reasonably be expected to subject any of the GNQ Companies to any material Tax, penalty or fine in connection with any Company Benefit Plan. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Benefit Plan or the imposition of any material Lien on the assets of any of the GNQ Companies under ERISA, the Code or other applicable Laws.

(c) No Company Benefit Plan is, and none of the GNQ Companies or any ERISA Affiliate of the GNQ Companies has ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any Company Benefit Plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” Company Benefit Plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, or (iii) a “registered pension plan”, a “deferred profit sharing plan”, a “registered retirement savings plan”, or a “retirement compensation arrangement” as defined in subsection 248(1) of the Income Tax Act (Canada) or a pension plan as defined under other applicable Laws in Canada, including any such plan that is a defined benefit pension plan or a multi-employer pension plan under applicable Laws in Canada. None of the GNQ Companies or any ERISA Affiliate has withdrawn at any time within the preceding six years from any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any of the GNQ Companies.

(d) All contributions, premium payments and other amounts required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan except as would not result in material liability to the GNQ Companies.

(e) No event has occurred and no condition exists that would reasonably be expected to subject any of the GNQ Companies by reason of their affiliation with any of their ERISA Affiliate to any (i) Tax, penalty, fine, (ii) Lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any of their ERISA Affiliates (other than the GNQ Companies).

(f) None of the Company Benefit Plans provide medical, health, life or other welfare benefits after the termination of a Company employee’s employment or engagement, as applicable, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law, the terms of any written employment agreement with an employee of any of the GNQ Companies, or at the sole expense of the participant or the participant’s beneficiary.

(g) Except for accelerated vesting of certain Company Options and restricted Company Common Shares pursuant to the terms of the applicable grant agreements, and disclosed on Section 3.21(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any employee, director or individual independent contractor of any of the GNQ Companies or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any employee, director or individual independent contractor of any of the GNQ Companies; (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan, or (v) result in any payment or benefit (whether in cash or property or the vesting of property) by any of the GNQ Companies to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any of the GNQ Companies as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been documented and operated in all material respects in accordance with Section 409A of the Code and all regulations and other applicable guidance thereunder.

Section 3.22 Tax Matters. Each of the GNQ Companies has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the GNQ Companies has paid all material Taxes regardless of whether shown on a Tax Return. None of the GNQ Companies is currently subject to any material audit, administrative or judicial proceeding with respect to Taxes. None of the GNQ Companies has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the GNQ Companies has withheld or collected all Taxes required to be withheld or collected under applicable Law and has paid the same to the proper Governmental Authority. None of the GNQ Companies: (i) has received written notice from a taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated, or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to any GNQ Company. None of the GNQ Companies have been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local, or non-U.S. Law). During the two (2)-year period ending on the date of this Agreement, none of the GNQ Companies were a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code. None of the GNQ Companies is a party to any Tax allocation, Tax sharing, Tax indemnity, Tax gross-up or similar agreements (other than (i) one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes, or (ii) with any other GNQ Company) and no GNQ Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes. None of the GNQ Companies (i) have been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return, or (ii) has any Liability for the Taxes of any Person under Section 160 of the Tax Act (or any similar provision of any applicable Canadian provincial Tax legislation) or Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract, or pursuant to any applicable Law or otherwise. The Company is, and has been since its formation, treated as a foreign corporation for U.S. federal income Tax purposes. The Company has not been at any time since incorporation, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. None of the GNQ Companies has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that to their knowledge could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, as of the date of this Agreement there are no existing facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 3.23 Books and Records. The minute books of each of the GNQ Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The shareholders’ ledger, register of members or equivalent document of each of the GNQ Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the GNQ Companies, in each case except for any inaccuracies that are immaterial.

Section 3.24 Anti-Bribery Laws. None of the GNQ Companies, nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents acting on behalf of the Company, have made, directly or to the Company’s knowledge, indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, corruptly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both clauses (a) and (b) above in order to assist any of the GNQ Companies to obtain or retain business for, or direct business to any of the GNQ Companies in violation of applicable Anti-Bribery Laws. None of the GNQ Companies nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents acting on behalf of the Company, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the GNQ Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the GNQ Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, authority, and responsibility over the company’s assets.

Section 3.25 Anti-Money Laundering. The operations of each of the GNQ Companies are in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), to the extent applicable to each of the GNQ Companies (collectively, the “Anti-Money Laundering Laws”) in each case, and, no Action by or before any Governmental Authority involving any of the GNQ Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.26 Sanctions. None of any of the GNQ Companies nor any of their respective directors, officers, employees (when acting in their official capacity) or, to the knowledge of the Company, agents, is a Sanctioned Person; nor (ii) located, organized, incorporated or resident in a Sanctioned Territory. To the Company’s knowledge, none of the GNQ Companies is engaged in, any dealings or transactions with any Sanctioned Person, or in any Sanctioned Territory, in violation of Sanctions.

Section 3.27 Export Controls. The GNQ Companies, and to the Company’s knowledge, their respective agents in their capacity as such, are and have been at all times in compliance with, in all material respects, all applicable Export Laws, and none of the GNQ Companies has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

Section 3.28 Proxy/Registration Statement and Company Information Circular. The Company Information Circular and the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy/Registration Statement or in any current report of SPAC on Form 8-K shall not (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Capital Stock.

Section 3.29 Board Approval. The Company Board has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Company Shareholders, and (c) subject to the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, distribution of the Company Information Circular, approval by the Court of the Arrangement and the entry of the Interim Order and the Final Order, recommended that the eligible Company Shareholders vote for the Company Arrangement Resolution. The Company Required Approval represents the only votes of the holders of any of the Company Securities necessary in connection with entry into this Agreement by the Company and the consummation of the Transactions.

Section 3.30 Shareholder Claims. As of the date of this Agreement, (i) there have been no Actions commenced, or to the Company’s knowledge, threatened, against any GNQ Company by or on behalf of, and (ii) no GNQ Company has received written notice of any claim or dispute from (including with respect to (x) any intent to dissent from any material transaction, including the Transactions, or (y) any intent to exercise appraisal rights), a Company Shareholder or other holder of shares, options, warrants or other securities (convertible or otherwise) in any GNQ Company.

Section 3.31 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) NONE OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GNQ COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GNQ COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND (B) NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GNQ COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding “risk factors” or cautionary, predictive or forward-looking statements) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.3, Section 4.9, Section 4.12 or Section 4.16) or (ii) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of this clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 10.9 (and any reference in this Agreement or any Ancillary Agreement to this ARTICLE IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Letter in accordance with Section 10.9):

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. SPAC has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents.

SPAC is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the articles of incorporation and bylaws of SPAC, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Common Stock, 5,739,970 of which are issued and outstanding, and (ii) 10,000,000 shares of SPAC Preferred Stock, none of which are issued and outstanding.

(b) All shares of SPAC Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the SPAC Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in the Existing SPAC Charter. Upon completion of the Conversion, the authorized capital stock of SPAC will be as set forth in the SPAC Charter Upon Conversion.

(c) Except for (i) the conversion privileges of the SPAC Common Stock, (ii) the Private Units Purchase Agreement, (iii) SPAC Rights to purchase 30,525 shares of SPAC Common Stock and (iv) the PIPE Subscription Agreements, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any shares of SPAC Capital Stock. Except as set forth in Section 4.2(c) of the SPAC Disclosure Letter and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of SPAC. The shares of SPAC Common Stock outstanding on the Closing Date shall automatically convert into shares of SPAC Class A Common Stock effective upon the Closing in accordance with the provisions of the SPAC Charter Upon Conversion (such conversion also to be conditioned upon SPAC’s waiver of its anti-dilution rights contained in the Sponsor Support Agreement).

(d) Other than CallCo and ExchangeCo, SPAC does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity and does not otherwise have any Subsidiaries.

(e) Other than the SPAC Rights, the PIPE Subscription Agreements or any rights to acquire securities of the SPAC pursuant to the Arrangement or the Transactions arising under this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any Person other than CallCo. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s stockholders may vote.

(f) Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Capital Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(g) As of the date of this Agreement, Sponsor, directors and certain other insiders collectively beneficially own 3,243,590 shares of SPAC Common Stock, which will automatically convert into 3,243,590 shares of SPAC Class A Common Stock at the Arrangement Effective Time in accordance with the SPAC Charter Upon Conversion.

(h) As of the date of this Agreement, an aggregate of 610,500 private placement units are outstanding pursuant to the SPAC Private Units Purchase Agreement. Such units are, in accordance with their terms, exercisable or convertible into an aggregate of 641,025 shares of SPAC Common Stock.

Section 4.3 Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the SPAC Stockholders’ Approval, the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, distribution of the Company Information Circular, approval by the Court of the Arrangement and entry of the Interim Order and the Final Order, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval and (ii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of SPAC, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4 Financial Statements.

(a) Except as set forth in Section 4.4(a) of the SPAC Disclosure Letter, the financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with IFRS and Regulation S-X, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) SPAC has in place disclosure controls and procedures that are designed to provide reasonable assurances that (i) material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of SPAC) is made known to the management of SPAC by others within SPAC and (ii) such controls and procedures are effective in recording, processing, summarizing and reporting financial data. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the formation of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC. Since the formation of the SPAC, neither the SPAC nor, to the knowledge of SPAC, any Representative (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, or (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC.

(d) SPAC has no liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with IFRS applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than obligations and liabilities arising from or due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement or the Ancillary Agreements to which it is or will be a party (other than due to a breach hereunder or thereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the latest balance sheet included in the SPAC Financial Statements or as set forth in Section 4.4(d) of the SPAC Disclosure Letter. Except as set forth in Section 4.4(d) of the SPAC Disclosure Letter or to the extent de minimis (individually and in the aggregate), as of the date of this Agreement, SPAC does not have any indebtedness for borrowed money nor has it incurred any guarantees in respect of indebtedness for borrowed money. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

Section 4.5 Compliance with Other Instruments. SPAC is not in material violation of any term of its respective Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Stockholders’ Approval, the Final Order and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.6 Compliance with Law. SPAC is in compliance with, and since the date of its formation has been in compliance with, all applicable Laws including applicable Anti-Money Laundering Laws, except where such failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC. Since the date of its formation, SPAC has not received any written notice of or been charged with the violation of any Laws, except where such violation is not, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 4.7 Absence of Changes. Since the date of the most recent SPAC Financial Statements there has not been, individually or in the aggregate, any SPAC Material Adverse Effect. Since the date of the most recent SPAC Financial Statements, SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.8 Litigation. As of the date of this Agreement (a) there are no Actions pending or, to SPAC’s knowledge, currently threatened against SPAC or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect or result in a material change in the current equity ownership of SPAC; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.9 Governmental Consents. Assuming the accuracy of the representations made by the Company in ARTICLE III, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals, (iii) the approval by the Court of the Plan of Arrangement and entry of the Interim Order and the Final Order, (iv) filing with the Delaware Secretary of State the SPAC Certificate of Incorporation and completing and making all filings required to be made with the Nevada Secretary of State to effect the Conversion and (v) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.10 Brokers or Finders; Transaction Expenses. Except as set forth on the SPAC Disclosure Letter, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.11 Tax. SPAC has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. SPAC has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. SPAC is not currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. SPAC has not received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. SPAC has withheld or collected all Taxes required to be withheld or collected under applicable Law and has paid the same to the proper Governmental Authority. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to SPAC, which agreement or ruling would be effective after the Closing Date. SPAC has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Law). SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, as of the date of this Agreement there are no existing facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) by SPAC or any of its Subsidiaries to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 4.12 Takeover Statutes and Charter Provisions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law (including Sections 78.378 to 78.3793, inclusive, and Sections 78.411 to 78.444, inclusive, of the NRS) applies with respect to SPAC in connection with this Agreement or the Arrangement (including the Share Exchanges). As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound. The SPAC Board has taken, or prior to the Conversion Effective Time will take, all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Arrangement (including the Share Exchanges) following the Conversion.

Section 4.13 Proxy/Registration Statement and Company Information Circular. The Proxy/Registration Statement, any current report of SPAC on Form 8-K, and the information supplied by SPAC in writing specifically for inclusion or incorporation by reference in the Company Information Circular shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Arrangement Effective Time, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. For the avoidance of doubt, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates or any Company Shareholder.

Section 4.14 SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the SEC (collectively, as they have been amended or supplemented since the time of their filing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment or supplement, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. To the knowledge of SPAC, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.15 Trust Account. As of the date of this Agreement, SPAC has at least $15,800,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 25, 2024, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). The Trust Agreement is in full force and effect, and is a valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) SPAC Stockholders holding SPAC Common Stock (prior to the Arrangement Effective Time) sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their shares of SPAC Common Stock (prior to the Arrangement Effective Time) pursuant to the SPAC Governing Documents and (ii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the Existing SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the Existing SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder exercises a SPAC Share Redemption prior to Closing (or a redemption right in connection with an amendment of Existing SPAC Governing Documents to extend SPAC’s deadline to consummate the Business Combination).

Section 4.16 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.17 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (including in respect of any other potential Business Combination).

(c) Other than any officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

(d) Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the SPAC Transaction Expenses) or any Contracts that are exhibits to the SPAC SEC Filings, and except as set forth in Section 4.17(d) of the SPAC Disclosure Letter, SPAC is not a party to any Contract with any other Person that (i) obligates SPAC to make payments of $200,000 or more as of the date of this Agreement or (ii) will remain in effect immediately following the Closing and limit the right of any GNQ Company to engage in any line of business or in any geographic area in any material respect.

Section 4.18 Nasdaq Quotation. As of the date of this Agreement, SPAC Common Stock and SPAC Rights are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “IBAC” and “IBACR” respectively. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock or the SPAC Rights or terminate the listing of SPAC Common Stock or SPAC Rights on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Common Stock or SPAC Rights under the Exchange Act except as contemplated by this Agreement.

Section 4.19 Corporate Approvals. The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) determined that this Agreement, the Plan of Conversion, the Conversion and the other Transactions are advisable, fair to and in the best interests of SPAC and the SPAC Stockholders, (b) adopted, approved and declared advisable this Agreement, the Plan of Conversion, the Conversion and the other Transactions, in accordance with the requirements of the NRS, (c) directed that this Agreement, the Plan of Conversion and the Conversion be submitted to the stockholders of SPAC for adoption and approval, (d) determined that the transactions contemplated hereby constitute a Business Combination and (e) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposals (including the approval of the Plan of Conversion and the Conversion). The SPAC Stockholders’ Approval represents the only votes of the holders of any of SPAC’s capital stock necessary in connection with entry into this Agreement by SPAC and the consummation of the Transactions, including the approval of this Agreement and the Plan of Conversion and the approval of the Conversion by the holders of a majority of the outstanding shares of SPAC Common Stock entitled to vote thereon at the SPAC Stockholder Meeting.

Section 4.20 SPAC Certificate of Designation. The SPAC Certificate of Designation is in a form which complies with the DGCL and, when filed following the Conversion Effective Time, will constitute the valid SPAC Certificate of Designation under the DGCL.

Section 4.21 PIPE Investment. SPAC agrees that it shall use its commercially reasonable efforts to enter into the PIPE Subscription Agreements related to the PIPE Investments with PIPE Investors, provided that the terms of any such PIPE Subscription Agreement must be mutually agreeable to, and approved in advance by each of the Company and SPAC. As of the date of this Agreement, other than this Agreement and the Ancillary Agreements (with respect to Sponsor and SPAC), there are no other agreements, side letters, or arrangements between SPAC or Sponsor, on one side, or any PIPE Investor and/or any other Person, on the other side, relating to any PIPE Subscription Agreement, the transactions contemplated thereby, or any investment by any PIPE Investor in SPAC or the Company, including any agreements, side letters, or other arrangements. Each of the PIPE Subscription Agreements shall be binding on, SPAC and, to the knowledge of SPAC, on the counterparties thereto, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. As of the date of this Agreement, no fees, cash consideration or other discounts are payable or have been agreed to be paid by SPAC to any PIPE Investor or Sponsor in respect of the PIPE Investments.

Section 4.22 Sanctions.

(a) Neither SPAC, nor any of its Subsidiaries, directors, officers or employees (i) is or has been a Sanctioned Person or (ii) has breached any Sanctions.

(b) Neither SPAC, nor any of its Subsidiaries, directors, officers or employees, is, or has been in the past five (5) years, engaged in or subject to any actual, pending or threatened proceeding (including any criminal or regulatory proceeding), settlement, alternative dispute resolution proceeding or process, inquiry or investigation (including with or by any Governmental Authority), in each case concerning or relating to any actual or alleged breach of Sanctions.

(c) The obtaining of funds, investment or otherwise, or any financing in connection with the transactions contemplated by this Agreement, including the PIPE Subscription Agreement, (i) will be conducted in all respects in compliance with applicable Sanctions, (ii) will be conducted in a manner that would comply with Sanctions if conducted by a Person required to comply with Canadian or U.S. Sanctions and (iii) will not cause or result in the violation of Sanctions by any Person.

(d) SPAC is subject to group-wide policies and procedures reasonably designed to promote compliance by such person, its Subsidiaries and their respective directors, officers and employees with Sanctions.

Section 4.23 Related Party Transactions. Except as described in the reports filed by SPAC with the SEC prior to the date of this Agreement as set forth in Section 4.23 of the SPAC Disclosure Letter, there are no Contracts between SPAC, on the one hand, and Sponsor, any director, officer, employee, stockholder, warrant holder or Affiliate of SPAC or Sponsor, on the other hand.

Section 4.24 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD OR INTENTIONAL MISREPRESENTATION, (A) NONE OF SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND (B) NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD OR INTENTIONAL MISREPRESENTATION, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SPAC, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD OR INTENTIONAL MISREPRESENTATION, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Available Cash. If the amount of cash available to SPAC as of the Closing (without regard to, for the avoidance of doubt, any (x) advances or borrowings pursuant to Working Capital Loans, and (y) SPAC Transaction Expenses) from (i) the PIPE Investments that has been funded to SPAC pursuant to the PIPE Subscription Agreements as of immediately prior to the Closing and (ii) the cash available in the Trust Account after deducting the amount required to satisfy the SPAC Share Redemption Amount (clauses (i) and (ii), the “Available Cash”) is reasonably expected to be less than the Minimum Cash Amount, then SPAC and its Affiliates shall be entitled to arrange for the purchase by third Persons of additional shares of SPAC Class A Common Stock at a price per share of not less than $10.00 (ten dollars) and on substantially the same terms as the PIPE Investments (including using subscription agreements in substantially the same form as the PIPE Subscription Agreements prior to the Closing), in an aggregate amount such that the Available Cash is, at or immediately prior to the Closing, equal to the Minimum Cash Amount after giving effect to such purchases, and such purchases made pursuant to this sentence shall, without duplication, be added to the definition and amount of Available Cash, solely to the extent actually funded by such third Persons as of immediately prior to the Closing, including for purposes of Section 8.3(c).

Section 5.2 Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements or as contemplated by the Plan of Arrangement, (ii) as required by applicable Law, Governmental Authority, or any Contract to which any of the GNQ Companies is a party; (iii) as set forth on Section 5.2 of the Company Disclosure Letter, (iv) for the incurrence of Company Transaction Expenses or (v) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to ARTICLE IX (the “Interim Period”), the Company shall, and shall cause the other GNQ Companies to, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements or as contemplated by the Plan of Arrangement, (B) as required by applicable Law, (C) as set forth on Section 5.2 of the Company Disclosure Letter, (D) for the incurrence of Company Transaction Expenses; or (E) as consented to by SPAC in writing (which consent, except with respect to clauses (i), (l), and (m) (to the extent affecting the calculation of the Company Closing Cash) below, shall not be unreasonably conditioned, withheld, delayed or denied, and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), the Company shall not, and shall cause the other GNQ Companies not to:

(a) change or amend the Governing Documents of any GNQ Company;

(b) make or declare any dividend or distribution to the shareholders of any GNQ Company or make any other distributions in respect of any of the GNQ Companies’ securities or other equity interests, except (i) dividends and distributions by a wholly-owned Subsidiary of a GNQ Company to such GNQ Company or another wholly-owned Subsidiary of such GNQ Company and (ii) repurchases of Company Common Shares in connection with any termination of employment or other services;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any class or series of the GNQ Companies’ securities or other equity interests, except for any such transaction by a wholly-owned Subsidiary of a GNQ Company that remains a wholly-owned Subsidiary of such GNQ Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding securities, membership interests or other equity interests of any GNQ Company, except for (i) transactions between a GNQ Company and any wholly-owned Subsidiary of such GNQ Company and (ii) repurchases of Company Common Shares in the Ordinary Course in connection with any termination of employment or other services;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the GNQ Companies, taken as a whole, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the GNQ Companies;

(f) acquire any ownership interest in any real property;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof with a fair market value in excess of $25,000,000 in any individual transaction (or series of related transactions) or $100,000,000 in the aggregate;

(h) except as necessary to effect the transactions contemplated by the Plan of Arrangement or as otherwise would not reasonably be expected to have a material adverse effect on any other Party, or Company Material Adverse Effect, (A) make, change or revoke any material election in respect of Taxes, except to comply with IFRS or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(i) (A) issue any additional GNQ Company Interests or securities exercisable for or convertible into GNQ Company Interests, other than (1) Company Common Shares in connection with any conversion of Company Common Shares outstanding as of the date of this Agreement in accordance with their respective conversion terms, (2) Company Common Shares issued upon vesting of any equity award or exercise of any vested Company Option including in the number of Company Options outstanding as of the date of this Agreement, (3) Company Common Shares issued upon the exercise of conversion of Company Convertible Notes or (4) Company Common Shares issued upon full or partial exercise of the Company Warrants; (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any GNQ Company, or (C) amend, modify or waive any of the terms or rights set forth in any Company Options, Company Convertible Notes, or in the Company Warrants, including any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

(j) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any GNQ Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any GNQ Company;

(k) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(l) incur, assume or guarantee any Indebtedness for borrowed money the principal amount of which exceeds $10,000,000 in the aggregate;

(m) delay payments of any accounts payable or other liability of a GNQ Company beyond its due date or the date when such liability would have been paid in the Ordinary Course; provided, that nothing in this clause (m) shall prohibit or otherwise restrict any of the GNQ Companies from delaying payments of accounts payable or other liabilities to the extent that any such GNQ Company is disputing in good faith such amounts owed in respect of such accounts payable or other liabilities;

(n) enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any GNQ Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions, or (iii) except in the Ordinary Course, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a)(i), (iv), (v), (vi), (vii), or (ix) of the Company Disclosure Letter;

(o) limit the right of any GNQ Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person;

(p) except as set forth on Section 5.2(p) of the Company Disclosure Letter, enter into, renew or amend any employment agreement with any executive officers of the Company; or

(q) enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 5.2.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, comply (1) in all material respects with, and continue performing under, as applicable, the Company Governing Documents, such Subsidiary’s Governing Documents, and all other Material Contracts to which any of the GNQ Companies may be a party, and (2) with all applicable Sanctions and applicable Export Law. If, during the Interim Period, the Company (A) receives written notice of, any actual, alleged or potential violation of Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (C) otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Laws, it shall provide written notice to the SPAC within one (1) Business Day of the discovery of the actual, alleged, or potential violation.

Section 5.3 Shareholder Rights Plans. The Company shall not adopt any shareholder rights plan or similar agreement to which any GNQ Company would be or become subject, party or otherwise bound.

Section 5.4 No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other GNQ Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.5 PCAOB Audited Financials. To the extent required for the Proxy/Registration Statement (and any amendment thereto), the Company shall deliver to SPAC the following financial statements prepared in accordance with GAAP and Regulation S-X: (a) the unaudited condensed consolidated interim balance sheet of the GNQ Companies as of March 31, 2026 and the related unaudited statements of comprehensive income (loss), shareholders’ equity and cash flows for the period ended March 31, 2026 (the “Q1 Financials”), and (b) the audited consolidated balance sheet of the GNQ Companies as of December 31, 2025 and 2024, and the related audited consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for the years then ended, audited in accordance with PCAOB standards and including the notes thereto and the report of the Company’s independent auditor (the “PCAOB 2025 Audited Financials”, and together with the Q1 Financials, the “SEC Financials”). The Company shall use its commercially reasonable efforts to deliver (i) the Q1 Financials to SPAC prior to May 14, 2026, and (ii) the PCAOB 2025 Audited Financials to SPAC prior to April 16, 2026. The Company shall use its commercially reasonable efforts to ensure that the Q1 Financials’ presentation of the financial condition, operating results, shareholders’ equity and cash flows of the GNQ Companies shall not differ in any material respect from the Company Interim Financial Statements. In addition to the foregoing (and its obligations under Section 7.2(a)(i)), the Company agrees to use its commercially reasonable efforts to provide SPAC with the information set forth in Section 5.5 of the Company Disclosure Letter prior to the effective date of the Proxy/Registration Statement.

Section 5.6 Company Shareholder Approval and Shareholder Support Agreement. In the event any Key Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it under Section 2 of the Shareholder Support Agreement by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the CBCA and other applicable Law; provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

ARTICLE VI

COVENANTS OF SPAC

Section 6.1 Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.2 SPAC Nasdaq or NYSE Listing. From the date of this Agreement until the Closing, SPAC shall use commercially reasonable efforts to ensure that the SPAC Common Stock, SPAC Rights and remain listed on Nasdaq or NYSE. From the date of this Agreement until the Closing, SPAC shall promptly notify the Company of any communications or correspondence from Nasdaq or the NYSE with respect to the listing of SPAC Common Stock, SPAC Rights, or other securities of SPAC, compliance with the rules and regulations of Nasdaq or the NYSE, and any potential suspension of listing or delisting action contemplated or threatened by Nasdaq or the NYSE. Prior to the Closing Date, SPAC shall apply for, and shall use commercially reasonable efforts to cause, the shares of SPAC Class A Common Stock to be issued in connection with the Transactions (including pursuant to the exchange or exercise of the ExchangeCo Exchangeable Shares) to be approved for listing on Nasdaq or NYSE and accepted for clearance by DTC, subject to official notice of issuance. SPAC shall be responsible for any application and listing fees payable to Nasdaq or NYSE in connection with the foregoing.

Section 6.3 Post-Closing Directors and Officers of SPAC. Subject to the terms of the SPAC Governing Documents, SPAC shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) subject to the terms of the SPAC Governing Documents, SPAC shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, the board of directors of New SPAC (the “New SPAC Board”) shall consist of five (5) directors, comprised of (i) one (1) director designated by Sponsor who is reasonably acceptable to the Company and who qualifies as an “independent director” under stock exchange regulations applicable to New SPAC, and (ii) four (4) additional directors designated by the Company in writing prior to filing the Proxy/Registration Statement, at least two (2) of whom shall qualify as an “independent director” under stock exchange regulations applicable to New SPAC (such that, in the aggregate, at least three (3) directors on the New SPAC Board qualify as independent), each such director to hold office in accordance with the New SPAC Governing Documents;

(b) the officers of the Company holding such positions as set forth on Section 6.3(b) of the Company Disclosure Letter (or such other persons specified by the Company in writing prior to the Closing) shall be appointed as the officers of the New SPAC, each such officer to hold office in accordance with the New SPAC Governing Documents; and

(c) effective as of the Closing, the Chief Executive Officer of the Company (and, as applicable, such other key executives identified on Section 6.3(b) of the Company Disclosure Letter as mutually agreed by SPAC and the Company) shall enter into written employment agreements with New SPAC with a three (3) year term on terms and conditions to be mutually agreed by SPAC and the Company.

Section 6.4 SPAC Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which SPAC is a party, (iii) as set forth on Section 6.4(a) of the SPAC Disclosure Letter, (iv) for the incurrence of SPAC Transaction Expenses or (v) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and in any event, such consent shall be deemed given if the Company has not affirmatively denied consent in writing within five (5) Business Days of receipt of SPAC’s written request for consent), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not, and shall cause its Subsidiaries (including CallCo and ExchangeCo) not to:

(i) (A) change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals or (B) change, modify or amend the CallCo Governing Documents or the ExchangeCo Governing Documents, except as is necessary to amend the articles of ExchangeCo to include the ExchangeCo Exchangeable Share provisions set forth on EXHIBIT G hereto;

(ii) change, modify or amend the SPAC Rights Agreement, including by reducing the Warrant Price (as defined in the SPAC Rights Agreement);

(iii) (x) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Common Stock (prior to the Arrangement Effective Time) made as part of the SPAC Share Redemptions;

(iv) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(v) except as necessary to effect the transactions contemplated by the Plan of Arrangement (or as otherwise would not reasonably be expected to have a material adverse effect on any other Party, including, after the Closing, the SPAC), (A) make, change or revoke any material election in respect of Taxes, except to comply with IFRS, GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(vi) enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or more, but excluding any Working Capital Loans), (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement including any PIPE Subscription Agreement in accordance with Section 5.1 or (C) between SPAC and any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

(vii) other than in connection with any Working Capital Loans, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person;

(viii) (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in IFRS or GAAP made subsequent to the date of this Agreement, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by this Agreement);

(ix) (A) other than pursuant to the Conversion, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock, CallCo Shares or ExchangeCo Shares or securities exercisable for or convertible into SPAC Capital Stock, CallCo Shares or ExchangeCo Shares or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock, CallCo Shares or ExchangeCo Shares not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

(x) waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xi) except as set forth on Section 6.4(a)(ix) of the SPAC Disclosure Letter, (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiii) liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(xiv) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC’s capital stock or equity interests;

(xv) purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.4.

(b) During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

Section 6.5 Formation of CallCo and ExchangeCo. As of the date of this Agreement, SPAC has formed each of CallCo and ExchangeCo as newly formed corporations under the laws of the Province of Ontario, and has taken all necessary action to approve, adopt and execute the CallCo Governing Documents and the ExchangeCo Governing Documents, in each case in form and substance reasonably satisfactory to the Company and SPAC (and, in the case of the ExchangeCo Governing Documents, that reflect the terms of the Exchangeable Shares set forth on EXHIBIT G hereto).

Section 6.6 SPAC Public Filings.

(a) From the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement pursuant to ARTICLE IX, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, in each case to the extent applicable, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 6.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq or NYSE. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions, except with respect to references that do not disclose information not previously disclosed in accordance with the terms of this Agreement, and shall provide the Company with a reasonable opportunity to review and provide comments to any such Additional SEC Reports prior to the filing of any such Additional SEC Reports; provided, however, that (i) such Company comments shall relate only to the Company or the Transactions; and (ii) SPAC will have the final approval with respect to the content of such Additional SEC Reports.

(b) As soon as practicable following the Closing, and in any event within thirty (30) calendar days thereafter, New SPAC shall use its commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-1 (or, if New SPAC is then eligible, on Form S-3) registering the resale from time to time of (i) the shares of SPAC Class A Common Stock constituting the Stockholder Arrangement Consideration and (ii) the shares of SPAC Class A Common Stock issued to the PIPE Investors in the PIPE Investments, and shall use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable after filing; provided that New SPAC shall not be required to effect any resale prior to the expiration of any applicable transfer restrictions under the Lock-Up Agreement and the Amended and Restated Registration Rights Agreement, and provided further that the maintenance and availability of such registration shall otherwise be as set forth in the Amended and Restated Registration Rights Agreement.

Section 6.7 D&O Indemnification and Insurance.

(a) From and after the Closing, SPAC shall indemnify and hold harmless each present and former director and officer of the GNQ Companies, SPAC, CallCo and ExchangeCo (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the GNQ Companies, SPAC, CallCo or ExchangeCo, respectively (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the GNQ Companies, SPAC, CallCo or ExchangeCo, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, articles of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law which shall be conditioned on an undertaking to repay any such expenses if it is ultimately determined by a final judgment of a court of competent jurisdiction that such D&O Indemnified Party was not entitled thereto). Without limiting the foregoing, SPAC shall, and from and after the Closing shall cause its Subsidiaries to, (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the GNQ Companies’ and each of SPAC’s, CallCo’s or ExchangeCo’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, articles of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable GNQ Companies, SPAC, CallCo or ExchangeCo, respectively, in each case, as of the date of this Agreement; provided that all Governing Documents entered into or adopted as of the Arrangement Effective Time or otherwise in connection with the Transactions and a copy of which has been provided to SPAC and the Company shall be deemed to satisfy such requirements, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. SPAC shall, at or promptly following the Closing, enter into customary indemnification agreements (in substantially the form historically used by SPAC or such other form reasonably acceptable to SPAC and the Company) with each member of the SPAC Board and each officer of SPAC serving immediately after the Closing.

(b) For a period of six years from the Closing, SPAC shall (and SPAC shall cause its Subsidiaries to) maintain in effect directors’ and officers’ liability insurance covering those Persons (including, in any event, the D&O Indemnified Parties) who are currently covered by the GNQ Companies’, SPAC’s, CallCo’s or ExchangeCo’s, respectively, directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been made available to SPAC and the Company prior to the date of this Agreement) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the GNQ Companies, SPAC, CallCo or ExchangeCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the GNQ Companies, SPAC, CallCo or ExchangeCo, respectively, for such insurance policy for the year ending December 31, 2026; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, SPAC and its Subsidiaries may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, SPAC and its Subsidiaries, respectively, shall maintain such policies in effect and shall continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.7 shall be continued in respect of such claim until the final disposition thereof. From and after the Closing until the sixth anniversary thereof, SPAC shall not amend, repeal, terminate or otherwise modify (i) any indemnification or advancement provisions in the New SPAC Governing Documents in any respect that would adversely affect the rights of any current or former director or officer of SPAC covered thereby, or (ii) any indemnification agreement in effect as of immediately prior to the Closing with any current or former director or officer of SPAC, in each case except as required by applicable Law.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.7 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Company, the other GNQ Companies, SPAC, CallCo, ExchangeCo and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that the Company, any of the other GNQ Companies, SPAC, CallCo, ExchangeCo or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company or SPAC, respectively, shall ensure (and the Company and SPAC shall cause their respective Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of the Company, any of the other GNQ Companies, SPAC, CallCo or ExchangeCo as the case may be, shall succeed to the obligations set forth in this Section 6.7.

(d) The provisions of Section 6.7(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Company, the other GNQ Companies, SPAC, CallCo, ExchangeCo and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.8 PIPE Investments.

(a) Following the date of this Agreement and prior to the Closing, SPAC shall be permitted to obtain PIPE Investments from PIPE Investors for gross proceeds in an aggregate amount equal to the PIPE Investment Amount. Each subscriber shall execute a PIPE Subscription Agreement.

(b) Unless otherwise approved in writing by the Company, SPAC shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements.

(c) SPAC shall use its commercially reasonable efforts to take, or cause to be taken, and do, or cause to be done (or, with respect to actions required to be taken or done by the counterparties to the PIPE Subscription Agreements, request to be taken or done), all actions necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein (including with respect to maintaining in effect the PIPE Subscription Agreements); provided, however, that SPAC shall not be required to dispose of any assets or incur any expenses or make any other payments in connection therewith other than the incurrence of SPAC’s ordinary course legal fees in connection with such matters. SPAC and the Company shall use commercially reasonable efforts to secure aggregate commitments for the PIPE Investments of not less than $10,000,000 (inclusive of the Bridge Financing) to fund at the closing.

Section 6.9 Incentive Plan. Prior to the Arrangement Effective Time, subject to approval by the SPAC Stockholders in the Proxy/Registration Statement and conditioned upon the occurrence of, and effective as of, the Closing Date, SPAC shall approve and adopt the SPAC 2026 Stock Incentive Plan in substantially the form attached hereto as EXHIBIT K (the “Incentive Plan”), with the number of shares of SPAC Class A Common Stock initially reserved for issuance under the Incentive Plan equal to fifteen percent (15%) of the total number of the shares of SPAC Class A Common Stock outstanding immediately following the Closing (on a fully-diluted basis assuming the conversion of all securities convertible into shares of SPAC Class A Common Stock), which share reserve shall increase from time to time in accordance with the evergreen feature of the Incentive Plan. As promptly as practicable following the Closing Date, New SPAC shall implement an employee stock purchase plan on customary market terms for comparable public companies.

Section 6.10 Section 16 Matters. Prior to the Arrangement Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the beneficial ownership of any shares of SPAC Capital Stock that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Covenants Relating to ExchangeCo Exchangeable Shares. Prior to the Closing Date, each of the Company and SPAC shall not, and shall cause each of their respective Subsidiaries not to, take any action which would reasonably be expected to prevent the exchange of Company Common Shares for consideration that includes ExchangeCo Exchangeable Shares under the Arrangement by Company Electing Shareholders who make and file a valid tax election under Section 85 of the Tax Act as described, and on the terms set forth in the Plan of Arrangement from being treated as a tax-deferred transaction for purposes of the Tax Act if such holders are otherwise eligible for such treatment.

Section 6.12 Section 85 Elections. Where a Company Electing Shareholder desires to so elect to receive ExchangeCo Exchangeable Shares, after the Closing SPAC shall cause ExchangeCo to make a joint election with such Company Electing Shareholder in respect of its disposition of its Company Common Shares pursuant to Section 85 of the Tax Act (and any similar provision of any applicable provincial Tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement. The agreed amount under such joint elections shall be determined by each such Company Electing Shareholder in his or her sole discretion within the limits set out in the Tax Act (and any similar provision of any applicable provincial Tax legislation).

Section 6.13 Post-Closing Name and Ticker. Effective as promptly as practicable following the Closing (and in any event within sixty (60) days thereafter), SPAC shall (a) change its corporate name to “GNQ Insilico” (or such other name as the parties hereto may mutually agree in writing) and (b) use commercially reasonable efforts to adopt and have approved by the Exchange a corresponding ticker symbol determined by the Company and reasonably acceptable to SPAC, in each case subject to compliance with applicable Law and the rules and policies of the Exchange. The parties shall cooperate in good faith and use commercially reasonable efforts to prepare, file and obtain all approvals, consents and acceptances necessary to effect the foregoing name and ticker symbol actions in a timely manner.

Section 6.1 Plan of Conversion.

(a) Upon the terms and subject to the conditions of this Agreement, at least one (1) Business Day prior to the Closing Date (but prior to the Arrangement Effective Time), and in accordance with Section 265 of the DGCL and NRS 92A, SPAC shall convert from a Nevada corporation (the “Constituent Entity”) to a Delaware corporation (the “Resulting Entity”) and shall thereafter be subject to all of the provisions of the DGCL, except that, pursuant to Section 265(d) of the DGCL, notwithstanding Section 106 of the DGCL, the existence of the Resulting Entity shall be deemed to have commenced on the date the Constituent Entity was first formed or incorporated in the State of Nevada. For purposes of NRS 92A.105, the name and jurisdiction of the Constituent Entity is IB Acquisition Corp., a Nevada corporation, and the name and jurisdiction of the Resulting Entity is IB Acquisition Corp., a Delaware corporation.

(b) Upon the terms and subject to the conditions of this Agreement, the Parties shall cause the Conversion to occur pursuant to and in accordance with Section 265 of the DGCL and NRS 92A by filing or causing to be filed: (i) the Certificate of Conversion with the Secretary of State of the State of Delaware, together with the SPAC Charter Upon Conversion, with such Certificate of Conversion becoming effective at such time as is agreed by SPAC and the Company and specified in the Certificate of Conversion, provided that the effective date and time of the Certificate of Conversion shall in all events be the same effective date and time as the SPAC Charter Upon Conversion; and (ii) the Articles of Conversion with the Secretary of State of the State of Nevada, with such Articles of Conversion becoming effective at the same time as the Certificate of Conversion (and with such effective time being specified in the Articles of Conversion). The Conversion shall become effective at the time specified in the Certificate of Conversion and the Articles of Conversion (the “Conversion Effective Time”).

(c) In connection with (and as part of) the Conversion, and pursuant to and in accordance with this Agreement, Section 265 of the DGCL and NRS 92A.105: (i) automatically and without any action on the part of any holder thereof, each share of SPAC Common Stock that is issued and outstanding immediately prior to the Conversion Effective Time shall be converted at the Conversion Effective Time into one fully paid, validly issued and nonassessable share of SPAC Common Stock of the Resulting Entity; (ii) the SPAC Charter Upon Conversion shall become the certificate of incorporation of SPAC, until thereafter supplemented or amended in accordance with its terms and the DGCL; and (iii) SPAC shall adopt the SPAC Bylaws Upon Conversion as the bylaws of SPAC, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(d) No dissenters’ or appraisal rights shall be available with respect to the Conversion pursuant to NRS 92A.

(e) At the Conversion Effective Time, the directors and officers of SPAC immediately prior to the Conversion Effective Time shall continue as directors and officers, respectively, of SPAC as a Delaware corporation, each to hold office in accordance with the SPAC Charter Upon Conversion and the SPAC Bylaws Upon Conversion until the earlier of the Arrangement Effective Time or until such director’s or officer’s successor is duly elected or appointed and qualified, or until such director’s or officer’s earlier death, resignation, or removal.

(f) SPAC shall cause the Conversion to be consummated in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq or the NYSE, as applicable, and the SPAC Governing Documents. Following the consummation of the Conversion and prior to the Closing, the board of directors of SPAC will resolve to ratify and approve such matters as may be required to effect the Transactions as contemplated by this Agreement and any such other matters as the Company and SPAC may mutually agree.

(g) The Conversion is intended to be a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code, and the Parties shall take no position contrary to such treatment. Each Party agrees that it shall take any such action (or refrain from taking any action) as may be reasonably necessary to ensure such treatment.

ARTICLE VII

JOINT COVENANTS

Section 7.1 Regulatory Approvals; Other Filings.

(a) Each of the Company and SPAC shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described on Section 7.1(a) of the SPAC Disclosure Letter (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company and SPAC shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.1(a), the first sentence of Section 7.1(b) or Section 7.4 shall require any Affiliate of SPAC to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 7.1 and Section 7.4 shall not apply to Sponsor or any of its Affiliates (other than SPAC).

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and SPAC shall (i) promptly (and, in the case of the initial filing required under the HSR Act, within twenty (20) Business Days after the date of this Agreement) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other party an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that neither the Company nor SPAC shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other party. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company and SPAC agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c) The Company, on the one hand, and Sponsor, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by SPAC.

Section 7.2 Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, SPAC and the Company shall prepare and SPAC shall file with the SEC a proxy/registration statement on Form S-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (x) in connection with the registration under the Securities Act of the shares of SPAC Class A Common Stock to be issued to the Company Shareholders and the holders of the Company Warrants pursuant to this Agreement or upon exchange of ExchangeCo Exchangeable Shares, (y) to provide the Public Stockholders (as defined below) an opportunity in accordance with the SPAC Governing Documents to have their shares of SPAC Common Stock redeemed in the SPAC Share Redemption and (z) to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement, the Arrangement (including the Share Exchanges) and the other Transactions, (B) the issuance of shares of SPAC Class A Common Stock and the SPAC Special Voting Share in connection with the Transactions (or issuable upon exchange of ExchangeCo Exchangeable Shares) and the PIPE Investments, (C) the Conversion, (D) the SPAC Charter Upon Conversion, (E) the SPAC Bylaws Upon Conversion, (F) the New SPAC Charter (including the new classes therein), (G) the Incentive Plan, (H) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (I) any other proposals as determined by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), collectively, the “Transaction Proposals”). The Company and SPAC shall furnish all information concerning such party as SPAC and the Company may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each party shall use commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of SPAC Class A Common Stock pursuant to this Agreement. Each of the Company and SPAC also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC and its Subsidiaries (in the case of SPAC) and any of their respective shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after the Proxy/Registration Statement is declared effective by the SEC, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of SPAC and the Company shall furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Affiliates to any regulatory authority (including Nasdaq or NYSE) in connection with the Transactions. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq or NYSE, the SPAC Governing Documents, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and the SPAC Share Redemption. SPAC shall provide the Company and its legal counsel with a reasonable opportunity to review and comment upon drafts of the Proxy/Registration Statement, and shall give reasonable consideration to any comments made by the Company and its legal counsel prior to the filing of the Proxy/Registration Statement with the SEC. For the avoidance of doubt, the final form and content of the Proxy/Registration Statement (including any amendment or supplement thereto) shall be determined by SPAC, acting reasonably. Subject to Section 10.6, the Company, on the one hand, and Sponsor, on the other, shall each be responsible for and pay one-half of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of the other party’s outside counsel, financial advisors, consultants and other advisors).

(ii) Without limiting Section 7.2(a)(i), any filing of, or amendment or supplement to, the Proxy/Registration Statement will be prepared by SPAC and the Company and filed by SPAC with the SEC. SPAC will advise the Company, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of shares of SPAC Common Stock to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company with a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(iii) If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration or a current report of SPAC on Form 8-K, SPAC shall promptly inform the Company. If, at any time prior to the Closing, any event or circumstance relating to the Company, any of its Subsidiaries or their respective officers or directors is discovered by the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, the Company shall promptly inform SPAC. Thereafter, SPAC and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.

(b) SPAC Stockholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its commercially reasonable efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) obtain the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the Existing SPAC Charter; provided, that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting for a period of not longer than 15 days without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient shares of SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholders’ Approval or (4) in the event that, as a result of the SPAC Share Redemptions submitted by the SPAC Stockholders prior to the redemption deadline preceding the date on which the SPAC Stockholder Meeting is originally scheduled, SPAC reasonably believes that the condition set forth in Section 8.3(c) would not be satisfied as of the Closing. To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communications sent to SPAC Stockholders and holders of SPAC Rights with respect to the SPAC Stockholder Meeting.

(ii) Subject to clause (iii) below, the Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(b)(ii)), the SPAC Board may, at any time prior to, but not after, obtaining the SPAC Stockholders’ Approval, make a SPAC Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law, provided, that: (A) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the SPAC Board to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), the SPAC Board may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable parties hereto), continues to determine in good faith, based on the advice of outside counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Stockholders under applicable Law. An “Intervening Event” shall mean any material and negative Event that (i) was not known and was not reasonably foreseeable to the SPAC Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the SPAC Board as of the date of this Agreement), which becomes known to the SPAC Board prior to the SPAC Stockholder Meeting, and (ii) does not relate to and excludes (A) any Business Combination Proposal, Acquisition Proposal or Alternative Transaction (in each case, solely with respect to the SPAC), (B) the Transactions and/or this Agreement (or any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1), (C) any change in the price or trading volume of SPAC Common Stock or Company securities, and (D) any Event described in subsections (b), (d), (e) or (g) of the definition of “Company Material Adverse Effect”; provided, however, that any such Event described in this clause (D) may be taken into account in determining whether an Intervening Event has occurred to the extent that it disproportionately affects the GNQ Companies, taken as a whole, relative to other participants in the industries or geographical areas in which the GNQ Companies operate. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of SPAC and/or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Proxy/Registration Statement with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholder Meeting shall not be affected by any SPAC Modification in Recommendation.

(c) Company Board Recommendation.

(i) Subject to clause (ii) below, the Company Information Circular shall include a statement to the effect that the Company Board has unanimously recommended that the eligible Company Shareholders vote in favor of the Company Arrangement Resolution (the “Company Board Recommendation”), and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

(ii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(c)(i)), the Company Board may, at any time prior to, but not after, receipt of the Company Required Approval, make a Company Modification in Recommendation in response to a Company Intervening Event (a “Company Intervening Event Change in Recommendation”) if the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law, provided, that: (A) SPAC shall have received written notice from the Company of the Company’s intention to make a Company Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by the Company (the “Company Intervening Event Notice Period”), which notice shall specify the applicable Company Intervening Event in reasonable detail, (B) during the Company Intervening Event Notice Period and prior to making a Company Intervening Event Change in Recommendation, if requested by SPAC, the Company and its Representatives shall have negotiated in good faith with SPAC and its Representatives regarding any revisions or adjustments proposed by SPAC to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Transactions and not make such Company Intervening Event Change in Recommendation and (C) if SPAC requested negotiations in accordance with clause (B), the Company Board may make a Company Intervening Event Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that SPAC shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by the Company (and the other applicable parties hereto), continues to determine in good faith, based on the advice of outside counsel, that failure to make a Company Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Company Shareholders under applicable Law. A “Company Intervening Event” shall mean any material and negative Event that (i) was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Company Board as of the date of this Agreement), which becomes known to the Company Board prior to the Company obtaining the Company Required Approval, and (ii) does not relate to and excludes (A) any Business Combination Proposal, Acquisition Proposal or Alternative Transaction (in each case, solely with respect to the Company), (B) the Transactions and/or this Agreement (or any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1), (C) any change in the price or trading volume of SPAC Common Stock or Company securities, and (D) any Event described in subsections (b), (d), (e) or (g) of the definition of “SPAC Material Adverse Effect”; provided, however, that any such Event described in this clause (D) may be taken into account in determining whether an Intervening Event has occurred to the extent that it disproportionately affects SPAC relative to other participants in the industries or geographical areas in which SPAC operates. Notwithstanding anything to the contrary contained in this Agreement, during a Company Intervening Event Notice Period, the obligations of the Company and/or the Company Board to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as the Company has circulated an update to the Company Information Circular and has made such filings with the Court as required by applicable Law (and the Company shall circulate such update and make such filings as promptly as practicable after the Company Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Company Intervening Event Notice Period, the Company shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the Company Shareholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, the Company’s obligations to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting in accordance with the Interim Order shall not be affected by any Company Modification in Recommendation.

Section 7.3 Arrangement. SPAC shall promptly notify the Company in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of SPAC, threatened against, relating to or involving SPAC that relate to this Agreement or the Arrangement. The Company shall promptly notify SPAC in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving the Company that relate to this Agreement or the Arrangement. The Company shall promptly notify SPAC in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving the Company that relate to this Agreement or the Arrangement. Each of SPAC and the Company shall use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under Law (subject to the proviso to Section 7.4) to consummate and make effective the Arrangement as soon as reasonably practicable, including (subject to the proviso to Section 7.4):

(a) using commercially reasonably efforts, from the date of this Agreement until the earlier of the completion of the Arrangement and the termination of this Agreement in accordance with ARTICLE IX, to cause the Closing Date to occur and the Arrangement to be completed on or before the Agreement End Date and to take all actions, and to cause other actions to be taken which are within its power to control, to satisfy (or to cause the satisfaction of): (i) in the case of SPAC, the conditions in favor of the Company set out in Section 8.1 and Section 8.3; and (ii) in the case of the Company, the conditions in favor of SPAC set out in Section 8.1 and Section 8.2;

(b) in the case of the Company, using commercially reasonable efforts to obtain and maintain all consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) required to be obtained under any Material Contracts to which the Company or any GNQ Company is a party in connection with the Arrangement, or (ii) required in order to maintain any Material Contracts to which the Company or any GNQ Company is a party in full force and effect following completion of the Arrangement;

(c) using commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(d) carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements imposed by Law on it with respect to this Agreement or the Arrangement; and

(e) not taking any action, or refraining from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement.

Section 7.4 Support of Transaction. (i) The Company shall, and shall cause the other GNQ Companies to, and (ii) SPAC shall, and shall cause CallCo and ExchangeCo to, (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any GNQ Company, SPAC, CallCo or ExchangeCo, as applicable, is required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as the other party hereto may reasonably request to satisfy the conditions of Article VIII (including, in the case of SPAC, the use of commercially reasonable efforts to enforce SPAC’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any GNQ Company or SPAC or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 7.6, and without limiting the express obligations to make regulatory filings under Section 7.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the GNQ Companies or SPAC, (iv) take or commit to take actions that limit the freedom of action of any of the GNQ Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the GNQ Companies or SPAC or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 7.5 Tax Matters.

(a) The parties intend that the Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. The parties expect that, for U.S. federal income Tax purposes, the Company U.S. Shareholder Exchange, and the PIPE Investments, taken together, would qualify to the Intended Tax Treatment. No party has taken (or failed to take) any action, or caused any action to be taken (or to fail to be taken), or shall cause any of their Affiliates or Subsidiaries to take (or fail to take) any action, that in each case is not anticipated by this Agreement which, to its knowledge, could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment, and for the avoidance of doubt, each party shall, and shall cause its respective Affiliates to, use best efforts to cooperate to cause it to so qualify. In the event the SEC requests or requires tax opinions, each party shall use commercially reasonable efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor and such party.

(b) To the extent the Company is responsible for the failure of the requirements of the Intended Tax Treatment to be met prior to Closing, the Company shall be solely responsible for taking such action as may be required in order for the transfers of stock of the Company to the SPAC to be treated as tax-free exchanges for U.S. federal income tax purposes, including such actions that would permit the Company Non-Electing Shareholders, together with the PIPE Investors, to “control” the SPAC within the meaning of Sections 351 and 368 of the Code.

(c) During the period from the date of this Agreement until the earlier of (i) the Closing or (ii) the valid termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the SPAC shall not authorize or propose to issue any shares of capital stock of the SPAC or any options, warrants, or convertible securities to acquire any such shares, except (1) as expressly contemplated or required by this Agreement or any Ancillary Agreement, (2) as required by applicable Law, (3) in connection with the PIPE Investment, or (4) with the prior written consent of the Company. The SPAC shall promptly notify the Company of any issuance pursuant to clause (2) in the preceding sentence. To the extent the SPAC authorizes or proposes to issue any shares of capital stock of the SPAC or any options, warrants, or convertible securities to acquire any such shares other than pursuant to an exception in the first sentence of this Section 7.5(c), the SPAC shall promptly notify the Company, and, to the extent such issuance or authorization would cause the requirements of the Intended Tax Treatment not to be met, and the Company provides SPAC written notice to this effect, then, without duplication of any obligation under Section 7.5(a), SPAC shall use its best efforts in coordination with the Company to cause such requirements ultimately to be met. To the extent the SPAC is responsible for the failure of the requirements of the Intended Tax Treatment as a result of a failure to comply with the provisions of this Section 7.5(c), the SPAC shall be solely responsible for taking such actions as may be required to cause the requirements ultimately to be met.

(d) Following the execution of this Agreement, to the extent requested by the Company, the Parties will cooperate to amend the terms of this Agreement to (i) impose a cap on the number of Company Electing Shareholders, (ii) to impose a cap on the proportion of Company Common Shares to which such Company Electing Shareholders may elect to exchange for ExchangeCo Exchangeable Shares in lieu of SPAC Class A Common Shares, (iii) increase the subscription amount for the SPAC Special Voting Share, (iv) some combination of the foregoing, or (v) such other actions as reasonably agreed to by the Parties to ensure that that the Intended Tax Treatment requirements are not violated as a result of the Electing Shareholders participating in the Transactions by exchanging their Company Shares for ExchangeCo Shares rather than SPAC Class A Common Shares.

Section 7.6 Stockholder Litigation. The Company shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement or any of the Transactions (any such Action, “Stockholder Litigation” ), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against SPAC, any of its Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.7 Acquisition Proposals and Alternative Transactions.

(a) During the Interim Period, each of the Company and SPAC shall not, and shall cause its respective Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or SPAC or their respective Subsidiaries, to any Person (other than the other party hereto or any of its Representatives) concerning a Business Combination Proposal, an Acquisition Proposal or an Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any GNQ Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal or an Alternative Transaction, or (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or an Alternative Transaction (other than a confidentiality agreement permitted by Section 7.7(b)). Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Section 7.7 shall prohibit the Company or any of its Representatives from (A) taking any action that would otherwise be prohibited by clauses (i) or (ii) above in response to an unsolicited bona fide Acquisition Proposal (solely with respect to the Company) received after the date of this Agreement that did not result from a breach of this Section 7.7(a), if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, or (B) making any disclosure to Company Shareholders that the Company Board determines in good faith, after consultation with its outside legal counsel, is required by applicable Law or necessary to comply with its fiduciary duties. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.7(a) by a party or its Affiliates or Representatives shall be deemed to be a breach of this Section 7.7 by such party.

(b) Notwithstanding Section 7.7(a), if the Company receives a bona fide Acquisition Proposal (solely with respect to the Company) from a third party made after the date of this Agreement that did not result from a material breach of Section 7.7(a), then the Company may (A) contact the Person or any of its Representatives who has made such Acquisition Proposal solely to clarify the terms of such Acquisition Proposal so that the Company Board (or any committee thereof) may inform itself about such Acquisition Proposal, (B) afford access to, or furnish information concerning, itself and its business, properties or assets, or provide access to a data room (virtual or actual) to such Person or any of its Representatives pursuant to a confidentiality agreement (which the Company and its Representatives shall be permitted to negotiate) with confidentiality terms that, taken as a whole, are not materially less favorable to the Company than those contained in the Confidentiality Agreement, and (C) negotiate and participate in discussions and negotiations with such Person or any of its Representatives concerning such Acquisition Proposal, in the case of clauses (B) and (C), only if the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Acquisition Proposal could reasonably be expected to constitute or result in a Company Superior Proposal.

(c) The Company shall (A) promptly (and in any case within forty-eight (48) hours) provide SPAC notice of (1) the receipt by the Company (or any of its Representatives) of any Acquisition Proposal (solely with respect to the Company), which notice shall include a copy of all written proposals, draft agreements relating to, and/or other written materials that describe any such Acquisition Proposal, and (2) any inquiries, proposals or offers by third parties received by, any requests by third parties for nonpublic information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) by third parties with, the Company or any of its Representatives concerning an Acquisition Proposal (solely with respect to the Company), and disclose the material terms of such offer, proposal or request, (B) make available to SPAC, substantially concurrently with the time it is provided or made available to such party, all material nonpublic information, including copies of all material written materials, made available by the Company to such party but not previously made available to SPAC, and (C) keep SPAC informed on a reasonably prompt basis of the status and material events (including amendments and proposed amendments to any material terms) regarding any such Acquisition Proposal or other inquiry, offer, proposal or request, providing to SPAC copies of any additional or revised written proposals or draft agreements relating to such Acquisition Proposal or other inquiry, offer, proposal or request.

(d) Except as permitted by this Section 7.7, the Company Board shall not (A) effect a Company Modification in Recommendation, or (B) adopt, authorize or approve any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, business combination agreement, or other similar agreement providing for any Acquisition Proposal (solely with respect to the Company) (other than a confidentiality agreement permitted by Section 7.7(b)).

(e) Notwithstanding anything in this Agreement to the contrary, if the Company Board receives an Acquisition Proposal (solely with respect to the Company) that did not result from a material breach of Section 7.7(a) (it being understood that any breach of Section 7.7(a) that results in a third party (or any of its Representatives) making an Acquisition Proposal shall be deemed to be a material breach), and that the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, constitutes a Company Superior Proposal, the Company Board may (A) effect a Company Modification in Recommendation or (B) cause the Company to terminate this Agreement pursuant to Section 9.1(e) in order to enter into a definitive agreement providing for such Company Superior Proposal if, in each case, (1) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (2) the Company has notified SPAC in writing at least ten (10) calendar days before taking such action that it intends to effect a Company Modification in Recommendation pursuant to this Section 7.7(e) or terminate this Agreement pursuant to Section 9.1(e), (3) the Company’s notice delivered pursuant to the foregoing clause (2) attaches the proposed definitive agreement or the most current version of any proposed agreements, commitment letters, and other documentation (and schedules and exhibits thereto) between the Company and the Person making such Company Superior Proposal, if any, or a reasonably detailed summary of all material terms of such Company Superior Proposal and the identity of the offeror, if no such agreement exists, (4) for a period of ten (10) calendar days following the notice delivered pursuant to clause (2) of this Section 7.7(e), the Company and the Company’s relevant Representatives shall have discussed and negotiated in good faith (to the extent SPAC desires to negotiate) with SPAC and SPAC’s relevant Representatives any proposed modifications to the terms and conditions of this Agreement in response to such Company Superior Proposal, and (5) no earlier than the end of such ten (10) calendar day period, the Company Board shall have determined in good faith, after consultation with its outside financial advisor and outside legal counsel, and after taking into account any proposal by SPAC to amend or modify the terms of this Agreement that the Acquisition Proposal that is the subject of the notice described in clause (2) above still constitutes a Company Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal, a new written notification from the Company to SPAC consistent with that described in clause (2) of this Section 7.7(e) shall be required and a new notice period under clause (2) of this Section 7.7(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 7.7(e) anew, except that such new notice period shall be for two (2) Business Days (as opposed to four (4) Business Days)).

(f) Nothing contained in this Section 7.7 shall prohibit the Company or the Company Board from (A) making any disclosure to the Company Shareholders that the Company Board determines in good faith, after consultation with its outside legal counsel, is required by applicable Law or necessary to comply with its fiduciary duties or (B) informing any Person of the existence of the provisions contained in this Section 7.7; provided that this Section 7.7(f) shall not be deemed to permit the Company Board to effect a Company Modification in Recommendation except as permitted by Section 7.7(e).

Section 7.8 Access to Information; Confidentiality; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company and SPAC shall, and shall cause each of its respective Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC and their respective Representatives pursuant to the foregoing shall be subject to the Confidentiality Agreement, and the Company hereby agrees to be bound to the same restrictions as SPAC (applied mutatis mutandis to the Company and its Representatives) as to all information furnished before or after the date of this Agreement by or on behalf of SPAC or its Affiliates to the Company or its Representatives, which information shall constitute “Information” under the Confidentiality Agreement (subject to the exceptions (i)-(iv) set forth in Section 1 therein) with respect to the Company. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), or violate any law or regulations applicable to such party.

Section 7.9 Privacy Matters.

(a) “Transaction Personal Information” means the Personal Information transferred, disclosed or conveyed to one Party or any of its Representatives (a “Recipient”) by or on behalf of another Party (a “Transferor”) as a result of or in conjunction with the Business Combination Agreement and/or Arrangement, and includes all such Personal Information transferred, disclosed or conveyed to the Recipient prior to the execution of this Business Combination Agreement.

(b) Each Transferor acknowledges and confirms that the transfer, disclosure, communication or conveyance of Transaction Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Arrangement and, if the determination is made to proceed with the Arrangement, to carry on the business and complete the Arrangement. The Parties agree that the primary purpose or result of the transactions contemplated herein is not the purchase, sale or other acquisition or disposition, or lease of Personal Information.

(c) In addition to its other obligations hereunder, the Recipient covenants and agrees to, prior to the completion of the Arrangement:

(i) collect, use and disclose the Transaction Personal Information solely for the purpose of reviewing, determining whether to proceed with and completing the Business Combination and/or Arrangement;

(ii) where required by applicable Law (including Privacy Laws), not communicate Transaction Personal Information without the consent of the individual concerned, unless authorized to do so by applicable Law;

(iii) protect and safeguard the confidentiality of the Transaction Personal Information using security safeguards appropriate to the sensitivity of the Transaction Personal Information and in accordance with applicable Privacy Laws;

(iv) within a reasonable time, return to the Transferor or destroy the Transaction Personal Information, at the option of the Recipient, should the Arrangement not be completed; and

(v) where required by applicable Law, securely destroy the Transaction Personal Information when it is no longer necessary for concluding the Arrangement.

(d) Should the Business Combination and Arrangement be completed, in addition to its other obligations hereunder, the Recipient and Transferor covenants and agrees to, following the completion of the Arrangement:

(i) use and disclose the Transaction Personal Information solely for the purposes for which the information was collected, permitted to be used or disclosed before the Arrangement was completed, unless the Recipient provides notice and/or obtains consent, in accordance with applicable Law, to use or disclose the Transaction Personal Information for other purposes, or the use or disclosure of the Transaction Personal Information is otherwise required or permitted by applicable Law;

(ii) protect the Transaction Personal Information by security safeguards appropriate to its sensitivity;

(iii) give effect to withdrawals of consent to collect, use or disclose the Transaction Personal Information, subject to and in accordance with applicable Law; and

(iv) where required by applicable Law, either the Recipient or the Transferor shall within a reasonable time after the Arrangement is completed, notify the individuals to whom the Transaction Personal Information pertains that the Arrangement has been completed and that their Personal Information has been disclosed to and is now held by the Recipient because of the Arrangement.

Section 7.10 Termination of Certain Agreements.

(a) SPAC shall take all necessary action to ensure that, effective as of the Closing any agreements with respect to Working Capital Loans, and any and all SPAC Miscellaneous Agreements are terminated upon payment in full of the SPAC Transaction Expenses and the repayment in full of amounts outstanding pursuant to Working Capital Loans; provided, that, any and all confidentiality or indemnification provisions in any such agreement shall survive such termination to the extent set forth in such agreement.

(b) The Company shall take all necessary action to ensure that, effective as of the Closing, any and all Contracts between any GNQ Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions are terminated upon payment in full of the Company Transaction Expenses to the extent any payment is due, provided, that, any and all confidentiality or indemnification provisions in any such agreement shall survive such termination to the extent set forth in such agreement.

(c) Each party will provide evidence reasonably satisfactory to the other party that the Contracts referred to in Section 7.10(a) or Section 7.10(b), as applicable, have been terminated (except for indemnification and confidentiality provisions as may survive any such termination in accordance with the terms of the applicable Contracts) and that all amounts owing thereunder have been paid in full.

Section 7.11 Extension.

(a) In the event that it is reasonably determined by SPAC that it is reasonably likely that the Arrangement will not be consummated by the final date in respect of which SPAC must consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination Period”), then upon the written request of SPAC or the Company to the other party, SPAC and the Company (i) shall reasonably cooperate with respect to the preparation, filing and mailing of a proxy statement and any other materials necessary to solicit proxies from SPAC stockholders to vote, at an extraordinary general meeting of SPAC to be called and held for purpose of such vote, in favor of (A) amending SPAC’s Governing Documents (such amendment, the “Extension Amendment”) to extend the Business Combination Period thereunder to the date that is mutually agreed to by the Company and SPAC in writing (the “Extension Date”) and (B) such other matters as the Company and SPAC shall mutually determine to be necessary or appropriate in order to effect the Extension Amendment; and (ii) execute and deliver such other documents and take such other actions, as may reasonably be necessary to effectuate the Extension Amendment. Notwithstanding anything to the contrary, the right to make a written request pursuant to the preceding sentence shall not be available to a party if the potential failure of the Transaction to be consummated by the Business Combination Period was due to such party’s breach of or failure to perform any of its covenants or agreements set forth in this Agreement in any material respect.

(b) As promptly as reasonably practicable following the time at which the proxy statement contemplated by Section 7.11(a) is cleared by the SEC, SPAC shall (i) establish the record date for, duly call, give notice of and (ii) duly convene and hold the applicable extraordinary general meeting.

Section 7.12 ExchangeCo Exchangeable Shares. Each of the parties hereto covenants and agrees that the terms of the ExchangeCo Exchangeable Shares set forth on EXHIBIT J hereto shall not be amended, amended or restated, supplemented or otherwise modified in any respect without the mutual written consent of the parties hereto, each acting reasonably.

Section 7.13 Additional Financing. The parties hereto will cooperate in good faith to pursue additional committed capital to support the Transactions through one or more private placements of SPAC Class A Common Stock (each a “PIPE”) and/or a debt financing on terms reasonably acceptable to the parties. Without limiting Section 5.1 and Section 6.8, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable to arrange, obtain and consummate any such PIPE and/or debt financing, including executing customary support documents, subject to applicable Law and stock exchange rules and without obligating either party to agree to any term materially adverse to such party or its stockholders.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to Obligations of SPAC and the Company. The obligations of each of SPAC and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The SPAC Stockholders’ Approval shall have been obtained;

(b) The Conversion shall have been completed at least one (1) Business Day prior to the Closing Date in accordance with Section 6.14 and SPAC shall be a corporation duly incorporated and in good standing under the laws of the State of Delaware, and a time-stamped copy of the SPAC Charter Upon Conversion as filed with the Secretary of State of the State of Delaware shall have been delivered to the Company;

(c) The Interim Order and the Final Order shall have each been granted in form and substance satisfactory to the parties hereto, acting reasonably, and neither the Interim Order nor the Final Order shall have been set aside or modified (whether on appeal or otherwise) in a manner unacceptable to the parties hereto, acting reasonably.

(d) All Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(e) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(f) (i) SPAC’s listing application with Nasdaq or NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, SPAC shall satisfy any applicable initial and continuing listing requirements of Nasdaq or NYSE and SPAC shall not have received any notice of non-compliance therewith (including with respect to any of the terms contemplated by this Agreement or any of the Ancillary Agreements that will be implemented in connection with the Transactions) other than notices of non-compliance without material effect to the listing (including to the extent non-compliance is cured) and (ii) the shares of SPAC Class A Common Stock to be issued in connection with the Transactions (including pursuant to the exchange or exercise of the ExchangeCo Exchangeable Shares) shall have been approved for listing on Nasdaq or NYSE, subject to any requirement to have a sufficient number of round lot holders of the shares of SPAC Class A Common Stock, and the outstanding shares of SPAC Class A Common Stock held by Public Stockholders shall be listed on such exchange on the Closing Date;

(g) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

(h) The SPAC Certificate of Designation shall have been filed with the relevant state authority and constitutes a valid Certificate of Designation under applicable Laws and has not been rescinded or amended in any way;

(i) Upon the Closing, after giving effect to any SPAC Share Redemption and the PIPE Investment Amount, SPAC shall have net tangible assets of at least $5,000,001;

(j) The Company Required Approval with respect to the Company Arrangement Resolution shall have been obtained in accordance with the Interim Order and applicable Law.

Section 8.2 Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein, other than in the case of Section 3.12(a)), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects (for purposes of clarity, any failure by the Company to provide the information set forth in the last sentence of Section 5.5 shall not be taken into account in determining whether the condition precedent in this Section 8.2(b) has been satisfied; provided that any failure by the Company to use commercially reasonable efforts pursuant to and to the extent provided by Section 5.5, shall be taken into account for purposes of determining whether the Company has complied with the condition precedent in this Section 8.2(b));

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) The Company shall have obtained executed counterparts to the Shareholder Support Agreement from all the Key Company Shareholders together holding at least 51% of the Fully-Diluted Company Common Shares;

(e) The Company shall have obtained executed counterparts to the Amended and Restated Registration Rights Agreement from the Key Company Shareholders; and

(f) The Company shall have obtained executed counterparts to the Lock-Up Agreement from the Key Company Shareholders and certain other holders of the Company Securities together holding at least 95% of the Fully-Diluted Company Common Shares.

Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein, other than in the case of the first sentence of Section 4.8), individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect;

(b) Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) As of the Closing, the Available Cash shall be no less than the Minimum Cash Amount;

(d) Sponsor shall have executed and delivered the Lock-Up Agreement;

(e) SPAC and Sponsor shall have obtained executed counterparts to the Amended and Restated Registration Rights Agreement from SPAC, Sponsor and the other stockholders of SPAC party thereto; and

(f) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 8.4 Frustration of Conditions. Neither SPAC nor the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 7.4.

ARTICLE IX

TERMINATION/EFFECTIVENESS

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to SPAC within ten (10) Business Days after there has been a SPAC Modification in Recommendation;

(d) by written notice from SPAC to the Company within ten (10) Business Days after there has been a Company Modification in Recommendation;

(e) by written notice from the Company to SPAC at any time in order for the Company to enter into a definitive agreement with respect to a Company Superior Proposal as contemplated by Section 7.7(e); provided that substantially concurrently with such termination, and as a condition to the effectiveness of such termination, the Company pays or causes to be paid to SPAC the Break-Up Fee in accordance with Section 9.3(b);

(f) by written notice from the Company or SPAC to the other party if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(g) by written notice from SPAC to the Company if the Company Required Approval in respect of the Company Arrangement Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law;

(h) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is the 270th day following the date of this Agreement (the “Agreement End Date”), unless SPAC is in material breach hereof; provided, that, the Company may extend the Agreement End Date for a period of up to 60 days upon written notice to SPAC if SPAC failed to deliver its required annual audited financial statements for the year ended September 30, 2026 for incorporation into the Proxy/Registration Statement (to the extent required to be incorporated); or

(i) prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period; or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof; provided, that, SPAC may extend the Agreement End Date for a period of up to 60 days upon written notice to the Company if the Company failed to deliver to SPAC the SEC Financials (to the extent required to be provided under Section 5.5) by the applicable dates set forth in Section 5.5.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party hereto or its respective Affiliates, officers, directors, shareholders, stockholders, or other Representatives, other than liability of the Company or SPAC, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2, Section 9.3, ARTICLE X, Section 6.7, Section 7.1(c), and the Confidentiality Agreement shall survive any termination of this Agreement.

Section 9.3 Break-Up Fee.

(a) Subject to Section 9.3(b), if this Agreement is terminated pursuant to Section 9.1(i) or Section 9.1(i) as a result of a Terminating Company Breach or a Terminating SPAC Breach, respectively, and such breach constitutes a material uncured willful breach or actual fraud by the breaching party in connection with the Transactions, then (i) the Company, on the one hand, in connection with a termination pursuant to Section 9.1(i) as a result of a Terminating Company Breach or (ii) SPAC on the other hand, in connection with a termination pursuant to Section 9.1(i) as a result of a Terminating SPAC Breach, shall owe to the other party a termination fee in an amount equal to $10,000,000 (the “Break-Up Fee”) in cash within three Business Days following such termination; provided, that no Break-Up Fee shall be due or payable by the breaching party unless and until the earliest to occur of (a) the consummation by the breaching party of an Alternative Transaction, or (b) the liquidation or bankruptcy of the breaching party. The obligation to pay the Break-Up Fee is in addition to, and not in limitation of, the rights and remedies of the non-breaching party at Law or in equity. Any Break-Up Fee owed by SPAC shall be funded solely from sources other than the Trust Account. In the event that the breaching party consummates an Alternative Transaction following the termination of this Agreement, the breaching party shall cause the payment of the Break-Up Fee to be funded from the proceeds of such Alternative Transaction.

(b) Notwithstanding anything to the contrary in this Agreement, in the event that (i) this Agreement is terminated by the Company pursuant to Section 9.1(e), or (ii) this Agreement is terminated pursuant to Section 9.1(h) and (A) an Acquisition Proposal (solely with respect to the Company) shall have been received by the Company or its Representatives or any Person shall have publicly proposed or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (solely with respect to the Company) prior to the termination of this Agreement, and (B) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement in respect of, or consummates, any Alternative Transaction (solely with respect to the Company); then, in the case of each of clauses (i) and (ii) above, the Company shall pay, or cause to be paid, to SPAC the Break-Up Fee. The Break-Up Fee shall be paid (x) in the case of clause (i), substantially concurrently with such termination, and (y) in the case of clause (ii), within two (2) Business Days following consummation of such Alternative Transaction, as applicable. In no event shall the Company be obligated to pay the Break-Up Fee on more than one occasion pursuant to this paragraph. If the Break-Up Fee becomes payable pursuant to this paragraph, the Company’s payment of the Break-Up Fee shall be the sole and exclusive remedy of SPAC against the Company and the GNQ Companies, and their respective former, current or future direct or indirect equity holders, controlling persons, shareholders, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, the “Company Related Parties”), for any and all losses and damages suffered or incurred by SPAC or any of its former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and upon payment of the Break-Up Fee, none of the Company Related Parties shall have any further liability or obligation to SPAC or any of its former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives relating to or arising out of this Agreement, the Transactions or any matter forming the basis for such termination.

ARTICLE X

MISCELLANEOUS

Section 10.1 Trust Account Waiver. The Company acknowledges that, as described in the final prospectus of SPAC, dated March 25, 2024 and filed with the SEC on March 27, 2024 (File No: 333-275650) (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by the underwriters of SPAC) (“Public Stockholders”). The Company understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their SPAC Common Stock if SPAC completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if SPAC fails to complete a Business Combination within twenty-four (24) months after the closing of the IPO (as such date may be extended by amendment to the SPAC Governing Documents with the consent of the SPAC Stockholders); and (iii) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 10.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the GNQ Companies’ right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to SPAC in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the GNQ Companies may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

Section 10.2 Waiver. Either party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)	If to SPAC, to:

IB Acquisition Corp.

1200 N Federal Highway, Suite 215

Boca Raton, FL 33432

Email: [***]

Attention: Chief Executive Officer

with copies to:

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Email: [***]

Email: [***]

Attention: Ralph V. De Martino and Nick Tipsord

(b)	If to the Company, to:

GNQ Insilico Inc.

6200 Stoneridge Mall Road, Suite 300

Pleasanton, CA 94588

Email: [***]

Attention: Rehan Huda

with copies (which shall not constitute notice) to:

Barnes & Thornburg LLP

1600 West End Avenue

Nashville, TN 37203

Email: [***]

Email: [***]

Attention: Jay Knight and Timothy Van Hal

and

Cassels Brock & Blackwell LLP

40 Temperance Street, Suite 3200

Toronto, ON M4H 0B4

Canada

Email: [***]

Attention: Omar Soliman

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party and any such purported assignment without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.7, (y) the Company Non-Recourse Parties (as defined below) and the SPAC Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 10.16 and (z) Sponsor is an intended third-party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 10.6 Expenses. Except as otherwise set forth in this Agreement, including in Section 7.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, SPAC shall pay or cause to be paid, in accordance with Section 2.11(c), the Company Transaction Expenses and the SPAC Transaction Expenses.

Section 10.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Company Board, the Plan of Arrangement and any exercise of appraisal and dissention rights with respect to the Arrangement, shall in each case be governed by the CBCA and the Laws of the State of Nevada shall apply to the Conversion).

Section 10.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 10.9 Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included therein solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.10 Entire Agreement. This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), the Plan of Arrangement and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between SPAC and the Company, dated October 15, 2025). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 10.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by either party; provided, that no party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a). For the avoidance of doubt, nothing contained in this Section 10.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors.

(b) The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 10.12.

Section 10.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of either party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.14.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 10.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which either party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 10.16 Non-Recourse.

(a) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company or SPAC as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company (each, a “Company Non-Recourse Party”) or of SPAC (each, a “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or SPAC under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

(c) Nothing in this Section limits claims by a party against the other party hereto (and only against such contracting party, not against any Non-Recourse Party) for intentional misrepresentation or fraud with respect to the express representations and warranties set forth in Article III (in the case of the Company) or Article IV (in the case of SPAC). For the avoidance of doubt, claims of intentional misrepresentation or fraud (i) are limited to the express representations and warranties in this Agreement, (ii) exclude extra-contractual statements, projections, forecasts, estimates or omissions, and (iii) cannot be asserted against any Non-Recourse Party.

Section 10.17 Non-Survival of Representations, Warranties and Covenants. Except for Section 214 and as otherwise contemplated by Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this ARTICLE X, and (c) any claims based on fraud, which shall survive indefinitely. For the avoidance of doubt, there shall be no post-Closing indemnification or other recourse of any kind by either party (or any of its direct or indirect equityholders) against the other party (or any of its direct or indirect equityholders) with respect to any representations, warranties or pre-Closing covenants set forth in this Agreement or any certificate, statement or instrument delivered pursuant hereto, except for claims based on fraud and except for those covenants that by their express terms survive the Closing.

Section 10.18 Conflicts and Privilege.

(a) SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among SPAC and/or Sponsor, on the one hand, and the Company, on the other hand, any legal counsel (including ArentFox Schiff LLP and Dentons Canada LLP) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC prior to the Closing in a matter substantially related to such dispute. All pre-Closing communications between or among Prior SPAC Counsel, on the one hand, and SPAC or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Company or SPAC following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b) The Company further agrees, on behalf of itself and, after the Closing, on behalf of SPAC and the GNQ Companies, that all pre-Closing communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC or Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or the GNQ Companies after the Closing. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or the GNQ Companies after the Closing; provided, however, that nothing contained herein shall be deemed to be a waiver by Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between SPAC or the GNQ Companies, on the one hand, and a third party other than Sponsor, on the other hand, Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC nor the GNQ Companies may waive such privilege with respect to Privileged SPAC Deal Communications without the prior written consent of Sponsor and GNQ Companies. In the event that SPAC or the GNQ Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 10.18) so that Sponsor can (at the cost and expense of Sponsor) seek a protective order, and SPAC and the GNQ Companies agree to use commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC or any GNQ Companies after the Closing, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) SPAC agrees on behalf of itself and, after the Closing, on behalf of SPAC and the GNQ Companies, (i) to the extent that SPAC or, after the Closing, the GNQ Companies receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person of the privileges or protections described in this Section 10.18, and (b) neither SPAC nor the GNQ Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have SPAC or any GNQ Company waive the attorney-client or other privilege, or by otherwise asserting that SPAC or the GNQ Companies after the Closing have the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC:
IB Acquisition Corp.

By:	/s/ Al Lopez
Name:	Al Lopez
Title:	Chief Executive Officer

COMPANY:
GNQ Insilico Inc.

By:	/s/ Rehan Huda
Name:	Rehan Huda
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement by and between IB Acquisition Corp. and GNQ Insilico Inc.]

EXHIBIT A

PLAN OF ARRANGEMENT

UNDER THE PROVISIONS OF SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

Article 1
INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Business Combination Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

(a)	“Agent” has the meaning set forth in the Exchangeable Share Provisions.

(b)	“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement.

(c)	“Arrangement Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

(d)	“Arrangement Effective Time” means 12:01 a.m. (Toronto time) on the Arrangement Effective Date, or such other time on the Arrangement Effective Date as the Parties may agree to in writing before the Arrangement Effective Date.

(e)	“Arrangement Resolution” means the special resolution of the holders of Company Common Shares in respect of the Arrangement to be considered at the Company Shareholders Meeting.

(f)	“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Parties, each acting reasonably.

(g)	“Business Combination Agreement” means the business combination agreement made as of March 16, 2026, between the Parties (including the Exhibits thereto), as it may be amended, modified or supplemented from time to time in accordance with its terms.

(h)	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario, are authorized or required by Law to close.

(i)	“CallCo” means GNQ Call Inc., a corporation formed under the laws of the Province of Ontario and a direct subsidiary of SPAC.

A-1

(j)	“CallCo Common Shares” means the common shares in the capital of CallCo, without par value.

(k)	“Canadian Tax Election” has the meaning specified in Section 3.3(a).

(l)	“CBCA” means the Canada Business Corporations Act, as amended.

(m)	“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

(n)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(o)	“Company” means GNQ Insilico Inc., a corporation incorporated under the CBCA.

(p)	“Company Common Shares” means the common shares in the capital of the Company, without par value.

(q)	“Company Convertible Notes” has the meaning set forth in the Business Combination Agreement.

(r)	“Company Exchange Ratio” means the quotient obtained by dividing 50,000,000 by the Fully-Diluted Company Common Shares.

(s)	“Company Incentive Plan” means the 2025 Equity Incentive Plan of the Company, as approved by the Board of Directors of the Company on January 1, 2025, as further amended and/or restated from time to time.

(t)	“Company Information Circular” has the meaning set forth in the Business Combination Agreement.

(u)	“Company Optionholder” means a holder of one or more Company Options.

(v)	“Company Options” means any outstanding options granted under the Company Incentive Plan to purchase Company Common Shares.

(w)	“Company Shareholder” means a holder of one or more Company Common Shares.

(x)	“Company Warrant” has the meaning set forth in the Business Combination Agreement.

(y)	“Company Warrantholder” means the holder of the Company Warrant.

(z)	“Court” means the Ontario Superior Court of Justice (Commercial List).

(aa)	“CRA” means the Canada Revenue Agency.

(bb)	“Director” means the Director appointed pursuant to Section 260 of the CBCA.

A-2

(cc)	“Dissent Rights” has the meaning specified in Section 4.1.

(dd)	“Dissenting Shareholder” means a registered holder of Company Common Shares who has duly exercised its Dissent Rights and has not withdrawn such exercise of Dissent Rights prior to the Arrangement Effective Time, but only in respect of Dissenting Shares held by such holder.

(ee)	“Dissenting Shares” means Company Common Shares that are outstanding immediately prior to the Arrangement Effective Time that are held by a Dissenting Shareholder and in respect of which Dissent Rights have been and remain validly exercised at the Arrangement Effective Time.

(ff)	“DRS Advice” means a direct registration statement representing ownership of shares.

(gg)	“Elected Share” means a share of Company Common Shares in respect of which an Eligible Canadian Shareholder has duly made a valid Exchangeable Share Election in accordance with Section 3.2 and the Letter of Transmittal.

(hh)	“Election Deadline” means 9:00 a.m. (Toronto time) on the date of the Company Shareholders Meeting.

(ii)	“Eligible Canadian Shareholder” means a Company Shareholder that is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a partnership, any member of which is (i) a resident of Canada for purposes of the Tax Act and (ii) not exempt from tax under Part I of the Tax Act.

(jj)	“Exchange Agent” means such Person as may be appointed by the SPAC (and reasonably acceptable to the Company) to act as the depositary and exchange agent under the Arrangement.

(kk)	“Exchange Agreement” means the voting and exchange agency agreement to be entered into among SPAC, ExchangeCo and the Agent in connection with this Plan of Arrangement, substantially in the form set out in Appendix III of this Plan of Arrangement.

(ll)	“Exchangeable Per Share Consideration” means, with respect to each Elected Share, that number of fully paid Exchangeable Shares equal to the Company Exchange Ratio, subject to adjustment as provided for in Section 5.5.

(mm)	“Exchangeable Share Election” has the meaning specified in Section 3.2(a).

(nn)	“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which shall be in substantially the form set out in Appendix I to this Plan of Arrangement.

A-3

(oo)	“Exchangeable Shares” means the exchangeable shares of ExchangeCo, exchangeable for SPAC Class A Common Stock pursuant to the terms of the Exchange Agreement, the Exchangeable Share Provisions, the ExchangeCo Governing Documents and the New SPAC Governing Documents.

(pp)	“ExchangeCo” means GNQ Exchange Inc., a corporation formed by SPAC under the laws of the Province of Ontario and a direct subsidiary of CallCo.

(qq)	“ExchangeCo Common Shares” means the common shares in the capital of ExchangeCo.

(rr)	“Final Order” means the final order of the Court approving the Arrangement under section 192 of the CBCA.

(ss)	“Fully-Diluted Company Common Shares” means the total number of Company Common Shares outstanding immediately prior to the Arrangement Effective Time (including Company Common Shares issued upon conversion of Company Convertible Notes), plus (a) the Company Common Shares issuable upon exercise of the Company Warrants on a cashless basis under Section 2.10(e) of the Business Combination Agreement, and (b) the Company Common Shares issuable upon exercise of vested Company Options outstanding immediately prior to the Arrangement Effective Time (calculated in accordance with the treasury-stock method) less Dissenting Shares, but for certainty excluding any shares issuable upon exercise of unvested Company Options.

(tt)	“Incentive Plan” means the SPAC 2026 Stock Incentive Plan in substantially the form attached to the Business Combination Agreement, with the number of shares of SPAC Class A Common Stock initially reserved for issuance under the Incentive Plan equal to fifteen percent (15%) of the total number of the shares of SPAC Class A Common Stock outstanding immediately following the Arrangement Effective Date (on a fully-diluted basis assuming the conversion of all securities convertible into shares of SPAC Class A Common Stock), which share reserve shall increase from time to time in accordance with the evergreen feature of the Incentive Plan.

(uu)	“Interim Order” means the interim order of the Court made in connection with the Arrangement under section 192 of the CBCA prescribing, among other things, the calling of the Company Shareholders Meeting, the classes of Persons entitled to vote and the procedural requirements for the Arrangement.

(vv)	“In-The-Money Amount” means in respect of a Replacement Option, the amount, if any, by which the total fair market value of a share SPAC Class A Common Stock that a holder is entitled to acquire on exercise of the Replacement Option at and from the Effective Time exceeds the aggregate exercise price to acquire such share of SPAC Class A Common Stock.

(ww)	“Letter of Transmittal” means the letter of transmittal and election form for use by registered holders of Company Common Shares in the form accompanying the Company Information Circular, which for clarity, may be amended or revoked by a registered holder of Company Common Shares up to the Election Deadline.

A-4

(xx)	“Non-Elected Share” means a share of Company Common Shares other than an Elected Share.

(yy)	“Parties” means the Company and SPAC, and “Party” means either of them.

(zz)	“Plan of Arrangement” means this plan of arrangement under Section 192 of the CBCA, and any amendments or variations made in accordance with the Business Combination Agreement or Section 6.1, or made at the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably.

(aaa)	“Replacement Option” means a Company Option exchanged for an option to purchase shares of SPAC Class A Common Stock under the Incentive Plan under the Plan of Arrangement.

(bbb)	“SPAC” means IB Acquisition Corp., a Delaware corporation.

(ccc)	“SPAC Class A Common Stock” means Class A common stock of SPAC, par value $0.0001 per share, from and after the Arrangement Effective Time.

(ddd)	“SPAC Per Share Consideration” means, with respect to each Non-Elected Share, that number of fully paid shares of SPAC Class A Common Stock equal to the Company Exchange Ratio, subject to adjustment as provided for in Section 5.5.

(eee)	“SPAC Special Voting Share” means the special voting share in the capital of SPAC, having substantially the rights, privileges, restrictions and conditions described in the Exchange Agreement and the SPAC Certificate of Designation attached to the Business Combination Agreement.

(fff)	“Support Agreement” means an agreement to be made among SPAC, CallCo and ExchangeCo substantially in the form and content of Appendix II to this Plan of Arrangement.

(ggg)	“Tax Act” means the Income Tax Act (Canada), as amended.

(hhh)	“Tax Election Package” means two copies of CRA form T2057 (or, if the Eligible Canadian Shareholder is a partnership, two copies of CRA form T2058) and two copies of any applicable equivalent provincial or territorial election form, which forms have been duly and properly completed in accordance with the rules contained in the Tax Act or the relevant provincial Law and executed by an Eligible Canadian Shareholder.

In addition, words and phrases used herein and defined in the CBCA and not otherwise defined herein or in the Business Combination Agreement shall have the same meaning herein as in the CBCA unless the context otherwise clearly requires.

A-5

1.2	Headings and References

The division of this Plan of Arrangement into Articles and Sections, and the insertion of headings, are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, all references to an “Article” or “Section” followed by a number and/or letter refer to the specified Article or Section of this Plan of Arrangement.

1.3	Construction

In this Plan of Arrangement, unless context otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Plan of Arrangement; (iv) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (vi) the word “or” shall be disjunctive but not exclusive; and (vii) references to “written” or “in writing” include in electronic form.

1.4	Date of Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal refer to the local time of the Company (being the time in Toronto, Ontario) unless otherwise stipulated herein or therein.

1.6	Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

1.7	Currency

Unless otherwise stated, all references in this Plan of Arrangement to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

A-6

Article 2
EFFECT OF THE ARRANGEMENT

2.1	Business Combination Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of, the Business Combination Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth in Section 3.1. This Plan of Arrangement constitutes an arrangement as referred to in Section 192 of the CBCA. If there is any conflict or inconsistency between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement regarding the Arrangement, the provisions of this Plan of Arrangement shall govern.

2.2	Filing of Articles of Arrangement

The Articles of Arrangement and the Certificate of Arrangement shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Company shall file the Articles of Arrangement with the Director on the Closing Date at a time mutually agreed by the Parties (and in any event no later than 5:00 p.m. Eastern Time on the Closing Date), unless another date is agreed to in writing by the Parties. The Company shall also send the Final Order and any other prescribed documents to the Director at the same time that it files the Articles of Arrangement with the Director. The Arrangement shall become effective at the Arrangement Effective Time. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective as of the Arrangement Effective Time and that each of the provisions of Section 3.1 has become effective in the sequence and at the times set out therein.

2.3	Binding Effect

Upon the issuance of the Certificate of Arrangement, the Arrangement will become effective at the Arrangement Effective Time and will be binding at and after the Arrangement Effective Time on the Company, SPAC, CallCo, ExchangeCo, the Company Shareholders (including, for the avoidance of doubt, the Dissenting Shareholders), the holders of Company Convertible Notes, the Company Optionholders, the Company Warrantholder and the Exchange Agent.

2.4	Effective Date and Time

The exchanges, transfers, issuances and cancellations provided for in Section 3.1 shall be deemed to occur on the Arrangement Effective Date at the time and in the order specified in Section 3.1, notwithstanding that certain of the procedures related thereto may not be completed until after the Arrangement Effective Time or Arrangement Effective Date.

2.5	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.

A-7

Article 3
ARRANGEMENT

3.1	The Arrangement

Commencing at the Arrangement Effective Time, except as otherwise noted, each of the steps set out below shall occur in the following sequence, in each case without any further authorization, act or formality on the part of any Person, with each step occurring one minute after the completion of the immediately preceding step, unless otherwise specified:

(a)	Each issued and outstanding Dissenting Share held by a Dissenting Shareholder described in Section 4.1(a) shall be, and shall be deemed to be, transferred by such holder to the Company for cancellation in consideration for a debt claim against SPAC equal to the amount provided for in Section 4.1, and upon such transfer:

(i)	each holder of such transferred Dissenting Share shall cease to be the holder thereof and to have any rights as a Company Shareholder in respect of such Dissenting Share other than the right to be paid by SPAC the amount provided for in Section 4.1 in accordance with this Plan of Arrangement; and

(ii)	each such transferred Dissenting Share shall be cancelled, and the holder of such transferred Dissenting Share shall be removed from the Company’s register of holders of Company Common Shares in respect of such Dissenting Share.

(b)	Each issued and outstanding Company Common Share (excluding, for the avoidance of doubt, any Company Common Shares that are Dissenting Shares and any Company Common Shares that are shares of treasury stock referred to in Section 2.10(b)(ii) of the Business Combination Agreement) that is an Elected Share shall be, and shall be deemed to be, transferred by the holder to ExchangeCo in consideration for the Exchangeable Per Share Consideration, and upon such transfer:

(i)	the holders of such transferred Elected Shares shall cease to be the holders thereof and to have any rights as a Company Shareholder in respect of their Elected Shares other than the right to be paid the Exchangeable Per Share Consideration for each of their Elected Shares in accordance with this Plan of Arrangement;

(ii)	the holders of such transferred Elected Shares shall be removed from the Company’s register of holders of Company Common Shares in respect of their Elected Shares; and

(iii)	ExchangeCo shall become the legal and beneficial holder of such transferred Elected Shares free and clear of all Liens, and shall be entered in the Company’s register of holders of Company Common Shares as the holder of such transferred Elected Shares.

A-8

(c)	Concurrently with the step in Section 3.1(b), each issued and outstanding Company Common Share (excluding, for the avoidance of doubt, any Company Common Shares that are Dissenting Shares and any Company Common Shares that are shares of treasury stock referred to in Section 2.10(b)(ii) of the Business Combination Agreement) that is a Non-Elected Share shall be, and shall be deemed to be, transferred by the holder to SPAC in consideration for the SPAC Per Share Consideration, and upon such transfer:

(i)	the holders of such transferred Non-Elected Shares shall cease to be the holders thereof and to have any rights as a Company Shareholder in respect of such Non-Elected Shares other than the right to be paid the SPAC Per Share Consideration for each of their Non-Elected Shares in accordance with this Plan of Arrangement;

(ii)	the holders of such transferred Non-Elected Shares shall be removed from the Company’s register of holders of Company Common Shares in respect of such Non-Elected Shares; and

(iii)	SPAC shall become the legal and beneficial holder of such transferred Non-Elected Shares free and clear of all Liens, and shall be entered in the Company’s register of holders of Company Common Shares as the holder of such transferred Non-Elected Shares.

(d)	Concurrently with the step in Section 3.1(b), ExchangeCo shall add to the stated capital of the Exchangeable Shares issued pursuant to Section 3.1(b) an amount equal to: (i) the aggregate of the agreed amounts in all duly completed Tax Election Packages delivered to the Exchange Agent in accordance with Section 3.3(c); plus (ii) in the case of Exchangeable Shares issued pursuant to Section 3.1(b) in consideration for Elected Shares in respect of which no duly completed Tax Election Package is delivered to the Exchange Agent in accordance with Section 3.3(c), the aggregate value of such Elected Shares.

(e)	Each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be exchanged for a Replacement Option to purchase from SPAC the number of shares of SPAC Class A Common Stock equal to the product of: (i) the number of Company Shares subject to the Company Option immediately before the Effective Time, and (ii) the Company Exchange Ratio, and rounded down to the nearest whole number of shares of SPAC Class A Common Stock. The exercise price per share of SPAC Class A Common Stock subject to any such Replacement Option shall be an amount equal to the quotient of: (A) the exercise price per Company Share under the exchanged Company Option immediately prior to the Effective Time divided by: (B) the Company Exchange Ratio, and rounded up to the nearest whole cent. Notwithstanding any of the foregoing, (i) the exchange of each Company Option for each Replacement Option, including application of the Company Exchange Ratio to the exercise price and number of shares of SPAC Class A Common Stock underlying such Replacement Option (as applicable), shall be effected by the SPAC in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder; and (ii) in respect only of holders of Replacement Options whom are resident in Canada (within the meaning of the Tax Act) or who received their Replacement Options in respect of the performance of duties of an office or employment in Canada (for the purposes of the Tax Act), it is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a Company Option for a Replacement Option. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Replacement Option will be adjusted such that the In-The-Money Amount of the Replacement Option immediately after the exchange does not exceed the In-The-Money Amount of the Company Option immediately before the exchange. Except as set out above, all terms and conditions of a Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Company Option for which it was exchanged, and any document evidencing a Company Option shall thereafter evidence and be deemed to evidence such Replacement Option.

A-9

(f)	The Company Warrant shall cease to represent a warrant or other right to acquire Company Common Shares and shall be exchanged for a number of shares of SPAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of:

(i)	the number of Company Common Shares equal to the value of the Company Warrant immediately prior to the Arrangement Effective Time, being the number computed using the formula X = (Y(A-B))/A, where:

(1)	X = the number of Company Common Shares;

(2)	Y = the aggregate number of Company Common Shares into which the Company Warrant may be exercised;

(3)	A = the fair market value of one Company Common Share (as determined by the Board of Directors of the Company); and

(4)	B = the exercise price per Company Common Share pursuant to the terms of the Company Warrant; and

(ii)	the Company Exchange Ratio.

(g)	All of the Company Common Shares held by SPAC (including, for the avoidance of doubt, the Company Common Shares transferred to SPAC pursuant to Section 3.1(c)) shall be, and shall be deemed to be, transferred to CallCo in exchange for the issuance by CallCo to SPAC of 100 CallCo Common Shares, and upon such transfer:

(i)	SPAC shall be removed from the Company’s register of holders of such Company Common Shares;

(ii)	CallCo shall be entered in the Company’s register of holders of Company Common Shares in respect of the Company Common Shares transferred to it pursuant to this Section 3.1(g); and

(iii)	there shall be added to the stated capital account maintained by CallCo in respect of the CallCo Common Shares, in respect of the CallCo Common Shares issued pursuant to this Section 3.1(g) an amount equal to the aggregate stated capital of the Company Common Shares exchanged pursuant to this Section 3.1(g) as of immediately prior to such exchange.

A-10

(h)	All of the Company Common Shares held by CallCo (including, for the avoidance of doubt, the Company Common Shares transferred to CallCo pursuant to Section 3.1(g)) shall be, and shall be deemed to be, transferred to ExchangeCo in exchange for the issuance by ExchangeCo to CallCo of 100 ExchangeCo Common Shares, and upon such transfer:

(i)	CallCo shall be removed from the Company’s register of holders of such Company Common Shares;

(ii)	ExchangeCo shall be entered in the Company’s register of holders of Company Common Shares in respect of the Company Common Shares transferred to it pursuant to this Section 3.1(h); and

(iii)	there shall be added to the stated capital account maintained by ExchangeCo in respect of the ExchangeCo Common Shares, in respect of the ExchangeCo Common Shares issued pursuant to this Section 3.1(h) an amount equal to the fair market value of the Company Common Shares exchanged pursuant to this Section 3.1(h) as of immediately prior to such exchange.

(i)	SPAC, ExchangeCo and CallCo shall execute the Support Agreement and SPAC, ExchangeCo and the Agent shall execute the Exchange Agreement and SPAC shall issue to and deposit with the Agent the SPAC Special Voting Share in consideration of the payment to SPAC by the Company on behalf of the Company Shareholders of one dollar ($1.00), to be thereafter held of record by the Agent as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Exchange Agreement. All rights of holders of Exchangeable Shares under the Exchange Agreement shall be received by them as part of the property receivable by them under Section 3.1(b) in exchange for the Elected Shares for which they were exchanged. From the Effective Time CallCo shall hold and have the benefit of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, and which rights are incorporated herein as they exist in the Exchangeable Share Provisions at the Effective Time.

(j)	At the Effective Time, each Company Shareholder shall become entitled, without any further act or formality, to receive Earnout Shares in accordance with Section 2.14 of the Business Combination Agreement and the Earnout Payment Schedule, which Earnout Shares shall vest, be issuable (as SPAC Class A Common Stock or Exchangeable Shares, at the election of an Eligible Canadian Shareholder) and become payable only upon the achievement of the applicable earnout milestones set forth therein. The Earnout Shares shall constitute a contractual, contingent right personal to the Company Shareholders as of the Effective Time, and such entitlement shall not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of, voluntarily or involuntarily, in whole or in part, except as expressly permitted under the Business Combination Agreement. For greater certainty, prior to actual issuance, the Earnout Shares and the rights associated therewith shall not be certificated, and shall not confer any shareholder, voting or economic rights in respect of SPAC.

A-11

(k)	Each holder of Company Common Shares, Company Options, Company Convertible Note(s) or the Company Warrant outstanding immediately prior to the Arrangement Effective Time, with respect to any step set out above effecting the surrender, exchange or transfer of Company Common Shares, Company Options, Company Convertible Note(s) or the Company Warrant shall be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer all affected Company Common Shares, Company Options, Company Convertible Note(s) or the Company Warrant in accordance with such step.

(l)	Other than as set out above in this Section 3.1, all rights of any Person, other than SPAC or ExchangeCo, in respect of the Company Common Shares, Company Options, Company Convertible Note(s) and the Company Warrant shall be extinguished.

3.2	Election to Receive Exchangeable Shares

(a)	A registered holder of Company Common Shares that is an Eligible Canadian Shareholder (but excluding any Dissenting Shareholder) may elect, with respect to the Company Common Shares held by such holder immediately before the Arrangement Effective Time, to receive the Exchangeable Per Share Consideration for each such share of Company Common Shares (the “Exchangeable Share Election”). Any such Eligible Canadian Shareholder who makes a valid Exchangeable Share Election in accordance with this Section 3.2 shall, upon consummation of the Arrangement, be entitled to receive, in accordance with Section 3.1(c), the Exchangeable Per Share Consideration for each of their Company Common Shares in respect of which the election is made. The Exchangeable Share Election will not be available to Company Shareholders that are not Eligible Canadian Shareholders.

(b)	In order to make the Exchangeable Share Election, a registered holder of Company Common Shares that is an Eligible Canadian Shareholder must deposit with the Exchange Agent, prior to the Election Deadline (or such other date prior to the Arrangement Effective Date as may be agreed to in writing by SPAC and the Company in their sole discretion), (i) a duly completed Letter of Transmittal indicating that the holder is making the Exchangeable Share Election, (ii) any certificates or DRS Advice representing such holder’s Company Common Shares, and (iii) such other information, documents and instruments as the Exchange Agent may reasonably require. The Company shall provide not less than ten (10) days’ notice of the Election Deadline to registered Company Shareholders by mailing notice thereof to each Company Shareholder registered on the records of the Company on the record date for the determination of Company Shareholders entitled to receive notice of the Company Shareholders Meeting determined in accordance with the CBCA.

A-12

(c)	A registered holder of Company Common Shares (including, for greater certainty, a registered holder who fails to validly exercise Dissent Rights) that is an Eligible Canadian Shareholder who does not deposit with the Exchange Agent a duly completed Letter of Transmittal prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 3.2 or the Letter of Transmittal in respect of the Exchangeable Share Election, will be treated for all purposes of this Plan of Arrangement as not having made the Exchangeable Share Election, and will not be entitled to receive the Exchangeable Per Share Consideration and will instead only be entitled to receive the SPAC Per Share Consideration in accordance with Section 3.1(c) in respect of each of such holder’s Company Common Shares.

3.3	Canadian Income Tax Elections

(a)	Company Shareholders who are Eligible Canadian Shareholders and who make a valid Exchangeable Share Election and receive Exchangeable Shares for their Company Common Shares pursuant to Section 3.1(c) will be entitled to make a joint income tax election with ExchangeCo pursuant to subsection 85(1) of the Tax Act (or, if the Eligible Canadian Shareholder is a partnership, subsection 85(2) of the Tax Act) (and in each case, where applicable, the analogous provisions of provincial income tax Law) with respect to the transfer of their Company Common Shares to ExchangeCo (the “Canadian Tax Election”), in accordance with the provisions of this Section 3.3.

(b)	Upon receipt of the Letter of Transmittal and Exchangeable Share Election in which an Eligible Holder has indicated that the Eligible Holder intends to make a Section 85 Election, SPAC will promptly deliver a tax instruction letter (and a tax instruction letter for the equivalent provincial election, if applicable), together with the relevant tax election forms (including the provincial tax election forms, if applicable) to the Eligible Canadian Shareholder.

(c)	In order to make the Canadian Tax Election, an Eligible Canadian Shareholder whose Company Common Shares are exchanged for Exchangeable Shares pursuant to Section 3.1(c) must deliver to the Exchange Agent, not later than sixty (60) days following the Arrangement Effective Date, a duly completed Tax Election Package, which shall include details of the number of Company Common Shares transferred and the applicable agreed amount(s) at which the transfer shall be deemed to occur for Canadian federal (and/or provincial, as applicable) income tax purposes. Such agreed amount(s) shall be determined by the Eligible Canadian Shareholder making the election in such shareholder’s sole discretion (subject, in each case, to the limitations contained in Section 85 of the Tax Act and/or applicable provincial income or corporate tax Law).

(d)	Upon receipt by the Exchange Agent of a duly completed Tax Election Package in accordance with Section 3.3(c) from an Eligible Canadian Shareholder whose Company Common Shares are exchanged for Exchangeable Shares pursuant to Section 3.1(b), ExchangeCo shall sign the relevant form(s) contained in such Tax Election Package and return one copy of such signed form(s) to the Eligible Canadian Shareholder not later than ninety (90) days after the receipt of such Tax Election Package by the Exchange Agent. For the avoidance of doubt, ExchangeCo will not, and will not be required to, file any such form(s) with the Canada Revenue Agency (and/or any applicable provincial taxing Governmental Authority), and instead it will be the sole responsibility of the Eligible Canadian Shareholder seeking to make the Canadian Tax Election to file any such completed form(s) with the Canada Revenue Agency (and/or any applicable provincial taxing Governmental Authority) within the time limits prescribed under the Tax Act (and/or any applicable provincial tax Law).

A-13

(e)	Apart from ExchangeCo signing and returning to an Eligible Canadian Shareholder, in accordance with Section 3.3(d), one copy of the election form(s) contained in a duly completed Tax Election Package delivered by the Eligible Canadian Shareholder to the Exchange Agent that complies with the provisions of Section 3.3(c), ExchangeCo shall have no further obligation or liability whatsoever to any Company Shareholder with respect to the making of any Canadian Tax Election. Without limiting the generality of the foregoing sentence, ExchangeCo will not be responsible for the proper or accurate completion of the Tax Election Package or to check or verify the content of any election form, and ExchangeCo will not be responsible for any taxes, interest or penalties or any other costs or damages resulting from the failure by a Company Shareholder to properly and accurately complete or file the necessary election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial tax Law). In its sole discretion, ExchangeCo may choose to sign and return Tax Election Packages received more than sixty (60) days following the Arrangement Effective Date, but ExchangeCo will have no obligation to do so.

(f)	At the request of an Eligible Canadian Shareholder who previously made a valid Exchangeable Share Election with respect to its Company Common Shares, SPAC will execute a Canadian Tax Election with respect to any Earnout Shares that such Eligible Canadian Shareholder elects to receive as Exchangeable Shares. The agreed amount(s) in such Canadian Tax Election shall be determined by the Eligible Canadian Shareholder making the election in such shareholder’s sole discretion (subject, in each case, to the limitations contained in Section 85 of the Tax Act and/or applicable provincial income or corporate tax Law).

Article 4
DISSENT RIGHTS

4.1	Rights of Dissent

A registered holder of Company Common Shares (on behalf of itself or on behalf of one or more beneficial holders of Company Common Shares) may exercise dissent rights (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order and this Section 4.1; provided that, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Company Shareholders Meeting (as it may be adjourned or postponed from time to time). The Dissenting Shares held by a Dissenting Shareholder shall be cancelled as provided in Section 3.1, and if such Dissenting Shareholder:

(a)	is ultimately entitled to be paid fair value for such Dissenting Shares, they shall be entitled to be paid the fair value of such Dissenting Shares by the Company, with SPAC funding or making such payment on the Company’s behalf pursuant to this Plan of Arrangement, and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement if such holder had not exercised their Dissent Rights in respect of such Company Common Shares; or

A-14

(b)	is ultimately not entitled, for any reason, to be paid fair value for such Dissenting Shares, shall be treated as having participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights and who has not made an Exchangeable Share Election.

The fair value of the Dissenting Shares for the purpose of Dissent Rights described in this Section 4.1 shall be determined as of the close of business on the last Business Day before the day on which the Arrangement Resolution is approved by the Company Shareholders.

4.2	Recognition of Dissenting Shareholders

In no circumstances shall SPAC, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such person is the registered holder of those Company Common Shares in respect of which such rights are sought to be exercised. For greater certainty, in no case shall SPAC, the Company or any other Person be required to recognize Dissenting Shareholders as holders of Company Common Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfers to SPAC in Section 3.1(a) or Section 3.1(c), and the names of such Dissenting Shareholders shall be removed from the registers of holders of Company Common Shares in respect of such Dissenting Shares at the time of such steps. In addition to any other restrictions under Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Company Optionholders who do not exercise their Company Options prior to the Arrangement Effective Time; (ii) the Company Warrantholder who does not exercise the Company Warrant prior to the Arrangement Effective Time; and (iii) Company Shareholders who vote or have instructed a proxyholder to vote such Company Common Shares in favor of the Arrangement Resolution (but only in respect of such Company Common Shares).

Article 5
DELIVERY OF SHARE CONSIDERATION

5.1	Delivery of Share Consideration

Subject to the provisions of this Article 5:

(a)	upon delivery to the Exchange Agent of a properly completed Letter of Transmittal by a registered Company Shareholder together with any certificate(s) or a DRS Advice representing one or more Company Common Shares that such Company Shareholder held immediately before the Arrangement Effective Time, together with such additional documents and instruments as the Exchange Agent may reasonably require, the Company Shareholder shall be entitled to receive, for each such share of Company Common Shares, the Exchangeable Per Share Consideration or SPAC Per Share Consideration, as applicable, that it is entitled to receive pursuant to Section 3.1 in exchange therefor, and the Exchange Agent shall deliver to such holder, following the Arrangement Effective Time, certificate(s) or DRS Advice recorded on a book-entry basis representing the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration that such holder is entitled to receive pursuant to Section 3.1;

A-15

(b)	after the Arrangement Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a), each certificate or DRS Advice that immediately prior to the Arrangement Effective Time represented one or more Company Common Shares shall be deemed at all times to represent only the right to receive in exchange therefor the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration that the holder of such certificate or DRS Advice is entitled to receive pursuant to Section 3.1; and

(c)	for greater certainty, none of the Company Shareholders, the Company Optionholders or the Company Warrantholder shall be entitled to receive any consideration with respect to their Company securities other than the consideration such holder is entitled to receive in accordance with Section 3.1, and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

5.2	Dividends and Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions paid, declared or made with respect to Exchangeable Shares or SPAC Class A Common Stock, in each case with a record date on or after the Arrangement Effective Date, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Arrangement Effective Time represented outstanding Company Common Shares, unless and until such Person shall have complied with the provisions of Section 5.1 or Section 5.3. Subject to applicable Law, and subject to Section 5.4 and Section 5.8, at the time of such surrender of any such certificate or DRS Advice (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to such Person, without interest: (i) the amount of dividends or other distributions with a record date on or after the Arrangement Effective Date theretofore paid with respect to the Exchangeable Share or shares of SPAC Class A Common Stock, as the case may be, to which such Person is entitled pursuant hereto, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Arrangement Effective Date but prior to surrender and a payment date subsequent to the date of such compliance and payable with respect to such Exchangeable Shares or SPAC Class A Common Stock, as the case may be.

A-16

5.3	Loss of Certificates

In the event any certificate which immediately prior to the Arrangement Effective Time represented one or more issued and outstanding Company Common Shares that were transferred or exchanged pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the certificates or DRS Advices representing the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration (and any dividends or distributions with respect thereto) to which such holder is entitled to in accordance with Section 3.1 and this Article 5. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom the certificates or DRS Advices representing such Exchangeable Per Share Consideration or SPAC Per Share Consideration are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Company, SPAC, ExchangeCo and their respective transfer agents in such amount as the Company, SPAC or ExchangeCo may direct (each acting reasonably) or otherwise indemnify the Company, SPAC and ExchangeCo in a manner satisfactory to the Company, SPAC and ExchangeCo (each acting reasonably) against any claim that may be made against the Company, SPAC or ExchangeCo with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4	Extinction of Rights

Any certificate or DRS Advice formerly representing Company Common Shares not duly surrendered on or before the sixth (6th) anniversary of the Arrangement Effective Date shall cease to represent a claim by or interest of any former holder of Company Common Shares of any kind or nature against or in the Company, SPAC or ExchangeCo, and shall be deemed to have been surrendered to the Company and shall be cancelled. For greater certainty, on such date, any Exchangeable Per Share Consideration to which such former holder was entitled shall be deemed to have been surrendered to ExchangeCo, and any SPAC Per Share Consideration to which such former holder was entitled shall be deemed to have been surrendered to SPAC. None of the Company, SPAC, CallCo or ExchangeCo, or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited in accordance with the foregoing or delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

5.5	Adjustments

The SPAC Per Share Consideration and the Exchangeable Per Share Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into SPAC Class A Common Stock or Company Common Shares, other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to SPAC Class A Common Stock or Company Common Shares occurring after the date of the Business Combination Agreement and prior to the Arrangement Effective Time.

A-17

5.6	Fractional Shares

In no event shall any holder of Company Common Shares, based upon such holder’s aggregate entitlement to Company Common Shares, be entitled to a fractional share of SPAC Class A Common Stock or a fractional Exchangeable Share. Where the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration to be issued or delivered to a former Company Shareholder under the Arrangement would result in a fraction of an Exchangeable Share or SPAC Class A Common Stock being issuable or deliverable, the number of such shares to be received by such Company Shareholder shall be rounded down to the nearest whole number, without payment in lieu of such fractional shares.

5.7	Effective Time Procedures

Following the receipt of the Final Order and prior to the Arrangement Effective Date, SPAC shall deliver or cause to be delivered to the Exchange Agent the SPAC Class A Common Stock and Exchangeable Shares required to be issued to Company Shareholders in accordance with the provisions of Section 3.1, which shares shall be held by the Exchange Agent as agent and nominee for such Company Shareholders for delivery to such Company Shareholders in accordance with the provisions of this Article 5.

5.8	Withholding Rights

The Company, SPAC, ExchangeCo, CallCo and the Exchange Agent shall be entitled to deduct and withhold from amounts payable to any holder of Company Common Shares, Company Options, Company Convertible Note(s), Company Warrants, any shares of SPAC capital stock (including SPAC Class A Common Stock) or Exchangeable Shares under this Plan of Arrangement such amounts as is required to be deducted and withheld with respect to such payment under the Tax Act, the Code or any other applicable Law. To the extent that amounts are so deducted and withheld, or the recipient of the payment otherwise remits to the applicable payer amounts on account of Taxes required to be deducted and withheld, such deducted and withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such deducted and withheld amounts, or amounts on account of same, are actually remitted to the applicable Governmental Authority. To the extent that the amount so required to be deducted and withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, unless otherwise provided in this Plan of Arrangement, the Company, SPAC, ExchangeCo, CallCo, and the Exchange Agent are hereby authorized to sell or otherwise dispose of such other portion of the consideration as is necessary to provide sufficient funds to the Company, SPAC, ExchangeCo, CallCo, and the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and the Company, SPAC, ExchangeCo, CallCo, and the Exchange Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale. None of the Company, SPAC, ExchangeCo, CallCo or the Exchange Agent will be liable for any loss arising out of any sale or disposal of the SPAC Class A Common Stock or Exchangeable Shares, including any loss relating to the manner or timing of such sale or disposal, or the prices at which such shares are sold or otherwise disposed of.

A-18

5.9	International Securities Laws Exemptions

Notwithstanding any provision herein or in the Letter of Transmittal to the contrary, to the extent that any SPAC Share Consideration is to be issued to a Person resident in, or otherwise subject to the applicable securities Laws of, a jurisdiction other than the United States or Canada in respect of which the applicable securities Laws of such jurisdiction would require SPAC to file a registration statement, prospectus or offering memorandum, or otherwise take any such steps to be registered by or comply with the securities Laws of such jurisdiction in order to issue the SPAC Share Consideration, SPAC may, in its sole discretion, direct the Exchange Agent to, promptly on or following the Arrangement Effective Date, effect the orderly sale in the market of such SPAC Share Consideration and remit the proceeds thereof (less any commissions or fees payable in respect of such sale) to such Persons in full satisfaction of SPAC’s obligation to pay the SPAC Share Consideration.

Article 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time with the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), provided that any such amendment, modification and/or supplement must be contained in a written document that is filed with the Court and, if made after the Company Shareholders Meeting, approved by the Court and communicated to the Company Shareholders if and as required by the Court.

(b)	Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, with the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), at any time before or at the Company Shareholders Meeting with or without any other prior notice or communication to the Company Shareholders and, if so proposed and accepted by the Persons voting at the Company Shareholders Meeting in the manner required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholders Meeting shall be effective only if (i) it is consented to in writing by the Company and SPAC (such consent not to be unreasonably withheld, conditioned or delayed), and (ii) if required by the Court, it is consented to by the Company Shareholders voting in the manner directed by the Court.

(d)	Subject to applicable Law, any amendment, modification or supplement to this Plan of Arrangement may be made after the Arrangement Effective Date unilaterally by SPAC, provided it concerns a matter that, in the reasonable opinion of SPAC and the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former Company Shareholder.

A-19

Article 7
TERMINATION

This Plan of Arrangement may be withdrawn prior to the Arrangement Effective Time in accordance with the terms of the Business Combination Agreement. Upon the termination of this Plan of Arrangement, which shall occur concurrently with the termination of the Business Combination Agreement pursuant to Section 9.1 of the Business Combination Agreement, no Party shall have any liability or further obligation to any other Party hereunder other than as set out in the Business Combination Agreement.

Article 8
FURTHER ASSURANCES

8.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Business Combination Agreement will, subject to the terms and conditions of the Business Combination Agreement, make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

8.2	Paramountcy

From and after the Arrangement Effective Time:

(a)	this Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of the Company issued prior to the Arrangement Effective Time;

(b)	the rights and obligations of the holders of the securities of the Company and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(c)	all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of the Company shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

8.3	Notice

(a)	Any notice required to be given by a Party to the Company Shareholders pursuant to this Plan of Arrangement or in connection with the Arrangement (including pursuant to the Letter of Transmittal) will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the Company Shareholders at their addresses as shown on the applicable register of such holders maintained by the Company and will be deemed to have been received on the first day following the date of mailing that is a Business Day.

(b)	The provisions of this Plan of Arrangement, the Business Combination Agreement and the Letter of Transmittal apply notwithstanding any accidental omission to give notice to any one or more of the Company Shareholders and notwithstanding any interruption of mail services in Canada, the United States or elsewhere following mailing. In the event of any interruption of mail service following mailing, the Parties shall make reasonable efforts to disseminate any notice by other means, such as publication.

A-20

APPENDIX I: EXCHANGEABLE SHARE PROVISIONS

[***]

A-21

APPENDIX II: SUPPORT AGREEMENT

[***]

A-22

APPENDIX III: EXCHANGE AGREEMENT

[***]

A-23

EXHIBIT B

FORM OF PIPE SUBSCRIPTION AGREEMENT

[______], 2026

IB Acquisition Corp.

1200 N Federal Highway, Suite 215

Boca Raton, FL 33432

GNQ Insilico Inc.

6200 Stoneridge Mall Road, Suite 300

Pleasanton, CA 94588

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between IB Acquisition Corp., a Nevada corporation (the “Company”), and GNQ Insilico Inc., a corporation formed under the federal laws of Canada (“Target”), pursuant to that certain Business Combination Agreement, dated as of March 16, 2026 (as it may be amended, the “Transaction Agreement”), by and between the Company and Target, the Company is seeking commitments to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), for a purchase price of $10.00 per share (the “Per Share Purchase Price”), in a private placement to be conducted by the Company (the “Offering”).

On the date set forth on the signature page of this subscription agreement (this “Subscription Agreement”), the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other subscribers (the “Other Subscribers”), pursuant to which the Other Subscribers, severally and not jointly, have agreed to purchase in the Offering, effective on the closing date of the Transaction, inclusive of the shares of Common Stock to be purchased by the undersigned, an aggregate amount of up to 800,000 shares of Common Stock, at the Per Share Purchase Price (such aggregate amount, the “Subscriber Payment”). In connection therewith, the undersigned subscriber (“Subscriber”) and the Company agree as follows:

1. Subscription. Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to Subscriber, such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement (the “Subscriber Shares”) at the Per Share Purchase Price and on the terms provided for herein.

2. Closing; Delivery of Shares.

(a) The closing of the sale of the Subscriber Shares contemplated hereby (the “Closing”, and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Closing shall occur on the date of, and concurrently with, the Transaction Closing.

B-1

(b) At least five (5) business days (as defined below) before the anticipated Closing Date, the Company shall deliver written notice to the Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Subscriber Payment to the Company. No later than two (2) business days after receiving the Closing Notice, the Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscriber Shares to the Subscriber. No later than 4:00 p.m. (Eastern time) one (1) business day prior to the Closing Date, Subscriber shall deliver the Subscriber Payment by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing. The Company shall deliver to Subscriber (i) at the Closing, the Subscriber Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), in the name of the Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscriber Shares (in book entry form) on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within five (5) business days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than five (5) business days after the anticipated Closing Date specified in the Closing Notice) return the Subscriber Payment so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver the Subscriber Payment to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing immediately prior to or substantially concurrently with the Transaction Closing.

3. Closing Conditions. In addition to the conditions set forth in Section 2:

(a) General Conditions. The Closing is also subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Subscriber Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) no applicable governmental authority shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(iii) all conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied or waived by the applicable party pursuant to the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to the satisfaction or waiver of such conditions as of the Transaction Closing.).

B-2

(b) Company Conditions. The obligations of the Company to consummate the Closing are also subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by the Subscriber of each of the representations, warranties and agreements of the Subscriber contained in this Subscription Agreement as of the Closing Date; and

(ii) the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

(c) Subscriber Conditions. The obligations of the Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by the Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Closing Date;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing; and

(iii) no amendment of the Transaction Agreement (as the same exists on the date hereof as provided to the Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Subscription Agreement, which such prohibition, for the avoidance of doubt, shall not include the waiver of any minimum cash condition by the Company and/or Target as set forth in the Transaction Agreement or any extension of the “Agreement End Date” as defined in the Transaction Agreement.

B-3

4. Company Representations and Warranties. The Company represents and warrants to the Subscriber that:

(a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. However, the Company may convert into a Delaware corporation before the Closing. The Company has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) Authorization; Enforcement. This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c) Issuance. The Subscriber Shares have been duly authorized and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscriber Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Amended and Restated Articles of Incorporation, the Company’s bylaws or under the laws of the State of Nevada or Delaware, as applicable.

(d) No Conflicts. The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Subscriber Shares and the consummation of the transactions contemplated hereby, will be done in accordance with the Nasdaq Stock Market or New York Stock Exchange (each, an “Exchange”) listing rules, and (i) will not conflict with or result in a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, assets, liabilities, operations, condition (including financial condition), stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Subscriber Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Subscriber Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement.

B-4

(e) Filings, Consents and Approvals. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including the issuance of the Subscriber Shares), other than (i) those required to consummate the Transaction as provided under the Transaction Agreement, (ii) the filing with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement pursuant to Section 8, (iii) the filings required by applicable state or federal securities laws, (iv) the filings required in accordance with Section 6(c), (v) any filings or notices required by an Exchange, as applicable, (vi) those required to consummate the Transaction as provided under the Transaction Agreement, (vii) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (viii) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Capitalization. As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which (A) 5,739,970 shares of Common Stock are issued and outstanding and (B) 11,500,000 public rights are issued and outstanding with each right entitling the holder thereof to receive one-twentieth of one share of Common Stock, and (ii) 10,000,000 shares of preferred stock (“Preferred Stock”), none of which are issued and outstanding. All (1) issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (2) outstanding rights have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement, and the other agreements and arrangements referred to therein or in the SEC Reports (as defined below), as of the date of this Subscription Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company shares of Common Stock or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date of this Subscription Agreement, the Company has no subsidiaries, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated.

(g) Registration of Common Stock. As of the date of this Subscription Agreement, the issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the Nasdaq Global Market (the “Trading Market”) under the symbol “IBAC”. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Trading Market or the Commission with respect to any intention by such entity to deregister the Common Stock or prohibit or terminate the listing of the Common Stock on Nasdaq, excluding, for the purposes of clarity, the customary ongoing review by an Exchange of the Company’s listing application with respect to the Transaction.

(h) Regulatory Actions. Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Company.

B-5

(i) Compliance. The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(j) Broker Fees. Except as set forth in the following sentence, the Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Other than compensation to be paid to [●], as placement agent to the Company (the “Placement Agent”), the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of Subscriber in connection with the sale of any shares of Common Stock in the Offering.

(k) Investment Company. The Company is not, and immediately after receipt of payment for the Subscriber Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l) Private Placement. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Subscriber Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the offering of the Subscriber Shares under the Securities Act of 1933 (the “Securities Act”). The Subscriber Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(m) SEC Reports; Financial Statements. As of their respective dates, all forms, reports, statements, schedules, proxies, registration statements and other documents filed by the Company with the Commission prior to the date of this Subscription Agreement (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Subscriber via the Commission’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission (the “Staff”) with respect to any of the SEC Reports. Notwithstanding the foregoing, no representation or warranty is made as to any statement or information that relates to (i) the topics referenced in the Commission’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies issued by the Staff on April 12, 2021, (ii) the classification of shares of the Company’s Common Stock as permanent or temporary equity, or (iii) any subsequent guidance, statements or interpretations issued by the Commission or the Staff, whether formally or informally, publicly or privately, including guidance, statements or interpretations relating to the foregoing or to other accounting matters, including matters relating to initial public offering securities or expenses (collectively, the “SEC Guidance”), and no correction, amendment or restatement of any of the Company’s SEC Reports due to the SEC Guidance shall be deemed to be a breach of any representation or warranty by the Company.

B-6

(n) No Side Letters. Other than the Other Subscription Agreements, the Sponsor Support Agreement between the Company, the Sponsor and Target, dated March 16, 2026, and the Transaction Agreement, the Company has not entered into any side letter or similar agreement with any Other Subscriber in connection with such Other Subscriber’s investment in the Company through the Offering.

The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Subscriber.

5. Subscriber Representations, Warranties and Covenants. The Subscriber represents and warrants to the Company that:

(a) Subscriber Status. At the time the Subscriber was offered the Subscriber Shares, it was, and the Subscriber is (i) an “accredited investor” (within the meaning of Rule 501 of Regulation D under the Securities Act) (an “Accredited Investor”) and an “Institutional Account” (within the meaning of FINRA Rule 4512(c)) (an “Institutional Account”), as indicated in the questionnaire attached as Exhibit A hereto (an “Investor Questionnaire”), and (ii) is acquiring the Subscriber Shares only for its own account and (iii) not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Subscriber, if not an individual, is not an entity formed for the specific purpose of acquiring the Subscriber Shares.

(b) Nature of Investment. The Subscriber understands that the Subscriber Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscriber Shares delivered at the Closing have not been registered under the Securities Act. The Subscriber understands that the Subscriber Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Subscriber Shares delivered at the Closing shall contain a legend or restrictive notation to such effect, and as a result of such restrictions, the Subscriber may not be able to readily resell the Subscriber Shares and may be required to bear the financial risk of an investment in the Subscriber Shares for an indefinite period of time. The Subscriber acknowledges that the Subscriber Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscriber Shares.

B-7

(c) Authorization and Enforcement. The execution, delivery and performance by the Subscriber of this Subscription Agreement are within the powers of the Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state statute, rule or regulation applicable to the Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Subscriber is a party or by which the Subscriber is bound, and, if the Subscriber is not an individual, will not violate any provisions of the Subscriber’s charter documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Subscriber is an individual, has legal competence and capacity to execute the same or, if the Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity. If the Subscriber is not an individual, the Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

(d) Other Representations. The Subscriber understands and agrees that the Subscriber is purchasing the Subscriber Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to the Subscriber by the Company, or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication.

(e) Tax Treatment. The Subscriber’s acquisition and holding of the Subscriber Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(f) Receipt of Disclosure. The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Subscriber Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has received (or in the case of documents filed with the Commission, had access to) the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of the Company, dated as of [●], 202[6] and filed with the Commission (File No. 333-[●]) on [●], 202[6] (the “SPAC Prospectus”), (ii) each filing made by the Company with the Commission following the filing of the SPAC Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, and (iv) the investor presentation by Target, together with the accompanying investor presentation summary risk factors. The undersigned understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask the Company’s management questions, receive such answers and obtain such information as the Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscriber Shares.

B-8

(g) No General Solicitation. The Subscriber became aware of this Offering of the Subscriber Shares solely by means of direct contact between the Subscriber and the Company, the Placement Agent or a representative of the Company or the Placement Agent, and the Subscriber Shares were offered to the Subscriber solely by direct contact between the Subscriber and the Company, the Placement Agent or a representative of the Company or the Placement Agent. The Subscriber acknowledges that the Company represents and warrants that the Subscriber Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(h) Investment Risks. The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscriber Shares, including those set forth in the Disclosure Documents and in the Company’s filings with the Commission. The Subscriber is a sophisticated institutional investor and is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscriber Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision. Alone, or together with any professional advisor(s), the Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscriber Shares and determined that the Subscriber Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company. The Subscriber acknowledges specifically that a possibility of total loss exists.

(i) SEC Guidance. The Subscriber acknowledges and agrees that notwithstanding anything in this Subscription Agreement to the contrary, no restatement, revision or other modification of the SEC Reports to the extent resulting from the SEC Guidance shall constitute a breach by the Company of this Subscription Agreement.

(j) Compliance. The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering of the Subscriber Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Company’s reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.

B-9

(k) Diligence Disclaimer. Neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Subscriber Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(l) OFAC/Patriot Act. The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Subscriber Shares were legally derived.

(m) No Reliance on Placement Agent. In making its decision to purchase the Subscriber Shares, the Subscriber has relied solely upon independent investigation made by the Subscriber and the representations and warranties of the Company set forth herein. Without limiting the generality of the foregoing, the Subscriber has not relied on any statements or other information provided by the Placement Agent concerning the Company, Target or the Subscriber Shares or the offer and sale of the Subscriber Shares. No disclosure or offering document has been prepared by the Placement Agent in connection with the offer and sale of the Subscriber Shares. The Placement Agent and each of its members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Subscriber Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company. In connection with the issue and purchase of the Subscriber Shares, the Placement Agent has not made any recommendations regarding an investment in the Company or the Subscriber Shares or acted as the Subscriber’s financial advisor or fiduciary.

The Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Company.

B-10

6. Additional Covenants.

(a) Transfer Restrictions.

(i) The Subscriber Shares may only be resold, transferred, pledged or otherwise disposed of in compliance with state and federal securities laws. In connection with any transfer of Subscriber Shares other than pursuant to an effective registration statement, or a transfer to the Company or to one or more affiliates of the Subscriber or to a lender to Subscriber pursuant to a pledge and, thereafter, a transferee thereof pursuant to a foreclosure, of the Subscriber, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company to the effect that such transfer does not require registration of such transferred Subscriber Shares, and after the consummation of the Transaction, the Subscriber Shares, under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Subscription Agreement and such transferee and each Subscriber affiliate transferee and each lender transferee and their subsequent transferees shall have the rights and obligations of the Subscriber under this Subscription Agreement.

(ii) The Company acknowledges and agrees that the Subscriber may from time to time after the Closing pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Subscriber Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Subscriber may transfer pledged or secured Subscriber Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith; further, no notice shall be required of such pledge; provided that the Subscriber and its pledgee shall be required to comply with other provisions of this Section 6 in order to effect a sale, transfer or assignment of the Subscriber Shares to such pledgee. At the Subscriber’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of the Subscriber Shares may reasonably request in connection with a pledge or transfer of the Subscriber Shares.

(iii) The Subscriber agrees to the imprinting, so long as is required by this Section 6(a), of a legend on any of the Subscriber Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

B-11

(iv) Subject to applicable requirements of the Securities Act and the interpretations of the Commission thereunder and any requirements of the Company’s transfer agent, the Company shall ensure that instruments, whether certificated or uncertificated, evidencing the Subscriber Shares shall not contain any legend (including the legend set forth in Section 6(a)(iii), (A) following any sale of such Subscriber Shares pursuant to Rule 144 under the Securities Act (“Rule 144”), (B) if such Subscriber Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, and in each case, the Subscriber provides the Company with an undertaking to effect any sales or other transfers in accordance with the Securities Act and such other documentation required by the Company’s transfer agent, or (C) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff).

(v) The Subscriber agrees with the Company that the Subscriber will sell any Subscriber Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that, if any Subscriber Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from instruments representing Subscriber Shares as set forth in this Section  6 is predicated upon the Company’s reliance upon this understanding.

(b) Furnishing of Information; Public Information. Until the earliest of (i) the first date on which the Subscriber can sell all of its Subscriber Shares under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and (ii) two (2) years from the Closing Date, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act, provided that the foregoing shall not in any way restrict the Company from engaging in any change of control, going private or similar transaction in which the shares of the Common Stock are no longer registered under the Exchange Act.

(c) Public Disclosure. The Company shall (i) by the end of the day on the business day following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby (“Disclosure Time”), and (ii) file a Current Report on Form 8-K, including the Transaction Agreement as an exhibit thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Subscriber that it shall have publicly disclosed all material, non-public information regarding the Company delivered to the Subscriber by or on behalf of the Company, the Target or any of their respective officers, directors, employees or agents (including the Placement Agent) in connection with the transactions contemplated by this Subscription Agreement. Prior to the Closing, the Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, neither party shall publicly disclose the name of the other party, or include the name of the other party in any filing with the Commission, any regulatory agency or an Exchange, as applicable, without the prior written consent of the party being disclosed, except (A) as required by federal securities law in connection with any registration statement contemplated by Section 8 and (B) to the extent such disclosure is required by applicable law, Commission, or an Exchange, as applicable, regulations or at the request of any governmental or regulatory agency or as required by legal process, in which case (to the extent legally permissible) written notice of such disclosure permitted under this clause (B) shall be made to the other party prior to or as reasonably practicable following such disclosure.

B-12

(d) Non-Public Information. Following the Disclosure Time or otherwise as required by applicable law, the Company covenants and agrees that neither it, nor any other person acting on its behalf, will provide the Subscriber with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the Subscriber shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that the Subscriber shall be relying on the foregoing covenant in effecting transactions in securities of the Company; provided, that each Subscriber shall be solely responsible for its compliance with federal, state and foreign securities laws. Any request by the Company that the Subscriber waive or amend any term of this Subscription Agreement shall not by itself be deemed to constitute material non-public information.

(e) Listing of Common Stock. The Company hereby agrees to use its best efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed (or the New York Stock Exchange) until Closing and, prior to the Closing, the Company shall apply to list or quote the Common Stock and all of the Subscriber Shares on an Exchange, as determined by the Company, and promptly secure the listing of the Common Stock (including the Subscriber Shares) on an Exchange, as applicable. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

(f) Other Subscription Agreements. The Company agrees that no Other Subscription Agreements will be amended in any material respect following the date of this Subscription Agreement, and each Other Subscription Agreement reflects the same Per Share Purchase Price and other terms that are not materially more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement, except to the extent required to comply with an Other Subscriber’s policies and procedures or rules and regulations applicable to such Other Subscriber. For the avoidance of doubt, the Company may waive or terminate any Other Subscriber’s commitment under any Other Subscription Agreement without violating the terms of this Section 6(f).

(g) Certain Transactions and Confidentiality. The Subscriber covenants that neither it, nor any affiliate acting on its behalf or pursuant to any understanding with it, has executed or will execute any purchases or sales of any of the Company’s securities during the period that commenced at the time that the Subscriber first learned of the transactions contemplated hereunder and ending at such time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c). The Subscriber covenants that until such time as the transactions contemplated by this Subscription Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 6(c), the Subscriber will maintain the confidentiality of the existence and terms of the Transaction and the transactions contemplated hereby. Notwithstanding the foregoing and notwithstanding anything contained in this Subscription Agreement to the contrary, the Company expressly acknowledges and agrees that (i) the Subscriber makes no representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c), (ii) the Subscriber shall not be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c) and (iii) the Subscriber shall have no duty of confidentiality or duty not to trade in the securities of the Company as set forth in this Section  6(g) to the Company after the issuance of the initial press release as described in Section  6(c). Notwithstanding the foregoing, in the case that the Subscriber is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Subscriber’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscriber Shares covered by this Subscription Agreement.

B-13

(h) Subscriber Undertaking. The Company may request from the Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of the Subscriber to acquire the Subscriber Shares, and the Subscriber shall promptly provide such information to the Company upon such request, and provided that the Company agrees to keep confidential any such information provided by the Subscriber.

(i) No Short Sales. The Subscriber hereby agrees that, from the date of this Subscription Agreement until the Closing, neither Subscriber nor any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber will engage in any Short Sales with respect to securities of the Company. For purposes of this Section 6(i), “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (A) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Transaction (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (B) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscriber Shares.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; or (c) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the “Agreement End Date” (as defined in the Transaction Agreement), as it may be amended by the Company and the Target pursuant to the Transaction Agreement; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and (ii) each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify the Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement and the provisions of this Section 7 and Sections 9 and 10 will survive any termination of this Subscription Agreement and continue indefinitely.

B-14

8. Registration Rights.

(a) The Company agrees that, within thirty (30) days after the Closing Date (the “Filing Date”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscriber Shares (the initial registration statement and any other registration statement that may be filed by the Company under this Section 8, the “Registration Statement”), and the Company shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Transaction Closing and (ii) the second (2nd) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). The Company agrees that the Company will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective until the earlier of (i) two (2) years from the date of effectiveness of the initial Registration Statement, (ii) the date on which the Subscriber ceases to hold the Subscriber Shares covered by such Registration Statement, or (iii) the first date on which the Subscriber can sell all of its Subscriber Shares under Rule 144 of the Securities Act without restriction, including any volume or manner of sale restrictions and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of the Subscriber Shares to the Company upon request to assist the Company in making the determination described above. The Company’s obligations to include the Subscriber Shares in the Registration Statement are contingent upon the Subscriber furnishing in writing to the Company such information regarding the Subscriber, the securities of the Company held by the Subscriber and the intended method of disposition of the Subscriber Shares as shall be reasonably requested by the Company to effect the registration of the Subscriber Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscriber Shares. Any failure by the Company to file the Registration Statement by the Filing Date or for the Registration Statement to be declared effective by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Section 8. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have the option, in its sole and absolute discretion, to either (i) have an opportunity to withdraw from the Registration Statement, in which case the Company’s obligation to register the Subscriber Shares will be deemed satisfied, or (ii) be included as such in the Registration Statement. For purposes of this Section 8, “Subscriber Shares” shall mean, as of any date of determination, the Subscriber Shares and any other equity security of the Company issued or issuable with respect to the Subscriber Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

B-15

(b) In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense, the Company shall:

(i) except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions;

(ii) advise Subscriber within five (5) business days:

(A) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscriber Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(C) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events listed above, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding the Company;

B-16

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscriber Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all Subscriber Shares to be listed on each securities exchange or market, if any, on which the Common Stock has been listed; and

(vi) use its commercially reasonable efforts (A) to take all other steps necessary to effect the registration of the Subscriber Shares contemplated hereby and (B) for so long as the Subscriber holds Subscriber Shares, to file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Subscriber Shares under Rule 144.

(c) The Company may delay filing or suspend the use of any such registration statement (x) if it determines, upon advice of legal counsel, that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, (y) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s Annual Report on Form 10-K for its first completed fiscal year, or (z) if the Company’s Board of Directors, upon advice of legal counsel, reasonably believes that such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay filing or suspend use of any registration statement on more than two occasions or for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case in any 12-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that it will (i) immediately discontinue offers and sales of the Subscriber Shares under the Registration Statement until the Subscriber receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law. If so directed by the Company, the Subscriber will deliver to the Company or, in Subscriber’s sole discretion, destroy all copies of the prospectus covering the Subscriber Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscriber Shares shall not apply to (i) the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up. During any periods that a Registration Statement registering the resale of the Subscriber Shares is effective or when the Subscriber Shares may be sold pursuant to Rule 144 under the Securities Act or may be sold without restriction under Rule 144, the Company shall, at its expense, cause the Company’s transfer agent to remove any restrictive legends on any Subscriber Shares sold by the Subscriber within two (2) business days of the date that such Subscriber Shares are sold and the Subscriber notifies the Company of such sale (and prior to removal the Subscriber provides the Company with any customary representations in connection therewith).

B-17

(d) From and after the Closing, the Company shall indemnify, defend and hold harmless the Subscriber (to the extent a seller under the Registration Statement), and the officers, employees, affiliates, directors, partners, members, attorneys and agents of the Subscriber, and each person, if any, who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (the Subscriber and each of the foregoing, a “Subscriber Indemnified Party”), from and against any losses, judgments, claims, damages, liabilities or reasonable costs or expenses (including reasonable attorneys’ fees) (collectively, “Losses”), that arise out of or are based upon any untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or omissions are based upon information furnished in writing to the Company by a Subscriber Indemnified Party expressly for use therein. Notwithstanding the foregoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(e) From and after the Closing, the Subscriber shall, severally and not jointly with any Other Subscriber, indemnify, defend and hold harmless the Company, and the officers, employees, affiliates, directors, partners, members, attorneys and agents of the Company, and each person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any Losses, that arise out of or are based upon any untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent that such untrue statements or omissions are based upon information furnished in writing to the Company by a Subscriber Indemnified Party expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscriber Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, the Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

B-18

(f) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 8 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(f) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 8(f) shall be individual, not joint, and in no event shall the liability of the Subscriber under this Section 8(f) be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscriber Shares giving rise to such indemnification obligation.

(g) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

B-19

(h) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscriber Shares purchased pursuant to this Subscription Agreement.

9. Trust Account Waiver. The Subscriber hereby represents and warrants that it has read the SPAC Prospectus and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of the Company’s initial public offering “IPO” and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (the “Public Stockholders”), and that, except as otherwise described in the SPAC Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company Common Stock in connection with the consummation of the Company’s initial business combination (as such term is used in the SPAC Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within the timeframe set forth in the Company’s Amended and Restated Articles of Incorporation (as amended, modified or supplemented from time to time) after the closing of the IPO (as such date may be extended by amendment to the Company’s organizational documents), (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subscriber hereby agrees that notwithstanding anything to the contrary contained in this Subscription Agreement, Subscriber does not now and shall not at any time hereafter have, and waives any and all right, title and interest, or any claims of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, in or to any monies held in the Trust Account (or any distributions therefrom directly or indirectly to Public Stockholders (“Public Distributions”)), and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account or Public Distributions as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. To the extent the Subscriber commences any action or proceeding based upon, in connection with, as a result of or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, the Subscriber hereby acknowledges and agrees that the Subscriber’s sole remedy shall be against funds held outside of the Trust Account (other than Public Distributions) and that such claim shall not permit the Subscriber (or any person claiming on its behalf or in lieu of any of it) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding anything else in this Section 9 to the contrary, nothing herein shall (x) serve to limit or prohibit the Subscriber’s right to pursue a claim against Company for legal relief against assets held outside the Trust Account, (y) serve to limit or prohibit any claims that the Subscriber may have in the future against Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the Company (excluding, for the avoidance of doubt, funds released to redeeming stockholders of the Company) and any assets that have been purchased or acquired with any such funds), or (z) be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of Common Stock acquired by any means other than pursuant to this Subscription Agreement, including to any redemption right with respect to any such securities of the Company. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives.

B-20

10. Miscellaneous.

(a) Transferability. Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Subscriber Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Subscriber without the prior written consent of the Company, and any purported transfer or assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, prior to the Closing the Subscriber may assign all of its rights and obligations under this Subscription Agreement to an affiliate of the Subscriber, or to any fund or account managed by the same investment manager as Subscriber, that is an Accredited Investor and an Institutional Account, so long as the Subscriber provides the Company with at least five (5) business days’ prior written notice of such assignment and a completed Investor Questionnaire duly executed by such assignee; provided, further that (i) such assignee will be deemed to have made to the Company each of the representations, warranties and covenants of the Subscriber set forth in Section 5 as of the date of such assignment and as of the Closing Date, and (ii) no such assignment by the Subscriber will relieve the Subscriber of its obligations under this Subscription Agreement, and the Subscriber will remain secondarily liable under this Subscription Agreement for the obligations of the assignee hereunder.

(b) Company Reliance. The Subscriber acknowledges that the Company, the Placement Agent, the Target and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement, provided, however, that the Closing may only be enforced against the Subscriber by the Company and/or the Target. Prior to the Closing, the Subscriber agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect. The Company is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(c) Survival. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any applicable statute of limitations.

(d) Amendments and Waivers. This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or waiver is sought. Section 4, Section 5, this Section 10(d), Section 10(o) and Section 11 may not be amended, modified, terminated or waived in any manner that is material and adverse to the Placement Agent without the written consent of the Placement Agent.

B-21

(e) Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and the Subscriber in connection with the Offering).

(f) Successors and Assigns. This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(g) Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(h) Counterparts. This Subscription Agreement may be executed in one or more counterparts (including by facsimile, electronic mail or in .pdf (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief, including an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. Each party hereto further agrees that none of the parties hereto, the Placement Agent or the Target shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10(i), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

B-22

(j) GOVERNING LAW AND JURY TRIAL. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(k) Venue. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if there is no federal jurisdiction, in the state courts sitting in New York County in the State of New York (the “Chosen Court”) for any actions, suits or proceedings arising out of or relating to this Subscription Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Subscription Agreement or the transactions contemplated hereby, in the Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. To the extent it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Subscriber hereby irrevocably waives such immunity in respect of its obligations with respect to this Subscription Agreement.

(l) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one (1) business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the addresses set forth on the applicable signature pages hereto.

(m) Headings and Certain Defined Terms. The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement, and references to any Section or Subsection shall refer to the numbered and lettered Sections and Subsections of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Sponsor.

B-23

(n) Further Assurances. At Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

(o) Third Party Beneficiaries. The parties hereto agree that (a) the Placement Agent is an express third-party beneficiary of the representations, warranties and covenants of the Company contained in Section 4, the representations, warranties and covenants of the Subscriber contained in Section 5, and their express rights set forth in Section 10(d) and this Section 10(o), and (b) Target is an express third-party beneficiary of the representations, warranties and covenants contained in this Subscription Agreement. The parties hereto acknowledge and agree that Target shall be entitled to specifically enforce the Subscriber’s obligations to fund the Subscriber Payment and the provisions of this Subscription Agreement of which Target is an express third-party beneficiary on the terms and subject to the conditions set forth in this Subscription Agreement. Except for the foregoing, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns.

11. Non-Reliance and Exculpation. The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties contained in this Subscription Agreement in making its investment or decision to invest in the Company. The Subscriber agrees that neither (i) any Other Subscriber pursuant to the Other Subscription Agreements (including the controlling persons, members, officers, directors, partners, agents, or employees of any such Other Subscriber) nor (ii) the Placement Agent, its affiliates or any of its or its affiliates’ respective control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscriber Shares.

12. Several and not Joint. The obligations of the Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and the Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under any Other Subscription Agreement. Nothing contained herein or in any Other Subscription Agreement and no action taken by no action taken by Subscriber or any Other Subscriber pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers are in any way acting in concert or as a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscriber Shares or enforcing its rights under this Subscription Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

B-24

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IB ACQUISITION CORP.

By:
Name:
Title:

Address for Notice:

IB Acquisition Corp.

1200 N Federal Highway, Suite 215

Boca Raton, FL 33432

Email: [***]

Attention: Chief Executive Officer

with copies to:

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Email: [***]

Email: [***]

Attention: Ralph V. De Martino and Nick Tipsord

and

[Placement Agent]

[Address]

[City, State ZIP Code]

Email: [●]

Attention: [●]

[Signature Page to Subscription Agreement by and between IB Acquisition Corp. and the Subscriber party thereto]

B-25

{SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:_____________________________________________________

Signature of Authorized Signatory of Subscriber:_________________________________

Name of Authorized Signatory:______________________________________________

Title of Authorized Signatory:_______________________________________________

Address for Notice to Subscriber:_____________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

Attention:_________________________________________________________

Email:____________________________________________________________

Facsimile No.:______________________________________________________

Telephone No.:_____________________________________________________

Address for Delivery of Subscriber Shares to Subscriber (if not same as address for notice):

__________________________________________________________________

__________________________________________________________________

__________________________________________________________________

Subscription Amount: $___________________________________________________

Number of Subscriber Shares: _____________________________________________

EIN Number: ____________________________________________________________

Jurisdiction of Organization of Subscriber (country and/or state):____________________

Name of Account Nominee (if different than Name of Subscriber): __________________

[Signature Page to Subscription Agreement by and between IB Acquisition Corp. and the Subscriber party thereto]

B-26

Exhibit A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an “Institutional Account” as such term is defined in FINRA Rule 4512(c).

The undersigned represents and warrants that the undersigned is an “accredited investor” as such term is defined in Rule 501(a) (1), (2), (3), (7) or (9) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

_____	(i)	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

_____	(ii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

_____	(iii)	An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the Commission under the section 203(l) or (m) of the Investment Advisers Act;

_____	(iv)	An insurance company as defined in section 2(a)(13) of the Exchange Act;

_____	(v)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;

_____	(vi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

_____	(vii)	A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

_____	(viii)	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

_____	(ix)	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

B-27

_____	(x)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

_____	(xi)	A (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, partnership, or limited liability company, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;

_____	(xii)	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

_____	(xiii)	An entity in which all of the equity owners are “accredited investors”;

_____	(xiv)	An entity, of a type not listed in any of the foregoing paragraphs, not formed for the specific purpose of acquiring the securities and owning investments in excess of $5,000,000; and/or

_____	(xv)	Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

_____	(xvi)	Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1 million.

_____	(xvii)	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

_____	(xviii)	The Subscriber does not qualify under any of the investor categories set forth in (i) through (xiii) above.

B-28

2.1 Type of the Subscriber. Indicate the form of entity of the Subscriber:

☐	Limited Partnership	☐	Corporation
☐	General Partnership	☐	Revocable Trust
☐	Other Type of Trust (indicate type): ________________________________
☐	Limited Liability Company (if so, indicate whether it is treated as a corporation or a partnership for tax purposes): __________________________
☐	Other (indicate form of organization): ________________________________

Subscriber:

Subscriber Name:_________________________

By:
Signatory Name:
Signatory Title:

B-29

EXHIBIT C

FORM OF SHAREHOLDER SUPPORT AGREEMENT

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

SHAREHOLDER SUPPORT AGREEMENT

This SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 16, 2026 by and among the persons identified on Schedule I hereto (each, a “Shareholder” and collectively the “Shareholders”), IB Acquisition Corp., a Nevada corporation (“SPAC”), and GNQ Insilico Inc., a corporation formed under the federal laws of Canada (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement between SPAC and the Company, dated as of March 16, 2026 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”).

WHEREAS, each Shareholder owns the number and class(es) of shares in the capital of the Company as set forth next to the name of such Shareholder on Schedule I (such Company Common Shares, together with all other securities of the Company that such Shareholder purchases or otherwise acquires beneficial or record ownership of or becomes entitled to vote during the Restricted Period (as defined below), by reason of any stock split, equity security dividend, distribution, reclassification, recapitalization, conversion or other transaction, or pursuant to the vesting of restricted stock units or the exercise of options or warrants to purchase such shares of stock or other equity securities or other rights, the “Shareholder Shares”);

WHEREAS, the Board of Directors of the Company has approved this Agreement and the execution, delivery and performance thereof by the parties hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and the Company are entering into the BCA, pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby, by means of an Arrangement pursuant to the CBCA involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) the Company Electing Shareholders will exchange their respective Company Common Shares for ExchangeCo Exchangeable Shares; (b) the Company Non-Electing Shareholders will exchange their respective Company Common Shares for shares of SPAC Class A Common Stock (the “Company U.S. Shareholder Exchange” and, together with the other exchanges described in clause (a), the “Share Exchanges”), (c) the Company Options shall be exchanged for Replacement Options, (d) the Company Convertible Notes shall be automatically converted into Company Common Shares immediately prior to the Arrangement Effective Time, (e) the Company Warrants shall be exchanged for shares of SPAC Class A Common Stock, (f) following the Share Exchanges, SPAC will contribute any Company Common Shares held by it to CallCo in exchange for all of the CallCo Common Shares, and (g) following the contribution described in the immediately preceding clause (f), CallCo will contribute any Company Common Shares held by it to ExchangeCo in exchange for ExchangeCo Common Shares;

WHEREAS, obtaining the Company Required Approval is a condition precedent to the consummation of the Closing; and

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into the BCA, SPAC has required certain Company Shareholders to enter into this Agreement and a lock-up agreement with the Company and SPAC to be entered into prior to the Closing (the “Lock-Up Agreement”).

C-1

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Covenants of the Shareholders.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (x) the Closing or (y) the date on which the BCA is validly terminated in accordance with its terms (such period, the “Restricted Period”), each Shareholder, severally and not jointly, hereby agrees that:

(i) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the Company Shareholders, however called, and in any action by written consent of the Company Shareholders, at which the BCA and other related agreements (or any amended version thereof) or such other related actions, are submitted for the consideration of the Company Shareholders, to vote, or to cause the voting of, the Shareholder Shares (to the extent they carry the right to vote) in favor of the Company Arrangement Resolution, the Plan of Arrangement and the other Transactions, and to execute and deliver any written consents with respect to the Shareholder Shares approving any matter in connection with the Arrangement (including the Share Exchanges) and the matters contemplated by the BCA and the Ancillary Agreements promptly, but in no event later than five (5) Business Days after the registration statement filed with the SEC on Form S-4 is declared effective; and

(ii) (A) at each such meeting, and at any adjournment or postponement thereof, and in any such action by written consent, to vote, or to cause the voting of, the Shareholder Shares (to the extent they carry the right to vote) against (other than pursuant to, or in furtherance of, the Arrangement (including the Share Exchanges) and the other Transactions): (1) any action, proposal, transaction or agreement that is intended or that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise adversely affect, the Arrangement (including the Share Exchanges) or any of the other Transactions, the BCA or any of the other agreements related to the Arrangement (including the Ancillary Agreements to which the Company or any of its Subsidiaries is a party) including: (aa) any extraordinary corporate transaction, such as an exchange, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Arrangement (including the Share Exchanges) or any of the other Transactions); (bb) a sale, lease or transfer of any material asset of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries (other than the Arrangement (including the Share Exchanges) or any of the other Transactions); (cc) an election of new members to the Company Board, other than nominees to the Company Board approved in writing by SPAC; (dd) any change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or any amendment or other change to the constating documents or the other organizational documents of any Subsidiary of the Company (other than as expressly contemplated in or permitted by the BCA or the Ancillary Agreements), except if approved in writing by SPAC; (ee) any other change in the corporate structure (other than the Arrangement (including the Share Exchanges) or any of the other Transactions) or business of the Company or any of its Subsidiaries, except if approved in writing by SPAC; or (ff) the execution of any convertible debt or equity agreements, subscription agreements or other similar agreements with respect to equity or other securities in the Company or any of its Subsidiaries (other than the Arrangement (including the Share Exchanges) or any of the other Transactions); (2) any Acquisition Proposal or Alternative Transaction (unless the Company Board has effected a Company Modification in Recommendation pursuant to Section 7.7(e) of the BCA in respect of a Company Superior Proposal, or the Company has terminated or is terminating the BCA pursuant to Section 9.1(e) thereof); (3) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company contained in the BCA or of such Shareholder contained in this Agreement; (4) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Closing set forth in Article VIII of the BCA not being fulfilled; (5) any action that would preclude SPAC from filing with the SEC a registration statement on Form S-4 as contemplated by the BCA; and (6) any action that would preclude SPAC from filing with the SEC the Proxy Statement as contemplated by the BCA; and (B) not to approve or otherwise consent to any matter referred to in any of sub-clauses (1) through (6) of the preceding clause (A) by written consent (subject to the exception set forth in sub-clause (2) of clause (A) above).

C-2

(b) During the Restricted Period, each Shareholder shall not, and shall cause such Shareholder’s Affiliates (as defined below) not to, directly or indirectly, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any Subsidiary of the Company to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the Company or any Subsidiary of the Company in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into, or encourage the Company or any Subsidiary of the Company to enter into, any acquisition agreement, merger agreement, amalgamation agreement, plan of arrangement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state or province in connection with an Acquisition Proposal, Alternative Transaction or otherwise, (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction, or (v) take any action which would reasonably be expected to impede, prevent or materially delay the approval of the Arrangement, including bringing, or threatening to bring, any suit or proceeding for the purpose of stopping, preventing, impeding or delaying the Plan of Arrangement, including exercising any rights to appear before a proceeding related to the Arrangement in a manner that is not supportive of the approval of the Arrangement; provided, however, that notwithstanding the foregoing, nothing in this Section 1(c) shall prohibit a Shareholder from taking any action that is permitted by, or done in compliance with, Section 7.7 of the BCA (including with respect to a Company Superior Proposal).

(c) Each Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived, any rights to seek appraisal, rights of dissent or any similar rights in connection with the BCA, the Arrangement (including the Share Exchanges) and the other Transactions, to the extent same are available under applicable Law, including the CBCA, that such Shareholder may have with respect to the Shareholder Shares owned beneficially or of record by such Shareholder.

(d) Reserved.

(e) Each Shareholder hereby agrees that he, she or it shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the BCA, in substantially the form previously provided to the Shareholder as of the date of this Agreement, (ii) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments (including to amend the constating documents of the Company) necessary to effect the Arrangement and the other Transactions and (iii) use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing all things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the BCA (in substantially the form previously provided to the Shareholder as of the date of this Agreement), including the Share Exchanges and the Arrangement.

C-3

2. Irrevocable Proxy. Each Shareholder hereby revokes any proxies that such Shareholder has heretofore granted with respect to his, her or its Shareholder Shares, hereby irrevocably constitutes and appoints the Company as attorney-in-fact and proxy for the purposes of complying with the obligations hereunder for and on such Shareholder’s behalf, for and in such Shareholder’s name, place and stead, in the event that such Shareholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Shareholder Shares of such Shareholder and grant all written consents thereto in each case in accordance with the provisions of Section 1(a)(i) and (ii), and to represent and otherwise act for such Shareholder in the same manner and with the same effect as if such Shareholder were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Shareholder that is an individual, as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Shareholder) until the end of the Restricted Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 6(m). Each Shareholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Company. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by the Company of the BCA and that such irrevocable proxy is given to secure the obligations of such Shareholder under Section 1. The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable. Each Shareholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to the Company in this Agreement.

3. Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to SPAC, severally and not jointly, as follows:

(a) Authorization. If such Shareholder is an individual, such Shareholder has all requisite capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Shareholder is not an individual, (a) such Shareholder is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (b) such Shareholder has all requisite power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (c) the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder and no other proceedings on the part of any such Shareholder or such Shareholder’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the execution of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due execution and delivery by SPAC and the Company, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(1) The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of such Shareholder.

C-4

(2) The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of such Shareholder if such Shareholder is not an individual, (ii) conflict with or violate, in any respect, any Law applicable to such Shareholder or by which any property or asset of such Shareholder is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which such Shareholder is a party or by which any of such Shareholder’s properties or assets are bound or any Governmental Order or Law applicable to such Shareholder or such Shareholder’s properties or assets, or (iv) result in the creation of a Lien on any property or asset of such Shareholder, except in the case of clauses (ii) through (iv) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of such Shareholder to timely perform its obligations hereunder or consummate the transactions contemplated hereby. If such Shareholder is a married individual and is subject to community property laws, such Shareholder’s spouse has consented to this Agreement and the transactions contemplated by this Agreement by having executed a spousal consent in the form attached hereto as Exhibit A.

(c) Ownership of Shareholder Shares. Such Shareholder (a) as of the date hereof, is the sole record and beneficial owner of all of the Shareholder Shares, Company Options and/or Company Warrants listed next to the name of such Shareholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws or under the Company Governing Documents), (b) as of the date hereof, has the sole voting power with respect to such Shareholder Shares and (c) has not entered into any voting agreement (other than this Agreement) with or granted any Person any proxy (revocable or irrevocable) with respect to such Shareholder Shares (other than this Agreement). As of the date hereof, except as set forth on Schedule I, neither such Shareholder nor, to the knowledge of such Shareholder, any Family Member (as defined below) of such Shareholder nor any of the Affiliates of such Shareholder or of such Family Member of such Shareholder (or any trusts for the benefit of any of the foregoing) owns, of record or beneficially, or has the right to acquire any securities of the Company. As of the time of any meeting of the Company Shareholders referred to in Section 1(a)(i) and with respect to any written consent of the Company Shareholders referred to in each of Section 1(a)(i) or (ii), such Shareholder or such Shareholder’s Permitted Transferee (as defined hereinafter) will be the sole record and beneficial owner of all of the Shareholder Shares listed next to the name of such Shareholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws or under the Company Governing Documents), except with respect to any Shareholder Shares transferred pursuant to a Permitted Transfer (as defined hereinafter). As used in this Agreement, the term “Family Member” means, with respect to each Shareholder, (i) any spouse, parent, grandparent or natural or adopted sibling, child or grandchild of such Shareholder, together with the current spouse of each such individual and (ii) any corporation, trust, limited liability company, partnership, charitable foundation or organization or other entity directly or indirectly controlled by, and substantially all of whose equity or membership interests are owned by, or whose sole beneficiaries are, directly or indirectly, any of the individuals referenced in the preceding clause (i).

C-5

(d) Contracts with the Company. Except for (a) any Contract listed in Section 3.5(a)(vii) or 3.19 of the Company Disclosure Letter and (b) any agreement pursuant to which such Shareholder purchased or received any Shareholder Shares, Company Options, Company Convertible Notes or Company Warrants which was shared with SPAC in the Company’s virtual data room for the Transactions, neither such Shareholder nor any Family Member of such Shareholder (if such Shareholder is an individual) nor any of the Affiliates of such Shareholder or of such family member of such Shareholder is a party to any Contract with the Company and/or any of its Subsidiaries.

(e) Independent Advice. Such Shareholder has received a copy of and has reviewed the BCA, the Lock-Up Agreement and the other documentation relating to the Arrangement (including the Share Exchanges) and the other Transactions (including any other Ancillary Agreements to which the Company or any of its Subsidiaries is a party) and has had an opportunity to discuss such agreements and this Agreement with legal, financial and tax advisors of his, her or its own choosing, and has had the opportunity to review such information regarding the Company as such Shareholder deems relevant or appropriate.

4. No Transfers.

(a) Each Shareholder hereby agrees not to, during the Restricted Period, Transfer (as defined below), or cause to be Transferred, any Shareholder Shares or Company Convertible Notes owned of record or beneficially by such Shareholder, or any voting rights with respect thereto (“Subject Securities”), or enter into any Contract with respect to conducting any such Transfer; provided, however, that (i) the conversion of Company Convertible Notes or the exercise of Company Warrants by such Shareholder, or (ii) the Transfer of any Shareholder Shares pursuant to the Company Warrants by any Shareholder to the holder of the Company Warrants, in each case, shall not constitute a Transfer. Each Shareholder hereby authorizes SPAC to direct the Company to impose stop, transfer or similar orders to prevent the Transfer of any Subject Securities on the books of the Company in violation of this Agreement. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Agreement shall be void ab initio and of no force or effect. For the avoidance of doubt, nothing herein shall be construed to permit the Transfer of any Company Options, which are non-transferable under their governing terms.

(b) “Transfer” means (i) any direct or indirect sale, tender pursuant to a tender or exchange offer, assignment, encumbrance, disposition, pledge, hypothecation, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any capital stock, shares, options or warrants or any interest (including any beneficial ownership interest) in any capital stock, shares, options or warrants (including the right or power to vote any capital stock or shares) or (ii) in respect of any capital stock, shares, options or warrants or interest (including any beneficial ownership interest) in any capital stock, shares, options or warrants to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such capital stock, shares, options or warrants and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock, shares, options or warrants or interest (including any beneficial ownership interest) in capital stock, shares, options or warrants whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise. A “Transfer” shall not include the transfer of Subject Securities by a Shareholder to such Shareholder’s estate, such Shareholder’s immediate family, to a trust for the benefit of such Shareholder’s family, upon the death of such Shareholder or to an Affiliate of such Shareholder (each such transferee a “Permitted Transferee” and each such transfer, a “Permitted Transfer”). As a condition to any Permitted Transfer, the applicable Permitted Transferee shall be required to become a party to this Agreement and the Lock-Up Agreement by signing a joinder agreement hereto and thereto in form and substance reasonably satisfactory to SPAC (each a “Joinder”). References to “the parties hereto” and similar references shall be deemed to include any later party signing a Joinder.

C-6

(c) Each Shareholder hereby agrees not to, and not to permit any Person under such Shareholder’s control to deposit any of such Shareholder’s Shareholder Shares in a voting trust or subject any of the Shareholder Shares owned beneficially or of record by such Shareholder to any arrangement with respect to the voting of such Shareholder Shares other than agreements entered into with SPAC.

5. Waiver and Release of Claims. Each Shareholder covenants and agrees, severally with respect to such Shareholder only and not with respect to any other Shareholder, as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), each Shareholder, on behalf of such Shareholder and his, her or its Affiliates and his, her or its respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (provided, for the avoidance of doubt, that none of the Company or any of its Subsidiaries shall be deemed to release, waive or discharge any of the following Persons), does hereby unconditionally and irrevocably release, waive and forever discharge each of the Company and its Subsidiaries, and each of their respective predecessors, successors, assigns, Subsidiaries and Affiliates, and each of the respective past and present directors, officers, employees and agents of the foregoing, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”) arising out of or relating to the Shareholder’s capacity as a current or former shareholder or holder of options, warrants or other equity securities of the Company.

(b) Each Shareholder acknowledges that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of this Agreement, and that he, she or it may hereafter come to have a different understanding of the law that may apply to potential claims which he, she or it is releasing hereunder, but he, she or it affirms that, except as is otherwise specifically provided herein, it is his, her or its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, each of the Shareholders acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Each Shareholder knowingly and voluntarily waives and releases any and all rights and benefits arising out of or relating to such Shareholder’s capacity as a holder of equity securities of the Company that he, she or it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous Law of any other jurisdiction), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Shareholder understands that Section 1542, or a comparable Law of another jurisdiction, gives such Shareholder the right not to release existing claims of which the Shareholder is not aware, unless the Shareholder voluntarily chooses to waive this right. Having been so apprised, each Shareholder nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable Law, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 5, in each case, effective at the Closing. Each Shareholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 5 and that, without such waiver, SPAC would not have agreed to the terms of this Agreement.

C-7

(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, no Shareholder or any of his, her or its Family Members or Affiliates releases or discharges, and each Shareholder (for himself, herself or itself and on behalf of his, her or its Family Members and Affiliates) expressly does not release or discharge, any Claims: (i) that arise under or are based upon the terms of the BCA, this Agreement or any of the other Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the BCA, the Arrangement (including the Share Exchanges) or the other Transactions; (ii) for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation, indemnification agreement, shareholders agreement or equivalent document of the Company or any of its Subsidiaries with respect to such Shareholder, or any of his, her or its Affiliates or their respective designated members of the board of directors of the Company or any of its Subsidiaries, in each case, solely to the extent contemplated by Section 6.7 of the BCA; (iii) for compensation or benefits payable to such Shareholder in his, her or its capacity as an officer, director, employee, consultant or contractor of the Company or any of its Subsidiaries that are (x) in the Ordinary Course or (y) otherwise on arms’ length terms and approved by the Company Board or any committee thereof; or (iv) for obligations pursuant to, or other rights set forth in, any employment or similar agreement (to the extent such agreement is an Ancillary Agreement or disclosed in the Company Disclosure Letter) between such Shareholder, on the one hand, and the Company or any Subsidiary of the Company, on the other hand, together with any other agreements, documents, instruments or certificates contemplated by the foregoing, as well as any other employment-related rights that such Shareholder has by Contract or pursuant to applicable Law.

(d) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

6. General.

(a) Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (1) when delivered in person, (2) when delivered after posting in the United States or Canada mail having been sent registered or certified mail return receipt requested, postage prepaid, (3) when delivered by FedEx or other nationally recognized overnight delivery service, or (4) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to SPAC (prior to Closing):

IB Acquisition Corp.
1200 N Federal Highway, Suite 215
Boca Raton, FL 33432
Email: [***]
Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
Email: [***]
Email: [***]

Attention: Ralph V. De Martino and Marc E. Rivera

C-8

if to the Company or, after Closing, SPAC:

c/o GNQ Insilico Inc.
6200 Stoneridge Mall Road, Suite 300
Pleasanton, CA 94588
Email: [***]

Attention: Rehan Huda

with copies (which shall not constitute notice) to:

Barnes & Thornburg LLP
1600 West End Avenue
Nashville, TN 37203
Email: [***]

Email: [***]

Attention: Jay Knight and Timothy Van Hal

and

Cassels Brock & Blackwell LLP
40 Temperance Street, Suite 3200
Toronto, ON M4H 0B4
Canada
Email: [***]

Attention: Omar Soliman

If to a Shareholder, at such Shareholder’s address set forth on Schedule I

(b) Headings; Counterparts. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

(c) Entire Agreement. This Agreement, including the documents and the instruments referred to herein, together with the BCA and each Ancillary Agreement to which a Shareholder is a party, constitute the entire agreement among the parties to this Agreement with respect to the Transactions and supersede any other agreements whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between such parties except as expressly set forth in this Agreement, the BCA and each Ancillary Agreement to which a Shareholder is a party.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the BCA shall apply to this Agreement mutatis mutandis.

C-9

(e) Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

(f) Failure or Delay Not Waiver; Remedies Cumulative. No provision of this Agreement may be waived except by a written instrument signed by the party against whom such waiver is to be effective. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay on the part of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be null and void ab initio. Subject to this Section 6.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(i) Enforcement.

(i) Each Shareholder expressly acknowledges and agrees that (i) it is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect SPAC’s interest in, and value of, the Company’s business (including the goodwill inherent therein) and (ii) SPAC and the Company would not have entered into the BCA and this Agreement or consummate the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.

(ii) The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

C-10

(iii) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 6(i), no party hereto shall in any respect waive its rights to seek any other form of relief that may be available to it under this Agreement (including damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6(i) are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require any party hereto to institute any Action for (or limit such party’s right to institute any Action for) specific performance under this Section 6(i) prior to pursuing any other form of relief referred to in the preceding clause (i).

(j) Costs and Expenses. Each party to this Agreement will pay his, her or its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(k) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as provided otherwise in Section 3, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement and except as provided otherwise in Section 2, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 6(k).

(l) Publicity.

(i) All press releases or other public communications of any Shareholder relating to this Agreement and the Transactions shall be subject to the prior written approval of SPAC and the Company, which approval shall not be unreasonably withheld; provided, that no Shareholder shall be required to obtain consent pursuant to this Section 6(l)(i) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 6(l)(i); provided, further, that nothing herein shall prohibit any Shareholder from indicating that he, she or it was an early investor of the Company.

(ii) The restriction in Section 6(l)(i) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Shareholder making the announcement shall use its reasonable efforts to consult with SPAC and the Company in advance as to its form, content and timing.

(m) Termination. This Agreement shall terminate on the earliest to occur of (a) the Closing, (b) the termination of the BCA in accordance with its terms, or (c) a Company Modification in Recommendation made pursuant to Section 7.7(e) of the BCA in connection with a Company Superior Proposal. Upon any termination of this Agreement pursuant to clause (c), each Shareholder shall be released from all obligations under Section 2 (including any obligation to vote in favor of the Company Arrangement Resolution). No termination of this Agreement pursuant to clause (a) or (b) shall relieve or release any Shareholder from any obligations or liabilities arising out of such Shareholder’s breach of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 5 and 6 shall survive any termination of this Agreement pursuant to clause (a).

C-11

(n) Capacity. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a current or former shareholder or holder of options, warrants or other equity securities of the Company, and not in such Shareholder’s capacity as a director (including “director by deputization”), board observer, officer or employee of the Company, as applicable. Nothing herein shall be construed to: (i) restrict, limit, prohibit or affect any actions or inactions by such Shareholder or any representative of such Shareholder, as applicable, serving in the capacity of a director or officer of the Company or any Subsidiary of the Company, or acting in such person’s capacity as a director or officer of the Company or any Subsidiary of the Company (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of the Company with respect to the Arrangement (including the Share Exchanges) and the other Transactions); or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of the Company that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting such Shareholder’s obligations hereunder in its capacity as a Shareholder).

(o) No Recourse. Notwithstanding anything herein to the contrary, the obligations of the Shareholders hereunder are several and not joint, and no Shareholder shall be responsible for the actions or inactions of any other Shareholder. Neither the Company nor any of its Subsidiaries, nor any of the past, present or future Company Shareholders (other than the Shareholders party hereto), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of any Company Shareholder, shall have any obligation or liability for the obligations or liabilities of any Shareholder under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(p) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (a) neither SPAC nor any Subsidiary of SPAC shall be deemed an Affiliate of any Shareholder for purposes of this Agreement and (b) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by any Shareholder or by any Shareholder’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of any Shareholder, except to the extent any such Person is expressly requested or directed by a Shareholder to take any action which would constitute a breach of this Agreement if taken by a Shareholder hereunder, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (b)).

(q) Interpretation. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof”, “herein,” “hereto,” “herewith” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

C-12

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SPAC:

IB ACQUISITION CORP.,

a Nevada corporation

By:	/s/ Al Lopez
Name: Al Lopez
Title: Chief Executive Officer

Company:

GNQ INSILICO INC.

a corporation formed under the federal laws of Canada

By:	/s/ Rehan Huda
Name: Rehan Huda
Title: Chief Executive Officer

[Signature Page to Shareholder Support Agreement]

C-13

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SHAREHOLDER:

Shareholder Name:	GNQI Holdings Inc.

Signature:	/s/ Rehan Huda

Name of Signer:	Rehan Huda

Title of Signer:	President

Notice Address:	[***]

[Signature Page to Shareholder Support Agreement]

C-14

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SHAREHOLDER:

Shareholder Name:	Trenchant Technologies Capital Corp.

Signature:	/s/ Tom English

Name of Signer:	Tom English

Title of Signer:	Director

Notice Address:	[***]

[Signature Page to Shareholder Support Agreement]

C-15

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SHAREHOLDER:

Shareholder Name:	Sudhir Saxena

Signature:	/s/ Sudhir Saxena

Name of Signer:	Sudhir Saxena

Title of Signer:	-

Notice Address:	[***]

[Signature Page to Shareholder Support Agreement]

C-16

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

SHAREHOLDER:

Shareholder Name:	My Next Health Inc.

Signature:	/s/ Rehan Huda

Name of Signer:	Rehan Huda

Title of Signer:	Executive Chairperson and Director

Notice Address:	[***]

[Signature Page to Shareholder Support Agreement]

C-17

SCHEDULE I

Shareholders

[***]

C-18

EXHIBIT D

FORM OF SPONSOR SUPPORT AGREEMENT

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 16, 2026, by and among I-B Good Works 4, LLC, a Delaware limited liability company (“Sponsor”), IB Acquisition Corp., a Nevada corporation (“SPAC”), and GNQ Insilico Inc., a corporation formed under the federal laws of Canada (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement, dated as of March 16, 2026, by and between SPAC and the Company (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”).

WHEREAS, Sponsor owns 3,243,590 shares of common stock, par value $0.0001 per share, of SPAC (the “Founder Shares”);

WHEREAS, in a private placement (the “Private Placement”) that closed concurrently with SPAC’s initial public offering (the “IPO”), Sponsor purchased 610,500 units of SPAC (“Units”), each Unit consisting of one share of common stock, par value $0.0001 per share, of SPAC (“Common Stock”) and one-twentieth of one right, each whole right (the “Rights”) entitling Sponsor to purchase one share of Common Stock (the 610,500 shares of Common Stock and 30,525 Rights included the Units purchased in such private placement, the “Private Placement Securities”);

WHEREAS, in connection with the IPO, SPAC, Sponsor and certain officers and directors of SPAC (collectively, the “Insiders”) entered into a letter agreement, dated as of March 25, 2024 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC securities owned by them;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and the Company are entering into the BCA, pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby, by means of an Arrangement pursuant to the CBCA involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) the Company Electing Shareholders will exchange their respective Company Common Shares for ExchangeCo Exchangeable Shares, (b) the Company Non-Electing Shareholders will exchange their respective Company Common Shares for shares of SPAC Class A Common Stock (the “Company U.S. Shareholder Exchange” and, together with the other exchanges described in clause (a), the “Share Exchanges”), (c) the Company Options shall be exchanged for Replacement Options, (d) the Company Convertible Notes shall be automatically converted into Company Common Shares immediately prior to the Arrangement Effective Time, (e) the Company Warrants shall be exchanged for shares of SPAC Class A Common Stock, (f) following the Share Exchanges, SPAC will contribute any Company Common Shares held by it to CallCo in exchange for all of the CallCo Common Shares, and (g) following the contribution described in the immediately preceding clause (f), CallCo will contribute any Company Common Shares held by it to ExchangeCo in exchange for ExchangeCo Common Shares; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the BCA, the Company has required that Sponsor enter into this Agreement.

D-1

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the period beginning on the date of this Agreement and ending on (x) subject to and conditioned upon the Closing, and solely with respect to the transfer restrictions on the Restricted Shares set forth below, the expiration of the Founder Shares Lock-Up Period (as defined below), and (y) with respect to the other obligations set forth in this Section 1, the earlier of (1) the Closing, and (2) the date on which the BCA is validly terminated in accordance with its terms prior to the Closing, for the benefit of the Company, (a) Sponsor agrees, on behalf of itself and its Affiliates, that it and its Affiliates will fully comply with, and perform all of their obligations, covenants and agreements set forth in, the Insider Letter in all material respects, and shall vote all of the shares of SPAC Common Stock (including the shares of SPAC Common Stock underlying the Units purchased in the Private Placement) owned by them in favor of the Transactions, not redeem Sponsor’s or its Affiliates’ shares of SPAC Common Stock in connection with the Transactions and fully comply with the transfer restrictions (as adjusted solely for the benefit of the Company as provided below) with respect to the Founder Shares and the Private Placement Securities (with the transfer restrictions in Section 7(a) of the Insider Letter on the Founder Shares (and as adjusted solely for the benefit of the Company as provided below) applied to the Private Placement Securities , mutatis mutandis, in each case subject to the exceptions set forth in the Insider Letter; provided, however, that solely for purposes of the foregoing restriction on transfer of the Founder Shares and the Private Placement Securities, (the “Restricted Shares”), Sponsor hereby agrees that, subject to and conditioned upon the Closing, the “Founder Shares Lock-Up Period” applicable to the Restricted Shares hereunder shall be deemed to end on the earlier of (A) six (6) months after the date of the Closing, (B) subsequent to the Closing, the date on which SPAC consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their SPAC Common Stock for cash, securities or other property, and (C) such shorter period as specified in the Lock-Up Agreement.

2. Waiver of Anti-Dilution Protection. Sponsor, as the holder of a majority of the issued and outstanding Founder Shares, solely in connection with and only for the purpose of the proposed Transactions, and subject to and conditioned upon the Closing, hereby waives, to the fullest extent permitted by law, any rights to adjustment or other anti-dilution protections to which it may be entitled in connection with the Transactions. This waiver shall be void and of no force and effect following the date on which the BCA is validly terminated in accordance with its terms. All other terms related to the SPAC Common Stock shall remain in full force and effect, except as modified as set forth directly above or as contemplated by the BCA or the Ancillary Agreements in connection with the consummation of the Transactions, which modifications shall be effective only upon the consummation of the Transactions.

3. Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that none of SPAC, ExchangeCo or CallCo shall be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge each of SPAC, ExchangeCo, CallCo and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”).

D-2

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Sponsor knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Sponsor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives Sponsor the right not to release existing Claims of which Sponsor is not aware, unless Sponsor voluntarily chooses to waive this right. Having been so apprised, Sponsor nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 3, in each case, effective as of the Closing. Sponsor acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 3 and that, without such waiver, SPAC and the Company would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 3 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the BCA, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the BCA; (B) the Insider Letter; (C) the Amended and Restated Registration Rights Agreement; (D) any PIPE Subscription Agreement to which a Releasing Party may be a party; or (E) any underwriting agreement, business combination marketing agreement, financial advisory agreement, PIPE placement agent agreement, engagement letter or any similar agreement in respect of the Transactions to which a Releasing Party may be a party and that (in each case) is disclosed in the SPAC Disclosure Letter, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms and the terms set forth in (x) the BCA or (y) this Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of SPAC owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any SPAC Governing Documents of its Subsidiaries or any indemnity or similar agreements by SPAC or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the SPAC Disclosure Letter or as contemplated by Section 6.7 of the BCA.

(d) Notwithstanding the foregoing provisions of this Section 3, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

D-3

4. Reserved.

5. Representations and Warranties of Sponsor. Sponsor represents and warrants to the Company as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by the Company and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the organizational documents of Sponsor, (B) conflict with or violate, in any respect, any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Governmental Order or Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of a Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Founder Shares. (i) As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Founder Shares listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to such Founder Shares and (iii) Sponsor has not entered into any voting agreement (other than this Sponsor Support Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Founder Shares.

(d) Ownership of Private Placement Securities. (i) As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Private Placement Securities listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to the shares of SPAC Common Stock underlying the Units purchased in the Private Placement and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such shares of SPAC Common Stock underlying the Units purchased in the Private Placement.

D-4

(e) Contracts with SPAC. Except for (a) the Contracts described in Section 3(c) or otherwise disclosed in the SPAC Disclosure Letter and (b) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of Sponsor is a party to any Contract with SPAC.

6. Exclusivity. During the period beginning on the date of this Agreement and ending on the earlier of (a) the Closing and (b) the date on which the BCA is validly terminated in accordance with its terms, for the benefit of the Company, Sponsor shall not, and shall cause its Affiliates not to, directly or indirectly (i) initiate any negotiations with any Person solely with respect to SPAC, or provide any non-public information or data concerning SPAC to any Person relating to, a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC) or afford to any Person access to the business, properties, assets or personnel of SPAC (in each case, solely in their respective capacities as businesses, properties, assets or personnel of SPAC disregarding whether they are shared by other special purpose acquisition companies or their representatives) in connection with a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (ii) enter into, or encourage SPAC to enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state in connection with a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6 by Affiliates of Sponsor shall be deemed to be a breach of this Section 6 by Sponsor. For avoidance of doubt, this Section 6 shall in no way restrict any officer or director of Sponsor or its Affiliates from duly exercising his or her authority, or otherwise acting in his or her capacity, as officer or director of any entity (including with respect to any other special purpose acquisition companies and/or their sponsors) other than Sponsor or SPAC.

7. Further Assurances. Sponsor hereby agrees that it shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the BCA, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (b) shall undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by the BCA and this Agreement, in each case, where such efforts do not require Sponsor expenditures in excess of those contemplated by the BCA.

D-5

8. General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (i) the Closing or (ii) at such time, if any, as the BCA is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 1, 2, 3, 4 and 8 shall survive any termination of this Agreement pursuant to clause (a) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to SPAC (prior to Closing), to it at:

IB Acquisition Corp.
1200 N Federal Highway, Suite 215
Boca Raton, FL 33432
Email: [***]
Attention: Chief Executive Officer

with copies to:

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
Email: [***]
Email: [***]

Attention: Ralph V. De Martino and Marc E. Rivera

if to Sponsor, to it at:

I-B Good Works 4, LLC
1200 N Federal Highway, Suite 215
Boca Raton, FL 33432
Email: [***]

Attention: Shelley Leonard

with copies to:

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
Email: [***]
Email: [***]
Attention: Ralph V. De Martino and Marc E. Rivera

D-6

if to the Company or, after Closing, SPAC, to it at:

c/o GNQ Insilico Inc.
6200 Stoneridge Mall Road, Suite 300
Pleasanton, CA 94588
Email: [***]

Attention: Rehan Huda

with copies (which shall not constitute notice) to:

Barnes & Thornburg LLP
1600 West End Avenue
Nashville, TN 37203

Email: [***]
Email: [***]

Attention: Jay Knight and Timothy Van Hal

and

Cassels Brock & Blackwell LLP
40 Temperance Street, Suite 3200
Toronto, ON M4H 0B4
Canada
Email: [***]

Attention: Omar Soliman

(c) Entire Agreement. This Agreement (together with the other Ancillary Agreements, the BCA and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the BCA shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

D-7

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought, provided that, prior to the Closing, SPAC shall not waive any of its rights hereunder without the prior written consent of the Company. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Founder Shares, Private Placement Securities to any Permitted Transferee in accordance with this Agreement and the Insider Letter, Sponsor shall, by providing notice to SPAC and the Company prior to such transfer, transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement and the Insider Letter. Any purported assignment in violation of this Section 8(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement. Without limiting the foregoing, if the aggregate amount of SPAC Transaction Expenses (excluding any fees paid by SPAC that were incurred by the Company) exceeds the SPAC Transaction Expenses Cap, then, at the election of Sponsor made at or prior to Closing by delivery of written notice thereof to SPAC and the Company (the “Excess Expense Notice”), Sponsor shall either (A) pay to SPAC at Closing the Excess Expense Amount in cash, or (B) effective immediately following Closing, forfeit a number of shares of SPAC Common Stock held by Sponsor immediately following Closing equal to the quotient obtained by dividing the Excess Expense Amount by $10.00, and Sponsor shall immediately thereafter surrender such forfeited shares to SPAC, whereupon such shares shall be cancelled and retired. If Sponsor shall fail to deliver the Excess Expense Notice to SPAC and the Company prior to the Closing, then Sponsor shall be deemed to have made the election referred to in clause (B) of the immediately preceding sentence.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8(j).

D-8

(k) Publicity. All press releases or other public communications of Sponsor relating to this Agreement and the Transactions shall be subject to the prior written approval of SPAC and the Company, which approval shall not be unreasonably withheld; provided, that Sponsor shall not be required to obtain consent pursuant to this Section 8(k) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 8(k). The restriction in this Section 8(k) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, Sponsor shall use its reasonable efforts to consult with SPAC and the Company in advance as to its form, content and timing. The restriction in this Section 8(k) shall also not apply to disclosures set forth in marketing materials distributed by Sponsor or its Affiliates for limited or confidential circulation.

(l) Capacity as Stockholder. Sponsor signs this Agreement solely in its capacity as a stockholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to: restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Arrangement (including the Share Exchanges) and the other Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a stockholder of SPAC).

(m) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(n) Reserved.

(o) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future SPAC Stockholders (other than Sponsor or any Permitted Transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(p) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(q) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

D-9

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPAC:

IB ACQUISITION CORP.,
a Nevada corporation

By:	/s/ Al Lopez
Name:	Al Lopez
Title:	Chief Executive Officer

Sponsor:

I-B GOOD WORKS 4, LLC,
a Delaware limited liability company

By:	/s/ Shelley Leonard
Name:	Shelley Leonard
Title:	Managing Member

Company:

GNQ INSILICO INC.,
a corporation formed under the federal laws of Canada

By:	/s/ Rehan Huda
Name:	Rehan Huda
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

D-10

SCHEDULE I

Stockholder	Number of Founder Shares	Number and Type of Private Placement Securities
I-B Good Works 4, LLC	3,243,590 shares of Common Stock	610,500 shares of Common Stock 30,252 shares of Common Stock to be issued upon conversion of the private placement rights

D-11

EXHIBIT E

FORM OF LOCK-UP AGREEMENT

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2026, by and among (i) GNQ Insilico Inc., a corporation formed under the federal laws of Canada (the “Company”), (ii) IB Acquisition Corp., a Nevada corporation (“SPAC”), (iii) I-B Good Works 4, LLC, a Delaware limited liability company (“Sponsor”), and (iv) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, dated as of March 16, 2026, by and between SPAC and the Company (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”).

WHEREAS, SPAC and the Company have entered into the BCA, pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), by means of an Arrangement pursuant to the CBCA involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) the Company Electing Shareholders will exchange their respective Company Common Shares for ExchangeCo Exchangeable Shares, (b) the Company Non-Electing Shareholders will exchange their respective Company Common Shares for shares of SPAC Class A Common Stock (the “Company U.S. Shareholder Exchange” and, together with the other exchanges described in clause (a), the “Share Exchanges”), (c) the Company Options shall be exchanged for Replacement Options, (d) the Company Convertible Notes shall be automatically converted into Company Common Shares immediately prior to the Arrangement Effective Time, (e) the Company Warrants shall be exchanged for shares of SPAC Class A Common Stock, (f) following the Share Exchanges, SPAC will contribute any Company Common Shares held by it to CallCo in exchange for all of the CallCo Common Shares, and (g) following the contribution described in the immediately preceding clause (f), CallCo will contribute any Company Common Shares held by it to ExchangeCo in exchange for ExchangeCo Common Shares;

WHEREAS, as of the date hereof, Holder is a holder of Company Common Shares, Replacement Options, Company Convertible Notes or Company Warrants, in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the BCA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto desire to enter into this Agreement, pursuant to which the SPAC Class A Common Stock, Replacement Options, or ExchangeCo Exchangeable Shares to be received by Holder as consideration pursuant to the transactions contemplated by the BCA, including any SPAC Class A Common Stock underlying the Replacement Options (as exercised) and the Company Warrants and any SPAC Class A Common Stock issued in connection with an exchange of ExchangeCo Exchangeable Shares, and further including any other securities held by the Holder immediately following the Share Exchanges which are convertible into, or exercisable, or exchangeable for, SPAC Class A Common Stock (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, but not including any shares issued in connection with the PIPE Subscription Agreements, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

E-1

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, without the prior written consent of SPAC (subject to Section 2(h)), during the period (the “Lock-Up Period”) commencing from the Closing and ending on the date that is the earlier of (A) six (6) months after the date of the Closing, and (B) subsequent to the Closing, the date on which SPAC consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their SPAC Class A Common Stock for cash, securities or other property: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Restricted Securities owned by Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities owned by Holder, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”); provided, that (A) if the closing trading price of the SPAC Class A Common Stock on the stock exchange on which the SPAC Class A Common Stock is listed exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 day Trading Day period, then Holder shall have the right to sell 50% of its SPAC Class A Common Stock subject to applicable regulatory restrictions, and (B) if the closing trading price of the SPAC Class A Common Stock on the stock exchange on which the SPAC Class A Common Stock is listed exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 day Trading Day period (that does not overlap with the 30 day Trading Period in (A) above), then Holder shall have the right to sell the remaining 50% of its SPAC Class A Common Stock subject to applicable regulatory restrictions. The foregoing sentence shall not apply to any of the following actions in respect of any or all of the Restricted Securities owned by Holder (each transferee of a transfer or other action referred to below, a “Permitted Transferee”):

(i) in the case of an entity, transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the undersigned, (B) as part of a distribution to members, partners or stockholders of the undersigned or (C) to officers or directors, any current or future affiliate or family member of any of Holder’s officers or directors, or to any member(s), officers, directors or employees of Holder or any of its current or future affiliates;

(ii) in the case of an individual, transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v) in the case of an individual, transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

E-2

(vi) in the case of an entity that is a trust, transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii) in the case of an entity, transfers by virtue of the laws of the state or province of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii) transfers of Restricted Securities as a bona fide gift, or to a charitable organization or educational institution in a transaction not involving a disposition for value;

(ix) transfers by Holder of Replacement Options or restricted SPAC Class A Common Stock, in connection with the exercise of a Replacement Option that is scheduled by its terms in effect as of the date hereof to expire (including expiration in connection with a termination of employment) during the Lock-Up Period or the lapse of a substantial risk of forfeiture (within the meaning of Section 83 of the Code) in respect of restricted SPAC Class A Common Stock held by Holder, in each case in accordance with the express terms of the applicable grant agreement (and without any consent or additional action (other than a termination of employment) by the Company’s Board of Directors triggering such exercise or vesting), transfers by Holder of a number of shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares with a market price up to the maximum tax amount incurred by Holder as a direct result of the exercise of such Replacement Options or the lapse of the substantial risk of forfeiture in respect of such restricted SPAC Class A Common Stock, and the payment of the exercise price of any such Replacement Options through a cashless exercise thereof (for the avoidance of doubt, any SPAC Class A Common Stock received upon exercise of Replacement Options (or formerly restricted SPAC Common Stock)), after giving effect to the transfers permitted by this clause (ix), shall remain subject to the restrictions of this Lock-Up Agreement during the Lock-Up Period);

(x) transfers to SPAC pursuant to any contractual arrangement in effect at the Arrangement Effective Time that provides for the repurchase by SPAC or forfeiture of SPAC Class A Common Stock or other securities convertible into or exercisable or exchangeable for SPAC Class A Common Stock (i) in connection with the termination of the Holder’s service to SPAC, or (ii) pursuant to any agreement containing a holdback of shares to satisfy any indemnification obligations;

(xi) book-entry transfers to a nominee, custodian or depositary (including CDS or DTC) that do not change beneficial ownership and are solely for custody or settlement, with the Restricted Securities remaining subject to this Agreement; and

(xii) the entry, by the Holder, at any time after the effective time of the Share Exchanges, of any trading plan providing for the sale of SPAC Class A Common Stock by the Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any SPAC Class A Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

provided, however, that it shall be a condition to any transfer pursuant to clauses (i) through (viii) above that the Permitted Transferee of such transfer shall enter into a written agreement, in substantially the form of this Lock-Up Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Holder and not to the immediate family of the transferee), stating that such Permitted Transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and that there shall be no further transfer of such Restricted Securities except in accordance with this Lock-Up Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister, in each case, of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act. Holder further agrees to execute such agreements as may be reasonably requested by SPAC that are consistent with the foregoing or that are necessary to give further effect thereto.

E-3

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and SPAC shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, SPAC may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [_______], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the expiration of the Lock-Up Period, SPAC will make reasonable best efforts to remove such legend from the certificates evidencing the Restricted Securities.

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of SPAC and/or ExchangeCo during the Lock-Up Period, including the right to vote any Restricted Securities.

(e) Holder hereby acknowledges and agrees that, upon the Closing, each of Holder’s Company Options outstanding immediately prior to the Arrangement Effective Time, whether vested or unvested, shall automatically and without any required action on the part of the Holder or any other beneficiary thereof, be exchanged for Replacement Options under the Incentive Plan with the same vesting schedule, expiry or remaining term and other provisions (subject to adjustments for the Company Exchange Ratio and applicable Law) in accordance with Section 2.9(c) of the BCA, and without any right or claim to any further equity or other compensation with respect to such Company Options.

(f) Holder hereby acknowledges and agrees that, in connection with the Arrangement, each of Holder’s Company Convertible Notes outstanding immediately prior to the Arrangement Effective Time, shall automatically and without any required action on the part of Holder thereof, convert into Company Common Shares immediately prior to the Arrangement Effective Time at the conversion price set forth in such Company Convertible Note, in accordance with Section 2.9(d)(i) of the BCA, and without any right or claim to any further equity or other compensation with respect to such Company Convertible Notes.

(g) Holder hereby acknowledges and agrees that, upon the Closing, pursuant to the Arrangement, Holder’s Company Warrants outstanding immediately prior to the Arrangement Effective Time, shall automatically and without any required action on the part of Holder or any other beneficiary thereof, be exchanged for SPAC Class A Common Stock in accordance with Section 2.9(e) of the BCA and without any right or claim to any further equity or other compensation with respect to such Company Warrants.

E-4

(h) Without limiting the terms set forth in clauses (i)-(xii) of Section 1(a) hereof, Holder shall be free to engage in bona-fide purchase or sale transactions involving SPAC Class A Common Stock or other securities convertible into or exercisable or exchangeable for SPAC Class A Common Stock in compliance with applicable laws and solely to the extent acquired in bona fide open market transactions, provided, that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise) during the Lock-Up Period. Holder acknowledges that U.S. securities laws and other laws prohibit any person who has material, non-public information concerning SPAC from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

2. Miscellaneous.

(a) Termination of BCA. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the BCA is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of SPAC in accordance with Section 2(h), except in accordance with the procedures set forth for transfers of Restricted Securities to Permitted Transferees in the second sentence of Section 1(a). Each of SPAC, Sponsor, and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale, plan of arrangement/exchange or otherwise) without obtaining the consent or approval of Holder. For the avoidance of doubt this Section 2(b) does not apply to Sponsor’s rights under Section 2(h).

(c) Third Parties. Except for the rights of Sponsor (or its assignee) as provided in Section 2(h), nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the BCA shall apply to this Agreement mutatis mutandis.

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

E-5

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx, UPS or other nationally recognized overnight courier service or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to SPAC prior to the Closing, to:

IB Acquisition Corp.

1200 N Federal Highway, Suite 215

Boca Raton, FL 33432

Email: [***]

Attention: Chief Executive Officer

with copies to:

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Email: [***]

Email: [***]

Attention: Ralph V. De Martino and Marc E. Rivera

If to Sponsor, to:

I-B Good Works 4, LLC

1200 N Federal Highway, Suite 215

Boca Raton, FL 33432

Email: [***]

Attention: Shelley Leonard

with copies to:

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Email: [***]

Email: [***]

Attention: Ralph V. De Martino and Marc E. Rivera

E-6

If to the Company and, from and after the Closing, SPAC, to:

c/o GNQ Insilico Inc.

6200 Stoneridge Mall Road, Suite 300

Pleasanton, CA 94588

Email: [***]

Attention: Rehan Huda

with copies (which shall not constitute notice) to:

Barnes & Thornburg LLP

1600 West End Avenue

Nashville, TN 37203

Email: [***]

Email: [***]

Attention: Jay Knight and Timothy Van Hal

and

Cassels Brock & Blackwell LLP

40 Temperance Street, Suite 3200

Toronto, ON M4H 0B4

Canada

Email: [***]

Attention: Omar Soliman

(g) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of (i) SPAC, the Company, Sponsor, and Holder (if prior to the Closing) or (ii) SPAC (in accordance with Section 2(h)) and Holder (if from and after the Closing). The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Authorization on Behalf of SPAC. The parties hereto acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any consent, waiver or material amendment with respect to the restrictions set forth in Section 1 of this Agreement shall require the prior written consent of Sponsor, and Sponsor shall be entitled to cause SPAC to enforce its rights and remedies under this Agreement; provided, that, subject to approval by the SPAC Board, Sponsor consent shall not be required for the transfers of Restricted Securities by a holder of less than 0.5% of the Fully-Diluted Company Common Shares, solely to the extent that (i) such holder is not a director, officer or employee of SPAC or any of its Subsidiaries and (ii) following any transfer of Restricted Securities pursuant to such consent, waiver or amendment, the aggregate amount of Restricted Securities remaining subject to the restrictions set forth in Section 1 of the Lock-Up Agreements entered into as contemplated by the BCA reflects at least ninety-five percent (95%) of the Fully-Diluted Company Common Shares. Sponsor may, without being required to obtain the consent of any party hereto, assign all of its rights under this Agreement to any Affiliate of Sponsor to whom Sponsor’s SPAC Class A Common Stock is transferred after the Closing in compliance with any applicable contractual or legal requirements.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and SPAC will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, SPAC shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties hereto is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the BCA or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of SPAC or any of the obligations of Holder under any other agreement between Holder and SPAC or any certificate or instrument executed by Holder in favor of SPAC, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of SPAC or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

E-7

IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement as of the date first written above.

SPAC:

IB ACQUISITION CORP.,

a Nevada corporation

By:
Name:
Title:

Sponsor:

I-B GOOD WORKS 4, LLC,

a Delaware limited liability company

By:
Name:
Title:

Company:

GNQ INSILICO INC.

a corporation formed under the federal laws of Canada

By:
Name:
Title:

[Signature Page to Lock-Up Agreement among GNQ Insilico Inc., IB Acquisition Corp., I-B Good Works 4, LLC, and Holder]

E-8

IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder:

By:
Name:
Title:

Number and Type of Company Securities:

Company Common Shares:
Company Options:
Company Convertible Notes:
Company Warrants:

Address for Notice:

Address:

Telephone No.:

Email:

[Signature Page to Lock-Up Agreement among GNQ Insilico Inc., IB Acquisition Corp., I-B Good Works 4, LLC, and Holder]

E-9

EXHIBIT F

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2026, is made and entered into by and among IB Acquisition Corp., a Nevada corporation (the “Company”), I-B Good Works 4, LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under Existing Holders on the signature page hereto (each such party, together with the Sponsor, an “Existing Holder” and collectively the “Existing Holders”), and the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Existing Holders are party to that certain Registration Rights Agreement, dated March 25, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company entered into that certain Business Combination Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), dated as of March 16, 2026, by and between the Company and GNQ Insilico Inc., a corporation formed under the federal laws of Canada (“GNQ”);

WHEREAS, upon the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and subject to the terms and conditions set forth therein, the New Holders received shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), or shares of ExchangeCo (“ExchangeCo Exchangeable Shares”) that are exchangeable for shares of Common Stock;

WHEREAS, certain of the shares of Common Stock (including shares issuable upon exchange of ExchangeCo Exchangeable Shares) to be issued to the Company Stockholders in connection with the transactions are designated as Earnout Shares under the Business Combination Agreement and will be issued or become vested or no longer subject to forfeiture upon the achievement of certain Share Price Earnout conditions (in each case, as defined and described in the Business Combination Agreement);

WHEREAS, the Sponsor owns 3,243,590 shares of SPAC Common Stock (as defined below) (the “Founder Shares”);

WHEREAS, pursuant to certain Private Placement Units Purchase Agreement, dated March 25, 2024, by and between the Sponsor and the Company (the “Private Placement Agreement”), the Sponsor purchased 610,500 units of the Company in a private placement concurrent with Company’s initial public offering (the “Private Placement Units”), each such Private Placement Unit consisting of one share of common stock of SPAC, par value $0.0001 per share (“SPAC Common Stock”) and one right to receive one-twentieth of one share of SPAC Common Stock; each whole right entitling the holder thereof to purchase one share of SPAC Common Stock (which such Private Placement Units, upon the Closing, were separated into their constituent parts consisting of 610,500 shares of Common Stock (the “Private Placement Shares”) and 30,525 rights (the “Private Placement Rights”));

F-1

WHEREAS, the Company and the Sponsor entered into that certain Sponsor Support Agreement, dated as of [●], 2026 (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor agreed in connection with the Closing, to subject certain of the Founder Shares held by the Sponsor to certain vesting requirements, in accordance with the terms of the Sponsor Support Agreement;

WHEREAS, pursuant to the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with the executive officers of and counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Common Stock” shall have the meaning given in the Recitals hereto.

F-2

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“ExchangeCo Exchangeable Shares” shall have the meaning given in the Recitals hereto.

“Existing Holders” shall have the meaning given in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issued upon conversion thereof.

“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Initial Founder Shares” shall have the meaning in the Recitals hereto.

“Insider Letter” shall mean that certain letter agreement, dated as of March 25, 2024, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees as of the date thereof.

“Lock-Up Period” shall mean from the date hereof and ending on the earlier of (a) the six (6) month anniversary of the date of the Closing, (b) the date on which the closing price of the shares of Common Stock on the stock exchange on which the shares of Common Stock is listed equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and (c) subsequent to the Closing, the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, subject to certain exceptions set out in the Lock-Up Agreements.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period under, in the case of the New Holders, the Lock-Up Agreements dated as of the date hereof, and in the case of the Existing Holders, the Insider Letter and/or the Sponsor Support Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

F-3

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) Initial Founder Shares, (b) the Private Placement Shares, (c) the Private Placement Warrants and any shares of SPAC Common Stock issued or issuable upon the exercise of the Private Placement Warrants, (d) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement including any securities purchased in connection with the Closing, (e) any outstanding shares of Common Stock or any Common Stock issuable upon the exercise, conversion or exchange of any other outstanding equity security (or security exercisable, convertible or exchangeable for any equity security) of the Company or any of its Subsidiaries held by a New Holder as of the date of this Agreement (including shares transferred to a Permitted Transferee, any shares of Common Stock issuable upon the exchange of ExchangeCo Exchangeable Shares and any shares of Common Stock issuable upon the conversion of Company Convertible Notes), (f) any shares of Common Stock (including those issuable upon the exchange of ExchangeCo Exchangeable Shares) issued or issuable as Earnout Shares to a New Holder after the date hereof, and (g) any other equity security of the Company issued or issuable with respect to any such share of Common Stock described in the foregoing clauses (a) through (f) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entries for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Rule 144; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

F-4

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, or any successor rule promulgated thereafter by the SEC.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Guidance” means (i) any publicly-available written or oral guidance of the SEC staff, or any comments, requirements or requests of the SEC staff whether formally or informally or publicly or privately and (ii) the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble hereto.

F-5

“Sponsor Support Agreement” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE 2

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as soon as practicable, but in no event later than thirty (30) calendar days after the consummation of the transactions contemplated by the Business Combination Agreement, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) sixty (60) calendar days following the Closing (or 90 calendar days following the Closing if the SEC notifies the Company that it will “review” the Registration Statement), and (ii) the second (2nd) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the SEC pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall cause such Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

F-6

2.1.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its best efforts to file a Form S-1 Shelf as promptly as practicable (but in any event, within ten (10) calendar days) to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that such Holder(s), either individually or together with other Holders, reasonably expect aggregate gross proceeds in excess of $25,000,000 from such Shelf Underwritten Offering. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company after consultation with the initiating Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company. Notwithstanding anything to the contrary set forth in this subsection 2.1.3 or subsection 2.2.1, a request by any Existing Holder(s) or New Holder(s) for a Shelf Underwritten Offering pursuant to this subsection 2.1.3 shall count as a Demand Registration for purposes of the limitations on the number of Demand Registrations set forth in the last sentence of subsection 2.2.1 for so long as the Registrable Securities requested to be sold in such Shelf Underwritten Offering by such Holders pursuant to this subsection 2.2.1 (after giving effect to any to reductions consistent with the Pro Rata calculations in Section 2.2.4) have actually been sold in connection therewith.

2.1.4 Holder Information Required for Participation in Shelf Registration. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall notify each Holder in writing of the anticipated filing of such Registration Statement (which may be by email), and request from each Holder all information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the third (3rd) business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

F-7

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering the Registrable Securities, (a) the Existing Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders or (b) the New Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) pursuant to such Demand Registration, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration by the Existing Holders, or more than an aggregate of eight (8) Registrations pursuant to a Demand Registration by the New Holders, in each case under this subsection 2.2.1 with respect to any or all Registrable Securities held by such Holders; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the SEC with respect to a Registration pursuant to a Demand Registration has been declared effective by the SEC and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the SEC, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (a) such stop order or injunction is removed, rescinded or otherwise terminated, and (b) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

F-8

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least one (1) business day prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5.

F-9

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

F-10

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Shelf Underwritten Offering pursuant to subsection 2.1.3 or a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested a Shelf Underwritten Offering or an Underwritten Registration, as applicable, and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Shelf Underwritten Offering or Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer such Shelf Underwritten Offering or the filing of such Registration Statement at such time, as applicable, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board or the Chief Executive Officer stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company for such Shelf Underwritten Offering to be commenced or such Registration Statement to be filed, as applicable, in the near future and that it is therefore essential to defer such Shelf Underwritten Offering or the filing of such Registration Statement, as applicable. In such event, the Company shall have the right to defer such offering or filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any 12-month period, or for an aggregate period of more than ninety (90) days in any twelve month period (the “Aggregate Blocking Period”).

F-11

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.6 Rule 415; Removal. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the SEC requiring a Holder to be named as an “underwriter,” the applicable Holders) and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the applicable Holders is an “underwriter.” The Existing Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities held by the Existing Holders, and the New Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities held by the New Holders, and subject to such Registration Statement, each such legal counsel shall have the review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the SEC regarding the SEC’s position and to comment on any written submission made to the SEC with respect thereto. No such written submission with respect to this matter shall be made to the SEC to which the applicable set of Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the SEC refuses to alter its position, the Company shall, at the applicable Holder(s)’ option, (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall only be required to include such Holder’s Registrable Securities in the Registration Statement if the Holder agrees to be named as an “underwriter” in such Registration Statement. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the applicable Holders (who, for the avoidance of doubt, shall solely consist of those Holders the SEC is requiring to be named as an “underwriter”) pursuant to this Section 2.6 shall be allocated between the applicable Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by such applicable Holders. In the event of a share removal of some or all Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

F-12

ARTICLE 3

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

F-13

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders, provided that the Existing Holders holding a majority of the Registrable Securities held by the Existing Holders shall be permitted to select their own representative), the Underwriter(s), if any, and any attorney(s) or accountant(s) retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative(s), Underwriter, attorney(s) or accountant(s) in connection with the Registration; provided, however, that such representative(s) or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and a negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s), placement agent(s) or sales agent(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

F-14

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

F-15

3.5 Reporting Obligations; Legend Removal.

3.5.1 As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.5.2 Upon request of a Holder, the Company shall promptly cause any legend affixed to any Registrable Securities to be removed from any certificate for any Registrable Securities to the extent that such legend is no longer required under the Securities Act and applicable state laws, including by providing any opinion of counsel that may be required by the transfer agent to effect such removal.

ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

F-16

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party if the indemnifying party provides notice of such to the indemnified party within 30 days of the indemnifying party’s receipt of notice of such claim. After notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any other legal expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action or counsel reasonably satisfactory to the indemnified party, in each case, within a reasonable time after receiving notice of the commencement of the action; in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction (plus local counsel) at any one time for all such indemnified party or parties. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). No indemnifying party shall, without the consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 4 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (1) includes an express and unconditional release of each indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

F-17

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE 5

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, c/o GNQ Insilico Inc., 6200 Stoneridge Mall Road, Suite 300, Pleasanton, CA 94588, Attention: Rehan Huda (email: [***]), and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

F-18

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement, including Section 4.1 and Section 5.2 hereof.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group (regardless, in each case, whether the New Holders or the Existing Holders, respectively, are adversely affected (as a group) to the same extent) shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or New Holders, as applicable, at the time in question so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the SEC)) or (B) with respect to any Holder, such Holder ceasing to hold Registrable Securities.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

F-19

IN WITNESS WHEREOF, the undersigned have caused this Registration Rights Agreement to be executed as of the date first written above.

Company:

IB ACQUISITION CORP.,
a Nevada corporation

By:
Name:	Al Lopez
Title:	Chief Executive Officer

Sponsor:

I-B GOOD WORKS 4, LLC,
a Delaware limited liability company

By:
Name:	Shelley Leonard
Title:	Managing Member

[Signature Page to Amended and Restated Registration Rights Agreement]

F-20

IN WITNESS WHEREOF, the undersigned have caused this Registration Rights Agreement to be executed as of the date first written above.

Existing Holder:

Name of Existing Holder:
Signature:
Name of Signer:
Title of Signer:
Notice Address:

[Signature Page to Amended and Restated Registration Rights Agreement]

F-21

IN WITNESS WHEREOF, the undersigned have caused this Registration Rights Agreement to be executed as of the date first written above.

New Holder:

Name of New Holder:
Signature:
Name of Signer:
Title of Signer:
Notice Address:

[Signature Page to Amended and Restated Registration Rights Agreement]

F-22

EXHIBIT G

FORM OF EXCHANGEABLE SHARE TERMS

EXCHANGECO

FORM OF EXCHANGEABLE SHARE TERMS

The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

1.	Interpretation

For the purposes of these share provisions:

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 - Prospectus Exemptions, as amended.

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the Principal Exchange) or administrative agency or commission (including the Securities Commissions and the SEC) or any elected or appointed public official.

“Agent” means: (i) any chartered bank or trust company in Canada selected by ExchangeCo for the purposes of holding some or all of the Liquidation Amount or Redemption Price in accordance with Section 5 or Section 7, respectively; or (ii) the agent chosen by SPAC to act as agent under the Voting and Exchange Agency Agreement, and any successor agent or trustee appointed under the Voting and Exchange Agency Agreement, as the context dictates.

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations hereto made in accordance with the Plan of Arrangement and the Business Combination Agreement or made at the direction of the Court.

“Arrangement Effective Date” means the date the Arrangement becomes effective, as shown on the Certificate of Arrangement.

“Articles of Arrangement” means the articles of arrangement of GNQ in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and substance satisfactory to GNQ and SPAC, each acting reasonably.

“Board of Directors” means the board of directors of ExchangeCo.

“Business Combination Agreement” means the business combination agreement, dated as of March 16, 2026, by and between SPAC and GNQ, including the Exhibits thereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or New York, New York.

“CallCo” means GNQ Call Inc., a corporation incorporated under the laws of the Province of Ontario, and any successor thereto.

G-1

“CallCo Call Notice” has the meaning ascribed thereto in Section 6(3) of these share provisions.

“CBCA” means the Canada Business Corporations Act.

“certificate” means a share certificate or written evidence of book-entry issuance, evidencing ownership of a share.

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Common Shares” means the common shares in the capital of ExchangeCo.

“Court” means the Ontario Superior Court of Justice (Commercial List), or other court as applicable.

“Current Market Price” means, in respect of a share of SPAC Common Stock on any date, the closing price of one share of SPAC Common Stock on the Principal Exchange on such date; provided, however, that if the shares of SPAC Common Stock are for any reason not trading on the Principal Exchange at the relevant time, then the Current Market Price of a share of SPAC Common Stock shall be determined by the board of directors of the SPAC acting in good faith and based upon the advice of such qualified independent financial advisors as the board of directors of SPAC may deem to be appropriate; and provided further that any such selection, opinion or determination by the board of directors of SPAC shall be conclusive and binding, absent manifest error.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dividend Amount” means an amount equal to all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase, redemption or other acquisition of such share by CallCo or ExchangeCo from such holder pursuant to Section 5, Section 6 or Section 7.

“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of ExchangeCo and in respect of which the Board of Directors determines in good faith that after giving effect to such matter the economic equivalence of the Exchangeable Shares and the SPAC Shares is maintained for the holders of Exchangeable Shares (other than SPAC and its affiliates).

“Exchangeable Shares” means the non-voting, exchangeable shares in the capital of ExchangeCo, having the rights, privileges, restrictions and conditions set forth herein.

“ExchangeCo” means GNQ Exchange Inc., a corporation incorporated under the laws of the Province of Ontario and the issuer of the Exchangeable Shares pursuant to the Arrangement, and any successor thereto.

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of ExchangeCo in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Shares and the SPAC Shares.

G-2

“Final Order” means the final order of the Court pursuant to Section 192 of the CBCA approving the Arrangement.

“GNQ” means GNQ Insilico Inc., a corporation incorporated under the federal laws of Canada.

“holder” means, when used with reference to the Exchangeable Shares, a holder of Exchangeable Shares shown from time to time in the register maintained by or on behalf of ExchangeCo in respect of the Exchangeable Shares.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Liquidation Amount” has the meaning ascribed thereto in Section 5(1) of these share provisions.

“Liquidation Call Purchase Price” has the meaning ascribed thereto in Section 5(2) of these share provisions.

“Liquidation Call Right” has the meaning ascribed thereto in Section 5(2) of these share provisions.

“Liquidation Date” has the meaning ascribed thereto in Section 5(1) of these share provisions.

“Marketable Securities” shall mean SPAC Shares that are (a) listed and traded on a Permitted Exchange, (b) not subject to any “lock-up” restrictions on transferability, and (c) are either (i) freely transferable pursuant to Rule 144 of the Securities Act (without being subject to any volume restrictions set forth in Rule 144(e)), Rule 145 of the Securities Act, or any other applicable rule or law or (ii) currently the subject of an effective Securities Act resale registration statement or the issuance thereof has been registered under the Securities Act.

“Other Corporation” has the meaning ascribed thereto in Section 12(3)(c) of these share provisions.

“Other Shares” has the meaning ascribed thereto in Section 12(3)(c) of these share provisions.

“Permitted Exchange” means the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors).

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Agency, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement to which these share provisions are attached proposed under Section 192 of the CBCA, and any amendments or variations made in accordance with Section 10.11 of the Business Combination Agreement or Section 6.1 of the Plan of Arrangement or made at the direction of the Court with the consent of SPAC and GNQ, each acting reasonably.

G-3

“Principal Exchange” means the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or The Nasdaq Capital Market (or any of their respective successors), to the extent the SPAC Shares are then listed thereon.

“Purchase Price” has the meaning ascribed thereto in Section 6(4) of these share provisions.

“Redemption Call Purchase Price” has the meaning ascribed thereto in Section 7(2) of these share provisions.

“Redemption Call Right” has the meaning ascribed thereto in Section 7(2) of these share provisions.

“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by ExchangeCo of all but not less than all of the outstanding Exchangeable Shares held by the Selling Shareholders pursuant to Section 7 of these share provisions, which date shall be no earlier than the date upon which one of the following is applicable:

(a)	the date upon which fewer than five percent (5%) of the Exchangeable Shares issued pursuant to the Plan of Arrangement remain outstanding (other than Exchangeable Shares held by SPAC and its affiliates), as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares, in which case the Board of Directors may accelerate such redemption date to such date as the Board of Directors may determine, upon at least 60 days’ prior written notice to the holders of the Exchangeable Shares and the Agent;

(b)	the date upon which a SPAC Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable (taking into account the terms of the SPAC Control Transaction proposed by any relevant counterparty and on which such proposal is conditioned) to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such SPAC Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares held by the Selling Shareholders is necessary to enable the completion of such SPAC Control Transaction in accordance with its terms, in which case the Redemption Date shall be a date set by the Board of Directors within 90 days of the SPAC Control Transaction, and provided that the Board of Directors shall provide such number of days’ prior written notice to the holders of the Exchangeable Shares and the Agent as the Board of Directors may determine to be reasonably practicable in such circumstances;

G-4

(c)	the date upon which an Exchangeable Share Voting Event that is not an Exempt Exchangeable Share Voting Event is proposed and (i) the holders of the Exchangeable Shares fail to take the necessary action, at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exchangeable Share Voting Event or the holders of the Exchangeable Shares do take the necessary action but, in connection therewith, rights of dissent are required to be granted to the holders of Exchangeable Shares pursuant to the CBCA and the holders of more than 10% of the outstanding Exchangeable Shares (other than those held by SPAC and its affiliates) exercise such rights of dissent under the CBCA, and (ii) the Board of Directors determines in good faith that it is not reasonably practicable to accomplish the business purpose (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the Redemption Date) intended by the Exchangeable Share Voting Event in a commercially reasonable manner that does not result in an Exchangeable Share Voting Event, in which case the Redemption Date shall be the Business Day following the day on which the later of the events described in (i) and (ii) above occur;

(d)	the date upon which an Exempt Exchangeable Share Voting Event is proposed and holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the Redemption Date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action; or

(e)	the date upon which the Income Tax Act (Canada) is amended to permit the holders of Exchangeable Shares to effect an exchange for SPAC Shares without creating a taxable event under the Income Tax Act (Canada) for the holders of Exchangeable Shares.

“Redemption Price” has the meaning ascribed thereto in Section 7(1) of these share provisions.

“Retracted Shares” has the meaning ascribed thereto in Section 6(1)(a) of these share provisions.

“Retraction Call Right” has the meaning ascribed thereto in Section 6(1)(c) of these share provisions.

“Retraction Date” has the meaning ascribed thereto in Section 6(1)(b) of these share provisions.

“Retraction Price” has the meaning ascribed thereto in Section 6(1) of these share provisions.

“Retraction Request” has the meaning ascribed thereto in Section 6(1) of these share provisions.

“SEC” means the U.S. Securities and Exchange Commission.

G-5

“Securities Act” means the United States Securities Act of 1933.

“Securities Commissions” means the securities regulatory authorities in each of the provinces of Canada.

“Selling Shareholder” means a holder of Exchangeable Shares, other than SPAC or its affiliates.

“SPAC” means IB Acquisition Corp., a corporation incorporated under the laws of the State of Nevada.

“SPAC Charter” means the articles of incorporation of SPAC, as amended and restated from time to time.

“SPAC Common Stock” or “SPAC Shares” means the common stock in the capital of SPAC and any other securities into which such shares may be changed.

“SPAC Control Transaction” means any transaction or event whereby:

(a)	any person, or group of persons acting jointly or in concert, acquires, directly or indirectly, whether by way of take-over bid, tender offer or otherwise, any voting securities of SPAC and, immediately after such acquisition, such person, or group of persons directly or indirectly owns, or exercises control and direction over, voting securities representing more than 50% of the total voting power of all the then outstanding voting securities of SPAC;

(b)	the shareholders of SPAC approve a merger, consolidation, recapitalization or reorganization of SPAC, other than any such transaction following which the holders of outstanding voting securities of SPAC immediately prior to such transaction directly or indirectly (including through one or more holding or intermediate companies) own, or exercise control and direction over, voting securities representing more than 50% of the total voting power of all of the voting securities of the surviving entity outstanding immediately after such transaction;

(c)	the shareholders of SPAC approve a liquidation of SPAC; or

(d)	SPAC sells or disposes of all or substantially all of its assets.

“SPAC Dividend Declaration Date” means the date on which the board of directors of SPAC declares any dividend or other distribution on the SPAC Shares.

“Support Agreement” means the exchange and support agreement dated the Arrangement Effective Date made between SPAC, CallCo, ExchangeCo and the holders of Exchangeable Shares, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Transfer” includes the making of any sale, exchange, assignment, gift, grant of security interest, pledge, mortgage or other direct or indirect disposition or encumbrance, or any contract therefor, any trust or other agreement or arrangement with respect to any other interest in Exchangeable Shares, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to Exchangeable Shares.

G-6

“Transfer Agent” means such person as may from time to time be appointed by ExchangeCo as the registrar and transfer agent for the Exchangeable Shares.

“Voting and Exchange Agency Agreement” means an agreement to be made by SPAC, ExchangeCo and the Agent in connection with the Plan of Arrangement substantially in the form of Exhibit L to the Business Combination Agreement.

2.	Ranking of Exchangeable Shares

The Exchangeable Shares shall be entitled to a preference over the Common Shares with respect to (i) the payment of dividends to the extent provided in Section 3 of these share provisions, and (ii) the distribution of assets in the event of the liquidation, dissolution or winding-up of ExchangeCo, whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, to the extent provided in Section 5 of these share provisions.

3.	Dividends and Distributions

(1)	A holder of an Exchangeable Share shall be entitled to receive, and the Board of Directors shall, on each SPAC Dividend Declaration Date, subject to applicable law, declare a dividend or other distribution on each Exchangeable Share:

(a)	in the case of a cash dividend or other cash distribution declared on the SPAC Shares, in an amount in cash for each Exchangeable Share equal to the cash dividend or other cash distribution declared on each SPAC Share on the SPAC Dividend Declaration Date;

(b)	in the case of a stock dividend or other distribution declared on the SPAC Shares to be paid in SPAC Shares, by the issue or transfer by ExchangeCo of such number of Exchangeable Shares on each Exchangeable Share as is equal to the number of SPAC Shares to be paid on each SPAC Share unless, in lieu of such stock dividend or other distribution, ExchangeCo elects to effect a corresponding and contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Section 3(5) hereof) subdivision, redivision or change of the outstanding Exchangeable Shares; or

(c)	in the case of a dividend or other distribution declared on the SPAC Shares in property other than cash or SPAC Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (to be determined by the Board of Directors as contemplated by Section 3(5) hereof) to the type and amount of property declared as a dividend or other distribution on each SPAC Share.

G-7

The holders of Exchangeable Shares shall not be entitled to any dividends other than, or in excess of, the dividends referred to in this Section 3(1).

(2)	The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or other distribution declared on the Exchangeable Shares under Section 3(1) hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend or other distribution declared on the SPAC Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision, redivision or change of the Exchangeable Shares under Section 3(1)(b) hereof and the effective date thereof shall be the same dates as the record and payment date, respectively, for the corresponding stock dividend or other distribution declared on the SPAC Shares.

(3)	Any such dividends or distribution shall be paid out of money, assets or property of ExchangeCo properly applicable to the payment of dividends or distributions, or out of authorized but unissued shares of ExchangeCo, as applicable, in accordance with Section 3(4) hereof. If on any payment date for any dividends declared on the Exchangeable Shares under Section 3(1) hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which ExchangeCo shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

(4)	Cheques of ExchangeCo payable at par at any branch of the bankers of ExchangeCo shall be issued in respect of any cash dividends contemplated by Section 3(1)(a) hereof and the sending of such cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Written evidence of the book entry issuance or transfer to the registered holder of Exchangeable Shares shall be delivered in respect of any stock dividends contemplated by Section 3(1)(b) hereof or any subdivision of the Exchangeable Shares under Section 3(1)(b) hereof, and the sending of such written evidence to each holder of an Exchangeable Share shall satisfy the stock dividend or other distribution represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3(1)(c) hereof shall be issued, distributed or transferred by ExchangeCo in such manner as it shall determine and the issuance, distribution or transfer thereof by ExchangeCo to each holder of an Exchangeable Share in accordance with the foregoing shall satisfy the dividend or other distribution represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against ExchangeCo any dividend or other distribution that is represented by a cheque that has not been duly presented to ExchangeCo’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend or other distribution was payable.

G-8

(5)	The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of these share provisions, including Section 3(1) hereof, and each such determination shall be conclusive and binding on ExchangeCo and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a)	in the case of any stock dividend or other distribution payable in SPAC Shares, the number of such shares issued in proportion to the number of SPAC Shares previously outstanding;

(b)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price on the last Business Day prior to such distribution;

(c)	in the case of the issuance or distribution of any other form of property (including any shares or securities of SPAC of any class other than SPAC Shares, any rights, options or warrants other than those referred to in Section 3(5)(b) hereof, any evidences of indebtedness of SPAC or any assets of SPAC), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding SPAC Share and the Current Market Price of a SPAC Share on the last Business Day prior to such issuance or distribution; and

(d)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of SPAC Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

4.	Certain Restrictions

(1)	So long as any Exchangeable Shares are outstanding (other than any Exchangeable Shares held by SPAC and its affiliates), ExchangeCo shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11(3) of these share provisions:

(a)	pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)	redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares;

(c)	redeem or purchase any other shares of ExchangeCo ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of ExchangeCo, whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs; or

G-9

(d)	issue any Exchangeable Shares or any other shares of ExchangeCo ranking equally with or superior to the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares.

(2)	The restrictions in Sections 4(1)(a), 4(1)(b) and 4(1)(d) hereof shall not apply if all dividends on the outstanding Exchangeable Shares payable in accordance with Section 3(1) hereof prior to and up to such time have been fully paid on the Exchangeable Shares.

(3)	So long as any Exchangeable Shares are held by any person other than SPAC or its affiliates, ExchangeCo shall not without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11(3) of these share provisions, voluntarily liquidate, dissolve, wind-up or distribute its assets among its shareholders for the purposes of winding up its affairs.

5.	Distribution on Liquidation

(1)	In the event of the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, subject to the exercise by CallCo of the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of ExchangeCo in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of such liquidation, dissolution, winding-up or other distribution, before any distribution of any part of the assets of ExchangeCo among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share (the “Liquidation Amount”) equal to the Current Market Price of a SPAC Share, determined as of the last Business Day prior to the Liquidation Date, plus the Dividend Amount, if any, which Liquidation Amount shall be satisfied in full by ExchangeCo delivering or causing to be delivered to such holder one SPAC Share, plus an amount equal to the Dividend Amount, if any.

(2)	CallCo shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, to purchase from all but not less than all of the Selling Shareholders on the Liquidation Date all but not less than all of the Exchangeable Shares held by each Selling Shareholder on payment by CallCo of an amount per Exchangeable Share (the “Liquidation Call Purchase Price”) equal to the Current Market Price of a SPAC Share, determined as of the last Business Day prior to the Liquidation Date, plus the Dividend Amount, if any, which Liquidation Call Purchase Price shall be satisfied in full by CallCo delivering or causing to be delivered to such holder one SPAC Share (which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance)) plus the Dividend Amount, if any, in accordance with Section 5(4) hereof.

G-10

(3)	To exercise the Liquidation Call Right, CallCo must notify ExchangeCo and the Agent of CallCo’s intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of ExchangeCo or any other voluntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, and at least five business days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of ExchangeCo or any other involuntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs. The Agent shall notify the holders of Exchangeable Shares as to whether or not CallCo has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by CallCo.

(4)	If CallCo exercises the Liquidation Call Right, then on the Liquidation Date (i) CallCo shall purchase from each Selling Shareholder, and each Selling Shareholder shall sell to CallCo, all of the outstanding Exchangeable Shares held by such Selling Shareholder for a price per share equal to the Liquidation Call Purchase Price, and (ii) ExchangeCo shall have no obligation to pay any Liquidation Amount (including, for the avoidance of doubt, any Dividend Amount) to the holders of such shares so purchased by CallCo. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, CallCo shall deposit or cause to be deposited with the Agent, on or before the Liquidation Date, direct registration advices or evidence of book entry notations representing the aggregate number of SPAC Shares which CallCo shall deliver or cause to be delivered pursuant to Section 5(2) hereof and a cheque or cheques of CallCo payable at par at any branch of the bankers of CallCo representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price, in each case less any amounts withheld pursuant to Section 14(3) hereof. Provided that CallCo has complied with the immediately preceding sentence, on and after the Liquidation Date the Selling Shareholders shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Agency Agreement), other than the right to receive their proportionate part of the aggregate Liquidation Call Purchase Price without interest, unless payment of the aggregate Liquidation Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the following provisions of this Section 5(4), in which case the rights of such Selling Shareholders shall remain unaffected until the aggregate Liquidation Call Purchase Price has been paid to them in the manner herein provided. Upon surrender to the Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the articles of ExchangeCo and such additional documents, instruments and payments as CallCo may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor the SPAC Shares to which such holder is entitled, and as soon as reasonably practicable thereafter, the Agent shall deliver to such holder direct registration advices or evidence of book entry notations representing the SPAC Shares deposited by CallCo under this Section to which the holder is entitled and a cheque or cheques of CallCo payable at par at any branch of the bankers of CallCo representing the Dividend Amount, if any, and, if and when received by the Agent, all dividends and other distributions with respect to such SPAC Shares with a record date on or after the Liquidation Date and before the date of the transfer of such SPAC Shares to such holder, less any amounts withheld pursuant to Section 14(3) hereof.

G-11

(5)	On or promptly after the Liquidation Date, and provided the Liquidation Call Right has not been exercised by CallCo, ExchangeCo shall pay or cause to be paid to the Selling Shareholders the Liquidation Amount for each Exchangeable Share held by them upon presentation and surrender of the certificates representing such Exchangeable Shares, if any, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the articles of ExchangeCo and such additional documents, instruments and payments as ExchangeCo may reasonably require, at the registered office of ExchangeCo or at any office of the Transfer Agent as may be specified by ExchangeCo by notice to the Selling Shareholders. Payment of the Liquidation Amount for such Exchangeable Shares shall be made by transferring or causing to be transferred to each Selling Shareholder the SPAC Shares to which such holder is entitled (which shares shall be fully paid and shall be free and clear of any lien, claim or encumbrance) and by delivering to each Selling Shareholder a cheque of ExchangeCo payable at par at any branch of the bankers of ExchangeCo in respect of the Dividend Amount, if any, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Liquidation Date, the Selling Shareholders shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Agency Agreement), other than the right to receive the Liquidation Amount without interest, unless payment of the aggregate Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates, if any, and delivery of such other documents and instruments in accordance with the foregoing provisions, in which case the rights of such Selling Shareholders shall remain unaffected until the Liquidation Amount has been paid in the manner hereinbefore provided. ExchangeCo shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred to, and deposited with, the Agent the Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by the Agent as trustee for and on behalf of, and for the use and benefit of, such holders. Upon such deposit being made, the rights of a Selling Shareholder after such deposit shall be limited to receiving its proportionate part of the Liquidation Amount for such Exchangeable Shares so deposited, without interest, and when received by the Agent, all dividends and other distributions with respect to the SPAC Shares to which such holder is entitled with a record date on or after the date of such deposit and before the date of transfer of such SPAC Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

(6)	After ExchangeCo or CallCo, as the case may be, has satisfied its obligations to pay to holders of Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5(4) or Section 5(5) hereof, as applicable, such holders shall not be entitled to share in any further distribution of the assets of ExchangeCo.

G-12

6.	Retraction of Exchangeable Shares by Holder

(1)	A Selling Shareholder shall be entitled at any time, subject to the exercise by CallCo of the Retraction Call Right and otherwise upon compliance with, and subject to, the provisions of this Section 6, to require ExchangeCo to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share (the “Retraction Price”) equal to the Current Market Price of a SPAC Share, determined as of the last Business Day prior to the Retraction Date, plus the Dividend Amount, if any, which Retraction Price shall be satisfied in full by ExchangeCo delivering or causing to be delivered to such holder, on the designated payment date therefor, one SPAC Share (which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance)) for each Exchangeable Share presented and surrendered by the holder, together with the Dividend Amount, if any. To effect such redemption, the Selling Shareholder shall present and surrender at the registered office of ExchangeCo or at any office of the Transfer Agent as may be specified by ExchangeCo by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have ExchangeCo redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent and ExchangeCo may reasonably require, and together with a duly executed statement (the “Retraction Request”) in the form of Schedule “A” hereto or in such other form as may be acceptable to ExchangeCo:

(a)	specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates, if any (the “Retracted Shares”) redeemed by ExchangeCo;

(b)	stating the Business Day on which the holder desires to have ExchangeCo redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall be as soon as practicable and no later than seven Business Days after the date on which the Retraction Request is received by ExchangeCo and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the seventh Business Day after the date on which the Retraction Request is received by ExchangeCo and subject also to Section 6(9); and

(c)	acknowledging the overriding right (the “Retraction Call Right”) of CallCo to purchase all but not less than all of the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to CallCo in accordance with the Retraction Call Right on the terms and conditions set out in Section 6(3) hereof.

(2)	Provided that CallCo has not exercised the Retraction Call Right, upon receipt by ExchangeCo or the Transfer Agent in the manner specified in Section 6(1) hereof of a certificate or certificates representing the number of Retracted Shares, if any, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(8) hereof, ExchangeCo shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall pay or cause to be paid to such holder, in accordance with Section 6(5) hereof, the aggregate Retraction Price to which such holder is entitled and shall comply with Section 6(4) hereof. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by CallCo pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued by ExchangeCo to the holder at the expense of ExchangeCo.

G-13

(3)	Subject to the provisions of this Section 6, upon receipt by ExchangeCo of a Retraction Request, ExchangeCo shall immediately notify CallCo thereof and shall provide to CallCo a copy of the Retraction Request. In order to exercise the Retraction Call Right, CallCo must notify ExchangeCo of its determination to do so (the “CallCo Call Notice”) within five Business Days of notification to CallCo by ExchangeCo of the receipt by ExchangeCo of the Retraction Request. If CallCo does not so notify ExchangeCo within such five Business Day period, then (i) ExchangeCo shall notify the holder as soon as possible thereafter that CallCo will not exercise the Retraction Call Right, and (ii) provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(8) hereof, ExchangeCo shall redeem the Retracted Shares on the Retraction Date in the manner otherwise contemplated in this Section 6.

(4)	If CallCo delivers the CallCo Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(8) hereof, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to CallCo in accordance with the Retraction Call Right. In such event, ExchangeCo shall not redeem the Retracted Shares and CallCo shall purchase from such holder and such holder shall sell to CallCo on the Retraction Date the Retracted Shares for a purchase price (the “Purchase Price”) per share equal to the Retraction Price per share. For the purpose of completing a purchase pursuant to the Retraction Call Right, on the Retraction Date, CallCo shall deliver or cause to be delivered to the holder of the Retracted Shares, in accordance with Section 6(5) hereof, the Purchase Price to which such holder is entitled. Provided that CallCo has complied with the immediately preceding sentence, (i) the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to occur as at the close of business on the Retraction Date, and (ii) no redemption by ExchangeCo of such Retracted Shares shall take place on the Retraction Date and ExchangeCo shall no longer be obligated to pay the Retraction Price (including, for the avoidance of doubt, the Dividend Amount, if any) in respect of such Retracted Shares to the holder of the Retracted Shares. In the event that CallCo does not deliver a CallCo Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(8), ExchangeCo shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Section 6.

G-14

(5)	ExchangeCo or CallCo, as the case may be, shall deliver or cause the Transfer Agent to deliver to a Selling Shareholder (i) written evidence of the book entry issuance in uncertificated form of the SPAC Shares to which the Selling Shareholder is entitled in respect of such Selling Shareholder’s Retracted Shares pursuant to this Section 6 (which SPAC Shares shall be fully paid and which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance) and not subject to any restrictive legends unless such SPAC Shares are not Marketable Securities, in which case such SPAC Shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo); provided that if, as of such time the SPAC Shares deliverable in connection with such Retraction Request are Marketable Securities and the transfer agent for the SPAC Shares is participating in the DTC Fast Automated Securities Transfer Program, ExchangeCo or CallCo, as the case may be, shall request that the transfer agent for the SPAC Shares, at the request of the relevant holder, credit such aggregate number of SPAC Shares to which such holder is entitled pursuant to this Section 6 to the holder’s or its nominee’s balance account with DTC through its Deposit/Withdrawal at Custodian system (if eligible for transfer through DWAC); and (ii) if applicable, and on or before the payment date therefor, a cheque payable at par at any branch of the bankers of ExchangeCo or CallCo, as applicable, representing the aggregate Dividend Amount, in payment of the Retraction Price or the Purchase Price, as the case may be, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom, and such delivery of such SPAC Shares and cheques on behalf of ExchangeCo or by CallCo, as the case may be, by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price or Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax Agency).

(6)	On and after the close of business on the Retraction Date, the former holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the Retraction Price or Purchase Price, as the case may be, without interest, unless upon presentation and surrender of certificates in accordance with the foregoing provisions payment of the Retraction Price or the Purchase Price, as the case may be, shall not be made as provided in Section 6(5) hereof, in which case the rights of such holder shall remain unaffected until the Retraction Price or the Purchase Price, as the case may be, has been paid in the manner hereinbefore provided.

(7)	Notwithstanding any other provision of this Section 6, ExchangeCo shall not be obligated to redeem any Retracted Shares specified by a Selling Shareholder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If ExchangeCo believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that CallCo shall not have exercised the Retraction Call Right with respect to such Retracted Shares, ExchangeCo shall only be obligated to redeem any Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the Selling Shareholder and the Agent at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by ExchangeCo. In any case in which the redemption by ExchangeCo of all of the Retracted Shares specified in one or more Retraction Request would be contrary to solvency requirements or other provisions of applicable law, ExchangeCo shall redeem any Retracted Shares specified in any such Retraction Requests on a pro rata basis and shall issue to each holder of such Retracted Shares a new certificate, at the expense of ExchangeCo, representing the Retracted Shares not redeemed by ExchangeCo. If ExchangeCo would otherwise be obligated to redeem the Retracted Shares pursuant to Section 6(2) of these share provisions but is not obligated to do so as a result of solvency requirements or other provisions of applicable law, the holder of any such Retracted Shares not redeemed by ExchangeCo pursuant to this Section 6(7) as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have instructed the Transfer Agent to require SPAC to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by SPAC to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided for in the Voting and Exchange Agency Agreement.

G-15

(8)	A holder of Retracted Shares may, by notice in writing given by the holder to ExchangeCo at least five (5) Business Days prior to the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to CallCo shall be deemed to have been revoked.

(9)	Notwithstanding any other provision of this Section 6, if:

(a)	exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require ExchangeCo to redeem any Exchangeable Shares pursuant to this Section 6 on any Retraction Date would require listing particulars or any similar document to be issued in order to obtain the approval of the Principal Exchange to the listing and trading (subject to official notice of issuance) of the SPAC Shares that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

(b)	as a result of (a) above, it would not be practicable (notwithstanding the reasonable endeavours of SPAC) to obtain such approvals in time to enable all or any of such SPAC Shares to be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance) when so delivered, such Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the second Business Day immediately following the date the approvals referred to in Section 6(9)(a) are obtained, and references in these share provisions to such Retraction Date shall be construed accordingly.

7.	Redemption of Exchangeable Shares by ExchangeCo

(1)	Subject to applicable law, and provided CallCo has not exercised the Redemption Call Right, ExchangeCo shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares held by the Selling Shareholders for an amount per share (the “Redemption Price”) equal to the Current Market Price of a SPAC Share, determined as of the last Business Day prior to the Redemption Date, plus the Dividend Amount, if any, which Redemption Price shall be satisfied in full by ExchangeCo causing to be delivered to each Selling Shareholder one SPAC Share (which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance)) for each Exchangeable Share held by such Selling Shareholder, together with an amount in cash equal to the Dividend Amount, if any.

G-16

(2)	Notwithstanding the proposed redemption of the Exchangeable Shares by ExchangeCo pursuant to Section 7(1), CallCo shall have the overriding right (the “Redemption Call Right”) to purchase from all but not less than all of the Selling Shareholders on the Redemption Date all but not less than all of the Exchangeable Shares held by the Selling Shareholders on payment by CallCo to each Selling Shareholder of an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Redemption Date, plus the Dividend Amount, if any, which Redemption Call Purchase Price shall be satisfied in full by CallCo delivering or causing to be delivered to such holder one SPAC Share plus the Dividend Amount, if any, in accordance with Section 7(4) hereof.

(3)	To exercise the Redemption Call Right, CallCo must notify ExchangeCo and the Transfer Agent of CallCo’s intention to exercise such right at least 30 days before the Redemption Date, except in the case of a redemption occurring as a result of a SPAC Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, in which case CallCo shall so notify ExchangeCo and the Agent on or before the Redemption Date. The Agent will notify the holders of the Exchangeable Shares as to whether or not CallCo has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by CallCo.

(4)	If CallCo exercises the Redemption Call Right, then on the Redemption Date (i) CallCo shall purchase from each Selling Shareholder, and each Selling Shareholder shall sell to CallCo, all of the outstanding Exchangeable Shares held by such Selling Shareholders for a price per share equal to the Redemption Call Purchase Price (to be satisfied in the form of SPAC Shares plus a cheque(s) in respect of any Dividend Amount as specified below), and (ii) ExchangeCo shall have no obligation to pay any Redemption Price (including, for the avoidance of doubt, any Dividend Amount) to the holders of such shares so purchased by CallCo. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, CallCo shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, direct registration advices or book entry notations representing the aggregate number of SPAC Shares which CallCo shall deliver or cause to be delivered pursuant to Section 7(2) hereof and a cheque or cheques of CallCo payable at par at any branch of the bankers of CallCo representing the aggregate Dividend Amount, if any, in payment of the aggregate Redemption Call Purchase Price, in each case less any amounts withheld pursuant to Section 14(3) hereof. Provided that CallCo has complied with the immediately preceding sentence, on and after the Redemption Date the Selling Shareholders shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the aggregate Redemption Call Purchase Price without interest, unless payment of the aggregate Redemption Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the following provisions of this Section 7(4), in which case the rights of the holders shall remain unaffected until the aggregate Redemption Call Purchase Price has been paid in the manner herein provided. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates, if any, shall be entitled to receive in exchange therefor the SPAC Shares to which such holder is entitled, and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder direct registration advices or book entry notations representing the SPAC Shares to which the holder is entitled and a cheque or cheques of CallCo payable at par at any branch of the bankers of CallCo representing the Dividend Amount, if any, and, if and when received by the Transfer Agent, all dividends and other distributions with respect to such SPAC Shares with a record date on or after the Redemption Date and before the date of the transfer of such SPAC Shares to such holder, less any amounts withheld pursuant to Section 14(3) hereof.

G-17

(5)	On or after the Redemption Date and provided that the Redemption Call Right has not been exercised by CallCo, ExchangeCo shall pay or cause to be paid to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, upon presentation and surrender at the registered office of ExchangeCo or at any office of the Transfer Agent as may be specified by ExchangeCo in such notice of the certificates representing such Exchangeable Shares, if any, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent and ExchangeCo may reasonably require. Payment of the Redemption Price for such Exchangeable Shares shall be made by transferring or causing to be issued or transferred to each holder the SPAC Shares to which such holder is entitled and by delivering to such holder, on behalf of ExchangeCo, written evidence of the book entry issuance in uncertificated form of SPAC Shares (which SPAC Shares shall be fully paid and which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance) and not subject to any restrictive legends unless such SPAC Shares are not Marketable Securities, in which case such SPAC Shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo), and, if applicable, a cheque of ExchangeCo payable at par at any branch of the bankers of ExchangeCo in payment of the Dividend Amount, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Agency Agreement), other than the right to receive the Redemption Price without interest, unless payment of the Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates, if any, in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Redemption Price has been paid in the manner hereinbefore provided. ExchangeCo shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to transfer or cause to be issued or transferred to, and deposited with, the Agent named in such notice the Redemption Price for the Exchangeable Shares so called for redemption, or such portion of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, less any amounts withheld on account of tax required to be deducted and withheld therefrom, such aggregate Redemption Price to be held by the Agent as trustee for and on behalf of, and for the use and benefit of, such holders. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the aggregate Redemption Price for such Exchangeable Shares, without interest, and if and when received by the Agent, all dividends and other distributions with respect to the SPAC Shares to which such holder is entitled with a record date on or after the later of the date of such deposit and the Redemption Date and before the date of transfer of such SPAC Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom), against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

G-18

8.	Purchase for Cancellation

Subject to applicable law, ExchangeCo may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with the holder thereof.

9.	Voting Rights

Except as required by applicable law and by Section 11 hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of ExchangeCo or to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not have class votes except as required by applicable law.

10.	Tax Matters

The amount specified in respect of each Exchangeable Share for the purposes of subsection 191(4) of the Income Tax Act (Canada) shall be the amount determined by an officer or director of ExchangeCo in a certificate that is made (a) effective concurrently with the issuance of such Exchangeable Share, and (b) pursuant to a resolution of the board of directors of ExchangeCo authorizing the issuance of such Exchangeable Share, such amount to be expressed as a dollar amount (and not as a formula) that is equal to the fair market value of the consideration for which such Exchangeable Share is issued.

11.	Amendment and Approval

(1)	The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

G-19

(2)	Subject to Section 11(3), any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable law shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by a written resolution in accordance with applicable law or a resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 25% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 25% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the chair of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

(3)	Unless a higher approval threshold is required under applicable law, any consent, approval or waiver by the holders of Exchangeable Shares contemplated by these share terms may be given by a written resolution signed by not less than two-thirds of the holders of the Exchangeable Shares at the relevant time (excluding any Exchangeable Shares owned by SPAC or its affiliates).

12.	Reciprocal Changes, etc. in respect of SPAC Shares

(1)	Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that so long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC will not without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions:

(a)	issue or distribute SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) to the holders of all or substantially all of the then outstanding SPAC Shares by way of stock dividend or other distribution, other than an issue of SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) to holders of SPAC Shares (i) who exercise an option to receive dividends in SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or similar arrangement; or

(b)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding SPAC Shares entitling them to subscribe for or to purchase SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) other than pursuant to the issuance and distribution to holders of SPAC Shares of rights to purchase equity securities of SPAC under a “poison pill” or similar shareholder rights plan (and upon exchange of Exchangeable Shares for SPAC Shares, such SPAC Shares shall be issued together with a corresponding right under such plan); or

G-20

(c)	issue or distribute to the holders of all or substantially all of the then outstanding SPAC Shares:

(i)	shares or securities of SPAC of any class (other than SPAC Shares or securities convertible into or exchangeable for or carrying rights to acquire SPAC Shares);

(ii)	rights, options or warrants other than those referred to in Section 12(1)(b) above;

(iii)	evidence of indebtedness of SPAC; or

(iv)	assets of SPAC,

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least seven (7) days’ prior written notice thereof is given to the holders of Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by SPAC in order to give effect to and to consummate, in furtherance of or otherwise in connection with the transactions contemplated by, and in accordance with, the Business Combination Agreement and the Plan of Arrangement.

(2)	Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that so long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC will not without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions:

(a)	subdivide, redivide or change the then outstanding SPAC Shares into a greater number of SPAC Shares;

(b)	reduce, combine, consolidate or change the then outstanding SPAC Shares into a lesser number of SPAC Shares; or

(c)	reclassify or otherwise change the SPAC Shares or effect an amalgamation, merger, reorganization or other transaction affecting the SPAC Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least seven (7) days prior written notice is given to the holders of Exchangeable Shares. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions.

G-21

(3)	Notwithstanding the foregoing provisions of this Section 12, in the event of a SPAC Control Transaction:

(a)	in which SPAC merges or amalgamates with, or in which all or substantially all of the then outstanding SPAC Shares are acquired by one or more other corporations to which SPAC is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of the definition of such term in Section 1 of these share provisions; and

(c)	in which all or substantially all of the then outstanding SPAC Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such SPAC Control Transaction, owns or controls, directly or indirectly, SPAC, then all references herein to “SPAC” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “SPAC Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these share provisions or exchange of shares pursuant to the Voting and Exchange Agency Agreement immediately subsequent to the SPAC Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to these share provisions or exchange of shares pursuant to the Voting and Exchange Agency Agreement had occurred immediately prior to the SPAC Control Transaction and the SPAC Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required,

13.	Actions by ExchangeCo under Support Agreement

(1)	ExchangeCo will take all such actions and do all such things as may be necessary to perform and comply with and to ensure performance and compliance by SPAC, CallCo and ExchangeCo with all provisions of the Support Agreement applicable to SPAC, CallCo and ExchangeCo, respectively, in accordance with the terms thereof, including taking all such actions and doing all such things as may be necessary to enforce for the direct benefit of ExchangeCo all rights and benefits in favour of ExchangeCo under or pursuant to such agreement.

G-22

(2)	ExchangeCo shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement or Voting and Exchange Agency Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions, other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)	adding to the covenants of the other parties to such agreement; provided that, the board of directors of each of ExchangeCo, CallCo and SPAC shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares thereunder;

(b)	making such amendments or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the board of directors of ExchangeCo, CallCo and SPAC, it may be expedient to make, provided that the boards of directors shall be of the good faith opinion, after consultation with counsel, that such amendments and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)	making such changes in or corrections to such agreement which, on the advice of counsel to ExchangeCo, CallCo and SPAC, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the board of directors of each of ExchangeCo, CallCo and SPAC shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

14.	Legend; Call Rights; Withholding Rights

(1)	The certificates evidencing the Exchangeable Shares, if any, shall, in addition to legends prescribed by applicable corporate and securities laws, contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the Liquidation Call Right, the Redemption Call Right, the Retraction Call Right, and the Voting and Exchange Agency Agreement (including the provisions with respect to the voting rights and automatic exchange thereunder).

(2)	Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of CallCo, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of CallCo as herein provided.

G-23

(3)	ExchangeCo, CallCo, SPAC and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration otherwise payable to any holder of Exchangeable Shares such amounts as ExchangeCo, CallCo, SPAC or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, territorial, state, local or foreign tax law, in each case, as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, ExchangeCo, CallCo, SPAC and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to such holder as is necessary to provide sufficient funds to ExchangeCo, CallCo, SPAC or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement, and ExchangeCo, CallCo, SPAC or the Transfer Agent shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

(4)	Notwithstanding any other provisions hereof, in the event that a Selling Shareholder is entitled to receive SPAC Shares pursuant to Section 5, 6 or 7 hereof, such SPAC Shares may be delivered in certificated form or by way of written evidence of book entry issuance in uncertificated form (which SPAC Shares shall be fully paid and which on issue will not subject to any restrictive legends unless such SPAC Shares are not Marketable Securities, in which case such SPAC Shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo); provided that if, as of such time the SPAC Shares are deliverable such shares are Marketable Securities and the transfer agent for the SPAC Shares is participating in the DTC Fast Automated Securities Transfer Program, SPAC, ExchangeCo or CallCo, as the case may be, shall request that the transfer agent for the SPAC Share, at the request of the relevant holder, credit such aggregate number of SPAC Shares to which such holder is entitled to pursuant to the terms hereof to the holder’s or its nominee’s balance account with DTC through its Deposit/Withdrawal at Custodian system (if eligible for transfer through DWAC).

15.	Restrictions on Transfer of Exchangeable Shares

A holder shall not Transfer any Exchangeable Shares unless such Transfer is made to: (a) SPAC or its affiliates; (b) approved by the Board of Directors of ExchangeCo; (c) in connection with any pledge or other encumbrance pursuant to a bona fide financing transaction entered into by the holder or its affiliates, or (d) the Transfer of any such shares under clause (c) resulting from the foreclosure thereon, and provided further that in each instance of a Transfer pursuant to any of the foregoing clauses, the holder concurrently Transfers an equal number of SPAC Shares held by such holder to the transferee.

G-24

16.	Notices

(1)	Any notice, request or other communication to be given to ExchangeCo by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by electronic transmission or by delivery to the registered office of SPAC and addressed to the attention of the Secretary of SPAC. Any such notice, request or other communication, if given by mail, electronic transmission or delivery, shall only be deemed to have been given and received upon actual receipt thereof by ExchangeCo.

(2)	Any presentation and surrender by a holder of Exchangeable Shares to ExchangeCo or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of ExchangeCo or the retraction or redemption of Exchangeable Shares shall be made by first class mail (postage prepaid) or by delivery to the registered office of SPAC or to such office of the Transfer Agent as may be specified by ExchangeCo, in each case addressed to the attention of the Secretary of ExchangeCo. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by ExchangeCo or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by first class mail (postage prepaid) shall be at the sole risk of the holder mailing the same.

(3)	Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of ExchangeCo shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of ExchangeCo or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third business day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by ExchangeCo pursuant thereto.

(4)	In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, ExchangeCo shall make reasonable efforts to disseminate any notice by other means, such as email.

Notwithstanding any other provisions of these share provisions, notices, other communications and deliveries need not be mailed if ExchangeCo determines that delivery thereof by mail may be delayed. Persons entitled to any deliveries (including certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as ExchangeCo has determined that delivery by mail will no longer be delayed. ExchangeCo will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section 16(4). Such deliveries in such circumstances will constitute delivery to the persons entitled thereto.

17.	Disclosure of Interests in Exchangeable Shares

ExchangeCo shall be entitled to require any holder of an Exchangeable Share or any person who ExchangeCo knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to confirm that fact or to give such details as to who has an interest in such Exchangeable Share as would be required (if the Exchangeable Shares were a class of “equity shares” of ExchangeCo) under section 5.2 of National Instrument 62-104 - Take-Over Bids and Issuer Bids or as would be required under the constating documents of SPAC or any laws or regulations, or pursuant to the rules or regulations of any regulatory Agency, if the Exchangeable Shares were SPAC Shares.

G-25

SCHEDULE “A”
TO APPENDIX I TO EXHIBIT “A” - PLAN OF ARRANGEMENT UNDER THE PROVISIONS OF SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT

RETRACTION REQUEST

TO BE PROVIDED TO HOLDERS OF EXCHANGEABLE SHARES

To: GNQ Exchange Inc. (“ExchangeCo”), GNQ Call Inc. (“CallCo”) and IB Acquisition Corp. (“SPAC”)

This notice is given pursuant to Section 6 of the provisions (the “Share Provisions”) attaching to the Exchangeable Shares of ExchangeCo represented by this certificate (or evidence of book-entry ownership) and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies ExchangeCo that, subject to the Retraction Call Right referred to below, the undersigned desires to have ExchangeCo redeem in accordance with Section 6 of the Share Provisions:

☐ all share(s) represented by this certificate (or evidence of book-entry ownership); or

☐ _____________share(s) only represented by this certificate (or evidence of book-entry ownership).

The undersigned hereby notifies ExchangeCo that the Retraction Date shall be ______________.

NOTE: The Retraction Date must be a Business Day and must not be as soon as practicable and not more than 7 Business Days after the date upon which this notice is received by ExchangeCo, If no such business day is specified above, the Retraction Date shall be deemed to be the 7th Business Day after the date on which this notice is received by ExchangeCo.

The undersigned acknowledges the overriding Retraction Call Right of CallCo to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to CallCo in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Section 6(3) of the Share Provisions. This Retraction Request, and this offer to sell the Retracted Shares to CallCo, may be revoked and withdrawn by the undersigned only by notice in writing given to ExchangeCo at any time before the close of business on the business day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, ExchangeCo is unable to redeem all Retracted Shares, and provided that CallCo has not exercised the Retraction Call Right with respect to the Retracted Shares, the Retracted Shares will be automatically exchanged pursuant to the Support Agreement so as to require SPAC to purchase the unredeemed Retracted Shares.

G-26

The undersigned hereby represents and warrants to CallCo, SPAC and ExchangeCo that the undersigned:

(select one)	☐ is OR ☐ is not

a non-resident of Canada for purposes of the Income Tax Act (Canada). The undersigned acknowledges that in the absence of an indication that the undersigned is not a non-resident of Canada, withholding on account of Canadian tax may be made from amounts payable to the undersigned on the redemption or purchase of the Retracted Shares.

The undersigned hereby represents and warrants to CallCo, SPAC and ExchangeCo that the undersigned is not a person within the United States of America, its territories or possessions or any state thereof, or the District of Columbia (collectively, the “United States”) or a U.S. person (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and is not making this Retraction Request for the account or benefit of a person within the United States or such a U.S. person.

The undersigned hereby represents and warrants to CallCo, SPAC and ExchangeCo that the undersigned has good title to, and owns, the share(s) represented by this certificate (or evidence of book-entry ownership) to be acquired by CallCo, SPAC or ExchangeCo, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

Please check box if the certificates (or evidence of book-entry ownership) for SPAC Shares and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which such certificates (or evidence of book-entry ownership) and cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

G-27

NOTE: This panel must be completed and this certificate, together with such additional documents and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of ExchangeCo and the certificates (or evidence of book-entry ownership) for SPAC Shares and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:
Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered (please print):
Street Address or P.O. Box:
Signature of Shareholder:
City, Province and Postal Code:
Signature Guaranteed by:

NOTE: If this Retraction Request is for less than all of the shares represented by this certificate (or evidence of book-entry ownership), a certificate (or evidence of book-entry ownership) representing the remaining share(s) of ExchangeCo represented by this certificate (or evidence of book-entry ownership) will be issued and registered in the name of the shareholder as it appears on the register of ExchangeCo, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

G-28

EXHIBIT H

FORM OF NEW SPAC CHARTER

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GNQ INSILICO INC.

*****

Article I

NAME

The name of the Corporation is GNQ Insilico Inc. (the “Corporation”).

Article II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is [____________]. The name of the registered agent of the Corporation in the State of Delaware at such address is [_______________].

Article III

PURPOSE

A.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

B.	The Corporation is to have perpetual existence.

Article IV
CAPITAL STOCK

A.	The total number of shares of all classes of stock that the Corporation shall have authority to issue is [___________], which shall be divided into two classes as follows:

[_________] shares of common stock, par value $0.0001 per share (“Common Stock”); and

[_________] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

B.	The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (a “Preferred Stock Designation”)), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Amended and Restated Certificate of Incorporation.

H-1

C.	Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

D.	Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).

E.	Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of the Corporation, dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

F.	Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

G.	The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) on a one vote per share basis, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).

H-2

Article V
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A.	In addition to any vote required by applicable law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the amendment, alteration, repeal or rescission of, in whole or in part, or the adoption of any provision inconsistent with, the following provisions in this Amended and Restated Certificate of Incorporation shall require the affirmative vote of the holders of at least 66% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, and Section B of Article X.

B.	The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. In addition to any vote of the holders of any class or series of capital stock of the Corporation required by this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), by the Bylaws or applicable law, the affirmative vote of the holders of at least 66% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Article VI
BOARD OF DIRECTORS

A.	Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time solely by resolution of the majority of the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

B.	Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

C.	Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

H-3

D.	Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

E.	Any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

F.	Elections of directors need not be by written ballot unless the Bylaws shall so provide.

G.	Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any or all of the powers and duties of the Board of Directors to the full extent permitted by law.

Article VII
LIMITATION OF DIRECTOR AND OFFICER LIABILITY

A.	To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty owed to the Corporation or its stockholders. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

B.	To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification and advancement of expenses) through provisions of the Bylaws, agreements with such persons, vote of stockholders or disinterested directors, or otherwise. Any repeal or modification of this provision shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

C.	Neither the amendment nor repeal of this Article VII. nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.

H-4

Article VIII
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL
MEETINGS OF STOCKHOLDERS

A.	Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of Preferred Stock.

B.	Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Chief Executive Officer, the President, the Board of Directors, the Chairperson of the Board of Directors, or any other person designated by the Board of Directors, but such special meetings may not be called by stockholders or any other person or persons.

C.	An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution adopted by the Board or a duly authorized committee thereof.

Article IX
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

A.	If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B.	Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction another state or federal court (as appropriate) located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any current or former director or officer of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), (iv) any action asserting a claim governed by the internal affairs doctrine, or (v) any action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, except for any action asserted to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section B. of Article IX.

[Remainder of Page Intentionally Left Blank]

H-5

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on [___________], 2026.

GNQ INSILICO INC.

By:
Name:
Title:

H-6

EXHIBIT I

FORM OF NEW SPAC BYLAWS

GNQ INSILICO INC.

AMENDED AND RESTATED BYLAWS

(as adopted and effective as of [___], 2026)

TABLE OF CONTENTS

STOCKHOLDERS MEETINGS		1
1.	Time and Place of Meetings	1
2.	Annual Meetings	1
3.	Special Meetings	1
4.	Notice of Meetings	1
5.	Inspectors	1
6.	Quorum	2
7.	Voting List	2
8.	Voting; Proxies	2
9.	Order of Business	3
10.	Notice of Stockholder Proposals	3
11.	Notice of Directors Nominations	6
12.	Additional Provisions Relating to the Notice of Stockholder Business and Director Nominations	7
13.	Record Dates	9
14.	Recesses and Adjournments	9
DIRECTORS		10
15.	Function	10
16.	Number	10
17.	Removal	10
18.	Resignation	10
19.	Regular Meetings	10
20.	Special Meetings	10
21.	Quorum: Voting	10
22.	Participation in Meetings by Remote Communications	10
23.	Committees	11
24.	Compensation	11
25.	Rules	11
26.	Chairperson: Vice Chairperson	11
27.	Indemnification	11
28.	Generally	13
29.	Waivers	13
OFFICERS		14
30.	Generally	14
31.	Compensation	15
32.	Succession	15
33.	Authority and Duties	15
STOCK		16
34.	Certificates	16
35.	Lost, Stolen or Destroyed Certificates	16
36.	Transfers	16
GENERAL		16
37.	Fiscal Year	16
38.	Reliance upon Books, Reports and Records	16
39.	Amendments	16
40.	Severability	16
41.	Certain Defined Terms	16

I-i

STOCKHOLDERS MEETINGS

1. Time and Place of Meetings. All meetings of stockholders will be held at such time and place, within or without the State of Delaware, as may be designated by the Board of Directors (the “Board”) of GNQ Insilico Inc., a Delaware corporation (the “Corporation”), from time to time in such manner as set forth in the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”). Notwithstanding the foregoing, the Board may, in its sole discretion, determine that a meeting of stockholders will not be held at any place, but may instead be held by means of remote communications in a manner consistent with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), subject to such guidelines and procedures as the Board may adopt from time to time. The Board may cancel or reschedule to an earlier or later date any previously scheduled annual or special meeting of stockholders.

2. Annual Meetings. At each annual meeting of stockholders, the stockholders will elect the directors from the nominees for director, to succeed those directors whose terms expire at such meeting and will transact such other business, in such case as may properly be brought before the meeting in accordance with Sections 9, 10, 11 and 12. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders.

3. Special Meetings. A special meeting of stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation, in each case to transact only such business as is specified in the notice of such meeting.

4. Notice of Meetings. Notice of every meeting of stockholders, stating the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given, in a form permitted by Section 28 or by the DGCL, not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided by law. When a meeting is recessed or adjourned to another place, date, or time, notice need not be given of the recessed or adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such recessed or adjourned meeting, are (a) announced at the meeting at which the recess or adjournment is taken (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting; provided, however, that if the recess or adjournment is for more than thirty (30) days, or if after the recess or adjournment a new record date is fixed for the recessed or adjourned meeting, written notice of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such recessed or adjourned meeting, must be given in conformity herewith.

5. Inspectors. The Board will, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting will appoint one or more inspectors to act at the meeting. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

I-1

6. Quorum. Except as otherwise provided by law, the Certificate of Incorporation, these bylaws (“Bylaws”), or in a certificate of designation of a series of preferred stock filed by the Board pursuant to the DGCL (“Preferred Stock Designation”), the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, will constitute a quorum at a meeting of stockholders for the transaction of business thereat; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law, the Certificate of Incorporation, these Bylaws, or in a Preferred Stock Designation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established, will not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. If, however, such a quorum shall not be present or represented at any meeting of the stockholders, the presiding officer of the meeting shall have the power to recess or adjourn the meeting from time to time, in the manner provided in Section 14, until a quorum is present or represented. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

7. Voting List. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a location where stockholders may attend in person, a list of stockholders entitled to vote at the meeting shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 7 or to vote in person or by proxy at any meeting of stockholders. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list.

8. Voting; Proxies.

(a) General. Except as otherwise provided by law, by the Certificate of Incorporation, in these Bylaws, or in a Preferred Stock Designation, each stockholder will be entitled at every meeting of the stockholders to one (1) vote for each share of stock having voting power standing in the name of such stockholder on the books of the Corporation on the record date for the meeting and such votes may be cast either in person or by proxy. Every proxy must be authorized in a manner permitted by Section 212 of the DGCL (or any successor provision) and may be documented, signed and delivered in accordance with Section 116 of the DGCL (or any successor provision) provided that such authorization shall set forth, or be delivered with, information enabling the Corporation to reasonably determine the identity of the stockholder granting such authorization.

(b) Vote Required for Stockholder Action. When a quorum is present at any meeting of stockholders, the affirmative vote of a majority of the votes properly cast on the matter (excluding any abstentions or broker non-votes) will be the act of the stockholders with respect to all matters other than the election of directors (who will be elected by a plurality of all votes properly cast), except as otherwise provided in these Bylaws, the Certificate of Incorporation, a Preferred Stock Designation, the rules or regulations of any stock exchange applicable to the Corporation, or by law.

I-2

9. Order of Business. Meetings of stockholders shall be presided over by the Chairperson, if any, or in his or her absence, by the Vice Chairperson, if any, or in his or her absence, by the Chief Executive Officer, or in his or her absence, by the President, or in his or her absence, by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting. Unless otherwise determined by the Board prior to the meeting, the presiding person of any meeting of stockholders will also determine the order of business and have the authority in his or her sole discretion to determine the rules of procedure and regulate the conduct of the meeting, including without limitation by: (a) imposing restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxy holders) that may attend the meeting; (b) ascertaining whether any stockholder or his or her proxy holder may be excluded from the meeting based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat; (c) determining the circumstances in which any person may make a statement or ask questions at the meeting; (d) ruling on all procedural questions that may arise during or in connection with the meeting; (e) determining whether any nomination or business proposed to be brought before the meeting has been properly brought before the meeting; and (f) determining the time or times at which the polls for voting at the meeting will be opened and closed.

10. Notice of Stockholder Proposals.

(a) Business to Be Conducted at Annual Meeting. At an annual meeting of stockholders, only such business may be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nomination of a person for election as a director, which is governed by Section 11 and, to the extent applicable, Section 12) must be (i) brought before the meeting by or at the direction of the Board or (ii) otherwise properly brought before the meeting by a stockholder who (A) has complied with all applicable requirements of this Section 10 and Section 12 in relation to such business, (B) was a stockholder of record of the Corporation at the time of giving the notice required by Section 12(a) and is a stockholder of record of the Corporation at the time of the annual meeting, and (C) is entitled to vote at the annual meeting. For the avoidance of doubt, the foregoing clause (ii) will be the exclusive means for a stockholder to submit business before an annual meeting of stockholders (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”) and included in the notice of meeting given by or at the direction of the Board).

(b) Required Form for Stockholder Proposals. To be in proper form, regardless of whether the subject matter is already the subject of any notice to stockholders from the Board, a stockholder’s notice to the Secretary must set forth in writing, on the form provided to the stockholder upon written request to the Secretary and verification that the requesting party is a stockholder or is acting on behalf of a stockholder, including the following information, which must be updated and supplemented, if necessary, so that the information provided or required to be provided will be true and correct on the record date of the annual meeting and as of such date that is ten (10) business days prior to the annual meeting or any adjournment or postponement thereof; which update shall be delivered to the Secretary no later than five (5) business days after the record date for the annual meeting and not later than eight (8) business days prior to the date of the annual meeting.

I-3

(i) Information Regarding the Proposing Person. As to each Proposing Person (as such term is defined in Section 12(d)(ii)):

(A) the name and address of such Proposing Person, as they appear on the Corporation’s stock transfer book;

(B) the class, series and number of shares of the Corporation directly or indirectly beneficially owned or held of record by such Proposing Person (including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time);

(C) a representation (1) that the stockholder giving the notice is a holder of record of stock of the Corporation entitled to vote at the annual meeting and intends to appear at the annual meeting to bring such business before the annual meeting and (2) as to whether any Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Corporation entitled to vote and required to approve the proposal and, if so, identifying such Proposing Person;

(D) a description of any (1) option, warrant, convertible security, stock appreciation right or similar right or interest (including any derivative securities, as defined under Rule 16a-l under the Exchange Act or other synthetic arrangement having characteristics of a long position), assuming for purposes of these Bylaws presently exercisable, with an exercise or conversion privilege or a settlement or payment mechanism at a price related to any class or series of securities of the Corporation or with a value derived in whole or in part from the value of any class or series of securities of the Corporation, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of the Corporation or otherwise, directly or indirectly held of record or owned beneficially by such Proposing Person and whether or not such Proposing Person may have entered into transactions that hedge or mitigate the economic effects of such security or instrument and (2) each other direct or indirect right or interest that may enable such Proposing Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of the Corporation’s securities, in each case regardless of whether (x) such right or interest conveys any voting rights in such security to such Proposing Person, (y) such right or interest is required to be, or is capable of being, settled through delivery of such security, or (z) such Proposing Person may have entered into other transactions that hedge the economic effect of any such right or interest (any such right or interest referred to in this clause (D) being a “Derivative Interest”);

(E) any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote any shares of the Corporation, or which has the effect of increasing or decreasing the voting power of such Proposing Person;

(F) any contract, agreement, arrangement, understanding or relationship including any repurchase or similar so called “stock borrowing” agreement or arrangement, the purpose or effect of which is to mitigate loss, reduce economic risk or increase or decrease voting power with respect to any capital stock of the Corporation or which provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of the capital stock of the Corporation;

(G) any material pending or threatened legal proceeding involving the Corporation, any affiliate of the Corporation or any of their respective directors or officers, to which such Proposing Person or its affiliates is a party;

I-4

(H) any rights directly or indirectly held of record or beneficially by the Proposing Person to dividends on the shares of the Corporation that are separated or separable from the underlying shares of the Corporation;

(I) any equity interests, including any convertible, derivative or short interests, in any principal competitor of the Corporation;

(J) any performance-related fees (other than an asset-based fee) to which the Proposing Person or any affiliate or immediate family member of the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Corporation or Derivative Interests;

(K) a representation whether the stockholder, the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, any control person, or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or other business proposal and, if so, the name of each participant in such solicitation; and a statement: (1) confirming whether, the stockholder, beneficial owner, or any control person intends, or is part of a group that (x) in the case of a nomination, intends to solicit proxies or votes in support of such director nominees or nomination in accordance with Rule 14a-19 under the Exchange Act, including but not limited to, delivering a proxy statement and form of proxy and soliciting at least the percentage of the voting power of all of the shares of the stock of the Corporation required under applicable law to elect the nominee, and (y) in the case of a business proposal, intends to deliver a proxy statement and form of proxy and solicit at least the percentage of voting power of all of the shares of stock of the Corporation required under applicable law to approve the proposal; and (2) whether or not any such stockholder, beneficial owner, or any control person intends to otherwise solicit proxies from stockholders in support of such nomination or other business proposal; and

(L) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting.

(ii) Information Regarding the Proposal: As to each item of business that the stockholder giving the notice proposes to bring before the annual meeting:

(A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons why such stockholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Corporation and its stockholders;

(B) a description in reasonable detail of any material interest of any Proposing Person in such business, and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person or entity (including their names) in connection with the proposal; and

(C) the text of the proposal or business (including the text of any resolutions proposed for consideration).

(c) No Right to Have Proposal Included. A stockholder is not entitled to have its proposal included in the Corporation’s proxy statement and form of proxy solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 10.

I-5

(d) Requirement to Attend Annual Meeting. If a stockholder does not appear at the annual meeting to present its proposal, such proposal will be disregarded (notwithstanding that proxies in respect of such proposal may have been solicited, obtained or delivered).

11. Notice of Directors Nominations.

(a) Nomination of Directors. Subject to the rights, if any, of any series of Preferred Stock to nominate or elect directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with the procedures set forth in this Section 11 will be eligible to serve as directors. Nominations of persons for election as directors of the Corporation may be made only at an annual meeting of stockholders and only (i) by or at the direction of the Board or (ii) by a stockholder who (A) has complied with all applicable requirements of this Section 11 and Section 12 in relation to such nomination, (B) was a stockholder of record of the Corporation at the time of giving the notice required by Section 12(a) and is a stockholder of record of the Corporation at the time of the annual meeting, (C) is entitled to vote at the annual meeting, and (D) subject to Section 12, has nominated a number of nominees that does not exceed the number of directors that will be elected at such meeting.

(b) Required Form for Director Nominations. To be in proper form, a stockholder’s notice to the Secretary must set forth in writing, substantially in the form provided to the stockholder upon written request to the Secretary, which form shall be provided only upon the receipt of evidence reasonably satisfactory to the Secretary verifying that the requesting party is a stockholder or is acting on behalf of a stockholder:

(i) Information Regarding the Nominating Person. As to each Nominating Person (as such term is defined in Section 12(d)(iii)), the information set forth in Section 10(b)(i) (except that for purposes of this Section 11, the term “Nominating Person” will be substituted for the term “Proposing Person” in all places where it appears in Section 10(b)(i) and any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” contemplated by this Section 11).

(ii) Information Regarding the Nominee: As to each person whom the stockholder giving notice proposes to nominate for election as a director:

(A) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to Section 10(b)(i) if such proposed nominee were a Nominating Person;

(B) all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected);

(C) a reasonably detailed description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three (3) years, any other material relationships, between or among such Nominating Person and its affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her affiliates, associates or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the stockholder giving the notice or any other Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;

I-6

(D) a completed questionnaire (in the form provided by the Secretary upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made; and

(E) a written representation and agreement (in the form provided by the Secretary upon written request) that the proposed nominee (1) is qualified and if elected intends to serve as a director of the Corporation for the entire term for which such proposed nominee is standing for election, (2) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the Corporation, with the proposed nominee’s fiduciary duties under applicable law, (3) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (4) has read and, if elected as a director of the Corporation, the proposed nominee would be in compliance and will comply, with all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

The Corporation may require any proposed nominee to furnish such other information as may be reasonably required by the Corporation to determine the qualifications and eligibility of such proposed nominee to serve as a director.

(c) No Right to Have Nominees Included. A stockholder is not entitled to have its nominees included in the Corporation’s proxy statement solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 11.

(d) Requirement to Attend Annual Meeting. If a stockholder does not appear at the annual meeting to present its nomination, such nomination will be disregarded (notwithstanding that proxies in respect of such nomination may have been solicited, obtained or delivered).

12. Additional Provisions Relating to the Notice of Stockholder Business and Director Nominations.

(a) Timely Notice. To be timely, a stockholder’s notice required by Section 10(a) or Section 11(a) must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than one hundred twenty (120) nor more than one hundred fifty (150) days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s annual meeting of stockholders in the year 2026, be deemed to have occurred on June 1, 2025); provided, however, that if the date of the annual meeting is scheduled for a date more than thirty (30) days prior to or more than sixty (60) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting and the tenth (10th) day following the day on which public disclosure of the date of such meeting is first made. In no event will a recess or adjournment of an annual meeting (or any announcement of any such recess or adjournment) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the foregoing, in the event the number of directors to be elected to the Board at the annual meeting is increased by the Board, and there is no public announcement by the Corporation naming the nominees for the additional directors at least one hundred thirty (130) days prior to the first anniversary of the date on which the Corporation held the preceding year’s annual meeting of stockholders, a stockholder’s notice pursuant to Section 11(a) will be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

I-7

(b) Updating Information in Notice. A stockholder providing notice of business proposed to be brought before an annual meeting pursuant to Section 10 or notice of any nomination to be made at an annual meeting pursuant to Section 11 must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Section 10 or Section 11, as applicable, is true and correct as of the record date for notice of the meeting and as of the date that is ten (10) days prior to the meeting or any recess, adjournment or postponement thereof. Any such update and supplement must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation, as promptly as practicable.

(c) Determinations of Form; Effect of Noncompliance; Etc.

(i) The presiding officer of any annual meeting will, if the facts warrant, determine that a proposal was not made in accordance with the procedures prescribed by Section 10 and this Section 12 or that a nomination was not made in accordance with the procedures prescribed by Section 11 and this Section 12, and if he or she should so determine, he or she will so declare to the meeting and the defective proposal or nomination, as applicable, will be disregarded. Notwithstanding anything in these Bylaws to the contrary: (i) no nominations shall be made or business shall be conducted at any annual meeting or special meeting except in accordance with the procedures set forth in Sections 10, 11 and 12, and (ii) unless otherwise required by law, if a Proposing Person intending to propose business or a Nominating Person intending to make nominations at an annual meeting or special meeting pursuant to Sections 10, 11 and 12, as applicable, does not provide the information required under Sections 10, 11 and 12 to the Corporation in accordance with the applicable timing requirements set forth in these Bylaws, or the Proposing Person or Nominating Person (or a qualified representative thereof) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

(ii) Notwithstanding the provisions of Sections 10, 11 and 12 and unless otherwise required by law, (A) if any Proposing Person (1) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any nomination or business proposal and (2) subsequently fails to comply with the requirements of Rule 14a-19 under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proposing Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act), then each applicable nomination or business proposal shall be disregarded, notwithstanding that the applicable nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded).

(d) Certain Definitions.

(i) For purposes of Sections 10, 11 and 12, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Bloomberg, Associated Press or comparable national news service or in a document filed by the Corporation with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Exchange Act or furnished by the Corporation to stockholders.

I-8

(ii) For purposes of Sections 10 and 12, “Proposing Person” means (A) the stockholder providing the notice of business proposed to be brought before an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

(iii) For purposes of Sections 11 and 12, “Nominating Person” means (A) the stockholder providing the notice of the nomination proposed made to be at an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination proposed to be made at the annual meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

13. Record Dates.

(a) Voting Record Dates. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders, the Board may fix a record date, which will not precede the date upon which the Board resolution fixing the same is adopted and will not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders will apply to any recess or adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of stockholders entitled to vote at the recessed or adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to such notice of such recessed or adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 13(a) at the recessed or adjourned meeting.

(b) Payment Record Dates. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not be more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Identity of Registered Holder. The Corporation will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation has notice thereof, except as expressly provided by applicable law.

14. Recesses and Adjournments. A meeting of stockholders may be recessed or adjourned from time to time by the presiding officer of the meeting. Upon any recessed or adjourned meeting being reconvened, any business may be transacted which properly could have been transacted in the absence of such recess or adjournment.

I-9

DIRECTORS

15. Function. The business and affairs of the Corporation will be managed under the direction of the Board.

16. Number. Election and Terms. Subject to the rights, if any, of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, and to the minimum and maximum number of authorized directors provided in the Certificate of Incorporation, the authorized number of directors may be fixed from time to time only by a resolution adopted by the Board. The directors, other than those who may be elected by the holders of any series of the Preferred Stock, will be classified with respect to the time for which they severally hold office in accordance with the provisions of the Certificate of Incorporation.

17. Removal. Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

18. Resignation. Any director may resign at any time upon notice given in writing or by electronic transmission to the Chairperson, if any, the President, the Chief Executive Officer or the Secretary. Any resignation is effective when the resignation is delivered to the Corporation unless the resignation specifies a later effective date or an effective date that is contingent upon the occurrence or non-occurrence of one or more specified events.

19. Regular Meetings. Regular meetings of the Board may be held immediately after the annual meeting of the stockholders and at such other time and place either within or without the State of Delaware as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

20. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chief Executive Officer, President, any Vice President, the Secretary, or by any member of the Board.

21. Quorum: Voting. At all meetings of the Board, a majority of the directors at any time in office will constitute a quorum of the Board for the transaction of business. Except for action to be taken by committees of the Board as provided in Section 23, and except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or applicable law, any action required to be taken at a meeting of the Board or any committee thereof, may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in accordance with applicable law. After an action is taken by unanimous written consent, such consent shall be filed with the minutes of proceedings for the Board or committee in accordance with applicable law.

22. Participation in Meetings by Remote Communications. Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

I-10

23. Committees. The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Board. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures, each committee shall conduct its business in the same manner as the Board conducts its business. Any resolution of the Board establishing or directing any committee of the Board or establishing or amending the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these Bylaws and, to the extent that there is any inconsistency between these Bylaws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

24. Compensation. The Board may establish the compensation of directors, including without limitation compensation for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services provided to the Corporation or at the request of the Board.

25. Rules. The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Corporation.

26. Chairperson: Vice Chairperson. The Board of Directors may appoint from its members a Chairperson and a Vice Chairperson, neither of whom need be an employee or officer of the Corporation. If the Board of Directors appoints a Chairperson, such Chairperson shall perform such duties and possess such powers as are assigned by the Board of Directors. If the Board of Directors appoints a Vice Chairperson, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairperson or, in his or her absence, the Vice Chairperson, if any, shall preside at all meetings of the Board of Directors.

27. Indemnification.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or an officer of the Corporation (including any constituent corporation absorbed in a merger) or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation (including any such constituent corporation) as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, if permitted, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

I-11

(b) Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 27(a), an indemnitee shall also have the right to be paid by the Corporation, to the fullest extent not prohibited by applicable law, the expenses (including attorney’s fees) incurred by indemnitee in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Section 27 (which shall be governed by Section 27(c) (hereinafter an “advancement of expenses”)); provided, however, that, if the DGCL requires or in the case of an advancement of expenses made in a proceeding brought to establish or enforce a right to indemnification or advancement of expenses, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified under Section 27(a) and Section 27(b) or otherwise.

(c) Right of Indemnitee to Bring Suit. If a claim under Section 27(a) or Section 27(b) is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) thirty (30) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 27 or otherwise shall be on the Corporation.

(d) Indemnification Not Exclusive. The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Section 27, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Section 27, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(e) Corporate Obligations: Reliance. The rights granted pursuant to the provisions of this Section 27 shall vest at the time a person becomes a director or officer of the Corporation and shall be deemed to create a binding contractual obligation on the part of the Corporation to the persons who from time to time are elected as officers or directors of the Corporation, and such persons in acting in their capacities as officers or directors of the Corporation or any subsidiary shall be entitled to rely on such provisions of this Section 27 without giving notice thereof to the Corporation. Such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Section 27 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(f) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(g) Indemnification of Employees and Agents of the Corporation and Others. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any person (in addition to an indemnitee) serving at the request of the Corporation as an officer, director, employee or agent of any other enterprise to the fullest extent of the provisions of this Section 27 with respect to the indemnification and advancement of expenses of indemnitees hereunder.

I-12

NOTICES

28. Generally.

(a) Form of Notices. Except as otherwise provided by law, these Bylaws, or the Certificate of Incorporation, whenever by law or under the provisions of the Certificate of Incorporation or these Bylaws notice is required to be given to any director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail or courier service or, to the extent permitted by the DGCL, by electronic transmission, addressed to such director or stockholder. Any notice sent to stockholders by mail or courier service shall be sent to the address of such stockholder as it appears on the records of the Corporation, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail or with the courier service. Notices sent by electronic transmission shall be deemed effective as set forth in Section 232 of the DGCL. For purposes of this Section 28, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(b) Notices to Directors. Notices to directors may be given by mail or courier service, telephone, electronic transmission or as otherwise may be permitted by these Bylaws.

29. Waivers. Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

I-13

OFFICERS

30. Generally.

(a) The officers of the Corporation will be elected by the Board and will consist of officers with titles and duties as determined by the Board, but in any case shall include a Chief Executive Officer (which may be the President), a President, a Treasurer and a Secretary, all of whom shall be elected at the annual meeting of the Board. The Board may also choose one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, the Board may authorize the Chief Executive Officer to appoint any person to any office other than the Secretary or Treasurer. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Corporation or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any director.

(b) Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The Chief Executive Officer may sign bonds, mortgages, certificates for shares and all other contracts and documents whether or not under the seal of the Corporation except in cases where the signing and execution thereof shall be expressly delegated by law, by the Board or by these Bylaws to some other officer or agent of the Corporation.

(c) President. In the absence of the Chief Executive Officer or in the event of his inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. At all other times the President shall have the active management of the business of the Corporation under the general supervision of the Chief Executive Officer or the Board of Directors. The President shall have concurrent power with the Chief Executive Officer to sign bonds, mortgages, certificates for shares and other contracts and documents, whether or not under the seal of the Corporation except in cases where the signing and execution thereof shall be expressly delegated by law, by the Board, or by these Bylaws to some other officer or agent of the Corporation. In general, the President shall perform all duties incident to the office of president and such other duties as the Chief Executive Officer (if the President is not the Chief Executive Officer) or the Board may from time to time prescribe.

(d) Vice Presidents. Each Vice President shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board or the Chief Executive Officer (or the President if there is no Chief Executive Officer). The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

(e) Secretary; Assistant Secretary. The Secretary, or an Assistant Secretary, shall attend all sessions of the Board and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board, and shall perform such other duties as may be assigned by the Board. The Secretary, or an Assistant Secretary, shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

I-14

(f) Treasurer; Assistant Treasurer. The Treasurer, or an Assistant Treasurer, shall have the custody of the corporate funds and other property of the Corporation, except as otherwise provided by the Board, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Treasurer, or an Assistant Treasurer, shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and whenever requested by the Board, shall render an account of all his or her transactions as treasurer and of the financial condition of the Corporation, and shall perform such other duties as may be assigned by the Board.

(g) Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding the provisions herein.

(h) Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President, any Vice President or any other officer authorized to do so by the Board and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any company in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board may, by resolution, from time to time confer like powers upon any other person or persons.

31. Compensation. The compensation of all executive officers of the Corporation will be fixed by the Board or by a committee of the Board. The Board may fix or delegate the power to fix, the compensation of other officers and agents of the Corporation to an officer of the Corporation.

32. Succession. The officers of the Corporation will hold office until their successors are elected and qualified or until such officer’s earlier death, resignation or removal. Any officer may be removed at any time by the Board. Any vacancy occurring in any office of the Corporation may be filled by the Board or may, in the Board’s discretion, be left unfilled for such period as the Board may determine other than the offices of Chief Executive Officer, President, Treasurer and Secretary. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless such notice provides that the resignation is effective at some later time or upon the occurrence of some later event.

33. Authority and Duties. Each of the officers of the Corporation will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.

I-15

STOCK

34. Certificates. The Board may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Certificates, if any, representing shares of stock of the Corporation will be in such form as is determined by the Board, subject to applicable legal requirements. Each such certificate shall be numbered and shall be signed by, or in the name of the Corporation by, the Chairperson, if any, or the President or the Chief Executive Officer or the Chief Financial Officer, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any or all of the signatures on a certificate may be a facsimile or electronic signature. In case any officer, transfer agent or registrar who has signed or whose facsimile or electronic signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

35. Lost, Stolen or Destroyed Certificates. The Secretary may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates to give the Corporation a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate or uncertificated shares.

36. Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of shares shall be made (a) upon the books of the Corporation only by the holder of record thereof, or by a duly authorized agent, transferee or legal representative and (b) in the case of certificated shares, upon the surrender to the Corporation of the certificate or certificates for such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or is transfer agent may reasonably require. No transfer shall be made that is inconsistent with the provisions of applicable law.

GENERAL

37. Fiscal Year. The fiscal year of the Corporation will end on December 31 of each calendar year or such other date as may be fixed from time to time by the Board.

38. Reliance upon Books, Reports and Records. Each director, each member of a committee designated by the Board, and each officer of the Corporation will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports, or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person or entity as to matters the director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

39. Amendments. Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, or the adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as provided by the Certificate of Incorporation (including any applicable Preferred Stock Designation) and applicable law.

40. Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

41. Certain Defined Terms. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Certificate of Incorporation. The use of the term “days” within these Bylaws, other than when referred to as “business days”, shall mean calendar days. The use of “business days” shall mean days other than Saturday, Sunday, and any day designated as a federal holiday as observed by the SEC. The use of “including” shall mean, including without limitation.

I-16

EXHIBIT J

COMPANY ARRANGEMENT RESOLUTION

The text of the Company Arrangement Resolution which the holders of Company Common Shares will be asked to pass at the Company Shareholders Meeting is as follows:

BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.	the arrangement (the “Arrangement”) under the provisions of Section 192 of the Canada Business Corporations Act (“CBCA”) involving IB Acquisition Corp. (“SPAC”), GNQ Exchange Inc., GNQ Call Inc, GNQ Insilico Inc. (the “Company”) and the securityholders of the Company pursuant to the business combination agreement (the “Business Combination Agreement”) by and between SPAC and the Company dated March 16, 2026, all as more particularly described and to be set forth in the management information circular of the Company (the “Company Information Circular”) accompanied by the notice of the meeting (as the Arrangement may be, or may have been, amended, modified or supplemented in accordance with its terms or the Plan of Arrangement (as defined below), or at the order of the Court (as defined below)), is hereby authorized, approved and adopted;

2.	the (i) Business Combination Agreement, as it may be, or may have been, amended, modified or supplemented in accordance with its terms, and all the related transactions contemplated therein; (ii) actions of the directors of the Company in approving the Arrangement and the Business Combination Agreement; and (iii) actions of the directors and officers of the Company in executing and delivering the Business Combination Agreement and causing the performance by the Company of its obligations thereunder, are hereby ratified and approved;

3.	the plan of arrangement (the “Plan of Arrangement”) of the Company to implement the Arrangement, the full text of which is set out as Schedule “A” to the Company Information Circular, as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms or the Business Combination Agreement or at the order of the Court, is hereby authorized, approved and adopted;

4.	the Company be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be, or may have been, amended, modified or supplemented and as described in the Company Information Circular);

5.	notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of Company Common Shares (as defined in the Business Combination Agreement) or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to, or approval of, the shareholders of the Company:

a.	to amend or modify the Business Combination Agreement or the Plan of Arrangement to the extent permitted by the Business Combination Agreement or the Plan of Arrangement; and

b.	subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement at any time prior to the Arrangement Effective Time (as defined in the Business Combination Agreement);

6.	any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, for filing with the Director under the CBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Business Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents; and

7.	any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

J-1

EXHIBIT K

FORM OF INCENTIVE PLAN

GNQ INSILICO INC.

2026 STOCK INCENTIVE PLAN

1. Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means any corporation, partnership or other entity (i) in which the Company, directly or indirectly, has majority ownership interest or (ii) which the Company controls. For the purposes of this definition, the Company is deemed to “control” such corporation, partnership or other entity if the Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership or other entity, whether through the ownership of voting securities, by contract or otherwise, and includes a corporation which is considered to be a subsidiary for purposes of consolidation under GAAP.

(b) “Award” means any Option, award of Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, or other Stock-based award granted under the Plan.

(c) “Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, or an agreement governing the grant of any other Stock-based Award granted under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and the Company, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (ii) the Participant’s material failure to abide by the Company’s code of conduct or other policies; (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company; (iv) any intentional act by the Participant which has a material detrimental effect on the Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company or which has or may have a material adverse effect on the Company or its goodwill.

K-1

(f) “Change in Control” means the occurrence of any of the following events:

(i) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the shares of the Company that, together with the shares held by such Person, constitutes more than fifty percent (50%) of the total voting power of the shares of the Company; provided, however, that the acquisition of additional shares by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the shares of the Company will not be considered a Change in Control; or

(ii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:

(A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer;

(B) a transfer of assets by the Company to:

(1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s shares,

(2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company,

(3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding shares of the Company, or

(4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection.

For purposes of this subsection, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(h) “Committee” means the Board, the Compensation Committee of the Board or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(i) “Company” means GNQ Insilico Inc. (formerly known as IB Acquisition Corp.), a Delaware corporation.

(j) “Corporate Event” has the meaning set forth in Section 10(b) hereof.

(k) “Data” has the meaning set forth in Section 20(f) hereof.

(l) “Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.

K-2

(m) “Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Stock.

(n) “Effective Date” means [●], 2026.

(o) “Eligible Person” means (i) each employee and officer of the Company or any of its direct or indirect subsidiaries, (ii) each non-employee director of the Company or any of its direct or indirect subsidiaries; (iii) each other natural Person who provides substantial services to the Company or any of its direct or indirect subsidiaries as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, stockholder or partner) and who is designated as eligible by the Committee, and (iv) each natural Person who has been offered employment by the Company or any of its direct or indirect subsidiaries; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its direct or indirect subsidiaries; provided further, however, that (1) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “subsidiaries” as used in this Section 2(p) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain other than the last corporation or other entity owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (2) with respect to any Award that is intended to be an Incentive Stock Option, the term “subsidiaries” as used in this Section 2(p) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its direct or indirect subsidiaries for purposes of eligibility for participation in the Plan.

(p) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(q) “Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Sections 5(b) or 8(b) hereof, as applicable.

(r) “Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(s) “GAAP” means the U.S. Generally Accepted Accounting Principles, as in effect from time to time.

(t) “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

K-3

(u) “Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.

(v) “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.

(w) “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

(x) “Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(y) “Participant Agreement” means an employment or other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(z) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(aa) “Plan” means this GNQ Insilico Inc. 2026 Stock Incentive Plan, as amended from time to time.

(bb) “Qualified Member” means a member of the Committee who is a “Non- Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules or other applicable stock exchange rules.

(cc) “Qualifying Committee” has the meaning set forth in Section 3(b) hereof.

(dd) “Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(ee) “Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(ff) “Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.

(gg) “RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.

(hh) “SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.

(ii) “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(jj) “Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(kk) “Share Limit” has the meaning set forth in Section 4(a) hereof.

(ll) “Stock” means Class A Common Stock, par value $0.0001 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.

(mm) “Stock Appreciation Right” means a conditional right to receive an amount equal to the value of the appreciation in the Stock over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 10(b) hereof, Stock Appreciation Rights shall be settled in Stock.

K-4

(nn) “Substitute Award” has the meaning set forth in Section 4(a) hereof.

(oo) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (i) select Eligible Persons to become Participants, (ii) grant Awards, (iii) determine the type, number and type of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards, (iv) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (v) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (vi) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law, and (vii) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its stockholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including upon a Corporate Event, subject to Section 10(b), or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement, or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

K-5

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.

(c) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non- employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.

(d) Sections 409A and 457A. The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).

4. Shares Available Under the Plan; Other Limitations.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan (the “Share Limit”) shall equal [●]1. In addition to the foregoing, subject to Section 10(a), commencing on January 1, 2027, and on the first day of each fiscal year of the Company thereafter during the term of the Plan, additional shares of Stock representing five percent (5%) (or such lesser percentage as determined by the Board in its sole discretion prior to such date) of the Company’s outstanding shares of Stock on such date will automatically be added to the Share Limit; provided that in no event shall this provision for automatic increase apply on any date that occurs after the tenth (10th) anniversary of the Effective Date without additional stockholder approval. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NASDAQ Listing Rule 5635(c) and IM-5635-1, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”); and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

1 Per Section 6.9 of the BCA the number of shares reserved for issuance under the plan shall equal 15% of the total number of shares of Class A Common Stock outstanding immediately following the closing on a fully diluted basis assuming the conversion of all securities convertible into shares of Class A Common Stock.

K-6

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem awards or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Other than with respect to a Substitute Award, to the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery to the Participant of the full number of shares of Stock to which the Award related, the undelivered shares of Stock will again be available for grant. Shares of Stock withheld in payment of the exercise price or taxes relating to an Award and shares of Stock equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall not be deemed to constitute shares delivered to the Participant and shall be deemed to again be available for delivery under the Plan.

(c) Incentive Stock Options. No more than [●] shares of Stock (subject to adjustment as provided in Section 10 hereof) reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.

(d) Shares Available Under Acquired Plans. To the extent permitted by NASDAQ Listing Rule 5635(c) or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Stock reserved and available for delivery in connection with Awards under the Plan; provided that Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.

5. Options.

(a) General. Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board and (ii) the date the stockholders of the Company approve the Plan. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(p) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten (10) years from the date it was granted.

(c) Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

K-7

(d) Payment for Stock. Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (i) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check, (ii) by delivery of shares of Stock having a value equal to the exercise price, (iii) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (iv) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Option so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(e) Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Option Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Option at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled or otherwise terminates.

(f) Termination of Employment or Service. Except as provided by the Committee in an Option Agreement, Participant Agreement or otherwise:

(i) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (1) by the Service Recipient for Cause, or (2) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease, (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(ii) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (1) all vesting with respect to such Participant’s Options outstanding shall cease, (2) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (3) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination.

K-8

(iii) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

(g) Special Provisions Applicable to Incentive Stock Options.

(i) No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (1) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option and (2) cannot be exercised more than five (5) years after the date it is granted.

(ii) To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(iii) Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

6. Restricted Stock.

(a) General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Restricted Stock Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a Restricted Stock Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Award of Restricted Stock at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.

K-9

(c) Termination of Employment or Service. Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock has vested, (i) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease, and (ii) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the lesser of (A) the original purchase price paid for the Restricted Stock (as adjusted for any subsequent changes in the outstanding Stock or in the capital structure of the Company) less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of such Restricted Stock prior to the date of repurchase and (B) the Fair Market Value of the Stock on the date of such repurchase; provided that, if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

7. Restricted Stock Units.

(a) General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which agreements need not be identical.

(b) Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Stock Unit at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.

(c) Settlement. Restricted Stock Units shall be settled in Stock, cash, or property, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.

(d) Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock Units have been settled, (i) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease, (ii) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination, and (iii) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

K-10

8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.

(b) Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten (10) years from the date it was granted.

(c) Base Price. The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that such base price is determined in a manner consistent with the provisions of Section 409A of the Code.

(d) Vesting. Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a SAR Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Stock Appreciation Right at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If a Stock Appreciation Right is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled or otherwise terminates.

(e) Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property as specified in the SAR Agreement or determined by the Committee, in each case having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one (1) share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one (1) share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.

(f) Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement, Participant Agreement or otherwise:

(i) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (A) by the Service Recipient for Cause, or (B) by reason of the Participant’s death or Disability, (1) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (2) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (3) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

K-11

(ii) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Stock Appreciation Rights shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Stock Appreciation Rights pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Stock Appreciation Rights were vested at the time of such Termination.

(iii) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

9. Other Stock-Based Awards; Cash-Based Awards.

(a) Other Stock-Based Awards. Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

(b) Cash-Based Awards. The Committee may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

10. Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. In the event of (i) changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (ii) the declaration and payment of any extraordinary dividend in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (iii) any other change in applicable laws or circumstances, in each case, to the extent that the Committee in its sole discretion determines that such event results in or could reasonably be expected to result in any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan, then the Committee shall: (A) equitably and proportionately adjust or substitute, as determined by the Committee in its sole discretion, (w) the aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4(a) hereof), (x) the number of shares of Stock covered by each outstanding Award, (y) the price per share of Stock underlying each outstanding Award, and/or (z) the kind of a share of Stock or other consideration subject to each outstanding Award and available for future issuance pursuant to the Plan; (B) in respect of an outstanding Award, make one or more cash payments to the holder of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting and forfeiture conditions) as the Committee may determine in its sole discretion, in an amount that the Committee determines in its sole discretion addresses the diminution in the value of such outstanding Award in connection with such event; or (C) any combination of clauses (A) and (B) above as determined appropriate by the Committee in its sole discretion. In no event shall any adjustments be made in connection with the conversion of one or more outstanding shares of preferred stock of the Company into shares of Stock. The Committee will make such adjustments, substitutions or payment, and its determination will be final, binding and conclusive. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

K-12

(b) Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash, (iii) a Change in Control, or (iv) the reorganization, dissolution or liquidation of the Company (each, a “Corporate Event”), all Awards outstanding on the effective date of such Corporate Event shall be treated in the manner described in the definitive transaction agreement (or, in the event that the Corporate Event does not entail a definitive agreement to which the Company is party, in the manner determined by the Committee in its sole discretion), which agreement may provide, without limitation, for one or more of the following:

(A) The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 10(a) above, and to the extent that such Awards vest subject to the achievement of performance objectives or criteria, such objectives or criteria shall be adjusted appropriately to reflect the Corporate Event;

(B) The acceleration of vesting of any or all Awards, subject to the consummation of such Corporate Event;

(C) The cancellation of any or all Awards (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options and other Awards subject to exercise, the applicable exercise price (such amounts to be paid on substantially the same schedule and subject to substantially the same terms and conditions as the consideration payable for the Stock in connection with the Corporate Event, unless otherwise determined by the Committee); provided, however, that holders of Options and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise price is greater than zero dollars ($0), and to the extent that the per- share consideration is less than or equal to the applicable exercise price, such Awards shall be canceled for no consideration;

K-13

(D) The cancellation of any or all Options and other Awards subject to exercise (whether vested or unvested) as of the consummation of such Corporate Event; provided, that, all Options and other Awards to be so cancelled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten (10) days prior to such Corporate Event, with any exercise during such period of any unvested Options or other Awards to be (1) contingent upon and subject to the occurrence of the Corporate Event, and (2) effectuated by such means as are approved by the Committee; and

(E) The replacement of any or all Awards with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date (or such later date on which the applicable consideration is payable for the Stock in connection with the Corporate Event, unless otherwise determined by the Committee).

Payments to holders pursuant to subsection 10(b)(iii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 10(b), the Committee may require a Participant to (x) represent and warrant as to the unencumbered title to his or her Awards, (y) bear such Participant’s pro-rata share of any post-closing indemnity obligations and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, and (z) deliver customary transfer documentation as reasonably determined by the Committee.

The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c) Fractional Shares. Any adjustment provided under this Section 10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

11. Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

12. Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.

K-14

13. Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

14. Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

15. Compliance with Laws.

The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation) or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16. Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable.

17. Amendment of the Plan or Awards.

(a) Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(b) Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

K-15

(c) Stockholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(d) No Repricing of Awards Without Stockholder Approval. Notwithstanding Sections 17(a) or 17(b) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 10(a) hereof), (ii) any other action that is treated as a repricing under GAAP, and (iii) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 10(b) hereof.

18. Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the stockholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

19. Effective Date of the Plan.

The Plan is effective as of the Effective Date, subject to stockholder approval.

20. Miscellaneous

(a) Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (i) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, (ii) the Company retain physical possession of the certificates, and (iii) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b) Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

K-16

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares of Stock) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(d) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

(e) Non-Exempt Employees. If an Option is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such employee dies or suffers a Disability, (ii) upon a Corporate Event in which such Option is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement, or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options held by such employee may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 20(e)will apply to all Awards.

(f) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 20(f) by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

K-17

(g) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 20(g) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans (including the Canadian sub-plan attached hereto as Appendix A) as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.

(h) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any of its Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of shares of Stock subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(i) No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

K-18

(j) Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k) Governing Law. The Plan shall be governed by and construed in accordance with the laws of State of Delaware without reference to the principles of conflicts of laws thereof.

(l) Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(m) Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in New Castle County, Delaware (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 20(m), the provisions of this Section 20(m) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing or potential material business relationship with any party to the arbitration. The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided that if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel. The arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the District of Delaware or any court sitting in New Castle County, Delaware. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.

(n) Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one (1) year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.

K-19

(o) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(p) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(q) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

* * *

K-20

GNQ Insilico Inc.

2026 Stock Incentive Plan

Special Terms and Conditions for Participants Outside of the United States

This Appendix A (the “Appendix”) is adopted by the Committee pursuant to Section 20(g) of GNQ Insilico Inc. 2026 Stock Incentive Plan (the “Plan”).

The Appendix includes additional terms and conditions that govern the Award if the Participant resides and/or works in one of the countries listed below. The Appendix shall only apply to the Participants in the Plan who reside and/or work in one of the countries listed below; and, in each case, the country-specific terms and conditions set out in the Appendix shall only apply to a Participant who resides and/or works in the corresponding country. If the Participant is a citizen or resident (or is considered as such for local law purposes of a country other than the country in which the Participant is currently residing and/or working), or if the Participant transfers to another country after the date of grant of an Award, the Board shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant.

Except as otherwise provided by the Appendix, all Awards pursuant to the Plan shall be governed by the terms of the Plan (or, as prescribed by the Plan, an applicable Award Agreement or Participant Agreement).

The Plan and the Appendix shall be read together. The Appendix may be amended or rescinded from time to time by the Committee.

The Participant to whom this Appendix has been delivered hereby accepts and consents to the terms of the Appendix.

Capitalized terms used but not defined in this Appendix shall have the meanings set forth in the Plan and/or the Award Agreement.

Canada

1.	“Canadian Participant” means a Participant who is resident in, or is primarily employed in, Canada.

2.	“Disability” shall have the meaning set for in the human rights legislation and regulations applicable in the province in which the Canadian Participant is employed by the Company or any of its Affiliates. In the absence of an applicable statutory definition, “Disability” means: the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code; or, in the event that there is an Award Agreement or Participant Agreement containing a definition of “Disability”, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.

3.

Settlement. Notwithstanding Section 7(c) of the Plan, any Restricted Stock Unit Award that vests will be settled only in Stock. A Canadian Participant will not have any right to a cash payment in settlement of the Restricted Stock Unit Award.

K-21

4.	Termination. The provisions applicable in case of Termination of a Canadian Participant who is an employee of the Company or any of its Affiliates, including Termination with or without Cause or due to the Canadian Participant’s Disability, retirement, or death, shall be construed and regulated in accordance with the legislation and regulations applicable in the province in which the Canadian Participant is employed by the Company or any of its Affiliates. Without limitation:

a.	the Canadian Participant’s continuous employment with the Company or any of its Affiliates will include the minimum period of statutory notice of termination (if any) required by applicable employment or labour standards legislation and regulations; and

b.

for the purposes of determining the Canadian Participant’s entitlements to any Award, the date on which the Canadian Participant’s employment is Terminated (the “Date of Termination”) shall be the latter of (x) the last day on which the Canadian Participant performs their duties to the Company or any of its Affiliates and (y) the end of the minimum period of notice (if any) required by applicable employment or labor standards legislation and regulations.

For the avoidance of any doubt, the Date of Termination for a Canadian Participant shall not be extended by any period of contractual or common law notice of termination of employment in respect of which a Canadian Participant receives or may receive pay in lieu of notice of termination of employment or damages in lieu of such notice of termination of employment. No participant in the Plan or entitlements thereunder shall be included in any entitlement which a Canadian Participant may have to contractual, civil law or common law pay in lieu of notice of termination of employment or damaged in lieu of such notice of termination of employment. A Canadian Participant will not earn or be entitled to any pro-rated Award for any portion of time before the date on which the Canadian Participant’s right to vest ceases. A Canadian Participant shall not be entitled to any right to claim damages under contract, civil law, or common law on account of or related to the loss of an Award beyond the Date of Termination.

The provisions applicable in case of Termination of a Canadian Participant shall apply regardless of the reason for Termination and even if such Termination is found to be invalid, in breach of an obligation owed to the Canadian Participant under applicable laws, in breach of an agreement between the Canadian Participant and the Company or any of its Affiliates, or otherwise. The provisions applicable in case of Termination of a Canadian Participant shall also apply in the event that a Canadian Participant asserts that their employment with the Company or any of its Affiliates has been constructively dismissed.

5.	An arbitration required by Section 20(g) of the Plan may be conducted in [●] or Toronto, Ontario, Canada. Nothing in Section 20(g) of the Plan shall operate to prohibit a Canadian Participant from pursuing any applicable statutory remedy with an applicable governmental agency or statutory tribunal pursuant to and in accordance with applicable legislation and regulations.

* * *

K-22

EXHIBIT L

FORM OF VOTING AND EXCHANGE AGENCY AGREEMENT

VOTING AND EXCHANGE AGENCY AGREEMENT

THIS VOTING AND EXCHANGE AGENCY AGREEMENT is dated ● between IB Acquisition Corp. (hereinafter referred to as “SPAC”), GNQ Exchange Inc. (hereinafter referred to as “ExchangeCo”), and ● (hereinafter referred to as the “Agent”).

RECITALS:

A.	In connection with a business combination agreement (the “Business Combination Agreement”) dated March 16, 2026 between SPAC and GNQ Insilico Inc., a corporation existing under the federal laws of Canada (the “Company”), the Exchangeable Shares (as defined below) are to be issued to certain holders of securities of the Company pursuant to the Plan of Arrangement contemplated in the Business Combination Agreement.

B.	Pursuant to the Business Combination Agreement, SPAC and ExchangeCo are required to enter into this agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

Article 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement, each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of ExchangeCo and the following terms shall have the following meanings:

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the NASDAQ) or administrative agency or commission (including the Securities Authorities and the SEC) or any elected or appointed public official.

“Agency Property” means the SPAC Special Voting Share, any other securities, the Automatic Exchange Right, the Exchange Right and any money or other property which may be held by the Agent from time to time pursuant to this agreement.

“Agent” means such person appointed by the Company and SPAC (each acting reasonably) and, subject to the provisions of Article 9, includes any successor agent or trustee.

“Authorized Investments” means short term interest-bearing or discount debt obligations issued or guaranteed by the Government of Canada or any province thereof or a Canadian chartered bank (which may include an affiliate or related party of the Agent), maturing not more than one year from the date of investment, or an interest-bearing segregated account with a Canadian Schedule I chartered bank.

“Automatic Exchange Right” means the benefit of the obligation of SPAC to effect the automatic exchange of Exchangeable Shares for SPAC Class A Common Stock pursuant to Section 5.12.

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than SPAC and its affiliates.

“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2(a).

“Board of Directors” means the Board of Directors of ExchangeCo.

L-1

“CallCo” means GNQ Call Inc., a corporation existing under the laws of the Province of Ontario.

“Exchange Right” has the meaning ascribed thereto in Section 5.1(a).

“Exchangeable Share Consideration” has the meaning ascribed thereto in Section 5.4.

“Exchangeable Shares” means the exchangeable shares in the capital of ExchangeCo.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1(a).

“Insolvency Event” means (i) the institution by ExchangeCo of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of ExchangeCo to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies’ Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by ExchangeCo to contest in good faith any such proceedings commenced in respect of ExchangeCo within 30 days of becoming aware thereof, or the consent by ExchangeCo to the filing of any such petition or to the appointment of a receiver, or (iii) the making by ExchangeCo of a general assignment for the benefit of creditors, or the admission in writing by ExchangeCo of its inability to pay its debts generally as they become due, or (iv) ExchangeCo not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6(6) of the Share Provisions.

“Liquidation Event” has the meaning ascribed thereto in Section 5.12(b).

“Liquidation Event Effective Date” has the meaning ascribed thereto in Section 8.1(a).

“List” has the meaning ascribed thereto in Section 4.6.

“NASDAQ” means the NASDAQ Capital Market.

“Officer’s Certificate” means, with respect to SPAC or ExchangeCo, as the case may be, a certificate signed by any officer or director of SPAC or ExchangeCo, as the case may be.

“Other Corporation” has the meaning ascribed thereto in Section 10.4(c).

“Other Shares” has the meaning ascribed thereto in Section 10.4(c).

“Privacy Laws” has the meaning ascribed thereto in Section 6.18.

“SPAC Consent” has the meaning ascribed thereto in Section 4.2(a).

“SPAC Meeting” has the meaning ascribed thereto in Section 4.2(a).

“SPAC Class A Common Stock” means Class A common stock of SPAC, par value $0.0001 per share.

“SPAC Special Voting Share” means the special voting share in the capital of SPAC which entitles the holder of record to a number of votes at meetings of holders of SPAC Class A Common Stock equal to the number of Exchangeable Shares outstanding from time to time (excluding Exchangeable Shares held by SPAC and affiliates of SPAC), which share is to be issued to and voted by, the Agent as described herein.

“SPAC Successor” has the meaning ascribed thereto in Section 10.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Voting Rights” means the voting rights attached to the SPAC Special Voting Share.

L-2

1.2	Interpretation Not Affected by Headings, etc.

The division of this agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an “Article” or “section” refer to the specified Article or Section of this agreement.

1.3	Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day.

Article 2

PURPOSE OF AGREEMENT

2.1	Establishment of Agency Relationship

The purpose of this agreement is to establish an agency relationship between the Agent and the Beneficiaries as herein provided. SPAC hereby appoints the Agent as agent. The Agent shall hold the SPAC Special Voting Share in order to enable the Agent to exercise the Voting Rights and shall hold the Automatic Exchange Right and the Exchange Right in order to enable the Agent to exercise such rights, in each case as agent for and on behalf of the Beneficiaries as provided in this agreement.

Article 3

SPAC SPECIAL VOTING SHARE

3.1	Issue and Ownership of the SPAC Special Voting Share

Following the execution of this agreement, SPAC shall issue to the Agent the SPAC Special Voting Share (and shall deliver the certificate representing such share to the Agent) to be hereafter held of record by the Agent as agent for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this agreement. SPAC hereby acknowledges receipt from the Agent as agent for and on behalf of the Beneficiaries of $1.00 and other good and valuable consideration (and the adequacy thereof) for the issuance of the SPAC Special Voting Share by SPAC to the Agent. During the term of and subject to the terms and conditions of this agreement, the Agent shall possess and be vested with full legal ownership of the SPAC Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the SPAC Special Voting Share provided that the Agent shall:

(a)	hold the SPAC Special Voting Share and the legal title thereto as agent solely for the use and benefit of the Beneficiaries in accordance with the provisions of this agreement; and

(b)	except as specifically authorized by this agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the SPAC Special Voting Share and the SPAC Special Voting Share shall not be used, sold, transferred, voted, dealt with or disposed of by the Agent for any purpose (including for exercising dissent or appraisal rights relating to the SPAC Special Voting Shares) other than the purposes of and in accordance with this agreement.

L-3

3.2	Legended Share Certificates

The Agent shall, as directed by ExchangeCo, cause each certificate or ownership statement under a direct registration system representing Exchangeable Shares to bear an appropriate legend notifying each Beneficiary of their right to instruct the Agent in respect of the exercise of their portion of the Voting Rights in respect of the Exchangeable Shares held by each such Beneficiary.

3.3	Safe Keeping of Certificate

The certificate representing the SPAC Special Voting Share shall at all times be held in safe keeping by the Agent or its duly authorized agent.

Article 4

EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

The Agent, as the holder of record of the SPAC Special Voting Share, shall be entitled to exercise all of the Voting Rights, including the right to consent to or vote in person or by proxy attaching to the SPAC Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of SPAC at an SPAC Meeting. The Voting Rights shall be and remain vested in and exercised by the Agent on behalf of the Beneficiaries subject to the terms of this agreement. Subject to Section 6.15:

(a)	the Agent shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries on the record date established by SPAC or by applicable law for such SPAC Meeting or SPAC Consent who are entitled to instruct the Agent as to the voting thereof;

(b)	to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Agent shall not exercise or permit the exercise of such Voting Rights; and

(c)	without prejudice to paragraph (b) above, under no circumstances shall the Agent exercise or permit the exercise of a number of Voting Rights which is greater than the number of Exchangeable Shares outstanding and not owned by SPAC and its affiliates at the relevant time.

4.2	Number of Votes

(a)	With respect to all meetings of shareholders of SPAC at which holders of SPAC Class A Common Stock are entitled to vote (each, an “SPAC Meeting”) and with respect to all written consents sought from holders of the SPAC Class A Common Stock (each, an “SPAC Consent”), each Beneficiary shall be entitled to instruct the Agent to cast and exercise that number of votes equal to a pro rata number of Voting Rights determined by reference to the total number of outstanding Exchangeable Shares not owned by SPAC and its affiliates on the record date established by SPAC or by applicable law for such SPAC Meeting or SPAC Consent, for each Exchangeable Share owned of record by a Beneficiary on the record date established by SPAC or by applicable law for such SPAC Meeting or SPAC Consent, as the case may be (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such SPAC Meeting or consented to in connection with such SPAC Consent.

(b)	The aggregate Voting Rights on a poll at an SPAC Meeting shall consist of a number of votes equal to one vote per outstanding Exchangeable Share from time to time not owned by SPAC and its affiliates on the record date established by SPAC or by applicable law for such SPAC Meeting or SPAC Consent, and for which the Agent has received voting instructions from the Beneficiaries in accordance with this Agreement. Pursuant to the terms of the Special Voting Share, the Agent or its proxy is entitled on a vote on a show of hands to one vote in addition to any votes which may be cast by a Beneficiary (or its nominee) on a show of hands as proxy for the Agent. Any Beneficiary who chooses to attend an SPAC Meeting in person, and who is entitled to vote in accordance with Section 4.8(b), shall be entitled to one vote on a show of hands.

L-4

4.3	Mailings to Shareholders

(a)	With respect to each SPAC Meeting or SPAC Consent, the Agent shall use its reasonable efforts to promptly mail or cause to be mailed (or otherwise communicate in the same manner as SPAC utilizes in communications to holders of SPAC Class A Common Stock subject to applicable regulatory requirements and provided that such manner of communications is reasonably available to the Agent) to each of the Beneficiaries named in the List to the extent practicable on the same day as the mailing or notice (or other communication) with respect thereto is commenced by SPAC to its shareholders:

(i)	a copy of such notice, together with any related materials, including any circular or information statement or listing particulars, to be provided to shareholders of SPAC;

(ii)	a statement that such Beneficiary is entitled to instruct the Agent as to the exercise of the Beneficiary Votes with respect to such SPAC Meeting or SPAC Consent or, pursuant to Section 4.7, to attend such SPAC Meeting and to exercise personally the Beneficiary Votes thereat;

(iii)	a statement as to the manner in which such instructions may be given to the Agent, including an express indication that instructions may be given to the Agent to give:

(A)	a proxy to such Beneficiary or his, her or its designee to exercise personally the Beneficiary Votes; or

(B)	a proxy to a designated agent or other representative of SPAC to exercise such Beneficiary Votes;

(iv)	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

(v)	a form of direction whereby the Beneficiary may so direct and instruct the Agent as contemplated herein; and

(vi)	a statement of the time and date by which such instructions must be received by the Agent in order to be binding upon it, which in the case of an SPAC Meeting shall not be earlier than the close of business on the fourth business day prior to such meeting, and of the method for revoking or amending such instructions.

(b)	The materials referred to in this Section 4.3 shall be provided to the Agent by SPAC, and the materials referred to in Section 4.3(a)(iii), Section 4.3(a)(v) and Section 4.3(a)(vi) shall (if reasonably practicable to do so) be subject to reasonable comment by the Agent in a timely manner. Subject to the foregoing, SPAC shall ensure that the materials to be provided to the Agent are provided in sufficient time to permit the Agent to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of SPAC Class A Common Stock. SPAC agrees not to communicate with holders of SPAC Class A Common Stock with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Agent for communication with the Beneficiaries. Notwithstanding the foregoing, SPAC may at its option exercise the duties of the Agent to deliver copies of all materials to all Beneficiaries as required by this Section 4.3 so long as in each case SPAC delivers a certificate to the Agent stating that SPAC has undertaken to perform the obligations set forth in this Section 4.3.

L-5

(c)	For the purpose of determining the number of Beneficiary Votes to which a Beneficiary is entitled in respect of any SPAC Meeting or SPAC Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by SPAC or by applicable law for purposes of determining shareholders entitled to vote at such SPAC Meeting or in respect of such SPAC Consent. SPAC shall notify the Agent of any decision of the board of directors of SPAC with respect to the calling of any SPAC Meeting and shall provide all necessary information and materials to the Agent in each case promptly and in any event in sufficient time to enable the Agent to perform its obligations contemplated by this Section 4.3.

4.4	Copies of Shareholder Information

SPAC shall deliver to the Agent copies of all proxy materials (including notices of SPAC Meetings but excluding proxies to vote SPAC Class A Common Stock), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed by SPAC from time to time to holders of SPAC Class A Common Stock in sufficient quantities and in sufficient time so as to enable the Agent to send or cause to send those materials to each Beneficiary at the same time as such materials are first sent to holders of SPAC Class A Common Stock. The Agent shall mail or otherwise send to each Beneficiary, at the expense of SPAC, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Agent for the benefit of the Beneficiaries by SPAC) received by the Agent from SPAC contemporaneously with the sending of such materials to holders of SPAC Class A Common Stock. For greater certainty, the Agent may deliver copies of all such materials to Beneficiaries in electronic form for any Beneficiaries who have consented to such delivery. The Agent shall also make available for inspection during regular business hours by any Beneficiary at the Agent’s principal office in Toronto all proxy materials, information statements, reports and other written communications that are (a) received by the Agent as the registered holder of the Special Voting Share, and (b) made available by the SPAC generally to the holders of its shares or specifically directed to the Beneficiaries or to the Agent for the benefit of the Beneficiaries by the SPAC.

Notwithstanding the foregoing, SPAC at its option may exercise the duties of the Agent to deliver copies of all such materials to each Beneficiary as required by this Section 4.4 so long as in each case SPAC delivers a certificate to the Agent stating that SPAC has undertaken to perform the obligations set forth in this Section 4.4.

4.5	Other Materials

As soon as reasonably practicable after receipt by SPAC or shareholders of SPAC (if such receipt is known by SPAC) of any material sent or given by or on behalf of a third party to holders of SPAC Class A Common Stock generally, including dissident proxy and information circulars (and related information and material) and tender offer, take-over bid and securities exchange take-over bid circulars (and related information and material), provided such material has not been sent to the Beneficiaries by or on behalf of such third party, SPAC shall use its reasonable efforts to obtain and deliver to the Agent copies thereof in sufficient quantities so as to enable the Agent to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Agent shall mail or otherwise send to each Beneficiary, at the expense of SPAC, copies of all such materials received by the Agent from SPAC. The Agent shall also make available for inspection during regular business hours by any Beneficiary at the Agent’s principal office in Toronto copies of all such materials. Notwithstanding the foregoing, SPAC at its option may exercise the duties of the Agent to deliver copies of all such materials to each Beneficiary as required by this Section 4.5 so long as in each case SPAC delivers a certificate to the Agent stating that SPAC has undertaken to perform the obligations set forth in this Section 4.5.

4.6	List of Persons Entitled to Vote

The Agent shall, (a) prior to each annual, general, special, extraordinary or other SPAC Meeting or the seeking of any SPAC Consent and (b) forthwith upon each request made at any time by SPAC or ExchangeCo in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Agent in such request or, in the case of a List prepared in connection with an SPAC Meeting, or SPAC Consent at the close of business on the record date established by SPAC or pursuant to applicable law for determining the holders of SPAC Class A Common Stock entitled to receive notice of and/or to vote at such SPAC Meeting or to give consent. Each such List shall be delivered to SPAC and ExchangeCo promptly after receipt by the Agent of such request or the record date for such meeting or seeking of consent, as applicable, and in any event within sufficient time as to permit all parties to perform their obligations under this agreement. SPAC agrees to give ExchangeCo notice (with a copy to the Agent) of the calling of any SPAC Meeting, together with the record date therefor, sufficiently prior to the date of the calling of such meeting so as to enable the Agent to perform its obligations under this Section 4.6.

L-6

4.7	Entitlement to Direct Votes

Subject to Section 4.8 and Section 4.11, any Beneficiary named in a List prepared in connection with any SPAC Meeting or SPAC Consent shall be entitled (a) to instruct the Agent in the manner described in Section 4.2 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled, (b) to attend such meeting and personally exercise thereat, as the proxy of the Agent, the Beneficiary Votes to which such Beneficiary is entitled, or (c) appoint a third party as the proxy of the Agent to attend such meeting and exercise thereat the Beneficiary Votes to which such Beneficiary is entitled except, in each case, to the extent that such Beneficiary has transferred the ownership of any Exchangeable Shares (subject to compliance with the articles of ExchangeCo) in respect of which such Beneficiary is entitled to Beneficiary Votes after the close of business on the record date for such meeting or seeking of consent.

4.8	Voting by Agent and Attendance of Agent Representative at Meeting

(a)	In connection with each SPAC Meeting or SPAC Consent, the Agent shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions) other than any Beneficiary Votes that are the subject of Section 4.8(b); provided, however, that such written instructions are received by the Agent from the Beneficiary prior to the time and date fixed by the Agent for receipt of such instruction in the notice given by the Agent to the Beneficiary pursuant to Section 4.3.

(b)	To the extent so instructed in accordance with the terms of this Agreement, the Agent shall cause a representative who is empowered by it to sign and deliver, on behalf of the Agent, proxies for Voting Rights enabling a Beneficiary to attend each SPAC Meeting. Upon submission by a Beneficiary (or its designee) named in the List prepared in connection with the relevant meeting of identification satisfactory to the Agent’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Agent instructions pursuant to Section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary (or its designee) exercising such Beneficiary Votes in accordance with such proxy shall have the same rights in respect of such Beneficiary Votes as the Agent to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9	Distribution of Written Materials

Any written materials distributed by the Agent pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as SPAC utilizes in communications to holders of SPAC Class A Common Stock subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Agent) to each Beneficiary at its address as shown on the books of ExchangeCo maintained by the Agent. SPAC agrees not to communicate with holders of SPAC Class A Common Stock with respect to such written materials otherwise than by mail unless such method of communication is also reasonably available to the Agent for communication with the Beneficiaries.

L-7

The Agent’s obligations under this Section 4.9 shall be deemed satisfied to the extent SPAC exercises its option to perform the duties of the Agent to deliver copies of materials to each Beneficiary and ExchangeCo or the Agent provides the required information and materials to SPAC.

4.10	Termination of Voting Rights

All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Agent as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to SPAC or CallCo, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon (i) the delivery by such holder to the Agent of the certificates or ownership statement representing such Exchangeable Shares in connection with the occurrence of the automatic exchange of Exchangeable Shares for SPAC Class A Common Stock, as specified in Article 5 (unless SPAC shall not have delivered the requisite SPAC Class A Common Stock issuable in exchange therefor to the Agent pending delivery to the Beneficiaries), or (ii) the retraction or redemption of Exchangeable Shares pursuant to Section 6 or 7 of the Share Provisions, or (iii) the effective date of the liquidation, dissolution or winding-up of ExchangeCo pursuant to Section 5 of the Share Provisions, or (iv) the purchase of Exchangeable Shares from the holder thereof by SPAC or CallCo pursuant to the exercise by SPAC or CallCo of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, or upon the purchase of Exchangeable Shares from the holders thereof by SPAC or CallCo pursuant to the exercise by SPAC or CallCo of the Change of Law Call Right (as defined in the Plan of Arrangement) (unless, in any case, SPAC or CallCo, as the case may be, shall not have delivered the requisite consideration in exchange therefor).

4.11	Disclosure of Interest in Exchangeable Shares

The Agent and/or ExchangeCo shall be entitled to require any Beneficiary or any person who the Agent and/or ExchangeCo know or have reasonable cause to believe to hold any interest whatsoever in an Exchangeable Share to confirm that fact or to give such details as to whom has an interest in such Exchangeable Share as would be required (if the Exchangeable Shares were a class of “voting or equity securities” of ExchangeCo) under Section 5.2 of National Instrument 62-104 – Take Over Bids and Issuer Bids, as amended from time to time, or as would be required under the articles of SPAC or any laws or regulations, or pursuant to the rules or regulations of any Agency, if the Exchangeable Shares were SPAC Class A Common Stock. If a Beneficiary does not provide the information required to be provided by such Beneficiary pursuant to this Section 4.11, the board of directors of SPAC may take any action permitted under the articles of SPAC or any laws or regulations, or pursuant to the rules or regulations of any Agency, with respect to the Voting Rights relating to the Exchangeable Shares held by such Beneficiary.

Article 5

EXCHANGE AND AUTOMATIC EXCHANGE

5.1	Grant of Exchange Right and Automatic Exchange Right

(a)	SPAC and, in the case of the Exchange Right (as defined below), CallCo, hereby grant to Agent on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require SPAC or CallCo to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and the Automatic Exchange Right, all in accordance with the provisions of this agreement. Each of SPAC and CallCo hereby acknowledges receipt from the Agent on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by SPAC or CallCo, as the case may be, to the Agent.

L-8

(b)	During the term of and subject to the terms and conditions of this agreement, the Agent shall possess and be vested with full legal ownership of the Automatic Exchange Right and the Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Automatic Exchange Right and the Exchange Right, provided that the Agent shall:

(i)	hold the Automatic Exchange Right and the Exchange Right and the legal title thereto as agent solely for the use and benefit of the Beneficiaries in accordance with the provisions of this agreement; and

(ii)	except as specifically authorized by this agreement, have no power or authority to exercise or otherwise deal in or with the Automatic Exchange Right or the Exchange Right, and the Agent shall not exercise any such rights for any purpose other than the purposes of this agreement.

(c)	The obligations of SPAC to issue SPAC Class A Common Stock pursuant to the Automatic Exchange Right or the Exchange Right are subject to all applicable laws and regulatory or stock exchange requirements.

5.2	Legended Certificates / Ownership Statements

ExchangeCo shall cause each certificate or ownership statement representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)	their right to instruct the Agent with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Right.

5.3	General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by Agent. Subject to Section 6.15, the Agent shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Agent as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Agent shall not exercise or permit the exercise of the Exchange Right.

5.4	Purchase Price

The purchase price payable by SPAC for each Exchangeable Share to be purchased by SPAC under the Exchange Right shall be an amount per share equal to (i) the Current Market Price of the SPAC Class A Common Stock on the last trading day before the exchange, which shall be satisfied in full by SPAC issuing to the Beneficiary one share of SPAC Class A Common Stock, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange (collectively, the “Exchangeable Share Consideration”). In connection with each exercise of the Exchange Right, SPAC shall provide to the Agent an Officer’s Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

5.5	Exercise Instructions

Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled upon the occurrence and during the continuance of an Insolvency Event, to instruct the Agent to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of the Agent. To cause the exercise of the Exchange Right by the Agent, the Beneficiary shall deliver to the Agent, in person or by certified or registered mail, at its principal office in Toronto or at such other place as the Agent may from time to time designate by written notice to the Beneficiaries, the certificates or ownership statement representing the Exchangeable Shares which such Beneficiary desires SPAC to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as the Agent, SPAC and ExchangeCo may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates or ownership statements, stating (i) that the Beneficiary thereby instructs the Agent to exercise the Exchange Right so as to require SPAC to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by SPAC free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing SPAC Class A Common Stock issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the persons to whom such new certificates or ownership statements should be delivered, and (b) payment (or evidence satisfactory to the Agent, SPAC and ExchangeCo of payment) of the taxes payable, if any, as contemplated by Section 5.7 of this agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Agent are to be purchased by SPAC under the Exchange Right, a new certificate or ownership statement for the balance of such Exchangeable Shares shall be issued to the holder at the expense of ExchangeCo.

L-9

5.6	Delivery of SPAC Class A Common Stock; Effect of Exercise

Promptly after the receipt by the Agent of the certificates representing the Exchangeable Shares which the Beneficiary desires SPAC to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes payable, if any, as contemplated by Section 5.7 or evidence thereof), duly endorsed for transfer to SPAC, the Agent shall notify SPAC and ExchangeCo of its receipt of the same, which notice to SPAC and ExchangeCo shall constitute exercise of the Exchange Right by the Agent on behalf of the Beneficiary in respect of such Exchangeable Shares, and SPAC shall promptly thereafter deliver or cause to be delivered to the Beneficiary, as directed by the Agent, in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Agent, ExchangeCo and SPAC of the payment of) the taxes payable, if any, as contemplated by Section 5.7 of this agreement. Immediately upon the giving of notice by the Agent to SPAC and ExchangeCo of the exercise of the Exchange Right, as provided in this Section 5.6, and with no further action required by the parties, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to SPAC all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Agency Property and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Exchangeable Share Consideration therefor, unless such Exchangeable Share Consideration is not delivered by SPAC to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary), as directed by the Agent, within three business days of the date of the giving of such notice by the Agent, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is delivered by SPAC. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the SPAC Class A Common Stock delivered to it pursuant to the Exchange Right.

5.7	Stamp, Transfer or Other Taxes

Upon any sale or transfer of Exchangeable Shares to SPAC pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates or DRS statements representing SPAC Class A Common Stock to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or transferred or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold or transferred; provided, however, that such Beneficiary (a) shall pay (and none of SPAC, ExchangeCo or the Agent shall be required to pay) any documentary, stamp, transfer of other taxes or duties that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of SPAC that such taxes or duties, if any, have been paid.

5.8	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, ExchangeCo and SPAC shall give written notice thereof to the Agent. As soon as practicable following the receipt of notice from ExchangeCo and SPAC of the occurrence of an Insolvency Event, or upon the Agent becoming aware of an Insolvency Event, the Agent shall mail to each Beneficiary, at the expense of SPAC (such funds to be received in advance), a notice of such Insolvency Event in the form provided by SPAC, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

L-10

5.9	Failure to Retract

Upon the occurrence of an event referred to in paragraph (iv) of the definition of Insolvency Event, ExchangeCo hereby agrees with the Agent and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Agent all relevant materials delivered by the Beneficiary to ExchangeCo or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6(1) of the Share Provisions) in connection with such proposed redemption of the Retracted Shares.

5.10	Listing of SPAC Class A Common Stock

SPAC covenants that if any SPAC Class A Common Stock to be issued and delivered pursuant to the Automatic Exchange Right or the Exchange Right require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any Agency under any United States or Canadian federal, provincial or territorial law or regulation or pursuant to the rules and regulations of any Agency including any stock exchange upon which a security of the SPAC is listed or the fulfillment of any other United States or Canadian legal requirement before such shares may be issued and delivered by SPAC to the initial holder thereof or in order that such shares may be freely traded (other than any restrictions of general application on transfer by reason of a holder being a “control person” or the equivalent of SPAC for purposes of Canadian securities Law or any United States equivalent), SPAC shall use its commercially reasonable efforts (which, for greater certainty, shall not require SPAC to consent to a term or condition of an approval or consent which SPAC reasonably determines could have a materially adverse effect on SPAC or its subsidiaries) to cause such SPAC Class A Common Stock (or such other shares or securities) to be and remain duly registered, qualified or approved. SPAC shall use its commercially reasonable efforts (which, for greater certainty, shall not require SPAC to consent to a term or condition of an approval or consent which SPAC reasonably determines could have a materially adverse effect on SPAC or its subsidiaries) to cause all SPAC Class A Common Stock (or such other shares or securities) to be delivered pursuant to the Automatic Exchange Right or the Exchange Right to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding SPAC Class A Common Stock have been listed by SPAC and remain listed and are quoted or posted for trading at such time.

5.11	SPAC Class A Common Stock

SPAC hereby represents, warrants and covenants that the SPAC Class A Common Stock issuable as described herein will be duly authorized and validly issued as fully paid and non-assessable.

5.12	Automatic Exchange on Liquidation of SPAC

(a)	SPAC shall give the Agent written notice of each of the following events at the time set forth below:

(i)	in the event of any determination by the board of directors of SPAC to institute voluntary liquidation, dissolution or winding-up proceedings with respect to SPAC or to effect any other distribution of assets of SPAC among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)	as soon as practicable following the earlier of (A) receipt by SPAC of notice of, and (B) SPAC otherwise becoming aware of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of SPAC or to effect any other distribution of assets of SPAC among its shareholders for the purpose of winding up its affairs, in each case where SPAC has failed to contest in good faith any such proceeding commenced in respect of SPAC within 30 days of becoming aware thereof.

L-11

(b)	As soon as practicable following receipt by the Agent from SPAC of notice of any event (a “Liquidation Event”) contemplated by Section 5.12(a)(i) or Section 5.12(a)(ii), the Agent shall give notice thereof to the Beneficiaries. Such notice shall be provided to the Agent by SPAC and shall include a brief description of the automatic exchange of Exchangeable Shares for SPAC Class A Common Stock provided for in Section 5.12.

(c)	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of SPAC Class A Common Stock in the distribution of assets of SPAC in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, each of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by SPAC and its affiliates) shall be automatically exchanged for one share of SPAC Class A Common Stock. To effect such automatic exchange, SPAC shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share equal to (i) the Current Market Price of the SPAC Class A Common Stock on the last trading day prior to the Liquidation Event Effective Date, which shall be satisfied in full by SPAC issuing to the Beneficiary one share of SPAC Class A Common Stock for each Exchangeable Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. SPAC shall provide the Agent with an Officer’s Certificate in connection with each automatic exchange setting forth the calculation of the purchase price for each Exchangeable Share. Upon payment by SPAC of such purchase price, the relevant Beneficiary shall cease to have any right to be paid by ExchangeCo any amount in respect of declared and unpaid dividends on each Exchangeable Share.

(d)	The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for SPAC Class A Common Stock shall be deemed to have occurred immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to SPAC all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares free and clear of any lien, claim or encumbrance and the related interest in the Agency Property and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and SPAC shall issue to the Beneficiary the SPAC Class A Common Stock issuable upon the automatic exchange of Exchangeable Shares for SPAC Class A Common Stock and on the applicable payment date shall deliver to the Agent for delivery to the Beneficiary a cheque for the balance, if any, of the purchase price for such Exchangeable Shares, without interest, in each case less any amounts withheld pursuant to Section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall become the holder of the SPAC Class A Common Stock issued pursuant to the automatic exchange of such Beneficiary’s Exchangeable Shares for SPAC Class A Common Stock and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with SPAC pursuant to such automatic exchange shall thereafter be deemed to represent SPAC Class A Common Stock issued to the Beneficiary by SPAC pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent SPAC Class A Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as SPAC may reasonably require, SPAC shall deliver or cause to be delivered to the Beneficiary certificates representing the SPAC Class A Common Stock of which the Beneficiary is the holder.

5.13	Withholding Rights

Notwithstanding any other provision of this agreement, SPAC, ExchangeCo and the Agent shall be entitled to deduct and withhold from any dividend, distribution, consideration, purchase price or other amounts otherwise payable under this agreement to any holder of Exchangeable Shares or SPAC Class A Common Stock such amounts as SPAC, ExchangeCo or the Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) (the “ITA”) or United States tax laws or any provision of federal, provincial, state, local or foreign tax law, in each case as amended or succeeded. The Agent may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, SPAC, ExchangeCo and the Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to SPAC, ExchangeCo or the Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and SPAC, ExchangeCo or the Agent shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. SPAC, ExchangeCo and the Agent shall agree that the Agent may engage tax professionals on their behalf, at the expense of SPAC, to comply with the obligations of the Agent set forth in this Section 5.13.

L-12

5.14	No Fractional Shares

A holder of an Exchangeable Share shall not be entitled to any fraction of a share of SPAC Class A Common Stock upon the exercise of the Exchange Right or Automatic Exchange Right hereunder and no certificates or other evidence of ownership representing any such fractional interest shall be issued but rather the number of SPAC Class A Common Stock issuable shall be rounded down to the nearest whole number without payment in respect of such fractional share.

Article 6

CONCERNING THE AGENT

6.1	Powers and Duties of the Agent

(a)	The rights, powers, duties and authorities of the Agent under this agreement, in its capacity as agent, shall include:

(i)	receipt and deposit of the SPAC Special Voting Share from SPAC as agent for and on behalf of the Beneficiaries in accordance with the provisions of this agreement;

(ii)	granting proxies and distributing materials to Beneficiaries as provided in this agreement;

(iii)	voting the Beneficiary Votes in accordance with the provisions of this agreement;

(iv)	receiving the grant of the Automatic Exchange Right and the Exchange Right from SPAC as agent for and on behalf of the Beneficiaries in accordance with the provisions of this agreement and to instruct SPAC, or SPAC’s transfer agent, as applicable, to issue SPAC Class A Common Stock to the Beneficiaries;

(v)	enforcing the benefit of the Automatic Exchange Right and the Exchange Right, in each case in accordance with the provisions of this agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries SPAC Class A Common Stock and cheques, if any, to which such Beneficiaries are entitled pursuant to the Automatic Exchange Right or the Exchange Right, as the case may be;

(vi)	holding title to the Agency Property;

(vii)	taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of SPAC and ExchangeCo under this agreement;

(viii)	taking such other actions and doing such other things as are specifically provided in this agreement to be carried out by the Agent whether alone, jointly or in the alternative; and

(ix)	maintaining the ExchangeCo share register, accepting change of ownership instructions from Beneficiaries, paying dividends and other distributions and, pursuant to Section 5.13, deducting and withholding applicable taxes under the ITA or United States tax laws or any provision of federal, provincial, state, local or foreign tax law.

L-13

(b)	In the exercise of such rights, powers, duties and authorities the Agent shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this agreement as the Agent, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of this agreement. Any exercise of such discretionary rights, powers, duties and authorities by the Agent shall be final, conclusive and binding upon all persons.

(c)	The Agent in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent agent would exercise in comparable circumstances.

(d)	The Agent shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Agent be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Agent, and in the absence of such notice the Agent may for all purposes of this agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2	No Conflict of Interest

The Agent represents to SPAC and ExchangeCo that at the date of execution and delivery of this agreement there exists no material conflict of interest in the role of the Agent hereunder and the role of the Agent in any other capacity. The Agent shall, within 30 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Agent has such a material conflict of interest, the validity and enforceability of this agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Agent contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Superior Court of Justice (Ontario) for an order that the Agent be replaced as agent hereunder.

6.3	Dealings with Transfer Agents, Registrars, etc.

(a)	Each of SPAC and ExchangeCo irrevocably authorizes the Agent, from time to time, to:

(i)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and SPAC Class A Common Stock; and

(ii)	requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Agent may reasonably require for the discharge of its duties and responsibilities under this agreement and (ii) from the transfer agent of SPAC Class A Common Stock, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Automatic Exchange Right and pursuant to the Exchange Right.

(b)	SPAC and ExchangeCo shall authorize their respective registrars and transfer agents to comply with all such requests. SPAC covenants that it shall supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Automatic Exchange Right and the Exchange Right, in each case pursuant to Article 5.

L-14

6.4	Books and Records

The Agent shall keep available for inspection by SPAC and ExchangeCo at the Agent’s principal office in Toronto correct and complete books and records of account relating to this agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Automatic Exchange Right and the Exchange Right. On or before December 31, 2026, and on or before December 31 in every year thereafter, so long as the SPAC Special Voting Share is registered in the name of the Agent, the Agent shall transmit to SPAC and ExchangeCo a brief report, dated as of the preceding December 31st, with respect to:

(a)	the property and funds comprising the Agency Property as of that date;

(b)	the number of exercises of the Automatic Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Agent on behalf of Beneficiaries in consideration of the issuance by SPAC of SPAC Class A Common Stock in connection with the Automatic Exchange Right, during the calendar year ended on such December 31st; and

(c)	any action taken by the Agent in the performance of its duties under this agreement which it had not previously reported.

6.5	Income Tax Returns and Reports

The Agent shall, to the extent necessary, prepare and file, or cause to be prepared and filed, appropriate Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any other Agency, including any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Agent may obtain the advice and assistance of such experts or advisors as the Agent considers necessary or advisable (who may be experts or advisors to SPAC or ExchangeCo). If requested by the Agent, SPAC or ExchangeCo shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.6	Indemnification Prior to Certain Actions by Agent

(a)	The Agent shall exercise any or all of the rights, duties, powers or authorities vested in it by this agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Agent reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Agent therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Agent any such funding, security or indemnity in connection with the exercise by the Agent of any of its rights, duties, powers and authorities with respect to the SPAC Special Voting Share pursuant to Article 4, subject to Section 6.15, and with respect to the Automatic Exchange Right and the Exchange Right pursuant to Article 5.

(b)	None of the provisions contained in this agreement shall require the Agent to expend or risk its own funds or otherwise incur financial expenses in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

6.7	Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Agent to take or institute such action, suit or proceeding and furnished the Agent with the funding, security or indemnity referred to in Section 6.6 and the Agent shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Agent might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Automatic Exchange Right or the Exchange Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Agent, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

L-15

6.8	Reliance Upon Declarations

The Agent shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Agent to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this agreement.

6.9	Evidence and Authority to Agent

(a)	SPAC and/or ExchangeCo shall furnish to the Agent evidence of compliance with the conditions provided for in this agreement relating to any action or step required or permitted to be taken by SPAC and/or ExchangeCo or the Agent under this agreement or as a result of any obligation imposed under this agreement, including in respect of the Voting Rights or the Automatic Exchange Right or the Exchange Right and the taking of any other action to be taken by the Agent at the request of or on the application of SPAC and/or ExchangeCo promptly if and when:

(i)	such evidence is required by any other Section of this agreement to be furnished to the Agent in accordance with the terms of this Section 6.9; or

(ii)	the Agent, in the exercise of its rights, powers, duties and authorities under this agreement, gives SPAC and/or ExchangeCo written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

(b)	Such evidence shall consist of an Officer’s Certificate of SPAC and/or ExchangeCo or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this agreement.

(c)	Whenever such evidence relates to a matter other than the Voting Rights or the Automatic Exchange Right or the Exchange Right or the taking of any other action to be taken by the Agent at the request or on the application of SPAC and/or ExchangeCo, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of SPAC and/or ExchangeCo it shall be in the form of an Officer’s Certificate or a statutory declaration.

(d)	Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Agent as evidence of compliance with a condition provided for in this agreement shall include a statement by the person giving the evidence:

(i)	declaring that he has read and understands the provisions of this agreement relating to the condition in question;

(ii)	describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

(iii)	declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

L-16

6.10	Experts, Advisers and Agents

The Agent may:

(a)	in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert, whether retained by the Agent or by SPAC and/or ExchangeCo or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid;

(b)	employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder; and

(c)	pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all reasonable disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Agency Property.

6.11	Investment of Moneys Held by Agent

Unless otherwise provided in this agreement, any moneys held by or on behalf of the Agent which under the terms of this agreement may or ought to be invested or which may be on deposit with the Agent or which may be in the hands of the Agent shall, upon the receipt by the Agent of the written direction of ExchangeCo, be invested or reinvested in the name or under the control of the Agent in Authorized Investments, or as otherwise agreed upon in writing by the Agent and ExchangeCo. Any direction of ExchangeCo to the Agent as to investment or reinvestment of funds shall be in writing. If no such direction is received, the Agent shall not have any obligation to invest the monies and pending receipt of such a direction all interest or other income and such moneys may be deposited in the name of the Agent in any chartered bank in Canada or, with the consent of ExchangeCo, in the deposit department of the Agent or any other specified loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits. The Agent shall not be held liable for any losses incurred in the investment of any funds as herein provided that the Agent has not acted in bad faith or with fraud, gross negligence or wilful misconduct in investing any such funds.

6.12	Agent Not Required to Give Security

The Agent shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this agreement or otherwise in respect of the premises.

6.13	Agent Not Bound to Act on Request

Except as in this agreement otherwise specifically provided, the Agent shall not be bound to act in accordance with any direction or request of SPAC and/or ExchangeCo or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Agent, and the Agent shall be empowered to act upon any such copy purporting to be authenticated and believed by the Agent to be genuine.

6.14	Authority to Carry on Business

The Agent represents to SPAC and ExchangeCo that at the date of execution and delivery by it of this agreement it is authorized to carry on the business of a company in each of the provinces of Canada but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this agreement and the Voting Rights, the Automatic Exchange Right and the Exchange Right shall not be affected in any manner whatsoever by reason only of such event but the Agent shall, within 90 days after ceasing to be authorized to carry on the business of a company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15	Conflicting Claims

(a)	If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Agent shall be entitled, in its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Agent may elect not to exercise any Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands and, in so doing, the Agent shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Agent shall be entitled to continue to refrain from acting and to refuse to act until:

(i)	the rights of all adverse claimants with respect to the Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands have been adjudicated by a final judgement of a court of competent jurisdiction; or

(ii)	all differences with respect to the Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Agent shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

(b)	If the Agent elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Agent as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16	Acceptance of Obligations

The Agent hereby accepts the obligations created and provided for, by and in this agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

6.17	Third Party Interests

Each party to this agreement hereby represents to the Agent that any account to be opened by, or interest to be held by the Agent in connection with this agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Agent’s prescribed form as to the particulars of such third party.

6.18	Privacy

The parties acknowledge that Canadian federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this agreement. Despite any other provision of this agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Agent, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. Specifically, the Agent agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this agreement and not to use it for any purpose except with the consent of or direction from the other parties or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

L-17

Article 7

COMPENSATION

7.1	Fees and Expenses of the Agent

ExchangeCo agrees to pay the Agent reasonable compensation for all of the services rendered by it under this agreement and shall reimburse the Agent for all reasonable and documented expenses (including, but not limited to, taxes other than taxes based on the net income or capital of the Agent, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the reasonable cost and expense of any suit or litigation of any character and any proceedings before any governmental Agency, reasonably incurred by the Agent in connection with its duties under this agreement; provided that ExchangeCo shall have no obligation to reimburse the Agent for any expenses or disbursements paid, incurred or suffered by the Agent in any suit or litigation or any such proceedings in which the Agent is determined to have acted in bad faith or with fraud, gross negligence or wilful misconduct or to have materially breached any provision hereof.

Article 8

INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Indemnification of the Agent

(a)	SPAC and ExchangeCo jointly and severally agree to indemnify and hold harmless the Agent and each of its directors, officers, employees and agents appointed and acting in accordance with this agreement (collectively, the “Indemnified Parties”) against all claims, losses (other than loss of profits), damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Agent’s legal counsel) which, without fraud, gross negligence, wilful misconduct or bad faith on the part of such Indemnified Party or a material breach of any provision hereof, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Agent’s acceptance or administration of the Agency Property, its compliance with its duties set forth in this agreement, or any written or oral instruction delivered to the Agent by SPAC or ExchangeCo pursuant hereto.

(b)	In no case shall SPAC or ExchangeCo be liable under this indemnity for any claim against any of the Indemnified Parties unless SPAC and ExchangeCo shall be notified by the Agent of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, SPAC and ExchangeCo shall be entitled to participate at their own expense in the defence and, if SPAC and ExchangeCo so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Agent shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Agent unless: (i) the employment of such counsel has been authorized by SPAC or ExchangeCo; or (ii) the named parties to any such suit include both the Agent and SPAC or ExchangeCo and the Agent shall have been advised by counsel acceptable to SPAC or ExchangeCo that there may be one or more legal defences available to the Agent that are different from or in addition to those available to SPAC or ExchangeCo and that, in the judgement of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case SPAC and ExchangeCo shall not have the right to assume the defence of such suit on behalf of the Agent but shall be liable to pay the reasonable fees and expenses of counsel for the Agent). This indemnity shall survive the termination of this agreement and the resignation or removal of the Agent.

8.2	Limitation of Liability

The Agent shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Agency Property or any loss incurred on any investment of funds pursuant to this agreement, except to the extent that such loss is attributable to the fraud, gross negligence, wilful misconduct or bad faith on the part of the Agent or to have resulted from a material breach by the Agent of any provision hereof.

L-18

Article 9

CHANGE OF AGENT

9.1	Resignation

The Agent, or any Agent hereafter appointed, may at any time resign by giving written notice of such resignation to SPAC and ExchangeCo specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless SPAC and ExchangeCo otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor agent or trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, SPAC and ExchangeCo shall promptly appoint a successor agent or trustee, which shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of an agent or trust company in all provinces of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning agent and one copy to the successor agent or trustee. Failing the appointment and acceptance of a successor agent or trustee, a successor agent or trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this agreement. If the retiring agent is the party initiating an application for the appointment of a successor agent or trustee by order of a court of competent jurisdiction, SPAC and ExchangeCo shall be jointly and severally liable to reimburse the retiring agent for its legal costs and expenses in connection with same.

9.2	Removal

The Agent, or any agent or trustee hereafter appointed, may (provided a successor agent or trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by SPAC and ExchangeCo, in duplicate, one copy of which shall be delivered to the agent so removed and one copy to the successor agent or trustee.

9.3	Successor Agent or Trustee

Any successor agent or trustee appointed as provided under this agreement shall execute, acknowledge and deliver to SPAC and ExchangeCo and to its predecessor agent an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor agent shall become effective and such successor agent or trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this agreement, with the like effect as if originally named as trustee in this agreement. However, on the written request of SPAC and ExchangeCo or of the successor agent or trustee, the agent ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this agreement, execute and deliver an instrument transferring to such successor agent or trustee all the rights and powers of the agent so ceasing to act. Upon the request of any such successor agent or trustee, SPAC, ExchangeCo and such predecessor agent shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor agent or trustee all such rights and powers.

9.4	Notice of Successor Agent or Trustee

Upon acceptance of appointment by a successor agent or trustee as provided herein, SPAC and ExchangeCo shall cause to be mailed notice of the succession of such agent or trustee hereunder to each Beneficiary specified in a List. If SPAC or ExchangeCo shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor agent or trustee, the successor agent or trustee shall cause such notice to be mailed at the expense of SPAC and ExchangeCo.

Article 10

SPAC SUCCESSORS

10.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “SPAC Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agency agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the SPAC Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such SPAC Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of SPAC under this agreement: and

(b)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Agent or of the Beneficiaries hereunder.

Notwithstanding the foregoing provisions of Section 10.1, SPAC shall be permitted to consummate an Asset Sale Transaction (as such term is defined in the terms of the preferred stock of the SPAC).

10.2	Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the Agent, SPAC Successor and ExchangeCo shall, if required by Section 10.1, execute and deliver the supplemental agency agreement provided for in Article 11 and thereupon SPAC Successor and such other person that may then be the issuer of the SPAC Class A Common Stock shall possess and from time to time may exercise each and every right and power of SPAC under this agreement in the name of SPAC or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors of SPAC or any officers of SPAC may be done and performed with like force and effect by the directors or officers of such SPAC Successor.

10.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or CallCo) with or into SPAC, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or CallCo), or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or CallCo) among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 10.

10.4	Successor Transactions

Notwithstanding the foregoing provisions of this Article 10, in the event of a SPAC Control Transaction:

(a)	in which SPAC merges or amalgamates with, or in which all or substantially all of the then outstanding SPAC Class A Common Stock are acquired by, one or more other corporations to which SPAC is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the ITA (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

L-19

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition in the Share Provisions; and

(c)	in which all or substantially all of the then outstanding SPAC Class A Common Stock are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such SPAC Control Transaction, owns or controls, directly or indirectly, SPAC, then, (i) all references herein to “SPAC” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “SPAC Class A Common Stock” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Share Provisions or Article 5 of the Plan of Arrangement or exchange of such shares pursuant to this agreement immediately subsequent to the SPAC Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Share Provisions or Article 5 of the Plan of Arrangement, or exchange of such shares pursuant to this agreement had occurred immediately prior to the SPAC Control Transaction and the SPAC Control Transaction was completed) without any need to amend the terms and conditions of this agreement and without any further action required; and (ii) SPAC shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this agreement.

Article 11

AMENDMENTS AND SUPPLEMENTAL AGENCY AGREEMENTS

11.1	Amendments, Modifications, etc.

Subject to Sections 11.2, 11.4 and 13.1, this agreement may not be amended or modified except by an agreement in writing executed by SPAC, ExchangeCo and the Agent and approved by the Beneficiaries in accordance with Section 11(2) of the Share Provisions.

11.2	Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this agreement for the purposes of:

(a)	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that each of ExchangeCo and SPAC shall be of the good faith opinion and the Agent, acting on the advice of counsel, shall be of the opinion that such additions will not be materially prejudicial to the rights or interests of the Beneficiaries;

(b)	making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of each of SPAC and ExchangeCo and in the opinion of the Agent, having in mind the best interests of the Beneficiaries, it may be expedient to make, provided that SPAC, ExchangeCo and the Agent, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be materially prejudicial to the interests of the Beneficiaries;

(c)	making such changes or corrections which, on the advice of counsel to SPAC, ExchangeCo and the Agent, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error;

(d)	making changes to provide added protection or benefit to or for the benefit of Beneficiaries hereunder provided that each of ExchangeCo and SPAC shall be of the good faith opinion and the Agent, acting on the advice of counsel, shall be of the opinion that such changes will not be materially prejudicial to the rights or interests of the Beneficiaries; or

(e)	making amendments necessary or advisable to comply with applicable securities laws, stock exchange rules or regulatory requirements, provided that such amendments do not materially prejudice the rights of the Beneficiaries.

L-20

11.3	Meeting to Consider Amendments

ExchangeCo, at the request of SPAC, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of ExchangeCo, the Share Provisions and all applicable laws.

11.4	Changes in Capital of SPAC and ExchangeCo

At all times after the occurrence of any event as a result of which either SPAC Class A Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which SPAC Class A Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental agency agreement giving effect to and evidencing such necessary amendments and modifications.

11.5	Execution of Supplemental Agency Agreements

From time to time ExchangeCo (when authorized by a resolution of its Board of Directors), SPAC (when authorized by a resolution of its board of directors) and the Agent may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, agency agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of SPAC Successors and the covenants of and obligations assumed by each such SPAC Successor in accordance with the provisions of Article 9 and the successors of the Agent or any successor Agent in accordance with the provisions of Article 9;

(b)	making any additions to, deletions from or alterations of the provisions of this agreement or the Voting Rights, the Automatic Exchange Right or the Exchange Right which, in the opinion of the Agent, will not be materially prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Agent, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to SPAC, ExchangeCo, the Agent or this agreement; and

(c)	for any other purposes not inconsistent with the provisions of this agreement, including to make or evidence any amendment or modification to this agreement as contemplated hereby; provided that, in the opinion of the Agent, the rights of the Beneficiaries will not be materially prejudiced thereby.

Article 12

TERMINATION

12.1	Term

This agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary; and

(b)	each of SPAC and ExchangeCo elects in writing to terminate this agreement and such termination is approved by the Beneficiaries in accordance with Section 12 of the Share Provisions.

12.2	Survival of Agreement

This agreement shall survive and continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this agreement.

L-21

Article 13

GENERAL

13.1	Severability

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.2	Enurement

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns and, subject to the terms hereof, to the benefit of the Beneficiaries.

13.3	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(a)	In the case of SPAC or ExchangeCo to the following address:

c/o GNQ Insilico Inc.

6200 Stoneridge Mall Road, Suite 300

Pleasanton, CA 94588

Attention: Rehan Huda

Email: [***]

with a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

1600 West End Avenue

Nashville, TN 37203

Attention: Jay Knight and Timothy Van Hal

Email: [***]

Email: [***]

and

Cassels Brock & Blackwell LLP

40 Temperance Street, Suite 3200

Toronto, ON M4H 0B4

Canada

Attention: Omar Soliman

Email: [***]

L-22

(b)	In the case of Agent to:

●

●

E-mail: ●

or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.

13.4	Notice to Beneficiaries

Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of ExchangeCo from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which bylaws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

13.5	Counterparts

This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.6	Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

13.7	Attornment

Each of the Agent, SPAC, and ExchangeCo agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and SPAC hereby appoints ExchangeCo at its registered office in the Province of Ontario as attorney for service of process.

[Signature page follows.]

L-23

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

GNQ EXCHANGE INC.

By:
Name:
Title:

[AGENT]

By:
Name:
Title:

IB ACQUISITION CORP.

By:
Name:	Al Lopez
Title:	Chief Executive Officer

L-24

EXHIBIT M

FORM OF SPAC CERTIFICATE OF DESIGNATION

GNQ INSILICO INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SPECIAL VOTING PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of GNQ Insilico Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), at a meeting duly called and held on [   ], 2026, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.0001 per share, which is designated as “Special Voting Preferred Stock,” with the preferences, rights and limitations set forth therein.

WHEREAS: the Amended and Restated Certificate of Incorporation of the Corporation, as may be amended from time to time (the “Certificate of Incorporation”), provides for a class of its authorized stock known as Preferred Stock, consisting of [_______] shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock of the Corporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of one (1) share of “Special Voting Preferred Stock” pursuant to the terms of the Voting and Exchange Agency Agreement, dated as of [ ], 2026, by and among the Corporation, GNQ Exchange Inc., a corporation formed under the federal laws of Canada and an indirect subsidiary of the Corporation (“ExchangeCo”), GNQ Call Inc., a corporation formed under the federal laws of Canada and a direct subsidiary of the Corporation (“CallCo”), and [__________], a [_______], in its capacity as trustee of the trust formed pursuant to the Voting and Exchange Agency Agreement (the “Trustee”), as it may be amended from time to time (the “Voting and Exchange Agency Agreement”), and (iii) the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows (the “Certificate of Designation”):

TERMS OF SPECIAL VOTING PREFERRED STOCK

1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Special Voting Preferred Stock and the number of shares so designated shall be one (1). The sole authorized share of Special Voting Preferred Stock shall have a par value of $0.0001.

2. Dividends. The holder of record of the share of Special Voting Preferred Stock shall not be entitled to receive any dividends declared and paid by the Corporation.

3. Voting Rights.

3.1	The holder of record of the share of Special Voting Preferred Stock, except as otherwise required under applicable law or as set forth in subparagraph (b) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

3.2	With respect to all meetings of the stockholders of the Corporation at which the holders of the Corporation’s common stock, par value $0.0001 per share, are entitled to vote (each, a “Stockholder Meeting”) and, if applicable, with respect to any written consents sought by the Corporation from the holders of such common stock (each, a “Stockholder Consent”), the holder of the share of Special Voting Preferred Stock shall vote together with the holders of such common stock as a single class except as otherwise required under applicable law, and the holder of the share of Special Voting Preferred Stock shall be entitled to cast on such matter a number of votes equal to the number of Exchangeable Shares (the “Exchangeable Shares”) of ExchangeCo outstanding as of the record date for determining stockholders entitled to vote at such Stockholder Meeting or in connection with the applicable Stockholder Consent (i) that are not owned by the Corporation or its affiliated entities and (ii) as to which the holder of the share of Special Voting Preferred Stock has received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Agency Agreement.

M-1

4. Rank; Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of record of the share of Special Voting Preferred Stock shall rank senior to the common stock of the Corporation, and junior to all other series of Preferred Stock of the Corporation, and shall be entitled to receive, prior to such shares of common stock, an amount equal to $1.00.

5. Other Provisions.

5.1	The holder of record of the share of Special Voting Preferred Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Corporation.

5.2	The voting rights attached to the share of Special Voting Preferred Stock shall terminate pursuant to and in accordance with the Voting and Exchange Agency Agreement.

5.3	At such time as the share of Special Voting Preferred Stock has no votes attached to it, the Special Voting Preferred Stock shall be automatically cancelled for no consideration.

[Remainder of Page Intentionally Left Blank]

M-2

IN WITNESS WHEREOF, GNQ Insilico Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Special Voting Preferred Stock to be duly executed by its officer duly authorized by its Board of Directors on [   ], 2026.

GNQ INSILICO INC.

By:
Name:
Title:

[Signature Page to Certificate of Designation]

M-3

EXHIBIT N

Form of Secured Convertible Promissory Note

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

SECURED CONVERTIBLE PROMISSORY NOTE

$____________________	____________________, 2026

Article 1
PRINCIPAL SUM

Section 1.1	Principal Sum

For value received, GNQ Insilico Inc. (together with its successors and permitted assigns, the “Corporation”) shall pay to the order of ____________________ (together with its successors and permitted assigns, the “Holder”) the principal sum of $____________________ in lawful money of Canada on presentation and surrender of this Note at such place as the Holder may designate on ____________________, 2026.

Section 1.2	Interest

The principal sum outstanding from time to time shall bear interest both before and after maturity, default and judgment from, and including, March ___, 2026 to the date of repayment in full at 10.0% per annum, calculated quarterly in arrears. All interest accrued under this Note shall be due and payable in a single lump sum on the maturity date (or, if earlier, on the date of repayment in full of the principal sum outstanding). Any interest not paid when due shall bear interest at the same rate (calculated quarterly in arrears) and shall be payable on demand.

Section 1.3	Prepayments

The principal amount may be prepaid in whole, or in amounts of $100,000 and integral multiples thereof at the election of the Corporation upon the completion of any equity financing of at least US$5,000,000 in gross proceeds, interest on the principal amount accruing to the date of prepayment and all fees, costs, charges and expenses then due and owing without bonus or penalty, and an amount, as liquidated damages and not as a penalty, equal to all interest that would have accrued on the principal amount from the prepayment date to maturity.

Article 2
INTERPRETATION

Section 2.1	Definitions

As used in this Note, the following terms have the following meanings:

“Business Combination” means the transaction pursuant to which IBAC will acquire all of the issued and outstanding shares in the capital of GNQ by way of a statutory plan of arrangement under the Canada Business Corporations Act.

“Business Combination Agreement” means the business combination agreement between the Corporation and IBAC dated March 16, 2026 governing the terms of the Business Combination.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which Canadian chartered banks are closed for business in Toronto, Ontario.

“Collateral” means all property and assets of the Corporation subjected to the Security Interest under Section 3.1.

N-1

“Common Shares” means the shares without nominal or par value of the Corporation designated as common shares in its articles of incorporation, as such shares exist at the commencement of business on the date of this Note; provided that in the event of a subdivision, redivision, reduction, combination, consolidation or reclassification, then, subject to adjustments, if any, having been made in accordance with the provisions of Section 6.4, “Common Shares” shall mean the shares resulting from the subdivision, redivision, reduction, combination, consolidation or reclassification, as the case may be.

“Conversion Price” has the meaning specified in Section 6.1(1).

“Corporate Reorganization” means, other than the Business Combination, any transaction whereby all or substantially all of a corporation’s undertaking, property and assets would become the property of any other Person whether by way of arrangement, reorganization, consolidation, amalgamation, merger, continuance under any other jurisdiction of incorporation or otherwise.

“Event of Default” has the meaning specified in Section 7.1.

“Fair Market Value” means the fair market value of a Common Share as of a specified date, as determined by an independent valuation firm of nationally recognized standing selected by the Corporation and reasonably acceptable to the Holder, which determination shall be final and binding on the parties. The fees and expenses of such independent valuation firm shall be borne equally by the Corporation and the Holder.

“GAAP” means, at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis.

“Governmental Entity” means (i) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, municipal, local, or other; (ii) any subdivision or authority of any of the above; (iii) any stock exchange; and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“IBAC” means IB Acquisition Corp., a Nevada corporation.

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

“Obligations” means all monies now or at any time and from time to time hereafter owing or payable by the Corporation to the Holder and all obligations (whether now existing, presently arising or created in the future) of the Corporation in favour of the Holder, and whether direct or indirect, absolute or contingent, matured or not, whether arising from agreement or dealings between the Holder and the Corporation or from any agreement or dealings with any other Person by which the Holder may be or become in any manner whatsoever a creditor or other obligee of the Corporation or however otherwise arising and whether the Corporation is bound alone or with another or others and whether as principal or surety, including monies payable or obligations arising in connection with this Note.

N-2

“Other Indebtedness” has the meaning specified in Section 3.6(1).

“Permitted Liens” means, in respect of any Person, any one or more of the following:

(a)	Liens for taxes, assessments or governmental charges or levies which are not delinquent or the validity of which is being contested at the time by the Person in good faith by proper legal proceedings if, in the Holder’s opinion, adequate provision has been made for their payment and such Liens are not executed on or enforced against any of the property or assets of such Person;

(b)	Inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets of the Person and in respect of which adequate holdbacks are being maintained as required by applicable law or such Liens are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by GAAP) in an adequate amount and provided further that such Liens do not, in the Holder’s opinion, reduce the value of the asset against which such Liens have arisen or materially interfere with the use of such assets in the operation of the business of the Person;

(c)	Easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the Person or interests therein granted or reserved to other Persons, provided that such rights do not, in the Holder’s opinion, reduce the value of the assets against which such rights have been granted or reserved or materially interfere with the use of such assets in the operation of the business of the Person;

(d)	Title defects or irregularities which are of a minor nature and which, in the Holder’s opinion, do not reduce the value of the assets of the Person or materially interfere with their use in the operation of the business of the Person;

(e)	Liens securing appeal bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(f)	Attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that the Liens are in existence for less than 10 days after their creation or the execution or other enforcement of the Liens is effectively stayed or the claims so secured are being actively contested in good faith and by proper legal proceedings;

(g)	The reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not, in the Holder’s opinion, reduce the value of the real property against which they are registered or materially interfere with the use of such real property in the operation of the business of the Person;

(h)	Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Person, provided that such Liens do not, in the Holder’s opinion, reduce the value of any asset of the Person or materially interfere with the use of any such asset in the operation of the business of the Person;

N-3

(i)	Servicing agreements, development agreements, site plan agreements, and other agreements with Governmental Entities pertaining to the use or development of any of the real property of the Person, provided same are complied with and do not in the Holder’s opinion, reduce the value of the subject real property or materially interfere with the use of the real property in the operation of the business of the Person including, without limitation, any obligations to deliver letters of credit and other security as required;

(j)	Applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and do not in the Holder’s opinion, reduce the value of any real property of the Person or materially interfere with the use of the real property in the operation of the business of the Person;

(k)	The right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Person, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof; and

(l)	Liens in favour of the Holder created by the Security Documents.

“Person” means an individual, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity.

“Proceeding” has the meaning specified in Section 3.6(2).

“Receiver” shall include one or more of a receiver, receiver-manager or receiver and manager of all or a portion of the undertaking, property and assets of the Corporation appointed by the Holder pursuant to this Note or by or under any judgment or order of a court.

“Security Documents” means, collectively, this Note and all other agreements and other instruments delivered to the Holder by the Corporation (whether now existing or presently arising) for the purpose of establishing, perfecting, preserving or protecting any security held by the Holder in respect of any Obligations.

“Security Interest” has the meaning specified in Section 3.3.

“Shareholder Loan” has the meaning specified in Section 3.6(1).

Section 2.2	Interpretation

(1)	Any reference to Liens permitted by this Note and any right of the Corporation to create or suffer to exist Liens permitted by this Note are not intended to and do not and will not subordinate the Security Interest to any such Lien or give priority to any Person over the Holder.

(2)	Any reference in this Note to gender includes all genders and words importing the singular number only include the plural and vice versa.

(3)	The provision of a Table of Contents, the division of this Note into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Note.

(4)	All references in this Note to dollars or $, unless otherwise specifically indicated, are expressed in United States currency.

(5)	In this Note (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”, and (iii) the expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Note.

N-4

(6)	All accounting terms not specifically defined in this Note shall be interpreted in accordance with GAAP.

(7)	Except as otherwise provided in this Note, any reference to this Note or any other agreement refers to this Note or such other agreement as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented. Except as otherwise provided in this Note, any reference in this Note to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended or re-enacted.

Article 3
SECURITY AND SUBORDINATION

Section 3.1	Security Interest

(1)	To secure the due payment and performance by the Corporation of the Obligations, the Corporation grants to the Holder a security interest in, and assigns, mortgages, charges, hypothecates and pledges to the Holder, all of the property and undertaking of the Corporation now owned or hereafter acquired and all of the property and undertaking in which the Corporation now has or hereafter acquires any interest, including all of the Corporation’s present and after-acquired personal property, subject to the exceptions set forth in Section 3.2.

(2)	The Corporation acknowledges that (i) value has been given, (ii) it has rights in the Collateral or the power to transfer rights in the Collateral to the Holder (other than after-acquired Collateral), (iii) it has not agreed to postpone the time of attachment of the Security Interest, and (iv) it has received a duplicate copy of this Note.

(3)	The Corporation irrevocably waives, to the extent permitted by applicable law, any right to receive a copy of any financing statement (and any verification statement relating to the same) registered in respect of this Note or any other Security Document granted to the Holder.

Section 3.2	Exceptions as to Leases

The Security Interest shall not extend or apply to the last day of the term of any lease or sublease or any agreement for a lease or sublease now held or hereafter acquired by the Corporation in respect of real property, but the Corporation shall stand possessed of any such last day upon trust to assign and dispose of it as the Holder may direct. Where the giving of a security interest, mortgage, charge, hypothec or pledge on any real or personal property held by the Corporation under lease requires the consent of the lessor, the giving of the Security Interest on such property shall not take effect until such consent is obtained or legally dispensed with but the suspension of the effect of the Security Interest on such property shall not affect the Security Interest on any other property of the Corporation.

Section 3.3	Security Interest Valid Irrespective of Advance of Money

The security interests, mortgages, charges, hypothecs and pledges hereby created (collectively, the “Security Interest”) shall have effect and be deemed to be effective whether or not the monies or obligations hereby secured or any part thereof shall be advanced or owing or in existence before or after or upon the date of this Note and neither the giving of this Note nor any advance of funds shall oblige the Holder to advance any funds or any additional funds.

N-5

Section 3.4	Continuing Security

Notwithstanding the principal sum expressed to be payable under this Note or the stipulated rate of interest, this Note and any other security given with the Holder’s consent in replacement thereof, substitution therefor or in addition thereto shall be held by the Holder as general and continuing security for due payment and performance of all Obligations, including all costs and amounts payable pursuant to this Note and interest on the Obligations at the rate or rates applicable thereto in accordance with this Note. Any and all payments made at any time in respect of the Obligations and the proceeds realized from any securities held therefor (including moneys realized from the enforcement of this Note) may be applied (and reapplied from time to time notwithstanding any previous application) to such part or parts of the Obligations as the Holder sees fit. The Holder may hold as additional security any increase or profits or other proceeds realized from the Collateral (including money) for such period of time as the Holder sees fit. The Corporation shall be accountable for any deficiency and the Holder shall be accountable for any surplus.

Section 3.5	Discharge

The Security Interest will be discharged upon, but only upon, (i) full and indefeasible payment and performance of the Obligations. Upon discharge of the Security Interest and at the request and expense of the Corporation, the Holder will execute and deliver to the Corporation such releases, discharges, financing statements and other documents or instruments as the Corporation may reasonably require and the Holder will redeliver to the Corporation, or as the Corporation may otherwise direct the Holder, any Collateral in its possession.

Section 3.6	Subordination

(1)	The Obligations and any Lien granted by the Corporation in respect thereof are expressly subordinated, to the extent and in the manner provided in this Section 3.6 without any further action or documentation whatsoever being necessary to give effect to such subordination, in right of payment to (A) any amounts financed by the Corporation for the purpose of advancing the Business Combination (B) the prior payment in full of all other obligations of the Corporation for borrowed money to the extent the Corporation has granted security therefor and to the extent that the obligation to repay the borrowed money is not (i) itself subordinated to any third party, or (ii) a debt obligation owing to a shareholder of the Corporation or to a person related to such shareholder (a “Shareholder Loan”), (such other debt obligations (excluding the Shareholder Loans) are hereinafter referred to as “Other Indebtedness”). Nothing in this Section 3.6 shall be construed as entitling any Person who has made loans to the Corporation to receive any proceeds from any of the property or assets of the Corporation in respect of which the Person does not have security, or has subordinated its Lien to other Liens granted by the Corporation, or in respect of which the Lien granted to the Person is invalid or unenforceable. Nothing in this Note shall apply so as to diminish the rights of the Holder to the proceeds of realization arising on the sale of property or assets of the Corporation in the case where the Lien in favour of the Person is invalid or unenforceable.

(2)	In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings relating to the Corporation, or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Corporation, whether or not involving insolvency or bankruptcy, or any marshalling of the assets and liabilities of the Corporation (collectively referred to as a “Proceeding”), the holders of Other Indebtedness shall be entitled to receive payment in full of all the Other Indebtedness before the Holder shall be entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities which may be payable or deliverable in any such event in respect of this Note.

N-6

(3)	Upon any payment or distribution of assets of the Corporation referred to in this Section 3.6, the Holder shall be entitled to call for and rely upon a certificate, addressed to the Holder, of the Person making the payment or distribution for the purpose of ascertaining (i) the Persons entitled to participate in the distribution, (ii) the holders of Other Indebtedness and other indebtedness of the Corporation, (iii) the amount of the indebtedness, (iv) the amount or amounts paid or distributed, and (v) all other pertinent facts.

(4)	Subject to the payment in full of all Other Indebtedness, the Holder shall be subrogated to the rights of the holders of Other Indebtedness to receive payments and distributions of property and assets of the Corporation in respect of and on account of Other Indebtedness, to the extent of the application thereto of moneys or other assets which would have been received by the Holder but for the provisions of this Section 3.6, until the principal of and interest on this Note shall be paid in full. No payment or distribution of assets of the Corporation to the Holder which would be payable or distributable to the holder of Other Indebtedness pursuant to this Section 3.6 shall, as between the Corporation, its creditors (other than the holders of Other Indebtedness) and the Holder, be deemed to be a payment by the Corporation to or on account of the Holder, it being understood that the provisions of this Section 3.6 are, and are intended, solely for the purpose of defining the relative rights of the Holder on the one hand, and the holders of the Other Indebtedness on the other hand. Nothing contained in this Section 3.6 or elsewhere in this Note is intended to or shall impair, as between the Corporation and its creditors (other than the holders of Other Indebtedness), the obligation of the Corporation, which is unconditional and absolute, to pay to the Holder the principal of and interest on this Note and any other amounts payable under this Note as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the Holder and creditors of the Corporation other than the holders of the Other Indebtedness, nor shall anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 3.6, of the holders of Other Indebtedness upon the exercise of any such remedy.

(5)	In the event that, notwithstanding the foregoing provisions of this Section 3.6, the Holder shall have received any payment after a Proceeding has commenced and before all Other Indebtedness has been paid in full, the Holder shall hold such payment in trust for the benefit of the holders of Other Indebtedness and shall immediately, upon the completion of the Proceeding, pay the payment over to the holders of Other Indebtedness for application against unpaid Other Indebtedness.

(6)	For greater certainty, this Section 3.6 shall not be construed so as to prevent the Holder from receiving and retaining any payments on account of this Note which are made (i) in a manner that is consistent with the terms of this Note, and (ii) at any time when no event of default, as defined in the instruments creating any Other Indebtedness, has occurred and is continuing and in respect of which notice has been given by or on behalf of the holders of Other Indebtedness to the Corporation and the Holder. Until written notice has been given to the Holder by or on behalf of any holder of any Other Indebtedness of the occurrence of any default with respect to the Other Indebtedness or the existence of any other facts which would have the result that any payment in respect of this Note would be in contravention of the provisions of this Section 3.6, the Holder shall be entitled to assume that no such default has occurred, or that no such facts exist.

(7)	The holders of Other Indebtedness shall be entitled to rely and shall be third party beneficiaries of the provisions of this Section 3.6. The Holder covenants and agrees that it shall, at the request of the Corporation, enter into a subordination agreement or subordination agreements, as the case may be, in form and substance acceptable to the Corporation, with the Corporation and any holder of Other Indebtedness to give effect to the provisions of this Section 3.6.

N-7

Article 4
REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties

The Corporation represents and warrants to the Holder as follows:

(a)	Incorporation and Qualification. It is a corporation duly incorporated, organized and validly existing under the federal laws of Canada and is qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary or where failure to be so qualified would have a material adverse effect on its operations, business, properties or financial condition;

(b)	Corporate Power. It has all requisite corporate power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it, and (ii) enter into and perform its obligations under this Note;

(c)	Conflict With Other Instruments. The execution and delivery by the Corporation and the performance by it of its obligations under, and compliance with the terms, conditions and provisions of, this Note will not (i) conflict with or result in a breach of any of the terms or conditions of (t) its constating documents or by-laws, (u) any applicable law, rule or regulation, (v) any contractual restriction binding on or affecting it or its properties, or (w) any judgment, injunction, determination or award which is binding on it, or (ii) result in, require or permit (x) the imposition of any encumbrance in, on or with respect to any of its assets or property (except in favour of the Holder), (y) the acceleration of the maturity of any debt binding on or affecting the Corporation, or (z) any third party to terminate or acquire rights under any material agreement;

(d)	Corporate Action, Governmental Approvals, etc. The execution and delivery of this Note by the Corporation and the performance by the Corporation of its obligations under this Note have been duly authorized by all necessary corporate action including, without limitation, the obtaining of all necessary shareholder consents. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Person, is or was necessary in connection with the execution, delivery and performance of obligations under this Note except as are in full force and effect, unamended, at the date of this Note;

(e)	Execution and Binding Obligation. This Note has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable against it in accordance with its terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies;

(f)	Authorizations, etc. The Corporation possesses all material authorizations, permits, consents, registrations and approvals necessary to properly conduct its businesses at full operating capacity and all such authorizations, permits, consents, registrations and approvals are in good standing and in full force and effect;

(g)	Ownership and Use of Property. Except for the Permitted Liens, the Corporation has good and marketable title in fee simple to all its real property (collectively, the “Owned Property”) and good and merchantable title to all the tangible and intangible personal property reflected as assets in its books and records, free and clear of all Liens other than Permitted Liens. The Corporation owns, leases or has the lawful right to use all of the assets necessary for the conduct of its business at full operating capacity;

N-8

(h)	Compliance with Laws. Each of the Owned Properties has been used, and the Corporation is, in material compliance with all applicable laws, judgments and orders and rulings, guidelines and decisions having force of law;

(i)	No Default. The Corporation is not in violation of its constating documents, its by-laws or any shareholders’ agreement applicable to it; and

(j)	Disclosure. There is no fact known to the Corporation which could reasonably be expected to have a material adverse effect on its business, operations, properties or financial condition and which has not been fully disclosed to the Holder. No event has occurred which could be reasonably anticipated to have a material adverse effect since the date of last financial statements delivered to the Holder.

Section 4.2	Survival of Representations and Warranties

The representations and warranties in this Note and in any certificates or documents delivered to the Holder shall not merge in or be prejudiced by and shall survive any advance and shall continue in full force and effect so long as any Obligations are owing by the Corporation to the Holder.

Article 5
COVENANTS

Section 5.1	Covenants

So long as this Note remains outstanding, the Corporation shall:

(a)	Pay Certain Debts. Subject to the next sentence, punctually pay and discharge every obligation, the failure to pay or discharge of which might result in any Lien or right of distress, forfeiture, termination or sale or any other remedy being enforced against the Collateral and provide to the Holder, when required, evidence of such payment and discharge. The Corporation may, on giving the Holder such security (if any) as the Holder may require, refrain from paying or discharging any obligation, the liability for which is being contested in good faith;

(b)	Corporate Existence. Preserve and maintain its corporate existence and all its rights, licences, powers, privileges, franchises and goodwill;

(c)	Comply with Agreement. Observe and perform all of its material obligations and under the leases and other material agreements to which it is a party or upon or under which any of the Collateral is held;

(d)	Carry on Business. Carry on and conduct its business in a proper and efficient manner so as to preserve and protect the Collateral and income therefrom including collecting all accounts receivable in the ordinary course of business;

(e)	Keeping of Books. Keep proper books of record and account, in which full and correct entries of all transactions in relation to its business are made;

(f)	Compliance with Laws. Comply in all material respects with the requirements of all applicable laws, judgments, orders, decisions and awards;

(g)	Maintenance of Properties. Make repairs, renewals, replacements, additions and improvements to the Collateral so that the business may be properly and advantageously conducted at all times in accordance with prudent business management practice;

N-9

(h)	Notification of Default. Advise the Holder immediately upon becoming aware of any Event of Default (as hereinafter defined) and deliver to the Holder upon request a certificate in form and substance satisfactory to the Holder signed by a senior officer certifying that no Event of Default has occurred or, if such is not the case, specifying all Events of Default and their nature and status;

(i)	Protect Security. Promptly cure or cause to be cured any defects in the execution and delivery of this Note or any defects in the validity or enforceability of this Note and at its expense, execute and deliver or cause to be executed and delivered, all such agreements, instruments and other documents (including the filing of any financing statements or financing change statements) as the Holder may consider necessary or desirable to protect or otherwise perfect the Security Interest;

Article 6
CONVERSION OF NOTE

Section 6.1	Conversion of Notes into Common Shares

(1)	Upon and subject to the provisions and conditions of this Article 6, at any time while this Note remains outstanding, the Holder may, at its option, elect to convert all or any portion of the aggregate principal amount outstanding under this Note, together with any accrued and unpaid interest owing thereon up to, but excluding, the date of conversion, into that number of Common Shares as is equal to the quotient of (a) the amount being converted as of the date of conversion, divided by (b) a price per Common Share equal to 80% of the deemed price per Common Share as adjusted pursuant to the Company Exchange Ratio (as such term is defined in the Business Combination Agreement) (the “Conversion Price”); provided, that provided, that if the Business Combination Agreement is terminated prior to the completion of the Business Combination, from an after such termination the “Conversion Price” shall mean a price per Common Share equal to 80% of the value of a Common Share determined or implied by the Corporation’s next equity raise of $5.0 million or more or, if no such equity raise has been completed, [__]% of the Fair Market Value of a Common Share on the date that the Business Combination Agreement is terminated . For greater certainty, the Holder may exercise such conversion right in whole or in part from time to time, including without limitation upon or following the consummation of the Business Combination or at maturity of this Note.

(2)	The Holder’s right of conversion pursuant to this Article 6 shall extend only to the maximum number of whole Common Shares into which the aggregate principal amount outstanding under this Note, together with any accrued and unpaid interest owing thereon up to, but excluding, the date of conversion. Fractional interests in Common Shares shall be adjusted for in the manner provided below.

(3)	In the case of any reclassification of the Common Shares at any time outstanding (other than any subdivision or consolidation of Common Shares into a greater or lesser number of Common Shares) or change of the Common Shares into other shares, or in case of a Corporate Reorganization of the Corporation (other than a Corporate Reorganization which does not result in a reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), the Holder shall be entitled to receive upon conversion, and shall accept, in lieu of the number of Common Shares to which it was previously entitled upon such conversion, the kind and amount of shares and other securities or property which the Holder would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date, it had been the registered holder of the number of Common Shares to which it was previously entitled upon conversion. If necessary, appropriate adjustments shall be made in the application of the provisions set forth in this Article 6 with respect to the rights and interests thereafter of the Holder so that the provisions set forth in this Article 6 shall thereafter correspondingly be made applicable as nearly as may be possible in relation to any shares or other securities or property thereafter deliverable upon the conversion of this Note. Any such adjustments shall be made by and set forth in a supplemental Note approved by the Directors and the Holder and shall for all purposes be conclusively deemed to be an appropriate adjustment.

N-10

Section 6.2	Manner of Exercise of Right to Convert to Common Shares

The Holder may exercise its rights to convert by sending to the Corporation at its principal address a notice exercising its right to convert in accordance with the provisions of this Article 6. Upon receipt of the notice, the Holder shall be entered in the books of the Corporation as at the date of conversion as the holder of the number of Common Shares into which this Note is convertible and, as soon as practicable, the Corporation shall deliver to the Holder a certificate or certificates for such Common Shares and, if applicable, a cheque for any amount payable under Section 6.5.

Section 6.3	Accrued Interest, etc.

At the time of the conversion, the Holder shall be entitled to receive accrued and unpaid interest on this Note up to but excluding the date of its conversion. Common Shares issued upon such conversion shall rank only in respect of dividends declared in favour of shareholders of record on and after the date of conversion or such later date as the Holder becomes the holder of record of Common Shares pursuant to Section 6.2. As of and from the applicable date, the Common Shares so issued shall, for all purposes, be and be deemed to be issued and outstanding as fully paid and non-assessable Common Shares.

Section 6.4	Adjustment of Conversion Price

(1)	The Conversion Price in effect at any date shall be subject to adjustment from time to time as in this Section 6.4 provided.

(2)	If and whenever the Corporation shall (i) subdivide or redivide the outstanding Common Shares into a greater number of shares, (ii) reduce, combine or consolidate the outstanding Common Shares into a smaller number of shares, or (iii) issue any Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend (other than any stock dividends constituting dividends paid in the ordinary course) the number of Common Shares which may be acquired pursuant to Section 6.1 on the date of the subdivision, redivision, reduction, combination or consolidation or on the record date for the issue of Common Shares by way of a stock dividend, as the case may be, shall be increased, in the case of the events referred to in (i) and (iii) above, in the proportion which the number of Common Shares outstanding before the subdivision, redivision or dividend bears to the number of Common Shares outstanding after the subdivision, redivision or dividend, or shall be decreased, in the case of the events referred to in (ii) above, in the proportion which the number of Common Shares outstanding before the reduction, combination, or consolidation bears to the number of Common Shares outstanding after the reduction, combination or consolidation. Any issue of Common Shares by way of a stock dividend shall be deemed to have been made on the record date fixed for the stock dividend for the purpose of calculating the number of outstanding Common Shares under this Section 6.4(2).

(3)	In the case of any reclassification of, or other change in, the outstanding Common Shares other than a subdivision, redivision, reduction, combination or consolidation, the number of Common Shares which may be acquired pursuant to Section 6.1 shall be adjusted in such manner as the Directors, with the approval of the Holder, determine to be appropriate on a basis consistent with this Section 6.4.

(4)	If any question arises with respect to the adjustments provided in this Section 6.4, such question shall be conclusively determined by a firm of chartered accountants (who may be the Corporation’s Auditors) appointed by the Corporation and acceptable to the Holder. Such chartered accountants shall be given access to all necessary records of the Corporation and their determination shall be binding upon the Corporation and the Holder.

N-11

Section 6.5	No Requirement to Issue Fractional Shares

The Corporation shall not be required to issue fractional Common Shares upon the conversion. If any fractional interest in a Common Share would, except for the provisions of this Article 6, be deliverable upon the conversion of this Note, the Corporation shall, in lieu of delivering any certificate of fractional interest, satisfy the fractional interest by paying to the Holder an amount of lawful money of Canada equal (computed to the nearest whole cent, and one-half of a cent being rounded up) to the principal amount of this Note remaining outstanding after so much of the principal amount as may be converted into a whole number of Common Shares has been so converted.

Section 6.6	Certificate as to Adjustment

The Corporation shall, from time to time immediately after the occurrence of any event which requires an adjustment or re-adjustment as provided in Section 6.4, deliver a Certificate of the Corporation to the Holder specifying the nature of the event requiring the same and the amount of the necessary adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate and the amount of the adjustment specified therein shall be verified by an opinion of a firm of chartered accountants (who may be the Corporation’s Auditors) appointed by the Corporation and acceptable to the Holder and, when approved by the Corporation, shall be conclusive and binding on all parties in interest.

Section 6.7	Notice of Special Matters

The Corporation shall give notice to the Holder, in the manner provided in Article 9, of its intention to fix a record date for any event mentioned in Section 6.4 which may give rise to an adjustment in the number of Common Shares which may be acquired pursuant to Section 6.1, and, in each case, the notice shall specify the particulars of the event and the record date and the effective date for the event; provided that the Corporation shall only be required to specify in the notice such particulars of the event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 14 days prior to the applicable record date.

Section 6.8	Corporation to Reserve Shares

The Corporation shall at all times reserve and keep available out of its authorized Common Shares and solely for the purpose of conversion as in this Article 6 provided, and conditionally allot to the Holder, such number of Common Shares as shall then be issuable upon the conversion. The Corporation covenants with the Holder that all Common Shares which shall be so issuable shall be duly and validly issued as fully-paid and non-assessable.

Article 7
EVENTS OF DEFAULT

Section 7.1	Events of Default

The occurrence of any of the following events shall constitute an “Event of Default” under this Note:

(a)	If the Corporation fails to pay any principal, interest or other amounts payable under this Note when such amounts become due and payable;

(b)	If any representation or warranty made or deemed to be made by the Corporation in this Note or in any certificate, statement or report furnished in connection therewith is found to be false or incorrect in any materially respect;

N-12

(c)	The Corporation fails to perform, observe or comply with any of the covenants contained in Section 5.1 and such failure remains unremedied for 10 days following notice of such failure by the Holder to the Corporation;

(d)	If the Corporation fails to perform, observe or comply with any other term, covenant or agreement contained in this Note and such failure remains unremedied for 30 days following notice of such failure by the Holder to the Corporation;

(e)	If the Corporation fails to pay the principal of, or premium or interest on, any of its debt (other than this Note) which is outstanding in an aggregate principal amount exceeding $200,000 when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to the debt without waiver of failure by the holder of the debt; or any other event occurs or condition exists and continues after the applicable grace period, if any, specified in any agreement relating to any such debt without waiver of failure by the holder of the debt, if its effect is to accelerate, or permit the acceleration of the debt; or any such debt shall be declared to be due and payable prior to its stated maturity and the declaration has not been rescinded by the holder of the debt;

(f)	If any judgment or order for the payment of money in excess of $1,000,000 is rendered against the Corporation and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)	If the Corporation (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period 30 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs, or (iv) takes any corporate action to authorize any of the above actions;

(h)	If any financial statement provided by the Corporation to the Holder is false or misleading in any material respect; or

(i)	If there has occurred, in the reasonable opinion of the Holder, an event or development reasonably likely to have a material adverse effect on the Corporation, its business and operations or its prospects.

Section 7.2	Consequences of an Event of Default

Upon the occurrence of any Event of Default, all Obligations and all monies secured hereby shall at the option of the Holder become forthwith due and payable and the Security Interest and all of the rights and remedies hereby conferred in respect of the Collateral shall become immediately enforceable and any and all additional and collateral securities for payment of this Note shall become immediately enforceable.

N-13

Article 8
ENFORCEMENT

Section 8.1	Remedies

Whenever the Security Interest has become enforceable, the Holder may realize upon the Collateral and enforce its rights by:

(a)	entry onto any premises where Collateral consisting of tangible personal property may be located;

(b)	entry into possession of the Collateral by any method permitted by law;

(c)	sale, grant of options to purchase, or lease of all or any part of the Collateral;

(d)	collection of any proceeds arising in respect of the Collateral;

(e)	exercising and enforcing all rights and remedies of a holder of the Collateral as if the Holder were the absolute owner thereof (including, if necessary, causing the Collateral to be registered in the name of the Holder or its nominee if not already done);

(f)	collection, realization or sale of, or other dealing with, the accounts;

(g)	appointment by instrument in writing of a receiver (which term as used in this Note includes a receiver and manager) or agent of all or any part of the Collateral and removal or replacement from time to time of any receiver or agent;

(h)	institution of proceedings in any court of competent jurisdiction for the appointment of a receiver of all or any part of the Collateral;

(i)	institution of proceedings in any court of competent jurisdiction for sale or foreclosure of all or any part of the Collateral;

(j)	filing of proofs of claim and other documents to establish claims to the Collateral in any proceeding relating to the Corporation; and

(k)	any other remedy or proceeding authorized or permitted under the Personal Property Security Act (Ontario) or otherwise by law or equity.

Such remedies, together with the remedies under Section 8.2, may be exercised from time to time separately or in combination and are in addition to, and not in substitution for, any other rights of the Holder however created. The Holder shall not be bound to exercise any right or remedy, and the exercise of rights and remedies shall be without prejudice to the rights of the Holder in respect of the Obligations including the right to claim for any deficiency.

Section 8.2	Additional Rights

In addition to the remedies set forth in Section 8.1, the Holder may, whenever the Security Interest has become enforceable:

(a)	require the Corporation, at the Corporation’s expense, to assemble the Collateral to the extent reasonably practicable at a place or places designated by notice in writing and the Corporation agrees to so assemble the Collateral immediately upon receipt of such notice;

N-14

(b)	require the Corporation, by notice in writing, to disclose to the Holder the location or locations of the Collateral and the Corporation agrees to make such disclosure when so required;

(c)	repair, process, modify, complete or otherwise deal with the Collateral and prepare for the disposition of the Collateral, whether on the premises of the Corporation or otherwise;

(d)	redeem any prior security interest against any Collateral, procure the transfer of such security interest to itself, settle and pass the accounts of the prior mortgagee, chargee or encumbrancer (any accounts to be conclusive and binding on the Corporation), or pay any liability secured by any Lien against any Collateral (the Corporation will immediately on demand reimburse the Holder for all such payments);

(e)	carry on all or any part of the business of the Corporation and, to the exclusion of all others including the Corporation, enter upon, occupy and use all or any of the premises, buildings, and other property of or used by the Corporation for such time as the Holder sees fit, free of charge, and the Holder shall not be liable to the Corporation for any act, omission or negligence (other than gross negligence or wilful misconduct) in so doing or for any rent, charges, depreciation or damages incurred in connection with or resulting from such action;

(f)	borrow for the purpose of carrying on the business of the Corporation or for the maintenance, preservation or protection of the Collateral and grant a security interest in the Collateral, whether or not in priority to the Security Interest, to secure repayment; and

(g)	commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Collateral, and give good and valid receipts and discharges in respect of the Collateral and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to the Corporation.

Section 8.3	Receiver’s Powers

(1)	Any receiver appointed by the Holder shall be vested with the rights and remedies which could have been exercised by the Holder in respect of the Corporation or the Collateral and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The identity of the receiver, its replacement and its remuneration shall be within the sole and unfettered discretion of the Holder.

(2)	Any receiver appointed by the Holder shall act as agent for the Holder for the purposes of taking possession of the Collateral, but otherwise and for all other purposes (except as provided below), as agent for the Corporation. The receiver may sell, lease, or otherwise dispose of Collateral as agent for the Corporation or as agent for the Holder as the Holder may determine in its discretion. The Corporation agrees to ratify and confirm all actions of the receiver acting as agent for the Corporation, and to release and indemnify the receiver in respect of all such actions.

(3)	The Holder, in appointing or refraining from appointing any receiver, shall not incur liability to the receiver, the Corporation or otherwise and shall not be responsible for any misconduct or negligence of such receiver.

Section 8.4	Appointment of Attorney

The Corporation irrevocably constitutes and appoints the Holder (and any of its officers) the true and lawful attorney of the Corporation. As the attorney of the Corporation, the Holder has the power to exercise for and in the name of the Corporation with full power of substitution, upon the occurrence and during the continuance of an Event of Default, any of the Corporation’s right (including the right of disposal), title and interest in and to the Collateral including the execution, endorsement, delivery and transfer of the Collateral to the Holder, its nominees or transferees, and the Holder and its nominees or transferees are hereby empowered to exercise all rights and powers and to perform all acts of ownership with respect to the Collateral to the same extent as the Corporation might do. This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, the bankruptcy, dissolution, winding up or insolvency of the Corporation. This power of attorney extends to and is binding upon the Corporation’s successors and permitted assigns.

N-15

Section 8.5	Dealing with the Collateral

(1)	The Holders shall not be obliged to exhaust its recourse against the Corporation or any other person or against any other security it may hold in respect of the Obligations before realizing upon or otherwise dealing with the Collateral in such manner as the Holder may consider desirable.

(2)	The Holder may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Corporation and with other persons, sureties or securities as they may see fit without prejudice to the Obligations, the liability of the Corporation or the rights of the Holders in respect of the Collateral.

(3)	Except as otherwise provided by law or this Note, the Holder shall not be (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Collateral, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Collateral or for the purpose of preserving any rights of any persons in respect of the Collateral, (iii) responsible for any loss occasioned by any sale or other dealing with the Collateral or by the retention of or failure to sell or otherwise deal with the Collateral, or (iv) bound to protect the Collateral from depreciating in value or becoming worthless.

Section 8.6	Standards of Sale

Without prejudice to the ability of the Holder to dispose of the Collateral in any manner which is commercially reasonable, the Corporation acknowledges that:

(a)	Collateral may be disposed of in whole or in part;

(b)	Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	any assignee of such Collateral may be the Holder or a customer of the Holder;

(d)	any sale conducted by the Holder will be at such time and place, on such notice and in accordance with such procedures as the Holder, in its sole discretion, may deem advantageous;

(e)	the Collateral may be disposed of in any manner and on any terms necessary to avoid violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that the prospective bidders and purchasers have certain qualifications, and restrict the prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of the Collateral) or in order to obtain any required approval of the disposition (or of the resulting purchase) by any governmental or regulatory authority or official;

(f)	a disposition of Collateral may be on such terms and conditions as to credit or otherwise as the Holder, in its sole discretion, may deem advantageous; and

(g)	the Holder may establish an upset or reserve bid or price in respect of Collateral.

N-16

Section 8.7	Dealings by Third Parties

(1)	No person dealing with the Holder, or an agent or receiver shall be required to determine (i) whether the Security Interest has become enforceable, (ii) whether the powers which such person is purporting to exercise have become exercisable, (iii) whether any money remains due to the Holder by the Corporation, (iv) the necessity or expediency of the stipulations and conditions subject to which any sale or lease is made, (v) the propriety or regularity of any sale or other dealing by the Agent or any Holder with the Collateral, or (vi) how any money paid to the Agent or Holders has been applied.

(2)	Any bona fide purchaser of all or any part of the Collateral from the Holder or any receiver or agent shall hold the Collateral absolutely, free from any claim or right of whatever kind, including any equity of redemption, of the Corporation, which it specifically waives (to the fullest extent permitted by law) as against any such purchaser together with all rights of redemption, stay or appraisal which the Corporation has or may have under any rule of law or statute now existing or hereafter adopted.

Article 9
MISCELLANEOUS

Section 9.1	Amendment and Waiver

(1)	No amendment or waiver of any provision of this Note, nor consent to any departure by the Corporation or any other Person from such provisions, is effective unless in writing and approved by the Corporation and the Holder. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

(2)	No failure on the part of the Holder to exercise, and no delay in exercising, any right under this Note shall operate as a waiver of such right; nor shall any single or partial exercise of any right under this Note preclude any other or further exercise of such right or the exercise of any other right.

Section 9.2	Other Securities

The rights of the Holder shall not be prejudiced nor shall the liabilities of the Corporation or of any other Person be reduced in any way by the taking of any other security of any nature or kind whatsoever either before, at or after the time of execution of this Note.

Section 9.3	Holder May Remedy Default

If the Corporation fails to do anything hereby required to be done by it, the Holder may, but shall not be obliged to, do such thing and all sums thereby expended by the Holder shall be payable forthwith by the Corporation, shall be Obligations secured hereby and shall have the benefit of the Security Interest, but no such performance by the Holder shall be deemed to relieve the Corporation from any default hereunder.

Section 9.4	Notices, etc.

Any notice, direction or other communication to be given under this Note shall, except as otherwise permitted, be in writing and given by delivering it or sending it by electronic communication addressed:

(a)	to the Corporation at:

GNQ Insilico Inc.
6200 Stoneridge Mall Road, Suite 300
Pleasanton, CA 94588

Attention: Rehan Huda
E-mail: [***]

(b)	to the Holder at:

_____________________

Attention: _____________________
Telephone: _____________________
E-mail: _____________________

N-17

Any such communication shall be deemed to have been validly and effectively given if (i) personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time), otherwise on the next Business Day, (ii) transmitted electronically on the Business Day following the date of transmission. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

Section 9.5	Severability

If any provision of this Note is deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

Section 9.6	Indemnification

The Corporation agrees to indemnify and save harmless the Holder from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except by reason of the gross negligence or wilful misconduct of the Holder or any of its employees or a material breach by the Holder of any of its covenants contained herein) which may be imposed on, incurred by, or asserted against the Holder and arising by reason of any action (including any action referred to herein) or inaction or omission to do any act legally required of the Corporation.

Section 9.7	Successors and Assigns, etc.

This Note may be assigned by the Holder with the consent of the Corporation, not to be unreasonably withheld. This Note and all its provisions shall enure to the benefit of the Holder, its successors and assigns and shall be binding upon the Corporation, its successors and assigns. The Holder is the person entitled to receive the money payable hereunder and to give a discharge hereof. Presentment, notice of dishonor, protest and notice of protest hereof are hereby waived.

Section 9.8	Expenses

All reasonable legal and accounting expenses incurred by the Holder, the Corporation and its shareholders and employees in connection with the transactions contemplated in this Note shall be paid by the Corporation and shall constitute Obligations hereunder.

Section 9.9	Amalgamation

The Corporation acknowledges and agrees that in the event it amalgamates with any other corporation or corporations, it is the intention of the parties that the Security Interest (i) subject to Section 3.2, extends to: (A) all of the property and undertaking that any of the amalgamating corporations then owns, (B) all of the property and undertaking that the amalgamated corporation thereafter acquires, (C) all of the property and undertaking in which any of the amalgamating corporations then has any interest and (D) all of the property and undertaking in which the amalgamated corporation thereafter acquires any interest; and (ii) secures the payment and performance of all monies now or at any time and from time to time hereafter owing or payable by each of the amalgamating corporations and the amalgamated corporation to the Holder and all obligations (whether now existing, presently arising or created in the future) of each of the amalgamating corporations and the amalgamated corporation in favour of the Holder, whether direct or indirect, absolute or contingent, matured or not, whether arising from agreement or dealings between the Holder and the amalgamating corporations or the amalgamated corporation or from any agreement or dealings with any other Person by which the Holder may be or become in any manner whatsoever a creditor or other obligee of the amalgamating corporations or the amalgamated corporation or however otherwise arising and whether the amalgamating corporations or the amalgamated corporation is bound alone or with another or others and whether as principal or surety and whether incurred prior to, at the time of or subsequent to the amalgamation. The Security Interest attaches to the additional collateral at the time of amalgamation and to any collateral thereafter owned or acquired by the amalgamated corporation when such collateral becomes owned or is acquired. Upon any such amalgamation, the defined term “Corporation” includes, collectively, each of the amalgamating corporations and the amalgamated corporation, the defined term “Collateral” includes all of the property and undertaking and interests described in (i) above, and the defined term “Obligations” includes the obligations described in (ii) above.

Section 9.10	Governing Law

(1)	This Note shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(2)	The Corporation irrevocably attorns and submits to the exclusive jurisdiction of any court of competent jurisdiction of the Province of Ontario sitting in Toronto, Ontario in any action or proceeding arising out of or relating to this Note. The Obligor irrevocably waives objection to the venue of any action or proceeding in such court or that such court provides an inconvenient forum. Nothing in this Section limits the right of the Holder to bring proceedings against the Corporation in the courts of any other jurisdiction.

Section 9.11	Counterparts

This Note may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows.]

N-18

IN WITNESS WHEREOF, the parties have executed this Note as of the date first above written.

CORPORATION:

GNQ INSILICO INC.

By:
Authorized Signing Officer

HOLDER:

By:
Authorized Signing Officer

N-19